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As Filed With the Securities and Exchange Commission on January 4, 2002

Registration No. 333-71684

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	52-2337274
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

David Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street NW
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

William P. O'Neill, Esq. Latham & Watkins 555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004 (202) 637-2200	Michael R. Carper, Esq. Allied Riser Communications Corporation 1700 Pacific Avenue, Suite 400 Dallas, TX 75201 (214) 210-3017	Kathleen R. McLaurin, Esq. Jones, Day, Reavis & Pogue 2727 N. Harwood Street Dallas, TX 75201 (214) 220-3939

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a wholly-owned subsidiary of the Registrant with and into Allied Riser Communications Corporation pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

January , 2002

Dear Allied Riser Stockholder:

   The boards of directors of Allied Riser Communications Corporation and Cogent Communications Group, Inc. have each approved the acquisition by Cogent of Allied Riser and have entered into a merger agreement. Assuming various conditions to the merger agreement are met, Cogent will acquire Allied Riser by merging a Cogent subsidiary with and into Allied Riser, and Allied Riser will be the surviving corporation in the merger. As a result of the merger, Allied Riser will become a wholly owned subsidiary of Cogent. In the merger, stockholders of Allied Riser will receive approximately 0.0321679 shares of common stock of Cogent for each share of common stock of Allied Riser they own. We anticipate that, immediately after we complete the merger, Allied Riser stockholders will own approximately 13.36% of the outstanding common stock of Cogent on a fully diluted basis, subject to certain adjustments.

   Your board of directors is giving this proxy statement/prospectus to you to solicit your proxy to vote for adoption of the merger agreement and approval of the merger. A special meeting of the stockholders of Allied Riser to adopt the merger agreement and approve the merger will be held at the offices of Allied Riser located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201 on January 31, 2002 at 9:00 a.m. local time. In order to complete the merger, we must obtain the approval of the stockholders of Allied Riser. The merger agreement is described in detail in this document.

   Allied Riser common stock is listed on the Nasdaq National Market under the symbol "ARCC," and Cogent is a private company. It is a condition to closing the merger that the shares of Cogent common stock to be received by stockholders of Allied Riser in connection with the merger be quoted or listed on the Nasdaq National Market or a national securities exchange.

   The board of directors of Allied Riser unanimously recommends that Allied Riser stockholders vote "FOR" adoption of the merger agreement and approval of the merger.

   Your vote is important, regardless of the number of shares you own. If you fail to vote or if you abstain, it will have the same effect as a vote against the merger. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card or transmit your voting instructions over the Internet or by telephone in accordance with the procedures set forth in the section entitled "Allied Riser Special Meeting—Proxies." You may also cast your vote in person at the special meeting. Please do not send stock certificates at this time.

   This is Cogent's prospectus relating to its offer of shares of Cogent common stock to Allied Riser stockholders in the proposed merger, and Allied Riser's proxy statement. Cogent will issue approximately 1,956,250 shares of its common stock to Allied Riser stockholders in connection with the merger. This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In particular, see the section entitled "Risk Factors" beginning on page 13 of this document for a discussion of risks associated with the merger.

Very truly yours,

Allied Riser Communications Corporation	Cogent Communications Group, Inc.

Gerald K. Dinsmore Chairman of the Board of Directors Chief Executive Officer and President	David Schaeffer Chairman of the Board of Directors Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Cogent Communications Group, Inc. common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated January  , 2002, and is first being mailed to Allied Riser stockholders on or about January  , 2002.

ALLIED RISER COMMUNICATIONS CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 31, 2002

To the Stockholders of Allied Riser Communications Corporation:

    We will hold a special meeting of stockholders of Allied Riser Communications Corporation at the offices of Allied Riser located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201, on January 31, 2002, at 9:00 a.m., local time, for the purposes of considering and voting on the following matters, as described in the accompanying proxy statement/prospectus.

    1. The adoption of the merger agreement dated as of August 28, 2001, as amended on October 13, 2001, by and among Allied Riser, Cogent Communications Group, Inc., and a wholly owned subsidiary of Cogent, and approval of the merger, pursuant to which the wholly owned subsidiary of Cogent will be merged with and into Allied Riser and all of the outstanding shares of common stock, options, and warrants of Allied Riser will be converted into the right to receive a number of shares of Cogent common stock or options or warrants to purchase Cogent common stock, as applicable, based on the exchange ratio defined in the merger agreement.

    2. Any such other business as may properly come before the special meeting or any adjournment thereof.

    Holders of record of Allied Riser common stock at the close of business on January 4, 2002 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

    Your vote is important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Allied Riser common stock entitled to vote adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

    You should not send stock certificates with your proxies. A transmittal letter for your stock will be sent to you by the exchange agent after the merger.

By Order of the Board of Directors,

Secretary

Dallas, Texas
January   , 2002

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	71
CERTAIN TRANSACTIONS	73
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	74
Allied Riser	74
Cogent	75
INFORMATION ABOUT COGENT	76
Description of Business	76
Material Contracts	80
Regulation	82
Employees	82
Description of Properties	82
Legal Proceedings	83
Management's Discussion and Analysis of Financial Condition and Results of Operations	83
Quantitative and Qualitative Disclosures About Market Risk	91
INFORMATION ABOUT ALLIED RISER	92
Description of Business	92
Description of Properties	95
Legal Proceedings	95
Supplementary Financial Information	96
Management's Discussion and Analysis of Financial Condition and Results of Operations	97
Quantitative and Qualitative Disclosures About Market Risk	106
Security Ownership of Principal Stockholders and Management	107
DESCRIPTION OF COGENT CAPITAL STOCK	110
General	110
Cogent Common Stock	110
Cogent Preferred Stock	110
Cisco Warrant	113
COMPARISON OF STOCKHOLDER RIGHTS	114
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS	121
LEGAL MATTERS	132
EXPERTS	132
STOCKHOLDER PROPOSALS	132
WHERE YOU CAN FIND MORE INFORMATION	132
COGENT COMMUNICATIONS GROUP, INC. FINANCIAL STATEMENTS	F-2
ALLIED RISER COMMUNICATIONS CORPORATION FINANCIAL STATEMENTS	F-28
NETRAIL, INC. FINANCIAL STATEMENTS	F-63
APPENDIX A—AGREEMENT AND PLAN OF MERGER
APPENDIX B—AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
APPENDIX C—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN

SUMMARY

    This brief summary does not contain all of the information that is important to you. To fully understand the merger, you should carefully read this entire document and the other documents to which this document refers. See "Where You Can Find More Information." The pro forma information regarding shares of Cogent common stock throughout this proxy statement/prospectus reflects a ten-for-one reverse stock split that we expect to occur immediately prior to the consummation of the merger. Historical amounts have not been adjusted for the split. Except for references to the merger agreement in "The Merger—Opinion of Allied Riser's Financial Advisor" that refer to the merger agreement prior to amendment no. 1, and except where expressly stated to the contrary, all references throughout this proxy statement/prospectus to the merger agreement include amendment no. 1 to the merger agreement, dated as of October 13, 2001.

The Companies (Pages 76 and 92)

  Cogent Communications Group, Inc.
  1015 31st Street, N.W.
  Washington, D.C. 20007
  Telephone: (202) 295-4200

    Cogent is a facilities-based Internet service provider providing high-speed Internet access to businesses. Cogent currently has facilities to provide its services in twenty major metropolitan markets across the nation and focuses primarily on providing its services to businesses in large office buildings. Cogent was founded in August 1999 and commenced construction of its network in February 2000. It began to generate limited revenues in April 2001, and through September 2001 generated $0.7 million in revenues. Cogent's net losses since inception through September 2001 have been $57.3 million.

    For additional information about Cogent and its business, see "Information About Cogent" on page 76.

  Allied Riser Communications Corporation
  1700 Pacific Avenue, Suite 400
  Dallas, Texas 75201-4679
  Telephone: (214) 210-3000

    Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in North America, including Canada. Effective September 21, 2001, Allied Riser suspended its retail services in most of its markets in the United States. Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network.

    For additional information about Allied Riser and its business, see "Information About Allied Riser" on page 92 and "Where You Can Find More Information" on page 133.

The Merger (Page 30)

    In the merger, Cogent will acquire Allied Riser by merging a wholly owned subsidiary of Cogent, which we call the merger subsidiary, with and into Allied Riser. As a consequence of the merger Allied Riser will become a wholly owned subsidiary of Cogent.

    If you are an Allied Riser stockholder, upon completion of the merger, each of your shares of Allied Riser common stock will be converted into the right to receive approximately 0.0321679 shares of common stock of Cogent. Cogent will not issue fractional shares of its common stock. Instead, any otherwise fractional share will be rounded up to a whole share. The number of shares you will receive reflects a ten-for-one reverse stock split of Cogent that we expect to occur immediately prior to the consummation of the merger. For a description of the rights of Cogent common stockholders, see "Description of Cogent Capital Stock."

    Cogent's common stock is not currently publicly traded, therefore there is no public market to determine its fair market value. In addition, the price at which Cogent's common stock will trade after the merger is unknown. The price at which Allied Riser's common stock has traded since the accouncement of the proposed merger in late August 2001 may partially reflect a public valuation of Cogent common stock into which Allied Riser common stock will be converted upon completion of the merger. However, this price is likely to be affected by other factors, including uncertainty in the market over the timing and likelihood of the merger's completion.

    We have attached the merger agreement prior to amendment no. 1 as Appendix A to this document and amendment no. 1 to the merger agreement as Appendix B to this document. The merger agreement is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement in its entirety. It is the legal document that governs the merger.

Reasons for the Merger (Pages 35 and 44)

    Cogent and Allied Riser are proposing the merger because it presents an opportunity for us to combine our networks. We expect to become a stronger competitor in our markets as a result of the merger. In addition, each of the Cogent board of directors and the Allied Riser board of directors considered a number of other factors, including potential risks and detriments. See "The Merger—Recommendation of the Cogent Board of Directors; Cogent's Reasons for the Merger," "The Merger—Recommendation of the Allied Riser Board of Directors; Allied Riser's Reasons for the Merger" and "Risk Factors."

Recommendation to Allied Riser Stockholders (Page 35)

    After careful consideration, the board of directors of Allied Riser unanimously recommends that Allied Riser stockholders vote "FOR" adoption of the merger agreement and approval of the merger. The Allied Riser board of directors believes that the merger agreement is in the best interests of Allied Riser's stockholders. For a more complete description of the recommendation of the Allied Riser board of directors, see the section entitled "The Merger—Recommendation of the Allied Riser Board of Directors; Allied Riser's Reasons for the Merger" on page 35.

Allied Riser Special Meeting (Page 27)

    Allied Riser will hold a special meeting on January 31, 2002 at 9:00 a.m., local time, at its offices located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201. At the special meeting, Allied Riser will ask its stockholders to consider and vote upon a proposal to adopt the merger agreement and approve the merger and to consider any other matters that may properly come before the special meeting.

    You may vote at the Allied Riser special meeting if you owned Allied Riser common stock at the close of business on January 4, 2002. On that date, there were 62,002,249 shares of Allied Riser common stock outstanding and entitled to vote. You may cast one vote for each share of Allied Riser common stock that you owned on that date. In order to adopt the merger agreement and approve the merger, the holders of a majority of the outstanding shares of Allied Riser common stock entitled to vote as of January 4, 2002 must vote in favor of adopting the merger agreement and approving the merger.

    Approximately 30% of the outstanding shares of Allied Riser common stock entitled to vote to adopt the merger agreement and approve the merger are held by Allied Riser directors and executive officers and their affiliates. The following affiliates and related parties of Allied Riser holding approximately 26% of the outstanding shares of Allied Riser common stock have agreed to vote to adopt the merger agreement and to approve the merger: Norwest Venture Partners VII, LP, Telecom Partners II, Telecom Management II, L.L.C., Stephen W. Schovee, William J. Elsner, Crescendo World Fund, LLC, Crescendo Ventures—World Fund, LLC, Eagle Venture WF, LLC, Crescendo III, L.P., Crescendo Ventures III, LLC, Crescendo III Executive Fund, L.P., Crescendo Ventures III and Crescendo III GbR, LLC. No other director, officer or affiliate of Allied Riser has indicated an intention to vote either for or against the adoption of the merger agreement and the approval of the merger.

Per Share Market Price Information (Page 74)

    On August 28, 2001, the last trading day before we announced the merger, the closing price for Allied Riser common stock on the Nasdaq National Market was $0.12. On January 3, 2002, Allied Riser common stock closed at $0.17 per share.

    The market value of the Cogent common stock that will be issued to Allied Riser stockholders at the completion of the merger will not be known when the Allied Riser stockholders meet to vote on the merger because there is no established trading market for shares of Cogent stock.

    Cogent has applied to have the Cogent common stock to be issued in the merger approved for quotation on the Nasdaq National Market or listing on a national securities exchange.

Conditions to Completion of the Merger (Page 59)

    To complete the merger, a number of conditions must be satisfied. These include:

  •
  Cogent will have completed a ten-for-one reverse stock split of its common stock;

  •
  holders of a majority of the Allied Riser common stock outstanding at the special meeting will have voted to adopt the merger agreement and to approve the merger;

  •
  the Cogent common stock issuable in the merger will have been authorized for quotation on the Nasdaq National Market or listing on a national securities exchange;

  •
  each of the parties will have obtained material consents required in connection with the merger;

  •
  each of the parties will have performed in all material respects all agreements and covenants that it must perform under the merger agreement; and

  •
  the counsel of Cogent and Allied Riser will have delivered legal opinions stating that the merger will qualify as a reorganization under the Internal Revenue Code.

    Either party to the merger agreement can elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed. We do not intend to consummate the merger if the Cogent common stock is not approved for quotation on the NASDAQ National Market System or listed for trading on a national securities exchange. In the event that either party waives any of the other conditions to the merger, we do not intend to amend this proxy statement/prospectus or resolicit proxies to vote in favor of the merger prior to the special meeting except for a waiver of the condition by either party that it receive an opinion of its legal counsel stating that the merger will qualify as a reorganization under the Internal Revenue Code or unless we deem such condition to be material.

Termination of the Merger Agreement; Termination Fees (Pages 60 and 61)

    The merger agreement may be terminated and abandoned in certain circumstances. These include:

  •
  by the written consent of Cogent and Allied Riser;

  •
  by either Cogent or Allied Riser if:

  •
  the merger has not occurred on or prior to December 7, 2001, as extended under certain circumstances to the earlier of January 31, 2002 and the 25th day after this proxy statement/prospectus is declared effective;

  •
  Allied Riser's stockholders do not adopt the merger agreement;

  •
  the merger is prohibited by law or if any final governmental judgment or order prohibits the merger; or

  •
  the other has materially breached any of its representations, warranties, covenants, or agreements contained in the merger agreement;

  •
  by Cogent, if Allied Riser or its subsidiaries or any of their directors or officers fails to comply with the "No Solicitation" provisions of the merger agreement, as described in greater detail in "Material Terms of the Merger Agreement;" or

  •
  by Allied Riser to enter into another transaction that is financially superior to the merger in response to an unsolicited acquisition proposal, provided that Allied Riser complies with the "No Solicitation" provisions of the merger agreement, as described in greater detail in "Material Terms of the Merger Agreement," and pays a termination fee.

    Each of Cogent and Allied Riser has agreed to pay a termination fee of $5 million to the other party in the event that the merger agreement is terminated under specified circumstances. A $5 million termination fee is also payable by a party under specified circumstances relating to a breach by it of certain of its obligations under the merger agreement or the failure to obtain its stockholders' approval of the merger.

No Appraisal Or Dissenters' Rights (Page 49)

    Under Delaware law, holders of Allied Riser common stock are not entitled to dissenters' or appraisal rights in connection with the merger, which means you do not have any right to an appraisal of the value of your Allied Riser shares. Accordingly, if you vote against the adoption of the merger agreement, and the merger agreement is adopted by the holders of a majority of the Allied Riser common stock, you will become a stockholder of Cogent.

Allied Riser Stock Options; Restricted Stock (Page 52)

    Upon completion of the merger, each outstanding Allied Riser stock option will be converted into a stock option to purchase a number of shares of Cogent common stock that is equal to the product of the exchange ratio, multiplied by the number of shares of Allied Riser common stock that would have been obtained upon the exercise of the Allied Riser stock option before the merger, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Allied Riser common stock subject to an Allied Riser stock option before the conversion divided by the exchange ratio, rounded to the nearest whole cent. At the effective time of the merger each share of Allied Riser common stock subject to a repurchase option, risk of forfeiture, or other condition or restriction will be converted into the same number of shares of Cogent common stock into which shares of unrestricted Allied Riser common stock convert. All shares of Cogent common stock issued in exchange for shares of restricted Allied Riser common stock will retain any such condition or restriction, except to the extent provided otherwise in any agreement between Allied Riser and any holder of shares of restricted Allied Riser common stock.

Waiver and Amendment (Page 62)

    Allied Riser and Cogent may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

Accounting Treatment (Page 47)

    The acquisition will be accounted for as a purchase for financial reporting and accounting purposes, under the newly issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. The purchase price will be allocated to Allied Riser's assets and liabilities based upon the fair values of the assets acquired and liabilities assumed by Cogent. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to SFAS No. 142, which changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment approach. A portion of the purchase price may be allocated to identifiable intangible assets. Any excess of the cost over the fair values of the net tangible and identifiable intangible assets acquired from Allied Riser will be recorded as goodwill. Goodwill and intangible assets with indefinite lives will not be amortized. Amortization will be required for identifiable intangible assets with finite lives. Any excess of the fair value of net assets acquired over cost, or negative goodwill, is allocated as a pro-rata reduction to all of the acquired assets except financial assets and current assets. Any remaining negative goodwill is recorded as an extraordinary gain. We have included unaudited pro forma financial information in this proxy statement under the caption "Unaudited Condensed Combined Pro Forma Financial Statements." The pro forma adjustments and the resulting unaudited condensed combined pro forma financial statements were prepared based on available information and assumptions and estimates described in notes to the unaudited condensed combined pro forma financial statements. Cogent has not made a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed, and you should consider the allocation reflected in the unaudited condensed combined pro forma financial statements preliminary.

Material United States Federal Income Tax Considerations (Page 46)

    The merger has been structured so as to qualify as a reorganization under section 368(a) of the Internal Revenue Code. As such, Jones, Day, Reavis & Pogue, counsel to Allied Riser, has opined that holders of Allied Riser common stock will not recognize gain or loss on the exchange of Allied Riser common stock for Cogent common stock pursuant to the merger. However, Allied Riser stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Regulatory Approvals (Page 45)

    Certain subsidiaries of Allied Riser have been granted authorizations to provide telecommunications services by federal and state regulatory agencies, but Allied Riser does not believe these authorizations are required to conduct its business. Allied Riser will seek the approval of the relevant regulatory agencies prior to consummating the merger to the extent required by the merger agreement, and may otherwise seek approval of the relevant regulatory agencies prior to consummating the merger to the extent necessary to maintain these authorizations.

Interests of Certain Persons in the Merger That Are Different From Your Interests (Page 48)

    In considering the recommendation of the Allied Riser board of directors, you should be aware that certain officers and directors of Allied Riser have interests in the merger that are different from, or in addition to, the interests of Allied Riser stockholders generally.

    In particular:

  •
  Messrs. Dinsmore, Bredeweg and Carper, and Ms. Compton, each an executive officer of Allied Riser, have employment agreements that provide for certain severance payments upon termination of the employee's employment without cause and upon a change in control of Allied Riser. These executive officers of Allied Riser will receive as severance, in lieu of any unpaid lump sum or performance incentive bonus payments, either (1) six months' salary, in each case as contemplated by his or her employment agreement, or (2) an amount to be determined by Mr. Gerald K. Dinsmore, chief executive officer of Allied Riser, or with respect to Mr. Dinsmore, the board of directors of Allied Riser, to be paid from an approximately $5.2 million retention, severance, and bonus pool established for all employees of Allied Riser. If the above-named executive officers elect to receive the severance payments from the pool, he or she will forfeit any stock options outstanding as of the date of the merger.

  •
  All stock options and restricted shares that Allied Riser executive officers and directors were awarded under stock option and restricted share plans prior to the merger will become fully vested in connection with the merger. The stock options will be converted into options to purchase Cogent common stock on the same terms and conditions, as adjusted based on the exchange ratio in the merger agreement, that were applicable to the options issued under Allied Riser's stock incentive plans. The restricted shares will be converted into the right to receive shares of Cogent common stock based on the exchange ratio.

  •
  The merger agreement provides for the indemnification of Allied Riser directors and officers after closing as to matters arising before completion of the merger, as well as the provision of directors' and officers' insurance after closing. See "Material Terms of the Merger Agreement—Additional Agreements—Insurance and Indemnification."

    The members of Allied Riser's board of directors knew about these additional interests, and considered them, among other matters, when they approved the merger agreement and amendment no. 1 to the merger agreement.

Risks of the Merger (Page 13)

    In considering whether to adopt the merger agreement and approve the merger, you should consider certain risks of the merger. We urge you to read carefully all of the factors described in "Risk Factors" before voting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What should I do now?

A: Please carefully read and consider the information contained in this document. If you are currently an Allied Riser stockholder, please complete, sign, and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Allied Riser common stock may be represented at the special meeting. Alternatively, you can simplify your voting by voting your shares via telephone or the Internet. The telephone and Internet voting procedures, which are set forth in this proxy statement/prospectus, are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you elect to vote over the Internet, you may incur costs such as telecommunication and Internet access charges. The Internet and telephone voting facilities for stockholders of record will close at 4:00 p.m. Eastern Time on the evening before the special meeting. In order to ensure that your shares are voted, please give your proxy in accordance with the instructions on your proxy card even if you currently plan to attend the special meeting and vote in person. For a more complete description of the voting procedures, see the section entitled "Allied Riser Special Meeting—Proxies" on page 27.

Q: What if I don't vote?

A: If you do not submit a proxy or instruct your broker to vote your shares, and you do not vote in person at the special meeting, the effect will be the same as if you voted "AGAINST" the adoption of the merger agreement and approval of the merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement and approval of the merger. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the bank or broker; therefore, you should follow the voting instructions on the form you receive from your bank or broker.

Q: Can I change my vote or election after I have delivered my proxy or election?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of Allied Riser before the special meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, or if your shares are held in street name and you receive a valid proxy from your broker, you can attend the special meeting and vote in person.

Q: Should I send in my Allied Riser stock certificates now?

A: No. After we complete the merger, an exchange agent on behalf of Cogent will send instructions to Allied Riser stockholders whose shares were converted in the merger. These instructions will explain how to exchange your Allied Riser stock certificates for the appropriate Cogent stock certificates. Cogent stockholders will continue to own their shares of Cogent common stock after the merger and should continue to hold their stock certificates.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy cards or voting instructions, you should contact Allied Riser's proxy solicitation agent, Georgeson Shareholder at 1-866-811-4093.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT

    The annual financial information set forth below has been derived from the audited financial statements of Cogent. The data for the nine-month periods ended September 30, 2001 and 2000 have been derived from the unaudited consolidated financial statements of Cogent. The information should be read in connection with, and is qualified in its entirety by reference to Cogent's financial statements and notes included elsewhere in this proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of Cogent, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period. Cogent was incorporated on August 9, 1999. Accordingly, no financial information prior to August 9, 1999 is available.

	Years Ended December 31,		(Unaudited) Nine Months Ended September 30,
	1999	2000	2000	2001
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue	$—	$—	$—	747
Expenses:
Cost of network operations	—	3,040	626	15,473
Selling, general, and administrative	82	10,845	5,010	21,756
Depreciation and amortization	—	338	85	5,955

Total operating expenses	82	14,223	5,721	43,184

Loss from operations	(82)	(14,223)	(5,721)	(42,437)
Interest income (expense), net	—	2,328	1,669	(3,191)
Other income	—	134	83	198

Net income (loss)	(82)	(11,761)	(3,969)	(45,430)
Net (loss) per common share – basic and diluted	$(0.01)	$(0.85)	$(0.30)	$(3.23)

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$—	$65,593	$91,199	$10,528
Working capital	18	52,621	62,766	607
Total assets	25	204,594	185,907	247,768
Preferred stock	—	115,901	115,901	115,901
Stockholders' equity	18	104,249	111,970	59,418
OTHER OPERATING DATA:
EBITDA	$(82)	$(13,885)	$(5,636)	$(36,482)
Net cash used in investing activities	—	(80,989)	(36,745)	(83,897)
Net cash provided by financing activities	75	162,952	136,951	59,123

    As used in the table above, EBITDA consists of net loss excluding net interest, income taxes, depreciation, and amortization. We believe that, because EBITDA is a measure of financial performance, it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under accounting principles generally accepted in the United States. Other companies may calculate EBITDA differently. It is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term. We anticipate that our discretionary use of EBITDA, if any, generated from our operations in the foreseeable future will be restricted by our need to build our infrastructure and expand our business. To the extent that EBITDA is available for these purposes, our requirements for outside financing will be reduced.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIED RISER

    The annual financial information set forth below has been derived from the audited consolidated financial statements of Allied Riser. The data for the nine-month periods ended September 30, 2001 and 2000 have been derived from the unaudited consolidated financial statements of Allied Riser. The information should be read in connection with, and is qualified in its entirety by reference to, Allied Riser's financial statements and the notes included elsewhere in this proxy statement/prospectus and contained in the annual and quarterly reports and other information that Allied Riser has filed with the SEC. The interim data reflect all adjustments that, in the opinion of management of Allied Riser, are necessary to present fairly such information for the interim periods. The results of operations of the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period.

	Year Ended December 31,				(Unaudited) Nine Months Ended September 30,
	1997	1998	1999	2000	2000	2001
	(in thousands, except share and per share amounts)
CONSOLIDATED STATEMENT OF INCOME (LOSS) DATA:
Network services revenue	$—	$212	$1,422	$10,969	$6,161	$18,547
Value added services revenue	—	—	448	3,363	1,572	5,680

Total revenue	—	212	1,870	14,332	7,733	24,227
Operating expenses:
Network operations	80	2,358	8,625	43,965	30,365	57,050
Cost of value added services	—	—	128	2,356	1,101	4,013
Selling expense	—	1,623	10,317	46,967	36,005	19,062
General and administrative expenses	1,348	9,736	38,570	67,173	52,696	36,397
Depreciation and amortization	10	499	5,007	36,155	25,041	32,484
Asset write-down	—	—	—	—	—	262,336

Total operating expenses	1,438	14,216	62,647	196,616	145,208	411,342

Operating income (loss)	(1,438)	(14,004)	(60,777)	(182,284)	(137,475)	(387,115)
Other income (expense)	(59)	(606)	3,289	8,876	9,165	(4,753)

Income (loss) before extraordinary items	(1,497)	(14,610)	(57,488)	(173,408)	(128,310)	(391,868)
Accrued dividends on preferred stock	—	(452)	(6,452)	—	—	—

Income (loss) applicable to common stock before extraordinary items	$(1,497)	$(15,062)	$(63,940)	$(173,408)	$(128,310)	$(391,868)

Income (loss) per common share before extraordinary items	$(7.45)	$(8.09)	$(2.15)	$(3.18)	$(2.38)	$(6.59)

Weighted average number of shares outstanding	201,000	1,862,000	29,736,000	54,472,000	53,911,000	59,493,000

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$188	$41,371	$152,564	$29,455	$134,063	$28,482
Short-term investments	—	—	162,013	212,107	166,113	86,241
Property and equipment, net	1,250	13,005	46,577	182,442	167,194	33,191
Total assets	1,487	55,572	475,054	589,703	635,625	168,488
Total capital lease obligations and other debt	2,568	2,142	7,728	74,232	53,752	60,425
Convertible notes	—	—	—	150,000	150,000	123,600
Total liabilities	3,228	5,257	22,640	263,173	263,467	213,784
Convertible redeemable preferred stock	—	66,452	—	—	—	—
Additional paid-in capital	163	375	434,930	460,137	464,691	509,294
Warrants	—	—	109,135	127,846	131,229	71,127
Stockholders' equity (deficit)	(1,741)	(16,137)	452,414	326,530	372,158	(45,296)

    As used in the table below, EBITDA consists of net loss excluding the effect of extraordinary items, net interest, income taxes, depreciation, amortization, and write-down of long lived assets. EBITDA does not reflect our non-cash expenses. Allied Riser believes that, because EBITDA is a measure of financial performance, it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under accounting principles generally accepted in the United States. Other companies may calculate EBITDA differently. It is not an alternative to operating income as an indicator of Allied Riser's operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. Allied Riser does not expect to generate positive EBITDA for the foreseeable future.

	Year Ended December 31,				Nine Months Ended September 30,
	1997	1998	1999	2000	2000	2001
	(dollars in thousands)
OTHER OPERATING DATA
Net cash used in operating activities	$(1,228)	$(14,420)	$(39,152)	$(118,535)	$(61,679)	$(95,257)
Net cash provided by (used in) investing activities	(1,088)	(8,115)	(181,908)	(144,654)	(98,545)	118,663
Net cash provided by (used in) financing activities	2,504	63,718	332,253	140,317	141,726	(24,342)
EBITDA	(1,401)	(13,504)	(41,095)	(136,710)	(102,179)	(90,950)
Capital expenditures	1,220	12,032	36,543	146,172	124,548	9,273

SUMMARY UNAUDITED PRO FORMA INFORMATION

    The following summary unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Cogent and Allied Riser, giving effect to the merger using the purchase method of accounting for business combinations. The summary unaudited pro forma combined financial data is also based upon the historical financial statements of NetRail, Inc. (NetRail) and reflects the impact of Cogent's acquisition of certain assets of NetRail on September 6, 2001. The summary unaudited pro forma combined financial data also reflects the issuance of $62.0 million of Cogent's Series C Preferred Stock, the impact of Cogent's October 2001 credit facility, and settlement and termination of certain of Allied Riser's capital leases and maintenance obligations. See "Cogent Communications Group, Inc. Financial Statements," and "Allied Riser Communications Corporation Financial Statements."

    The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information is for illustrative purposes only.

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
	(thousands of dollars, except per share amounts)
Operating revenues	$25,410	$14,598
Operating income (loss)	$(399,885)	$(164,564)
Net income (loss)	$(411,887)	$(164,274)
Basic and diluted net loss per common share	$(114.53)	$(45.96)
Cash dividends per common share	$—	$—
At September 30, 2001
Total assets	$437,882
Long-term debt	$196,132
Stockholders' equity	$148,464

COMPARATIVE PER SHARE DATA

    Set forth below are the loss, cash dividends, and book value per common share amounts for Cogent and Allied Riser on a historical basis and for Cogent on a pro forma combined basis per Cogent-equivalent common share, and on a pro forma combined basis per Allied Riser-equivalent common share. The exchange ratio used in this table is 0.0321679 shares of Cogent common stock for each share of Allied Riser common stock.

    The Cogent pro forma combined data per Cogent-equivalent common share was derived by combining the adjusted consolidated financial information of Cogent and the historical consolidated financial information of Allied Riser and NetRail using the purchase method of accounting for business combinations as described under "Unaudited Condensed Combined Pro Forma Financial Statements."

    The Cogent pro forma combined data, per Allied Riser-equivalent common share information, shows the effect of the merger from the perspective of an owner of Allied Riser common stock. The information was computed by multiplying the Cogent pro forma information by an assumed exchange ratio of 0.0321679.

    You should read the information below together with our historical financial statements and related notes included in this document. See "Cogent Communications Group, Inc. Financial Statements," "NetRail, Inc. Financial Statements," and "Allied Riser Communications Corporation Financial Statements." The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that Cogent will experience after the merger.

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Cogent historical data, per common share:
Loss per common share	$(3.23)	$(0.85)
Loss per common share – assuming dilution	$(3.23)	$(0.85)
Cash dividends	$—	$—
Book value per common share at end of period	$4.22	$7.44
Book value per common share – assuming dilution(1)	$0.99	$1.74
Cogent pro forma combined data, per Cogent-equivalent common share:
Loss per common share	$(114.53)	$(45.96)
Loss per common share – assuming dilution	$(114.53)	$(45.96)
Cash dividends	—	—
Book value per common share at end of period	$41.24	*
Book value per common share – assuming dilution(1)	$18.15	*
Allied Riser historical data, per common share:
Loss per common share	$(6.29)	$(3.18)
Loss per common share – assuming dilution	$(6.29)	$(3.18)
Cash dividends	$—	$—
Book value per common share at end of period	$(0.74)	$5.58
Cogent pro forma combined data, per Allied Riser-equivalent common share:
Loss per common share	$(3.68)	$(1.48)
Loss per common share – assuming dilution	$(3.68)	$(1.48)
Cash dividends	$—	$—
Book value at end of period	$1.33	*
Book value per common share – assuming dilution(1)	$0.58	*

*
A pro forma combined balance sheet as of December 31, 2000 is not required to be presented.
(1)
Determined by dividing total shareholders equity by the number of common and preferred shares outstanding at the end of the period.

RISK FACTORS

    When you decide whether to vote for adoption of the merger agreement and approval of the merger, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus.

Risks Relating to the Merger

Cogent will face challenges in integrating Cogent and Allied Riser and, as a result, may not realize the expected benefits of the merger.

    Integrating the operations of Cogent and Allied Riser will be a costly and complex process. We are uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. Allied Riser's in-building networks will have to be integrated with Cogent's network of metropolitan fiber optic networks and long-haul fiber optic networks. This process will, at a minimum, require us to obtain or construct connections from our metropolitan fiber network to buildings in which Allied Riser has completed in-building networks and to purchase and install equipment in addition to that currently installed in Allied Riser's networks. We expect that integration costs will be significant.

    The diversion of the attention of management and any difficulties encountered in the process of combining the companies and integrating operations could cause the disruption of the activities of the combined company's business. Further, the process of combining Cogent and Allied Riser and related uncertainties associated with the merger could negatively affect employee performance, satisfaction, and retention.

    Allied Riser also has liabilities including capital leases, office leases, and carrier contracts for transmission capacity, that it is currently attempting to discharge or otherwise resolve. Allied Riser's efforts in this regard may not be successful or favorable. After the closing of the merger, any existing liabilities of Allied Riser that are not resolved prior to the closing of the merger will become liabilities of Cogent.

Both Cogent and Allied Riser may not be able to take certain actions because of restrictions in the merger agreement.

    While the merger agreement is in effect and prior to closing the merger, Cogent and its subsidiaries are prohibited from taking any actions that, individually or in the aggregate, materially delay the filing of or require any material amendment or supplement to Cogent's registration statement or necessitate a recirculation of the Allied Riser proxy statement. In addition, Cogent is generally prohibited from acquiring or agreeing to acquire any businesses or substantial assets of a company prior to the completion of the merger. As a result of these prohibitions, Cogent may be unable to take certain actions that might otherwise be favorable to it.

    While the merger agreement is in effect and prior to closing the merger, Allied Riser and its subsidiaries are prohibited from incurring any expenses or making any payments that, in the aggregate, exceed the amounts contemplated by, or taking any action that is materially inconsistent with, the authorized cash expenditures agreed to by Cogent and Allied Riser in the merger agreement. As a result of this prohibition, Allied Riser may be unable to take certain actions that might otherwise be favorable to it.

Our officers and directors have conflicts of interest that may influence them to support or approve the merger agreement and the merger.

    Some of the executive officers and directors of both Cogent and Allied Riser have interests in the merger that are different from, or are in addition to, your interests as a stockholder. In particular, certain of the Allied Riser executive officers' and directors' restricted stock and stock options will fully vest and be convertible into Cogent common stock in connection with the merger. Additionally, certain executive officers of Allied Riser will receive as severance, in lieu of any unpaid lump sum or performance incentive bonus payments, either (1) six months' salary, in each case as contemplated by his or her employment agreement, or (2) an amount to be determined by Mr. Gerald K. Dinsmore, chief executive officer of Allied Riser, or with respect to Mr. Dinsmore, the board of directors of Allied Riser, to be paid from an approximately $5.2 million retention, severance, and bonus pool established for all employees of Allied Riser, in the case of severance payments from the pool, subject to forfeiture of any stock options outstanding as of the date of the merger. As a result, these officers and directors could be more likely to support the merger, and these directors could be more likely to vote to approve the merger, than if they did not hold these interests. You should consider whether these interests may have influenced these officers and directors to support the merger.

As a result of the merger, the combined company will incur transaction and integration costs that may exceed our estimates, either of which may negatively affect our financial condition and operating results.

    Cogent will incur significant transaction costs as a result of the merger, including legal and accounting fees, all of which may exceed our current estimates. Cogent also expects that the combined company will charge consolidation and integration expenses to operations in fiscal 2001 and 2002, but we cannot estimate these expenses accurately at this time. Actual transaction costs and consolidation and integration expenses may substantially exceed Cogent's estimates and may have an adverse effect on Cogent's financial condition and operating results.

Risks Relating to Cogent After the Merger

We are an early-stage company in an unproven industry, and if we do not grow rapidly and obtain additional capital we will not succeed.

    Cogent and Allied Riser have short operating histories and therefore the information available to evaluate the prospects of the combined company is limited. Cogent initiated its operations in 2000 and Allied Riser initiated its operations in 1998. Moreover, the market for high-speed Internet service itself has only existed for a short period of time and is unproven. Accordingly, you must consider our prospects in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly in a new, unproven market.

    Because the communications industry is capital intensive, rapidly evolving, and subject to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. If we fail to grow rapidly, we may not be able to compete with larger, well-established companies.

    Our future capital requirements to sustain our current operations and to obtain the necessary growth will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out and maintenance of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity, and the economy's ability to recover from the recent downturn. Additionally, our future capital requirements likely will increase if we acquire or invest in additional businesses, assets, products, and technologies. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for the foreseeable future, we will continue to rely on equity financing and long-term debt to meet our cash needs. Given the current condition of the financial markets, it has become very difficult to raise capital, especially for telecommunications companies like Cogent. There is no assurance that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms favorable to us or our stockholders. Additionally, our amended and restated charter contains provisions that require our preferred stockholders to approve most equity issuances by us and that give our preferred stockholders adjusted conversion ratios if we issue equity at a lower price per share than those holders paid. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

There is no current public market for Cogent common stock.

    Cogent's common stock is not currently publicly traded, therefore there is no public market to determine its fair market value. Accordingly, we do not know what value a public market would assign to Cogent common stock. Likewise, the price at which Cogent's common stock will trade after the merger is unknown.

We have historically incurred operating losses and we expect our losses to continue for the foreseeable future.

    Since our formation, we have generated increasing losses and we anticipate that Cogent will continue to incur increasing losses for the foreseeable future. In 2000, we had a net loss of $11.8 million on no revenues, and in the first nine months of 2001, we had a net loss of $45.4 million on revenues of $0.7 million. As of September 30, 2001, we had an accumulated deficit of $57.3 million and a pro forma accumulated deficit of $46.3 million. Allied Riser incurred net losses of $173.4, $57.5, and $14.6 million in 2000, 1999, and 1998 respectively, and in the first nine months of 2001, Allied Riser had a net loss of $374.1 million.

    Additionally, we expect our operating losses to increase significantly as we integrate Allied Riser. Continued losses significantly greater than we anticipate may prevent us from pursuing our strategies for growth or require us to seek unplanned additional capital, and could cause us to be unable to meet our debt service obligations, capital expenditure requirements, or working capital needs.

We are leveraged and a significant portion of our debt may become due if the merger is deemed to be a "change in control" of Allied Riser.

    As of September 30, 2001, on a pro forma basis after giving effect to the issuance of $62 million of our Series C Preferred Stock, the impact of the amendment to our credit facility, the settlement and termination of certain Allied Riser's capital leases and maintenance obligations, and Cogent's acquisition of certain assets of NetRail, we had $196.1 of outstanding long-term indebtedness, and additional borrowing capacity of $272.4 million under the October 2001 Cogent credit facility. Our high level of indebtedness will have consequences on our operations. Among other things, our indebtedness will:

    •
    limit our ability to obtain additional financing;

    •
    limit our flexibility in planning for, or reacting to, changes in our market or business plan; and

    •
    render us more vulnerable to general adverse economic and industry conditions.

    Our credit facility requires us to meet certain operational performance measures. These are measured and reported on a monthly basis until June 2002. If we are unable to meet these we may not be permitted to borrow additional amounts under that facility until we meet the monthly covenants under that facility. Our credit facility also has financial covenants that we must meet. These are measured quarterly beginning in the third quarter of 2002. If we do not meet them, we will be in default of the credit facility agreement.

    Additionally, Allied Riser's 7.50% Convertible Subordinated Notes Due 2007 may become immediately due if the merger is deemed to be a "change in control," as defined by the related indenture. We do not believe that the merger would qualify as a change in control, but in the event that the merger is deemed to be a change in control, we could be required to repurchase $123.6 million in aggregate principal amount of the notes. We cannot assure you that we will have the ability to repay the 7.50% Convertible Subordinated Notes Due 2007 if the holders elect to require the repurchase. If we are unable to repurchase the notes, we will be in default of the indenture and our obligations under our credit facility could become due and payable.

    Allied Riser announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% convertible subordinated notes due 2007 (the "notes") at a discount from the face value of the notes in limited open market or negotiated transactions. Allied Riser also announced that certain holders of the notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. We believe that these claims are without merit.

Antidilution and conversion-price adjustment provisions could make it more difficult to raise new equity capital in the future.

    Provisions of our amended and restated certificate of incorporation could make it more difficult for us to attract new investment in the future, even if doing so would be beneficial to our stockholders. Under the terms of our certificate of incorporation with respect to our Series C preferred stock, for example, if we issue additional shares of capital stock at a price per share that is less than the price of the Series C preferred stock, the holders of the Series C preferred stock will have the right to convert their stock to common stock at the same, reduced price per share. In addition, the holders of the preferred stock have liquidation preferences in the event of the sale or liquidation of Cogent. Such provisions may have the effect of inhibiting our ability to raise needed capital.

Our common stock may not be approved for quotation and trading on the NASDAQ National Market System at the time of the merger, and may be listed for trading on another national securities exchange.

    We have applied to list our common stock on the NASDAQ National Market System, but may not receive approval from NASDAQ due to our failure to meet the minimum public float requirement of $18 million for listing at the time of the merger. The public float refers to the total market value of our common shares available for trading that are not held by our directors, officers or other affiliates, which in this case would include only those shares we issue to the Allied Riser stockholders in the merger, plus a nominal amount of additional shares held by individuals who are not a director, officer or affiliate of Cogent. Based on the closing market price of $0.17 for a share of Allied Riser common stock on January 3, 2002, the public float of Allied Riser is approximately $11.9 million. We do not know what the public float of Cogent will be following consummation of the merger. The Cogent public float may or may not be sufficient to meet the NASDAQ listing requirements.

    We have also applied for listing our common stock on the American Stock Exchange, which has a minimum public float requirement of $15 million. AMEX may waive this requirement, but has yet to indicate to us a willingness to do so. If we are unable to list our common stock for trading on either the NASDAQ National Market System or AMEX, we intend to seek approval to list our common stock on the Philadelphia, Boston, Chicago or Pacific Stock Exchanges, each of which have substantially lower public float requirements that we believe we will be able to meet at the time of the merger. Although each of these are registered as national securities exchanges, our stockholders may experience less liquidity in the trading of our shares were we to list on one of these exchanges, and may find that local and national newspapers do not report the daily closing prices or trading volumes of our shares.

We may not know, at the time of the Allied Riser special stockholder meeting to vote on the merger, where our common stock will be listed for trading at the time of the merger. If our common stock is not listed on the NASDAQ National Market System or on any national securities exchange we do not intend to consumate the merger.

We may not be able to efficiently manage our growth, which could harm our business.

    Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Future expansion will place significant strains on our personnel, financial, and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business, and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We may not be able to hire and retain sufficient qualified personnel. We may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information, and accounting systems in order to support our desired growth.

    In addition, we must perform these tasks in a timely manner, at reasonable costs, and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to make payments on our obligations. Our expansion may involve acquiring other companies or assets. These acquisitions could divert resources and management attention and require integration with our existing operations. We cannot assure you that these acquisitions will be successful. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements, and emerging industry standards.

Any acquisitions or investments we make could disrupt our business and be dilutive to our existing stockholders.

    We intend to continue to consider acquisitions of, or investments in, complementary businesses, technologies, services, or products. Acquisitions and investments involve numerous risks, including:

  •
  the diversion of management attention;

  •
  difficulties in assimilating the acquired business;

  •
  potential loss of key employees, particularly those of the acquired business;

  •
  difficulties in transitioning key customer relationships;

  •
  risks associated with entering markets in which we have no or limited prior experience; and

  •
  other unanticipated costs.

    These acquisitions or investments may result in dilutive issuances of equity securities; the incurrence of debt and assumption of liabilities; large integration and acquisition expenses; and the creation of intangible assets that result in significant amortization expense. Any of these factors could materially harm our business or our operating results.

We will face challenges in integrating the assets of NetRail and, as a result, may not realize the expected benefits of the NetRail asset acquisition.

    On September 6, 2001, we acquired major assets and assumed certain liabilities of NetRail, Inc., a Tier-1 Internet service provider, for approximately $12 million through a sale conducted under Chapter

11 of the United States Bankruptcy Code. Tier-1 service providers traditionally operate nationwide Internet networks and exchange traffic with other Internet service providers at multiple locations. The assets include certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers. We are in the process of integrating NetRail's facilities and traffic with our network. However, integrating the NetRail assets into the Cogent network will be a complex process. We are uncertain that the integration will be completed rapidly or that it will achieve anticipated benefits. In order for the integration to be successful, we must maintain NetRail's currently existing circuits and equipment and purchase new circuits and equipment necessary to provide service using the NetRail assets. We may not be able to successfully integrate any or all of NetRail's assets, and even if we are successful, the integration may be costly and time consuming.

We cannot assure you that we will successfully complete or expand our network.

    The construction, operation, and any upgrading of our network are significant undertakings. Administrative, technical, operational, and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. In order for our business plan to succeed, it will be necessary to build out our network and related facilities in a manner that is timely and cost efficient. The timely completion of our network in a cost efficient manner, however, will be affected by a variety of factors, many of which are difficult or impossible to control, including:

  •
  cost increases related to completion of route segments and metropolitan rings;

  •
  timely performance by our suppliers;

  •
  our ability to attract and retain qualified personnel; and

  •
  shortages of materials or skilled labor, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, and floods.

    The construction of our network also requires that both we and our fiber providers obtain many local rights-of-way and other permits. In some cases, we and our fiber providers must also obtain rights to use underground conduit and other rights-of-way and fiber capacity. The process of obtaining these permits and rights is time consuming and burdensome. If we or our fiber providers are unable to obtain and maintain the permits and rights-of-way needed to build out our network and related facilities on acceptable terms and on a timely basis, or if permits or rights-of-way we or our fiber providers do obtain are cancelled or not renewed, the buildout of our network could be delayed.

    For these reasons, we cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all. Any significant variance from the contemplated schedules or increases in the budgeted cost of our network will materially adversely affect our business and results of operations.

Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them.

    Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them. We obtain most of our optical-electronic equipment from Cisco Systems. We depend on Williams Communications for our long-haul fiber network. Metromedia Fiber Networks, Level 3, and others provide us with metropolitan dark fiber linking our national network to individual buildings. Dark fiber is the term for optical fiber that has been installed, but does not include the optical-electronic terminal equipment needed to transmit or receive data, which we install, and which is provided to us by third-party suppliers. Such third-party suppliers are responsible for additional amounts of conduit, computers, software, switches/routers, and related components that we assemble and integrate into our network. Any reduction in or interruption of deliveries from our equipment suppliers, especially Cisco Systems, Metromedia Fiber Networks, Level 3, or Williams Communications could delay our plans to complete our network and install in-building networks, impair our ability to acquire or retain customers, and harm our business generally. Historically, the metropolitan dark fiber industry has encountered delays in delivering its products. Our suppliers have encountered this and, as a result, we have experienced increasing delays in obtaining metropolitan dark fiber from them. This has resulted in, and could continue to result in, a delay in extending our network to end user locations and our ability to service customers. We are working to locate alternative fiber sources and we may construct certain portions ourselves in order to complete our business plan on a timely basis. In addition, the price of the equipment and other supplies we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks. If any of these relationships are terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, our business could be materially adversely affected.

Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

    We do not have title to the dark fiber that makes up the foundation of our network. Our interests in the dark fiber that makes up our network take the form of long-term leases or indefeasible right of use agreements, known as IRUs. A bankruptcy or financial collapse of one of our fiber providers could result in a loss of our rights under our long-term lease agreements or IRUs with such provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. If we lost rights under our IRU agreements, we may be required to expend additional funds for maintenance of the fiber, directly fund right of way obligations, or even purchase replacement fiber from another provider if it exists. There may be geographic regions in which alternate providers do not exist. This could require us to suspend operations to some customers or construct our own fiber connections to those customers. There has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market over the past twelve to eighteen months. Although the largest supplier of our metropolitan fiber networks, Metromedia Fiber Networks, recently announced that it has secured additional financing and that it believes this funding will enable it to complete its business plan, we do not know the terms and conditions of the funding or if it will in fact be sufficient for Metromedia Fiber Networks' current and future needs. Another supplier of metropolitan fiber, ACSI Network Technologies, Inc., already has filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In the case of a bankruptcy or financial collapse by one of our fiber providers, our rights under our dark fiber agreements remain unclear, although to date there has been no interruption of service with the ACSI fiber. In particular, to our knowledge, the rights of the holder of an IRU in strands of dark fiber have never been addressed by the judiciary at the state or federal level in bankruptcy.

We often are limited in choices for metropolitan fiber suppliers.

    In some of our target markets there is only one established carrier available to provide the necessary connection. This increases our costs and makes it difficult to obtain sufficient dark fiber. Sufficient dark fiber may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient dark fiber could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

Our business plan cannot succeed unless we continue to obtain and maintain license agreements with building owners and managers.

    Our business depends upon our ability to install in-building networks. This requires us to enter into access agreements with building owners or managers allowing us to install our in-building networks and provide our services in the buildings. These agreements typically have terms of five to ten years. We expect to need to enter into additional access agreements for the foreseeable future, and may need to amend some of the current agreements to allow us to offer all of the services contemplated by our current business plan. The failure of building owners or managers to grant, amend, or renew access rights on acceptable terms, or any deterioration in our existing relationships with building owners or managers, could harm our marketing efforts and could substantially reduce our potential customer base. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While the FCC has adopted regulations that prohibit carriers under its jurisdiction from entering into exclusive arrangements with owners of multi-tenant commercial office buildings, these regulations do not require building owners to offer us access to their buildings. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew or amend our access agreements. The failure to obtain or maintain these agreements would reduce our revenues and we might not recover our infrastructure costs.

We will need to obtain or construct additional building laterals to connect buildings to our network.

    In order to connect a building to our network, we must obtain or construct lateral fiber extensions from our metropolitan ring to the building to which we intend to provide our Internet service. To date, we have relied exclusively on third parties for lateral connections. While we intend to continue using third parties for lateral connections in the future, we also plan to construct or fund most laterals on our own or in ventures with third parties. The availability of such lateral connections from third parties is dependent on many factors, including but not limited to the:

    •
    financial health of those lateral providers and their willingness to offer laterals to us on acceptable terms and conditions;

    •
    ability of those lateral providers to construct, deliver, and connect such laterals, which depends, in part, on their ability to obtain and maintain the necessary franchise rights and permits to supply laterals, construct such laterals in a timely and correct manner, and splice such laterals into our network rings to enable optical connections; and

    •
    willingness of the various municipalities in which such laterals are located to allow the construction of fiber laterals.

    Our ability to construct or fund some laterals on our own is also dependent on these factors. If any of these factors are not fulfilled, we may not be able to obtain some of the desired lateral connections to buildings, which could substantially reduce our customer base and our ability to fulfill our business plan.

We must make capital expenditures before generating revenues, which may prove insufficient to justify those expenditures.

    Prior to generating revenues, we must incur significant initial capital expenditures. Our expenditures will vary depending on whether we encounter any construction-related difficulties or difficulties in acquiring rights-of-way or other permits. After initial installation of our network, our capital expenditures continue to grow based on the extent to which we add customers within a building. We may not be able to recoup all of our expenditures.

Our success depends on growth in the use of the Internet, and on the willingness of customers to buy our Internet service.

    Our future success depends in large part on growth in the number of people who use the Internet as well as growth in the number of ways people use the Internet. Specifically, we are dependent on the growth of the demand for high-speed Internet service, which is unproven and may grow less than the demand for communications services generally, or not at all. Furthermore, our own growth rate may not match the growth rate of the high-speed Internet service market as a whole.

    Our success also depends on rapid growth in sales of our particular Internet services offerings. This growth depends, in part, on customers trusting us to deliver the services in a timely and efficient manner, and that we will continue to operate for at least as long as the life of any contract between the two of us. This trust may be difficult to establish because there has been a substantial downturn in the telecommunications industry, leading to many bankruptcies and closures of competing Internet service providers. Some of these closures required the customers of the closing Internet service provider to find alternative providers on very short notice. In light of these developments, there may be an increasing desire on the part of Internet service customers to only do business with telecommunications providers who have a long operating history and are amongst the biggest providers in the industry. Cogent's short operating history and small size could put it at a disadvantage in competing with such established providers.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

    We regard certain aspects of our products, services, and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure, and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, or to develop similar technology independently.

    We are aware of several other companies in our and other industries that use the word "Cogent" in their corporate names. One company has informed us that it believes our use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cogent name in our markets.

The sector in which we operate is highly competitive, and we may not be able to compete effectively.

    We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases, and diverse strategic plans and technologies. Many of these competitors have longer operating histories and more established relationships in the industry than we do. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless, and satellite data service providers, some of which are described in more detail below.

    If these potential competitors successfully focus on our market, we may face intense competition harmful to our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

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  In-building competitors. Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband, and eLink have gained access to office buildings in our target markets and are attempting to gain access to additional buildings in these and other markets. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are, to date, non-exclusive, owners of such buildings can give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

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  Local telephone companies. Incumbent telephone companies, including regional Bell operating companies such as Verizon and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

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  an established brand name and reputation;

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  significant capital to deploy broadband data network equipment rapidly;

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  ability to offer higher-speed data services through digital subscriber line technology;

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  their own inter-building connections; and

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  ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

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  Competitive local telephone companies. Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

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  Long distance companies. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom, and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest, and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

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  Fixed wireless service providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies that can provide high-speed communications services to customers using microwave, laser, or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include MCI Worldcom, Teligent, XO Communications, Terabeam, Sprint, and Winstar.

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  Internet, digital subscriber line, and cable modem service providers. The services provided by Internet service providers, digital subscriber line companies, and cable-based service providers can be used by our potential customers instead of our services. Traditional Internet service providers, such as Concentric Networks and EarthLink, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as Excite@Home, RCN Telecom Services, and Time Warner AOL and its Road Runner subsidiary, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

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  Other high-speed Internet providers. We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet services. These include Yipes and Telseon, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have a strategy similar to ours.

Our failure to acquire, integrate, and operate new technologies could harm our competitive position.

    The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on third parties for the development of and access to new technology. In addition, we own the equipment we use to provide our services and we will have long-term leases or indefeasible rights of use attached to the fiber optic networks that will constitute our network. Therefore, technological changes that render our equipment out of date, less efficient, or more expensive to operate than newer equipment could cause us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

    Additionally, there currently are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our broadband data services, including digital subscriber line technology, cable modems, wireless technology, and integrated services digital networks. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the broadband data technology we typically employ.

Our connection to the Internet requires us to obtain and maintain relationships with other providers.

    The Internet is composed of various public and private network providers who operate their own networks and interconnect them at public and private interconnection points. Our network is one such network. In order to obtain Internet connectivity for our network, we must obtain and maintain relationships with other such providers and incur the necessary capital costs to locate our equipment and connect our network at these various interconnection points. Some of these connections are made through the purchasing of transit capacity at negotiated rates, which gives us access to a provider and other networks to which that provider is connected. In addition, in some instances we have minimum and maximum volume commitments to receive the negotiated rates. If we fail to meet the minimum, or exceed the maximum, volume commitments, our rates and costs may rise.

    Another source of connection to the Internet is peering arrangements. By entering into what are known as settlement-free peering arrangements, providers agree to exchange traffic between their respective networks without charging each other. Our establishment and maintenance of peering relationships is necessary to avoid the higher costs of transit capacity and in order to maintain high network performance capacity. Our business plan depends on our ability to avoid transit costs in the future as our network expands. In that regard, we are attempting a number of initiatives to lower our transit costs. We are seeking more settlement-free peering arrangements such as those that were acquired in the NetRail asset acquisition. We expect that these initiatives will enable us to reduce our transit costs but there is no guarantee that such efforts will be successful. Peering relationships are not subject to regulation, and may change in terms and conditions. If we are not able to maintain and increase our peering relationships, we may not be able to provide our customers with high performance and affordable services.

Network failure or delays and errors in transmissions expose us to potential liability.

    Our network uses a collection of communications equipment, software, operating protocols, and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given the complexity of our proposed network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays, and errors could also result from natural disasters, power losses, security breaches, and computer viruses. In addition, some of our customers are, at least initially, only served by partial fiber rings, increasing the risk of service interruption. These failures, faults, or errors could cause delays or service interruptions, expose us to customer liability, or require expensive modifications that could have a material adverse effect on our business.

As an Internet access provider, we may be vulnerable to unauthorized access or we may incur liability for information disseminated through our network.

    Our networks may be vulnerable to unauthorized access, computer viruses, and other disruptive problems. Addressing the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays, or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

    The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Legislation and government regulation could adversely affect us.

    We believe the enhanced services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions. Federal and state commissions exercise jurisdiction over providers of basic telecommunications services. However, enhanced service providers are currently exempt from federal and state regulations governing providers of basic telecommunications services, including the obligation to pay access charges and contribute to the universal service fund. Changes in regulation or new legislation may increase the regulation of our current enhanced services. Such changes in the regulatory environment are difficult for us to predict and could affect our operating results by increasing competition, decreasing revenue, increasing costs, or impairing our ability to offer services.

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  If we decide to provide voice and other basic telecommunications services we may be unable to successfully respond to regulatory changes. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services and may become subject to regulation if we offer voice services over the Internet. Complying with these regulatory requirements may be costly.

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  Regulation of access to office buildings could negatively affect our business. FCC rules prohibit common carriers from entering into contracts that restrict the right of commercial multi-unit property owners to permit any other common carrier to access and serve the property's commercial tenants. While we believe that this rule does not apply to us, we compete against common carriers in providing some of our services and this rule could make it easier for an increased number of such common carrier competitors to gain access to buildings where we provide service. The FCC declined to adopt rules mandating that commercial multi-unit property owners permit access to all carriers on a nondiscriminatory basis, but it is continuing to consider this and other issues in future phases of this proceeding. Bills have also been introduced in

    Congress regarding the same topic but Congress has yet to act. Some of the issues being considered in these developments include requiring real estate owners to provide utility shafts access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation.

    Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretation of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Our affiliates own more than 80% of the outstanding voting stock, and thus will control all matters requiring a stockholder vote and, as a result, could prevent or delay any strategic transaction.

    Our existing directors, executive officers, and greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially own more than 80% of the outstanding shares of voting stock and will continue to own more than 80% of the outstanding shares of voting stock after the merger. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholders' votes, including votes concerning director elections, charter and bylaw amendments, and possible mergers, corporate control contests, and other significant corporate transactions including any going private transaction. Although we do not foresee a change of control or going private transaction at the present time, the concentration of our stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

Anti-takeover provisions could prevent or delay a change of control.

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include the "staggered" nature of our board of directors which results in directors being elected for terms of three years and the ability of the preferred stockholders to designate four of our seven directors. These provisions may have the effect of delaying, deferring, or preventing a change in our control, impeding a merger, consolidation, takeover, or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of each of Cogent and Allied Riser, as well as certain information relating to the merger, including, without limitation:

  •
  statements relating to the benefits of the merger;

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  statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Cogent and Allied Riser after the merger;

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  statements relating to revenue, income, and operations of the combined company after the merger; and

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  statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions.

    These statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among those discussed in the "Risk Factor" section and others, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  expected benefits from the merger may not be fully realized or realized within the expected time frame;

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  revenues following the merger may be lower than expected;

  •
  the combined company may require additional capital, but be unable to acquire the necessary financing;

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  the trading price of Cogent's common stock may be lower than anticipated;

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  costs or difficulties related to completing the merger and, following the merger, to the integration of the businesses of Allied Riser and Cogent, may be greater than expected;

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  Allied Riser may be unable to manage its operations in a cost effective manner prior to the merger;

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  the use of cash for early retirement of commitments and contingencies, interest payments on any of Allied Riser's outstanding convertible subordinated notes, or the repurchase of any debt securities may materially reduce the amount of cash otherwise available to the combined entity for its operations;

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  general economic conditions in the jurisdictions in which Allied Riser and Cogent are doing business may be less favorable than expected;

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  legislative or regulatory changes, including changes in communications regulation, may adversely affect the businesses in which Allied Riser and Cogent are engaged;

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  changes may occur in the securities or capital markets;

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  changes may occur in technology and competitive developments; and

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  other economic, business, competitive, and/or regulatory factors may affect Cogent and Allied Riser's business generally as described in Allied Riser's filings with the SEC.

ALLIED RISER SPECIAL MEETING

General

    This document is first being mailed by Allied Riser to the holders of Allied Riser common stock on or about January   , 2002, and is accompanied by the notice of the Allied Riser special meeting to be held at the offices of Allied Riser located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201, on January 31, 2002, at 9:00 a.m., local time, and at any adjournments or postponements of the Allied Riser special meeting.

Matters to be Considered

    The purpose of the Allied Riser special meeting is:

  (1)
  to consider and vote on a proposal to adopt the merger agreement and approve the merger; and
  (2)
  to consider any other matters that may properly come before the Allied Riser special meeting.

    Allied Riser stockholders also may be asked to vote upon a proposal to adjourn or postpone the Allied Riser special meeting. Allied Riser could use any adjournment or postponement of the Allied Riser special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to adopt the merger agreement and approve the merger.

Proxies

    The Allied Riser board of directors is soliciting your proxy to give you the opportunity to vote at the Allied Riser special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

    You may grant a proxy by:

  (1)
  signing and mailing your proxy card;
  (2)
  calling a toll-free telephone number and following the recorded instructions; or
  (3)
  transmitting your voting instructions over the Internet by going to the address listed on your proxy card.

If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you also may cast your vote in person at the meeting.

  Mail

    To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you vote by telephone or the Internet, do not mail back your proxy card.

  Telephone

    You may use a toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready and:

  (1)
  dial the toll-free number;
  (2)
  enter the control number located on your proxy card; and
  (3)
  follow the recorded instructions.

  Internet

    You may transmit your voting instructions over the Internet by going to the web-site address listed on your proxy card. You will be asked to enter the control number you will find on your proxy card.

Then follow the instructions. You may also indicate if you would like to receive future proxy materials through the Internet. As with all Internet usage, the user must pay all access fees and telephone charges.

  In Person

    If you attend the Allied Riser special meeting in person, you may vote your shares by ballot at the Allied Riser special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

    You may revoke your proxy at any time prior to the closing of the polls at the Allied Riser special meeting by delivering to the Secretary of Allied Riser a signed notice of revocation or a later-dated signed proxy or by attending the Allied Riser special meeting and voting in person. Attendance at the Allied Riser special meeting will not in itself constitute the revocation of a proxy.

    Written notices of revocation and other communications with respect to the revocation of Allied Riser proxies should be addressed to Corporate Secretary, Allied Riser Communications Corporation, 1700 Pacific Avenue, Suite 400, Dallas, TX 75201. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

    If you make no specification on your proxy, your proxy will be voted in favor of the adoption of the merger agreement.

    The Allied Riser board of directors currently is unaware of any matters, other than the matters described in this document, that may be presented for action at the Allied Riser special meeting. If other matters do properly come before the Allied Riser special meeting, however, it is intended that shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against adoption of the merger agreement and approval of the merger will be voted in favor of any adjournment or postponement of the Allied Riser special meeting for the purpose of soliciting additional proxies for such adoption.

Solicitation of Proxies

    Allied Riser will bear the entire cost of soliciting proxies from Allied Riser stockholders, except that each of Allied Riser and Cogent has agreed to pay one-half of the costs of filing, printing, and mailing this proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Allied Riser will request that banks, brokers, and other record holders send proxies and proxy materials to the beneficial owners of Allied Riser common stock held by them and secure their voting instructions if necessary. Allied Riser will reimburse those record holders for their reasonable expenses in so doing. Allied Riser has also made arrangements with Georgeson Shareholder to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Allied Riser also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Allied Riser stockholders, either personally or by telephone, telegram, facsimile, or special delivery letter.

Record Date and Voting Rights

    In accordance with the provisions of Delaware law, Allied Riser's bylaws, and the rules of the Nasdaq National Market, Allied Riser has fixed January 4, 2002, as the record date for determining those Allied Riser stockholders entitled to notice of and to vote at the Allied Riser special meeting. Accordingly, only Allied Riser stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Allied Riser special meeting. At the close of business on the record date, there were 62,002,249 shares of Allied Riser common stock outstanding held by 567 holders of record. The presence, in person or by proxy, of a majority of shares of Allied Riser common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the

Allied Riser special meeting. Each share of Allied Riser common stock outstanding on the record date entitles its holder to one vote.

    Shares of Allied Riser common stock held by persons attending the Allied Riser special meeting but not voting, and shares of Allied Riser common stock for which Allied Riser has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Allied Riser special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Allied Riser special meeting, but will have the same effect as votes cast at the Allied Riser special meeting against adoption of the merger agreement and approval of the merger. Brokers that hold shares of Allied Riser common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Allied Riser special meeting without specific instructions from those customers. These "broker non-votes" will be counted for purposes of determining whether a quorum exists.

    Under applicable Delaware law, Allied Riser's certificate of incorporation and Allied Riser's bylaws, adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of Allied Riser common stock outstanding and entitled to vote. Because adoption of the proposal requires the affirmative vote of a majority of the shares of Allied Riser common stock outstanding and entitled to vote thereon, abstentions and broker non-votes have the same effect as a vote against adoption of the merger agreement and approval of the merger.

    The Allied Riser board of directors urges Allied Riser stockholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope, or transmit your voting instructions over the Internet or by telephone.

    As of the Allied Riser record date, directors and executive officers of Allied Riser beneficially owned 2,195,800 shares of Allied Riser common stock (including shares held in Allied Riser stock purchase and equity incentive plans and 705,347 shares subject to Allied Riser stock options exercisable within 60 days). As of the Allied Riser record date, shares held by directors and executive officers of Allied Riser entitle them to exercise approximately 3.5 percent of the voting power of the Allied Riser common stock entitled to vote at the Allied Riser special meeting. As of the Allied Riser record date, directors and executive officers of Cogent owned no shares of Allied Riser common stock.

    The following affiliates and related parties of Allied Riser holding approximately 26% of the outstanding shares of Allied Riser common stock have agreed to vote to adopt the merger agreement and to approve the merger: Norwest Venture Partners VII, LP, Telecom Partners II, Telecom Management II, L.L.C., Stephen W. Schovee, William J. Elsner, Crescendo World Fund, LLC, Crescendo Ventures—World Fund, LLC, Eagle Venture WF, LLC, Crescendo III, L.P., Crescendo Ventures III, LLC, Crescendo III Executive Fund, L.P., Crescendo Ventures III and Crescendo III GbR, LLC. No other director, officer or affiliate of Allied Riser has indicated an intention to vote either for or against the adoption of the merger agreement and the approval of the merger.

    Additional information with respect to beneficial ownership of Allied Riser common stock by directors and executive officers of Allied Riser is included herein. See "Information about Allied Riser—Security Ownership of Directors and Executive Officers."

Recommendation of the Allied Riser Board of Directors

    The Allied Riser board of directors has unanimously declared the merger agreement, as amended, to be advisable and approved the merger agreement and the merger. The Allied Riser board of directors believes that the merger is in the best interests of Allied Riser's stockholders and unanimously recommends that Allied Riser stockholders vote "FOR" adoption of the merger agreement and approval of the merger. See, "The Merger—Recommendation of the Allied Riser Board of Directors; Allied Riser's Reasons for the Merger."

THE MERGER

General

    Each of the Allied Riser board of directors and the Cogent board of directors has approved the merger agreement and the merger. Cogent will acquire Allied Riser under a merger agreement providing that a wholly owned subsidiary of Cogent that we call the merger subsidiary will be merged with and into Allied Riser. As a result of the merger, Allied Riser will become a wholly owned subsidiary of Cogent.

Background of the Merger

    In July 1997, prior to founding Cogent, Dave Schaeffer, the chief executive officer and founder of Cogent, had a meeting with Todd Doshier, a founder of Allied Riser. Mr. Schaeffer was introduced to Mr. Doshier through a mutual friend, Frank Kozel, the former Chief Technology Officer of MCI. Mr. Kozel was an early investor in Allied Riser and believed either Mr. Schaeffer or the company with which he was associated, Pathnet (a competitive telecom services company) might wish to invest in Allied Riser, although that potential investment never occurred. At this meeting, Mr. Doshier presented the initial Allied Riser plan to Mr. Schaeffer. This plan entailed the construction of in-building fiber-optic distribution systems for sale or lease to other carriers. Over the next several months, Mr. Doshier and Mr. Schaeffer had several informal phone conversations to discuss the development of Allied Riser's business.

    Mr. Schaeffer founded Cogent in August 1999. Over the next two years, Mr. Schaeffer continued to monitor the development of Allied Riser's business, including its initial public offering in October 1999.

    In April 2000, Mr. Schaeffer met David Crawford, the then chief executive officer of Allied Riser, in an investor panel discussion. Mr. Schaeffer and Mr. Crawford had two telephone conversations exploring possible opportunities between the two companies. At that time, they concluded that there was no immediate opportunity for the two companies to work together because of the competitive environment. Over the next 15 months, Cogent continued to monitor the progress of Allied Riser and was aware of the change from the primary provision of retail telecommunication services to the primary provision of wholesale in-building facilities to other telecommunication providers that Allied Riser was undertaking in light of the difficult market conditions for competitive broadband communications service providers.

    During the third quarter of 2000, Allied Riser implemented certain cost-cutting initiatives, including a reduction in force and the investigation of possible strategic alternatives for the company. Allied Riser consulted its financial advisors and other strategic advisors regarding a variety of possible options for the company. During the fourth quarter of 2000 and into the first quarter of 2001, Allied Riser had intermittent discussions with a third party regarding a possible combination of the third party and Allied Riser. The discussions were terminated when the parties could not agree on terms of a transaction. Following termination of these discussions, Allied Riser continued its efforts to reduce costs and began to investigate the possibility of a financial restructuring, including the purchase of its 7.50% convertible subordinated notes due 2007. On June 12, 2001, Allied Riser announced the completion of a tender offer, accepting for purchase $26,400,000 in aggregate principal amount of the notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the notes outstanding prior to the tender offer.

    In July 2001, Allied Riser retained Houlihan Lokey Howard & Zukin to assist Allied Riser in further evaluating possible strategic alternatives. On July 12, 2001 Houlihan Lokey representatives made a presentation to the Board of Directors of Allied Riser regarding Houlihan Lokey's analysis of possible strategic alternatives, including the purchase of additional outstanding notes, divestitures of

Allied Riser's unprofitable operations, and realization of tax efficiencies. At approximately the same time Allied Riser began discussions with its vendors to restructure Allied Riser's obligations and reduce its liabilities. On July 24, 2001, Allied Riser announced that it was suspending its retail business and refocusing its resources on providing wholesale in-building facilities and announced that it would terminate the employment of approximately 75% of its remaining workforce over the following 60 to 75 days.

    In contemplating additional alliances and partnerships, Cogent's management team decided to explore a potential strategic relationship with Allied Riser. On August 4, 2001, following a preliminary call to Mr. Dinsmore by Mr. Schaeffer suggesting that they meet, Cogent and Allied Riser entered into a confidentiality agreement relating to the discussions of a potential merger. On August 7, 2001, Mr. Schaeffer and Mr. Dinsmore again spoke by telephone and discussed a possible strategic alliance and potential structural scenarios.

    On August 8, 2001, Mr. Schaeffer met with Mr. Dinsmore in Dallas and continued their discussions regarding the business strategies and objectives of Cogent and Allied Riser, the condition of each company and the possibility of a combination of Cogent and Allied Riser. A stock-for-stock merger proposal was discussed in a meeting between Mr. Schaeffer and Mr. Dinsmore on August 10, 2001 in Dallas. During the discussion on August 10, Mr. Dinsmore advised Mr. Schaeffer of the importance of receipt by Allied Riser's stockholders of Cogent common stock with a value in excess of the recent market capitalization of Allied Riser and they discussed the previously anticipated issuance by Cogent of preferred stock in a separate private placement. Messrs. Dinsmore and Schaeffer discussed an equity valuation of Allied Riser of approximately $20 million. Mr. Schaeffer and Mr. Dinsmore agreed that the merger proposal and equity valuation had merit and that each party would discuss the opportunity with his respective board.

    On August 10, 2001, the directors of Allied Riser met by telephone conference call and Mr. Dinsmore advised them of the contact by Mr. Schaeffer and the possible acquisition of Allied Riser by Cogent. Mr. Dinsmore described the discussions with Mr. Schaeffer and outlined for the Allied Riser board the general parameters of the proposed transaction, including use of a stock-for-stock transaction to effect the merger, Cogent's plan to raise additional funds through a private placement of preferred stock prior to closing the merger, and the fact that the exchange ratio should be based on a $20 million equity valuation for Allied Riser and a valuation of Cogent equal to $100 million plus the amount raised in its planned preferred stock offering. After a discussion by the directors of Cogent's proposal, the board authorized senior management of Allied Riser to conduct a due diligence review of Cogent and to negotiate a business combination with Cogent with the conditions that no decision to pursue such a transaction could be made without the approval of the directors and that Mr. Dinsmore report to the board any developments that resulted from such negotiations.

    Upon initial consultation with Cogent's board members, Cogent management believed additional due diligence was warranted. On August 11, 2001, management of both companies agreed to conduct due diligence reviews of each other.

    On August 12, 2001, a meeting between Allied Riser and Cogent was held at Cogent's offices in Washington, D.C. This meeting included Michael Carper, general counsel of Allied Riser, and Quen Bredeweg, chief financial officer of Allied Riser; Amit Patel and Andrew Morrow from Houlihan Lokey Howard & Zukin; Helen Lee, chief financial officer of Cogent, and Mr. Schaeffer. During this meeting, certain due diligence items were exchanged and discussed and the participants explored how the businesses might complement each other and how to structure the transaction. Over the next several days, Mr. Schaeffer and Mr. Dinsmore had a series of telephonic discussions that concluded with the determination that both companies should move forward with the proposed combination. Cogent engaged Latham & Watkins to assist in these matters, Allied Riser retained Jones, Day, Reavis & Pogue to assist Allied Riser in this transaction.

    On August 13, 2001, the Allied Riser board met again by telephone conference call to discuss events since the previous meeting of directors. Mr. Dinsmore described the principal issues that had been raised in the discussions with Cogent, including the proposed financial terms of the combination and the receipt by Allied Riser stockholders of Cogent common stock valued at approximately $16.0 million, the current financial condition of each of Allied Riser and Cogent, the effects on Allied Riser of a business combination with Cogent, and the valuation of Cogent, including a review of Cogent's financial statements for the six months ended June 30, 2001, and the anticipated issuance by Cogent, prior to consummation of the proposed transaction with Allied Riser, of an aggregate of $108.6 million of its Series C preferred stock. The Board also discussed other possible strategic alternatives that might be available to Allied Riser. At the conclusion of the meeting, the directors approved further discussions by Allied Riser's senior management with representatives of Cogent.

    On August 14 and 15, 2001, representatives of Cogent met with Allied Riser representatives in Allied Riser's offices in Dallas, Texas and conducted additional due diligence review regarding Allied Riser.

    During the period between August 16, 2001 and August 19, 2001, Allied Riser and its financial and legal advisors completed a due diligence review of Cogent and its operations and financial condition. On August 18 and 19, 2001, senior executives of both Cogent and Allied Riser and their respective legal advisors met at Latham & Watkins in Washington, D.C. and continued to negotiate the terms of a definitive agreement.

    On August 20, 2001, the Allied Riser board met again by telephone conference call and Mr. Dinsmore discussed with the directors the retention of Houlihan Lokey as Allied Riser's financial advisor in connection with the merger. The directors authorized management to finalize the agreement with Houlihan Lokey. Mr. Dinsmore advised the directors with respect to the terms of the merger agreement being negotiated with Cogent. Representatives of Jones, Day, Reavis & Pogue also advised the directors regarding certain legal matters. The board discussed the proposed transaction, which contemplated a closing date of December 31, 2001, the issuance by Cogent of at least $65 million of its Series C preferred stock, a lockup agreement with each of Norwest Venture Partners VII, LP, Telecom Partners II, and Crescendo World Fund, LLC, significant stockholders of Allied Riser, and the receipt of third party consents. The directors also discussed potential impediments to consummation of the merger, including the possible delisting of Allied Riser's stock by the Nasdaq, the difficulties faced by Cogent in a successful listing of its stock upon consummation of the proposed transaction, and the negotiation by Cogent of a new credit facility.

    On August 20, 2001, a special meeting of the board of directors of Cogent was held to discuss this opportunity. Mr. Schaeffer and Ms. Lee discussed the progress of the negotiations with Allied Riser and presented an analysis of the proposed combination from a financial point of view.

    During the period between August 20, 2001 and August 27, 2001, representatives of Allied Riser and Cogent continued to discuss the terms of the merger. Allied Riser and Cogent agreed that the merger structure should be modified from the draft merger agreement discussed with the respective boards of directors on August 20, 2001, in which Cogent was to merge directly into Allied Riser, with Allied Riser surviving, to a reverse triangular merger in which a new subsidiary of Cogent, formed solely for the purpose of the merger, would merge with and into Allied Riser, with Allied Riser surviving as a wholly-owned subsidiary of Cogent, and with the receipt by Allied Riser stockholders of registered shares of Cogent common stock in exchange for their shares of Allied Riser common stock. Allied Riser and Cogent determined that the new merger structure would permit both Cogent and Allied Riser to survive, thereby avoiding the need to assign certain commercial agreements and licenses from one company to the other, while still qualifying as a reorganization for tax purposes. The merger agreement was modified to reflect the new terms.

    Following extensive discussions and after five teleconferences during the period between August 20, 2001 and August 27, 2001, the Cogent board of directors unanimously approved the merger agreement and the merger on August 27, 2001.

    On August 27, 2001 the Allied Riser board met by telephone conference call to discuss the status of the proposed merger agreement and to be advised by Houlihan Lokey as to its financial analysis of the proposed merger. After a presentation by representatives of Houlihan Lokey, the directors discussed issues raised by the Houlihan Lokey presentation including the likelihood that Allied Riser could successfully (1) restructure its debt and capital lease obligations and (2) implement its business plan. To permit due consideration of the merger, the directors requested additional information from Houlihan Lokey regarding the ability of the combined entity to meet its obligations and the value available to various constituencies of Allied Riser upon consummation of the proposed merger with Cogent. The board adjourned the meeting with agreement to reconvene the following day. On August 28, 2001, the Allied Riser directors met by telephone conference call and representatives of Houlihan Lokey made a presentation regarding the financial analysis they had performed with respect to the possible business combination with Cogent. Legal counsel advised the directors with respect to certain legal matters and changes in the proposed terms of the merger agreement since the board's meeting of August 20. The directors then discussed the proposed transaction and asked questions of the legal and financial advisors. At the conclusion of the discussions, a representative of Houlihan Lokey orally informed the Allied Riser board, which oral advice was subsequently confirmed in writing, that in Houlihan Lokey's opinion, the merger and exchange of Allied Riser shares as provided in the merger agreement were fair to the Allied Riser stockholders from a financial point of view, and fair to the Allied Riser creditors (on an aggregate basis) from a financial point of view. At that point, the representatives of Houlihan Lokey and legal counsel were excused from the meeting and the directors further discussed the possible transaction. At the conclusion of these discussions, the Allied Riser board unanimously approved the merger agreement and the related transactions.

    The merger agreement approved by the respective boards of directors of Cogent and Allied Riser was executed by each company on August 28, 2001, and Cogent and Allied Riser issued a joint press release the following morning.

    On September 24, 2001, the Allied Riser board met by telephone conference call to discuss, among other things, the status of the proposed merger with Cogent, including the status of Cogent's issuance of its Series C preferred stock. On October 1 and 2, Mr. Schaeffer and Mr. Dinsmore met in Dallas to discuss the progress of the merger. Since the execution of the merger agreement, Cogent had acquired certain assets and liabilities of NetRail, Inc., and Allied Riser had made substantial progress in negotiating with various creditors and vendors regarding the settlement and termination of certain agreements. In addition, the financial markets had materially deteriorated, particularly for the stocks of communications companies. Given the occurrence of these events and Cogent's and Allied Riser's desire to file this proxy statement/prospectus promptly, Mr. Schaeffer and Mr. Dinsmore agreed to consider an amendment to the merger agreement to provide, among other things that (1) this proxy statement/prospectus would be filed by a specific date, (2) Cogent would complete the issuance of its Series C preferred stock by a specific date, and (3) Allied Riser would have additional flexibility to restructure or terminate certain agreements.

    On October 4, 2001, the Allied Riser board met by telephone conference call to discuss the proposed amendment to the merger agreement. Mr. Dinsmore described certain changes in circumstances that had occurred since the signing of the merger agreement, including the decrease in the anticipated issuance of Cogent's Series C preferred stock from approximately $130 million to approximately $65 million and Allied Riser's success in negotiating a reduction of its capital lease obligations. Mr. Dinsmore further described the status of Allied Riser's initiatives regarding reduction of its costs and of discussions regarding the terms of the proposed amendment to the merger agreement, including an increase in the amount of Cogent stock to be received by the Allied Riser stockholders in the merger, the obligations of Cogent to complete the issuance of its Series C preferred stock, and of Cogent and Allied Riser to file the proxy statement/prospectus by specific dates, and the increase in the amount of cash expenditures that Allied Riser would be permitted to make during the fourth quarter 2001, the designation by Allied Riser of an additional director to Cogent's board, and various other minor provisions. The directors then discussed the proposed amendment. At the conclusion of the discussion, the directors present authorized management to complete negotiation of the proposed amendment.

    Management of both companies continued to discuss certain provisions of the proposed amendment. Cogent learned, and informed Allied Riser, that the proceeds from Cogent's Series C preferred stock offering would be $62.0 million. Under the merger agreement, a condition to Allied Riser's obligation to close the merger was that Cogent realize at least $65.0 million in exchange for issuance of its Series C preferred stock. In addition, Allied Riser and Cogent discussed the effects on the respective valuation of the companies of Cogent's NetRail acquisition and of Allied Riser's successful settlement of its credit facility with a major supplier. In view of these circumstances, and in order to induce Allied Riser to agree to amend the merger condition regarding minimum proceeds in Cogent's Series C offering, Cogent agreed to increase the amount of Cogent common stock to be received by Allied Riser stockholders in the merger. The additional Cogent stock would result in an increase in the potential post-merger value of the Cogent stock distributed to Allied Riser stockholders from $20 million to $25 million. Cogent agreed to Allied Riser's request to delete the requirement that certain stockholders of Allied Riser enter into lockup agreements with Cogent, which affected Norwest Venture Partner VII, LP, Telecom Partners II and certain of its affiliates, and Crescendo World Fund, LLC and certain of its affiliates, however, Cogent requested that in exchange for the elimination of the lockup agreements, the parties to the lockup agreements enter into voting agreements in which they agreed to vote in favor of the merger. These and other changes were included in the proposed amendment to the merger agreement.

    On October 10, 2001, the Allied Riser board met by telephone conference call. Mr. Dinsmore detailed the terms of the proposed amendment to the merger agreement, including, without limitation:

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  increasing the valuation of Cogent common stock to be issued to Allied Riser stockholders to $25.0 million;

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  increasing Allied Riser's authorized company cash expenditures by $5.0 million for the fourth quarter of 2001;

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  permitting Allied Riser to terminate the merger agreement if this proxy statement/prospectus shall not have been filed with the SEC on or prior to October 16, 2001;

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  permitting Allied Riser to terminate the merger agreement if Cogent shall not have issued at least $62.0 million of its Series C preferred stock for cash on or prior to October 17, 2001; and

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  elimination of the lockup agreements that, under the merger agreement, were to be executed by certain stockholders of Allied Riser and in place thereof, execution of a voting agreement by those stockholders.

    Following discussions of the terms of the proposed amendment, the board authorized Mr. Dinsmore and the other members of senior management to continue the negotiations and to finalize an amendment to the merger agreement.

    On October 11, 2001 Cogent's board of directors met by telephone to consider, among other matters, the status of the merger with Allied Riser. The board reviewed with management the current terms of the amendment under discussion and confirmed management's authorization to negotiate and enter into an amendment to the merger agreement.

    Management of both companies continued to negotiate final provisions in the proposed amendment to the merger agreement. Allied Riser management expressed the desire to avoid the forced sale by its stockholders of the Cogent stock they would get in the merger if Cogent management decided to take Cogent private, even though Cogent had not expressed any intention to do so. Cogent agreed to add a prohibition to the amendment on effecting a going-private transaction for at least six months following the consummation of the merger. Allied Riser also requested a covenant that Cogent not acquire or agree to acquire another material business or person prior to the consummation of the merger. Cogent agreed and added this provision to the proposed amendment to the merger agreement. On October 13, 2001, Cogent and Allied Riser executed the amendment to the merger agreement.

Recommendation of the Allied Riser Board of Directors; Allied Riser's Reasons for the Merger

    The Allied Riser board of directors believes that the merger is in the best interests of Allied Riser's stockholders and has unanimously approved the merger agreement and declared it to be advisable, and unanimously recommends that Allied Riser stockholders vote "FOR" adoption of the merger agreement and approval of the merger.

    In reaching its decision, the Allied Riser board of directors consulted with Allied Riser's management and its financial and legal advisors, and considered a variety of factors, including the following:

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  the per share merger consideration in relation to recent market trading prices for Allied Riser common stock;

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  Cogent's covenant not to go private for a period of six months following the effective time of the merger;

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  conditions in the telecommunications services industry particularly with respect to lack of access to additional capital and Allied Riser's business, operations, financial condition, earnings, and prospects as an independent company, including Allied Riser's ability to locate network connectivity partners on a timely and cost-effective basis and the ability of the Cogent network to provide needed connectivity to implement Allied Riser's business plan;

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  the anticipated financial resources of the combined entity, given the expected debt and equity sources of capital following consummation of the merger, including Cogent's anticipated issuance of its Series C preferred stock and its anticipated equipment financing and working capital facility;

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  the trend of further consolidation in the telecommunications industry and the decreasing number of available strategic partners for Allied Riser;

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  significant declines in the valuation of competitive telecommunications providers, continued weakness in the demand for information and technology and telecommunications services, and business failures of Broadband Office and OnSite Access, prominent companies in markets similar to Allied Riser's;

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  Allied Riser's prospects as an independent company, the constraints on Allied Riser's ability to pursue its strategic objectives due to its limited access to capital and its present size, and the belief that Allied Riser's prospects would be enhanced by the merger;

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  the ability of Allied Riser to effect a restructuring of its current debt on acceptable terms and Houlihan Lokey's advice that in the event of a possible liquidation stockholders would likely receive no value for their shares;

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  the opportunity for Allied Riser stockholders to participate in a company with greater financial resources and access to capital and long term contracts to use nationwide fiber-optic intercity and intra-city networks;

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  the opinion of Houlihan Lokey that, as of the date of its opinion, the merger and the exchange of Allied Riser shares as provided in the merger agreement were fair to the Allied Riser stockholders and fair to Allied Riser's creditors (on an aggregate basis) from a financial point of view and the fact that the opinion of Houlihan Lokey was not updated in connection with the amendment to the merger agreement or the material events or changes in circumstances that occurred after August 28, 2000, including the settlement of capital lease obligations of a subsidiary of Allied Riser and the inability to restructure Allied Riser's convertible subordinated notes, that would have affected the analysis of Houlihan Lokey as to the fairness of the merger from a financial point of view and the opinion delivered by Houlihan Lokey on August 28, 2001. See "—Opinion of Allied Riser's Financial Advisor;"

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  the determination by the Allied Riser directors that no update to Houlihan Lokey's opinion was necessary in connection with the amendment to the merger agreement and the fact that the directors did not rely on the Houlihan Lokey opinion in connection with the amendment;

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  the anticipated effectiveness of the merger in implementing Allied Riser's strategy to provide in-building services utilizing its broadband data network;

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  the potential increased scale, scope, and financial strength of the combined company, the potential greater liquidity of the combined company and the combined company's potential for increased access to capital;

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  the business, operations, financial condition, earnings, and prospects of Allied Riser and Cogent, taking into account the results of Allied Riser's due diligence review of Cogent;

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  the anticipated financial impact of the proposed transaction on the combined company's financial performance, including the resulting company's capital structure;

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  the complementary nature of the businesses of Allied Riser and Cogent;

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  the structure of the merger and the financial and other terms of the merger agreement;

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  the ability of Allied Riser under certain conditions to consider unsolicited alternative proposals, its ability to terminate the merger agreement under certain conditions, and the termination fees payable on certain termination events;

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  the likelihood that the common stock of Allied Riser will be delisted from quotation and trading on the NASDAQ National Market System if Allied Riser remained an independent company;

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  the anticipated tax treatment of the merger.

    Allied Riser's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

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  the risk that the potential benefits in the merger might not be fully realized;

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  the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Allied Riser's customers, creditors, and employees;

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  the likelihood that Cogent would complete its issuance of preferred stock and receive certain consents, as set forth in the merger agreement;

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  the fact that Cogent has been in business for a limited time, has limited revenues, and has yet to earn a profit;

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  the risk that Cogent will be unable to list its common stock for quotation on the NASDAQ National Market System or other national securities exchange;

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  as described on pages 43 and 44 of this proxy statement/prospectus, and by virtue of certain indemnification rights, change in control arrangements, and accelerated vesting of stock options, restricted shares, and deferred share units, the fact that certain members of Allied Riser's board of directors and management might have interests in the merger that are different than those of other Allied Riser stockholders;

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  the risk of possible delays associated with the completion of the merger; and

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  the other risks described under "Risk Factors" beginning on page 13 of this proxy statement/prospectus.

    The foregoing discussion of the information and factors considered by the Allied Riser board of directors is not exhaustive, but includes the material factors considered by the Allied Riser board of directors. The Allied Riser board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Allied Riser board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Allied Riser board of directors may have given differing weights to different factors.

    The Allied Riser board of directors unanimously recommends that Allied Riser stockholders vote "FOR" the adoption of the merger agreement and approval of the merger.

Opinion of Allied Riser's Financial Advisor

    Allied Riser initially retained Houlihan Lokey in July 2001, to advise the board regarding Allied Riser's business and possible strategic alternatives. This engagement was terminated by Allied Riser on October 29, 2001, however, subsequent to the initial engagement Houlihan Lokey was retained by the Allied Riser board of directors to analyze the fairness of the merger from a financial point of view to stockholders on the one hand, and and to all Allied Riser creditors considered on an aggregate basis, on the other. It was Houlihan Lokey's understanding that the opinion with respect to the creditors (on an aggregate basis) was being delivered solely as a condition to the merger agreement as it existed on August 28, 2001 without regard to subsequent amendments. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

    At the meeting of the Allied Riser board of directors on August 28, 2001, Houlihan Lokey rendered its oral opinion, subsequently confirmed in writing, that as of August 28, 2001, and subject to and based upon the various qualifications and assumptions set forth in its written opinion, the consideration to be received by the stockholders of Allied Riser in connection with the merger as described in the merger agreement as it existed on August 28, 2001 without regard to subsequent amendments was fair, from a financial point of view, to Allied Riser's stockholders, as well as to all of Allied Riser's creditors on an aggregate basis. The full text of Houlihan Lokey's written opinion, dated August 28, 2001, to the board of directors, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C, and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of such opinion. Stockholders and creditors of Allied Riser are urged to, and should, read the opinion in its entirety. The engagement of Houlihan Lokey and its opinion are for the benefit of Allied Riser's board of directors. Houlihan Lokey undertook no obligation to update its opinion following its delivery on August 28, 2001. In particular, the Allied Riser board of directors did not request, nor did Houlihan Lokey deliver any update to the opinion in connection with the amendment of the merger agreement signed on October 13, 2001. The board of directors determined that each of the provisions of the amendment provided a benefit to Allied Riser stockholders and did not justify the reissuance of the opinion. The approval of the directors of the amendment to the merger agreement or the material events or changes in circumstances that occurred after August 28, 2001, would have affected the analysis of Houlihan Lokey as to the fairness of the merger from a financial point of view and the opinion delivered by Houlihan Lokey on August 28, 2001.

    Following the delivery by Houlihan Lokey of its opinion on August 28th, Allied Riser and Cogent entered into an amendment to the merger agreement on October 13, 2001. The amendment principally increased the valuation of Cogent common stock to be issued to Allied Riser's stockholders in connection with the merger, prohibited Cogent from consummating a going private transaction for a period of six months following the merger, increased Allied Riser's authorized company cash expenditures for the fourth quarter of 2001, prohibited Cogent from making certain acquisitions of material businesses or assets prior to the effectiveness of the merger, permitted Allied Riser to enter into certain settlement agreements with its creditors, permitted Allied Riser to terminate the merger agreement upon the occurrence or non-occurrence of certain events, eliminated certain lock-up agreements which were to be executed by certain stockholders of Allied Riser, required Allied Riser to use its reasonable best efforts to cause certain stockholders to execute voting agreements with respect to the merger and moved back the date on which either party could terminate the merger agreement in the event the merger has not occurred. In addition to the amendment to the merger agreement, certain other significant events occurred following the delivery by Houlihan Lokey of its opinion on August 28th, including the acquisition by Cogent of certain assets of NetRail on September 6, 2001, the settlement by Allied Riser of certain of its capital lease obligations on October 9, 2001, the issuance by Cogent of approximately $62 million of its Series C preferred stock on October 17, 2001, and the agreement in October 2001 to increase the amount available under Cogent's credit facility with Cisco Systems Capital Corporation. These events would have affected Houlihan Lokey's analysis as to the fairness of the merger from a financial point of view.

    Houlihan Lokey did not, and was not requested by Allied Riser to, make any recommendations as to the form or amount of consideration to be received by the Allied Riser stockholders, the market value or realizable value of Cogent common stock given as consideration in the merger, the prices at which Cogent common stock may sell in the future following the merger, or the tax or legal consequences of the merger, and Houlihan Lokey does not express any opinion as to the fairness of any aspect of the merger not expressly addressed in its fairness opinion. Allied Riser agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey.

    Houlihan Lokey's opinion did not address Allied Riser's underlying business decision to effect the merger. Houlihan Lokey was not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Allied Riser. Furthermore, Houlihan Lokey has not negotiated the merger.

    The opinion did not constitute a recommendation to the board of directors as to whether or not to support the merger and recommend it to Allied Riser's stockholders and did not and does not constitute a recommendation to Allied Riser stockholders as to whether or not to vote in favor of the merger.

Matters Reviewed

    In arriving at its opinion, among other things, Houlihan Lokey:

  •
  reviewed Allied Riser's annual report on Form 10-K for the fiscal year ended December 31, 2000 and quarterly reports on Form 10-Q for the quarters ended March 31, 2001, and June 30,

    2001, which Allied Riser's management identified as being the most current financial statements available;

  •
  reviewed Cogent's audited financial statements for the fiscal year ended December 31, 2000 and Cogent's unaudited interim financial statements for the six months ended June 30, 2001, which Cogent's management identified as being the most current financial statements available;

  •
  reviewed the form of the merger agreement as it existed on August 28, 2001 without regard to subsequent amendments;

  •
  reviewed copies of the following agreements: (i) Indenture to the Company's 7.5% Convertible Subordinated Notes due 2007, (ii) Master Agreement to Lease Equipment with Cisco Systems Capital Corporation, (iii) various Transit Agreements (e.g. AT&T, Sprint, Qwest, etc.), (iv) various Telecommunications License Agreements, (v) Cogent's Series A Participating Convertible Preferred Stock Purchase Agreement, (vi) Cogent's Series B Participating Convertible Preferred Stock Purchase Agreement, and (vii) Cogent's Summary of Terms for its proposed issuance of Series C Preferred Stock as of August 9, 2001;

  •
  met with certain members of the senior management of Allied Riser and Cogent to discuss the merger as well as the operations, financial condition, future prospects and projected operations and performance of Allied Riser and Cogent;

  •
  reviewed forecasts and projections prepared by Allied Riser's management with respect to Allied Riser for the years ended December 31, 2001 through 2006;

  •
  reviewed forecasts and projections prepared by Cogent's management with respect to Cogent for the years ended December 31, 2001 through 2011;

  •
  reviewed the historical market prices and trading volume for Allied Riser's publicly traded securities;

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Allied Riser;

  •
  reviewed drafts of certain documents to be delivered at the closing of the merger;

  •
  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Assumptions and Limitations

    Houlihan Lokey's opinion was based on the business, economic, market, and other conditions that existed as of August 28, 2001. Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it by Allied Riser and Cogent had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Cogent and Allied Riser, and that there had been no material change that had not been disclosed to it by Allied Riser and Cogent in the assets, financial condition, business or prospects of Cogent or Allied Riser since the date of the most recent financial statements made available to it.

    Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Cogent or Allied Riser and did not assume any responsibility with respect to it. Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of Cogent or Allied Riser. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it at the date of the opinion.

    The conclusion resulting from the analyses indicated that as of the date such opinion was rendered, the merger as described in the merger agreement as it existed on August 28, 2001, was fair to the stockholders of Allied Riser from a financial point of view and fair to Allied Riser's creditors (on an aggregate basis) from a financial point of view. Houlihan Lokey undertook no obligation to update its opinion following its delivery on August 28, 2001 and no such update was requested or received by the board of directors in connection with the approval by the directors of the amendment to the merger agreement or the material events or changes in circumstances that occurred after August 28, 2001, which would have affected the analysis of Houlihan Lokey as to the fairness of the merger from a financial point of view and the opinion delivered by Houlihan Lokey on August 28, 2001.

Valuation of Cogent Communications Group, Inc.

    The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering its fairness opinion on August 28, 2001 to the Allied Riser board of directors. Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the consideration to be received by the Allied Riser stockholders in the merger as described in the merger agreement as it existed on August 28, 2001, without regard to subsequent amendments. Each methodology provided an estimate as to the aggregate value of the equity Allied Riser stockholders will receive in the merger. The summary of the financial analyses was not a complete description of the analyses performed by Houlihan Lokey. The Houlihan Lokey opinion is based upon the totality of the various analyses performed by Houlihan Lokey and reliance on any particular portion of the analyses without considering all analyses and factors could create a misleading or incomplete view of the process underlying the opinion.

    Comparable Company Analysis.

    Using publicly available information, Houlihan Lokey compared selected financial data of Cogent with similar data of selected companies engaged in businesses considered by Houlihan Lokey to be comparable to that of Cogent. Houlihan Lokey included in its selected comparable companies Broadwing Inc., Focal Communications Corp., Genuity Inc., Level 3 Communications, Inc., Metromedia Fiber Network, Inc., SAVVIS Communications Corp., Time Warner Telecom Inc., Williams Communications Group, and XO Communications, Inc. The purpose of the comparable company analysis was to establish a range for the potential equity value of Cogent, by selecting certain operating results commonly used in the public equity markets to value the comparable companies and applying a range of multiples to similar projected operating results of Cogent.

    Inherent differences exist between the businesses, operations and prospects of Cogent and the comparable companies. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Cogent and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies. Set forth below is the table presented by Houlihan Lokey to the Allied Riser Board of Directors regarding its comparable company analysis.

COGENT COMMUNICATIONS
STAND-ALONE VALUATION

	Enterprise Value	Less: Debt as of 6/30/01	Implied Equity Value
Comparable Public Company Approach
Implied Valuation Based on Projected 2003 Revenue	$347	$140	$207
Implied Valuation Based on Projected 2003 EBITDA	$425	$140	$285

    Discounted Cash Flow Analysis

    Based upon projections furnished by Cogent management, Houlihan Lokey performed a discounted cash flow analysis, calculating the debt-free cash flows (i.e., cash flows before payments made to equity investors and holders of interest-bearing debt) that Cogent expected to generate for the fiscal years ending December 31, 2001 through 2006. Houlihan Lokey also calculated a range of terminal values for Cogent at the conclusion of a five-year period ending in 2006. In calculating this range in terminal value, Houlihan Lokey used terminal multiples ranging from 4.5 to 5.5 times projected fiscal 2006 EBITDA. Houlihan Lokey then discounted these debt-free cash flows and the range of these terminal values to the present using a range of discount rates from 45% to 55%. Houlihan Lokey selected these discount rates based on assumed rates of return necessary to justify an investment in comparable, late-stage venture capital companies.

    Although the Allied Riser directors noted the terminal multiples and the discount rates used by Houlihan Lokey, they did not form an independent judgment as to whether the terminal multiples and discount rates were reasonable. The directors believed that Houlihan Lokey had sufficient experience in evaluating companies in the telecommunications industry they could rely on these assumptions as being appropriate for a discounted cash flow analysis of Cogent.

    Set forth below is Houlihan Lokey's discounted cash flow analysis as presented to the Allied Riser directors:

COGENT COMMUNICATIONS
DCF VALUATION

		Fiscal Year Ended December 31,
	3 Mos. Ended Dec. 31, 2001
		2002	2003	2004	2005	2006
EBITDA	$(14.8)	$(10.0)	$169.9	$414.9	$560.8	$804.6
less: Capital Expenditures	(33.6)	(147.5)	(127.8)	(140.5)	(186.4)	(140.3)
less: Changes in Working Capital	(6.7)	(15.8)	(24.2)	(42.1)	(20.9)	(21.5)
less: Taxes	—	—	—	(46.9)	(157.2)	(268.8)
Terminal Value	—	—	—	—	—	4,023.0

Free Cash Flow	$(55.1)	$(173.4)	$17.8	$185.4	$196.3	$4,396.9
Years Until Cash Flow Receipt	0.25	1.25	2.25	3.25	4.25	5.25
Discounted Cash Flows	$(49.8)	$(104.4)	$7.2	$49.6	$35.0	$523.2

	Fiscal Year Ended December 31,
3 Mos. Ended Dec. 31, 2001
	2002	2003	2004	2005	2006
Discount Rate	4.50x	4.75x	5.00x	5.25x	5.50x

	Terminal Year Multiple
45.0%	$512.3	$540.9	$569.5	$598.1	$626.7
47.5%	$460.0	$486.1	$512.3	$538.4	$564.6
50.0%	$412.9	$436.8	$460.8	$484.7	$508.6
52.5%	$370.5	$392.4	$414.4	$436.3	$458.3
55.0%	$332.2	$352.4	$372.5	$392.7	$412.8

    New Money Valuation Analysis

    Houlihan Lokey reviewed the summary of terms for the proposed issuance by Cogent of its Series C Preferred Stock to a group of third-party investors. As of August 28, 2001, Houlihan Lokey was advised that Cogent was in the process of negotiating a private placement of $130 million in Series C Preferred Stock. Such shares were being valued based on arms length negotiations between Cogent and a group of investors.

    The Series C Preferred Stock, as initially presented in the term sheet provided to Houlihan Lokey and as finally negotiated, is convertible at any time by a holder into shares of Cogent common stock on a one-for-one basis. As initially presented and as finally negotiated, each share of Series C Preferred Stock has a liquidation preference of two times the amount paid to Cogent for such share. The initial term sheet contemplated antidilution protection for the Series C Preferred Stock if Cogent were to sell equity subsequent to the Series C Preferred Stock financing at a value less than the financing based upon a weighted average formula for all subsequent equity offerings by Cogent. The final terms for the financing provided full antidilution protection for any offering by Cogent of equity at less than the value set in the financing.

    The price per share of the Cogent Series C Preferred Common Stock was not determined as of August 28, 2001, but the exchange ratio in the merger agreement prior to its amendment provided that the Allied Riser stockholders would receive no less than 7.4% of the fully-diluted equity of Cogent in the merger, even if Cogent raised more money in its Series C Preferred Stock financing than originally contemplated, and that Allied Riser could elect to terminate the merger agreement if Cogent raised less than $65 million in its financing. At the time the Allied Riser Board of Directors approved the amendment to the merger agreement on October 10, 2001, the price for a share of the Cogent Series C Preferred Stock was set at $1.2467 per share, or $12.467 per share on a reverse-split-adjusted basis.

    Houlihan Lokey drew no specific conclusion from its comparable company, discounted cash flow and new money valuation analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the facts and circumstances relevant to its opinion.

    Houlihan Lokey presented the following table to the Allied Riser Board of Directors that reflects the three approaches for valuing Cogent prior to the contribution of the Allied Riser business.

COGENT COMMUNICATIONS
STAND-ALONE VALUATION

	Enterprise Value	Less: Debt as of 6/30/01	Implied Equity Value
Comparable Public Company Approach
Implied Valuation Based on Projected 2003 Revenue	$347	$140	$207
Implied Valuation Based on Projected 2003 EBITDA	$425	$140	$285
Discounted Cash Flow Approach
Implied Discounted Cash Flow Valuation	$461	$140	$321
New Money Valuation Approach
Post Money Implied Valuation	$374	$140	$235

Implied Value	$380	$140	$240

    Debt Assumption Analysis

    Houlihan Lokey analyzed assumed trading values and potential recoveries with respect to creditors on an aggregate basis under the combined entity to assess the fairness of the merger as it existed on

August 28, 2001 without regard to subsequent amendments. Houlihan Lokey assessed the risk profile and leverage of the combined entity to determine likely recovery for creditors of Allied Riser. Houlihan Lokey discounted various obligations at rates it deemed appropriate to reflect the risk inherent in the merged entity.

Review of Strategic Alternatives to the Merger

    In evaluating the fairness for Allied Riser's stockholders, as well as Allied Riser's creditors on an aggregate basis, Houlihan Lokey considered the expected value to Allied Riser's stockholders and creditors of completing the merger and certain alternatives to the merger, in each case, as described in the merger agreement as it existed on August 28, 2001 without regard to subsequent amendments and material events that occured after August 28, 2001. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to the stockholders, the probability of successfully completing the alternatives, and the cost and time to implement the alternatives. For purposes of this analysis, Houlihan Lokey considered the following strategic alternatives: (1) pursuit of a wholesale model providing in-building access to other carriers and subsequent bankruptcy at year end 2002; (2) negotiated out-of-court debt restructuring and liquidation; and (3) immediate filing for Chapter 11 bankruptcy protection.

    Houlihan Lokey noted that of the strategic alternatives considered, the merger as described in the merger agreement as it existed on August 28, 2001 without regard to subsequent amendments and material events that occured after August 28, 2001 appeared to provide the greatest value to Allied Riser's stockholders and creditors (on an aggregate basis) on a risk-adjusted basis. Set forth below is the table presented to the Allied Riser Board of Directors by Houlihan Lokey regarding strategic alternatives:

ALLIED RISER ALTERNATIVES
COMMON EQUITY
($ IN MILLIONS)

	Low	High
Enterprise value	$380	$410
Less: Debt as of June 30, 2001	140	140

Value of Cogent Communications Common Equity	240	270

8% Equity Allocation to Allied Riser Common Equity(1)	19	22
Less: Discount(2)	35%	25%

Implied Consideration to Allied Riser Common Equity	$12	$16
Stand Alone Alternative
Scenario 1—Liquidation	$0	$0
Scenario 2—Out of Court Restructuring	$13	$15
Current Market Value	$8	$10

(1)
Represents 8% of stand-alone Cogent equity. Does not include any value derived through contribution of Allied Riser assets.

(2)
Represents discounts for lack of marketability and liquidation preference of preferred.

Conclusion

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to Cogent, Allied Riser, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of management of either company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. You should carefully read this summary in conjunction with the opinion letter dated August 28, 2001 which is included as Appendix C to this proxy statement/prospectus.

    In accordance with the terms of its engagement letter and in addition to the fees payable by Allied Riser to Houlihan Lokey pursuant to its initial engagement, Allied Riser agreed to pay Houlihan Lokey a fee of $700,000, plus reasonable out-of-pocket expenses, for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the opinion of the merger being favorable or upon the successful completion of the merger. Allied Riser has also agreed to indemnify Houlihan Lokey against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of the engagement of Houlihan Lokey. In addition, Allied Riser has entered into an amendment to the merger agreement based on certain changes in circumstances that have occurred since the Houlihan Lokey opinion was delivered. Such changed circumstances were not considered in the opinion and would have affected the analysis and/or conclusions reached by Houlihan Lokey, if Houlihan Lokey had been requested to update its opinion.

Recommendation of the Cogent Board of Directors; Cogent's Reasons for the Merger

    The Cogent board of directors has unanimously adopted and approved the merger agreement and has recommended approval of the merger to its stockholders. In the course of reaching its decision to adopt and approve the merger agreement and the merger and to recommend approval to its stockholders, the Cogent board of directors consulted with legal advisors and considered a number of factors, including, among others, the following principal factors that were material to the decision:

  •
  current industry, market and economic conditions, including the continuing trend of consolidation in the telecommunications industry and the importance of operational sales in remaining competitive in the long term;

  •
  the strategic fit between the two companies and the potential for a combined company with greater financial and operational strength, including the belief that the combined company's stronger balance sheet will enable it to accelerate execution of its business plan, effect capital expenditure cost savings, and enhance the combined company's access to capital;

  •
  the complementary nature of the companies' network footprint and service offerings;

  •
  common technology platform and operational support systems;

  •
  the perceived operating efficiencies of the combined company due to lower building connectivity costs, based upon Cogent's analysis of the licenses that Allied Riser holds to service potential customers by its in-building network, which identified approximately 430 buildings in various markets that are close to Cogent's out-of-building network in those markets. This is expected to result in lower end-to-end service costs to those customers; and

  •
  the financial condition of the combined company after the transaction, including its pro forma market capitalization, revenues, and potential profits and earnings.

    In the course of deliberations, Cogent also considered a number of additional factors relevant to the merger, including:

  •
  the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including investigating strategic transactions with other companies;

  •
  the potential for an increase or decrease in the market price of the combined company;

  •
  the potential for improved trading liquidity for stockholders of the combined company;

  •
  the terms and conditions of the merger agreement, including the termination fees and the "fiduciary duty outs," the agreements contemplated by the merger agreement, and the closing conditions;

  •
  the expected qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code;

  •
  the impact of the merger on Cogent and Allied Riser customers, suppliers, and employees; and

  •
  the likelihood that the merger will be completed.

    Cogent also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

  •
  the risk that, despite Cogent and Allied Riser's efforts after the merger, the combined company may lose key personnel;

  •
  the risk that Cogent and Allied Riser's customers and suppliers might cease doing business with the combined company;

  •
  the risk of potential adverse effects of one-time and/or recurring charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies;

  •
  the risk that the potential benefits of the merger might not be fully realized;

  •
  the effect on the interests of Cogent stockholders associated with becoming a public company and the difficulties for Cogent in establishing and maintaining quotation or listing on the Nasdaq National Market or on a national securities exchange; and

  •
  the risk of litigation by stockholders and noteholders of Allied Riser.

    Cogent believes that these and other risks can be avoided or mitigated, and that, overall, they are outweighed by the potential benefit of the merger.

    The foregoing discussion of the information and factors considered by the Cogent board of directors is not exhaustive but does include material factors considered by the Cogent board of directors. The Cogent board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Cogent board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Cogent board of directors may have given differing weights to different factors.

Regulatory Approvals Required for the Merger

    Cogent and Allied Riser have agreed to use their reasonable best efforts to obtain all regulatory approvals required in order to consummate the merger. Cogent and Allied Riser have either filed, or intend to file promptly after the date of this document, applications and notifications to obtain the required regulatory approvals, including approval from the Federal Communications Commission and various state regulatory authorities. Cogent and Allied Riser cannot provide any assurances that the required regulatory approvals will be obtained and, if obtained, as to the date of any of these approvals or the absence of any litigation challenging them or the merger. We can also not assure you that regulatory authorities will not, as a condition to granting their approval, require us to take actions that could adversely affect the expected value of the combined company following the merger.

    Allied Riser has been granted authorizations to provide telecommunications services by federal and state regulatory agencies, but does not believe these authorizations are required to conduct its business. Allied Riser will seek the approval of the relevant regulatory agencies prior to consummating the merger to the extent required by the merger agreement and may otherwise seek approval of the relevant regulatory agencies prior to consummating the merger to the extent necessary to maintain these authorizations.

Material U.S. Federal Income Tax Consequences

    The following describes the material U.S. federal income tax consequences of the merger. This discussion does not address all of the federal income tax consequences that may be important to holders of Allied Riser common stock in light of their particular circumstances; nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

  •
  insurance companies;

  •
  financial institutions;

  •
  dealers in securities;

  •
  traders in securities that elect a mark to market method of accounting;

  •
  tax-exempt organizations;

  •
  stockholders who hold their shares as a part of a hedge, constructive sale, straddle, or conversion transaction;

  •
  stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

  •
  foreign persons.

This discussion also assumes that you hold your Allied Riser common stock as a capital asset.

    No information is provided in this document or the tax opinions referred to in the following paragraphs with respect to the tax consequences, if any, of the merger under applicable foreign, state, local, and other tax laws. This discussion is based, and the tax opinions referred to in the following paragraphs will be based, upon the provisions of the Internal Revenue Code, applicable Treasury Regulations, IRS rulings, and judicial decisions, as in effect as of the date of this document or the date of the tax opinions, as the case may be. There can be no assurance that future legislative, administrative, or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger, and none of the tax opinions of counsel to be received in connection with the merger will be binding on the IRS. The tax opinions referred to in the following paragraphs rely on facts, assumptions and representations of factual statements and covenants contained in officer's certificates of Allied Riser, Cogent and merger subsidiary. In addition, the opinions set forth below assume the absence of changes in facts or in law between the date of this proxy statement/prospectus and the effective time of the merger.

    We encourage each holder of Allied Riser common stock to consult its own tax advisor as to the particular tax consequences to it of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and of changes in applicable tax laws.

  Tax Treatment of Allied Riser Stockholders and Allied Riser

    Subject to the limitations and qualifications set forth in this section "Material U.S. Federal Income Tax Consequences" and in the opinion filed as Exhibit 8.1 to the registration statement, it is the opinion of Jones, Day, Reavis & Pogue, counsel to Allied Riser, that the merger will result in the following U.S. federal income tax consequences to holders of Allied Riser common stock and Allied Riser:

  •
  The merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  •
  Allied Riser will be a "party to the reorganization" within the meaning of section 368(b) of the Internal Revenue Code;

  •
  A holder of Allied Riser common stock will not recognize gain or loss on the exchange of Allied Riser common stock for Cogent stock pursuant to the merger;

  •
  The tax basis of the Cogent common stock received by each holder of Allied Riser common stock pursuant to the merger will be equal to the tax basis of the Allied Riser common stock surrendered in exchange therefor;

  •
  The holding period of the Cogent common stock received by each holder of Allied Riser common stock will include the holding period for the Allied Riser common stock surrendered in exchange therefor; and

  •
  Allied Riser will not recognize any gain or loss as a result of the merger.

Each holder of Allied Riser common stock receiving Cogent common stock as a result of the merger will be required to retain certain records and file with its federal income tax return a statement setting forth certain facts relating to the merger.

  Tax Treatment of Cogent and merger subsidiary

    Subject to the limitations and qualifications set forth in this section "Material U.S. Federal Income Tax Consequences" and in the opinion addressed solely to Cogent and filed as Exhibit 8.2 to the registration statement, it is the opinion of Latham & Watkins, counsel to Cogent and merger subsidiary, that:

  •
  The merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  •
  Cogent and merger subsidiary will each be a "party to the reorganization" within the meaning of section 368(b) of the Internal Revenue Code; and

  •
  Neither Cogent nor merger subsidiary will recognize any gain or loss as a result of the merger.

Accounting Treatment

    The acquisition will be accounted for as a purchase for financial reporting and accounting purposes, under the newly issued Statement of Financial Accounting Standard (SFAS) No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. The purchase price will be allocated to Allied Riser's assets and liabilities based upon the fair values of the assets acquired and liabilities assumed by Cogent. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to SFAS No. 142, which changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. A portion of the purchase price may be allocated to identifiable intangible assets. Any excess of the cost over the fair values of the net tangible and identifiable intangible assets acquired from Allied Riser will be recorded as goodwill. Goodwill and intangible assets with indefinite lives will not be amortized. Amortization will be required for identifiable intangible assets with finite lives. Any excess of fair value of net assets acquired over cost, or negative goodwill, is allocated as a pro rata reduction to all of the acquired assets except financial assets and current assets. Any remaining negative goodwill is recorded as an extraordinary gain. We have included unaudited pro forma financial information in this proxy statement under the caption "Unaudited Condensed Combined Pro Forma Financial Statements" beginning on page 121. The pro forma adjustments and the resulting unaudited condensed combined pro forma financial statements were prepared based on available information and assumptions and estimates described in notes to the unaudited condensed combined pro forma financial statements. Cogent has not made a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed, and you should consider the allocation reflected in the unaudited condensed combined pro forma financial statements preliminary.

Interests of Certain Persons in the Merger

    In considering the recommendation of the Allied Riser board of directors with respect to the merger, you should be aware that certain officers and directors of Allied Riser have interests in the merger that are different from, or in addition to, the interests of Allied Riser Stockholders generally.

Allied Riser Directors/Officers

    We expect that Messrs. Dinsmore, Lynch, Spreng, and Whitaker, the directors of Allied Riser, will resign in connection with the merger. It is expected that Michael R. Carper will be appointed to the board of directors of Cogent following the merger and may become an employee or consultant of Cogent.

Allied Riser Change in Control/Termination Arrangements

    Retention Plan.  In July 2001, the board of directors of Allied Riser retained Houlihan Lokey Howard & Zukin to advise the directors regarding possible strategic alternatives. In connection with this engagement, Houlihan Lokey advised the directors regarding employee retention plans adopted by comparable companies. After consultation with Houlihan Lokey, the board of directors established a retention plan, and as part of such plan, directed that a pool of up to approximately $5.2 million be set aside for payment to remaining employees of bonus, severance, and retention payments. In connection therewith, on July 21, 2001, Allied Riser entered into retention agreements with each of Messrs. Dinsmore, Bredeweg, and Carper and Ms. Compton, each an executive officer of Allied Riser, to provide incentives for such officers to continue to manage Allied Riser. As of December 31, 2001, approximately $2.6 million of the pool had been paid to employees in the form of bonus, severance and retention payments.

    Officer and Executive Severance.  Messrs. Dinsmore, Bredeweg, and Carper and Ms. Compton have employment agreements which provide for severance payments equal to six months salary upon termination of such employee's employment without cause. Under the employment agreements, the amounts estimated to be payable to each of Messrs. Dinsmore, Bredeweg, and Carper and Ms. Compton as severance in connection with the merger are $150,000, $105,000, $110,000 and $112,500, however, pursuant to the retention agreements, each officer may elect to forego such payments and to receive a payment from the bonus, severance and retention pool established by the

Board of Allied Riser. The change in control payments to each of the above-named officers from the bonus, severance and retention pool will be determined immediately prior to consummation of the merger at the discretion of Mr. Dinsmore (or, in the case of Mr. Dinsmore, at the discretion of the board of directors) and will not be known at the time of the mailing of this proxy statement/prospectus to the Allied Riser stockholders. The maximum change in control payment payable to each of Messrs. Dinsmore, Bredeweg, and Carper and Ms. Compton from the bonus, severance and retention pool is approximately $573,000, $357,000, $433,000 and $357,000, respectively. In the event that any of the above-named officers elects to receive the change in control payment from the bonus, severance and retention pool instead of the payment equal to six months salary, such officer will forfeit any outstanding stock options.

    Accelerated Vesting of Stock Options and Restricted Stock. Each of the employment agreements of Messrs. Dinsmore, Bredeweg, and Carper and Ms. Compton also provide for full (or partial in the case of Mr. Bredeweg) accelerated vesting of stock options and restricted stock awarded to such executive in the event of a qualifying business combination transaction. Each of the stock option agreements and restricted stock agreements between Allied Riser and its directors and executive officers provide for full accelerated vesting of stock options and restricted stock awarded to such person in the event of a qualifying business combination transaction. The merger is expected to constitute a qualifying business combination and it is expected that each of the Allied Riser employees will be terminated in connection with the merger. The estimated value of the accelerated stock options and restricted stock to each of Mr. Dinsmore, Mr. Lynch, Mr. Spreng, Mr. Whitaker, Mr. Bredeweg, Mr. Carper, and Ms. Compton based on the difference between the $0.17 closing price of Allied Riser common stock on January 3, 2002 and the respective exercise prices of the options is approximately $0, $0, $0, $0, $0, $15,000, and $0, respectively.

Allied Riser Directors and Officer Indemnification and Insurance

    The merger agreement provides for the indemnification of Allied Riser directors and officers after closing as to matters arising before completion of the merger, as well as the provision of directors' and officers' insurance after closing. See "Material Terms of the Merger Agreement—Additional Agreements—Insurance and Indemnification."

No Appraisal Or Dissenters' Rights

    Allied Riser is organized under Delaware law. Under Delaware law, Allied Riser stockholders do not have a right to dissent and receive the appraised value of their shares in connection with the merger.

MATERIAL TERMS OF THE MERGER AGREEMENT

General

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement and amendment no. 1, each of which is incorporated by reference and attached to this document as Appendix A and Appendix B, respectively, to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger. The parties to the merger agreement are Cogent, Allied Riser, and the merger subsidiary.

    Under the merger agreement, the merger subsidiary will merge into Allied Riser. As a consequence of the merger, the separate corporate existence of the merger subsidiary will cease and Allied Riser will continue as the surviving corporation and a wholly owned subsidiary of Cogent.

Closing; Effective Time

    We will close the merger at 10:00 a.m., Eastern Time, no later than the second business day after the conditions set forth in the merger agreement have been satisfied or waived, unless we agree to another date and time.

    On the date of closing, we will file a certificate of merger and other appropriate documents with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed with the Secretary of State of Delaware, or at such later time as we specify in the certificate of merger.

Consideration to be Received in the Merger

    At the effective time of the merger, without any further action, each outstanding share of Allied Riser common stock, other than those shares held in the treasury of Allied Riser, or held by Cogent or its subsidiaries, will be converted into the right to receive a number of newly and validly issued, fully paid, and non-assessable shares of Cogent common stock.

  •
  If the merger is completed and Cogent does not issue any of its common stock in other transactions between now and the date the merger is completed, Allied Riser stockholders will receive 0.0321679 shares of Cogent common stock for each share of Allied Riser common stock that they own. If the merger is completed and, between now and the date the merger is completed, Cogent issues additional shares of its common stock in other transactions, Allied Riser stockholders will receive a lesser number of shares, but no fewer than 0.0317560 shares of Cogent common stock for each share of Allied Riser. Cogent will not issue fractional shares of its common stock. Instead, any otherwise fractional share will be rounded up to a whole share. The number of shares Allied Riser stockholders will receive reflect a ten-for-one reverse stock split of Cogent that is expected to occur immediately prior to the consummation of the merger.

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  Under the merger agreement, Cogent is prohibited from issuing additional shares of capital stock, including common stock, unless the stock issued meets the following criteria, as set forth in Exhibit C to the merger agreement:

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  Cogent must receive at least $1.2467 per share for additional shares issued, calculated (prior to any reverse stock split) on a fully diluted, common-equivalent shares basis;

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  the terms of additional shares issued must be no less favorable to Allied Riser and its stockholders than the terms of the Series C preferred stock, which terms are described in Annex B to the amendment to the merger agreement; and

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  the additional shares issued may not result in the number of fully diluted, common-equivalent shares of Cogent exceeding 237,979,240 (on a pre-reverse split basis).

    Any share of Allied Riser common stock held by Allied Riser as treasury stock, or by Cogent, will be automatically canceled and retired in the merger and will cease to exist. We will not exchange those shares for any securities of Cogent or other consideration.

    At the effective time of the merger, each outstanding share of the merger subsidiary will be automatically converted into and become one newly and validly issued, fully paid, and non-assessable share of common stock of Allied Riser, and these shares will, collectively, represent all of the issued and outstanding capital stock of Allied Riser.

    No fractional shares will be issued in the merger. In lieu of the issuance of any fractional share of Cogent common stock, each holder who would otherwise be entitled to receive a fractional share will receive an additional fraction of a share of Cogent common stock to create a whole share of Cogent common stock.

Procedures for Exchange of Certificates

  Exchange of Certificates

    Promptly after the effective time of the merger, the exchange agent for the merger will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your Allied Riser stock certificates. You should not return stock certificates with the proxy card enclosed with this proxy statement/prospectus.

    Commencing immediately after the effective time of the merger, if you surrender your stock certificates representing Allied Riser shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing the shares of Cogent common stock into which those Allied Riser shares are converted in the merger.

    After the merger, each certificate that previously represented shares of Allied Riser stock will represent only the right to receive the shares of Cogent common stock into which the shares of Allied Riser stock were converted in the merger.

    We will close Allied Riser's transfer books at the effective time of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Allied Riser stock that is not registered in the records of Allied Riser's transfer agent has occurred, then, so long as the Allied Riser stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, and by evidence of payment of any applicable stock transfer taxes, a certificate representing the proper number of shares of Cogent common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with payment of dividends or distributions, if any.

  Dividends and Distributions

    You will not be paid any dividends or distributions on Cogent common stock into which your Allied Riser shares have been converted with a record date after the merger until you surrender your Allied Riser certificates to the exchange agent. When you surrender those certificates, any unpaid dividends payable as described below will be paid without interest. We do not anticipate paying any dividends in the immediate future.

  Lost Certificates

    If any Allied Riser common stock certificate is lost, stolen, or destroyed, the holder must make an affidavit of that fact to the exchange agent in order to receive Cogent common stock in respect of the lost, stolen, or destroyed certificates, and any unpaid dividends and distributions in respect thereof. In addition, we may require the holder to post a bond as indemnity against any claim that may be made against it with respect to the lost, stolen, or destroyed certificates.

  Withholding

    Either Cogent or the exchange agent, on behalf of the surviving corporation, is entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Allied Riser common stock any amounts it is required to deduct and withhold under applicable law with respect to the making of such payment. Any amounts withheld will be treated for all purposes of the merger agreement as having been paid to the former holder of Allied Riser common stock.

  Termination of Exchange Fund; No Liability

    On the first anniversary of the effective time of the merger, the exchange agent will, upon Cogent's request, deliver to Cogent any portion of the shares of Cogent common stock (or dividends or distributions thereon) that remain undistributed to the former holders of Allied Riser common stock. After that date, any former holders of Allied Riser common stock who have not already exchanged their certificates for shares of Cogent common stock will have no recourse against the exchange agent and will look only to Cogent for the shares of Cogent common stock, and dividends and distributions thereon, to which they are entitled. In addition, neither Cogent nor the surviving corporation will be liable to any former holders of shares of Allied Riser common stock for shares of Cogent common stock delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. Immediately prior to the third anniversary of the effective time of the merger—or any earlier date that shares of Cogent common stock exchangeable for former shares of Allied Riser common stock (or any dividends or distributions thereon) would otherwise escheat to or become the property of a governmental entity—any such shares of Cogent common stock (and all dividends and distributions thereon) will, to the extent permitted by applicable law, become the property of the surviving corporation.

Stock Options; Restricted Stock; and Warrants

  Stock Options

    At the effective time of the merger, each outstanding option to purchase Allied Riser common stock will remain outstanding and be assumed by Cogent. Each option to purchase Allied Riser common stock will be converted into an option to purchase, on the same terms and conditions as were applicable under such option immediately prior to the merger, the number of shares of Cogent common stock (rounded to the nearest whole number) equal to the product of:

  •
  the number of shares of Allied Riser common stock that could have been obtained prior to the merger upon exercise of such option and

  •
  the number of shares of Cogent common stock into which each share of Allied Riser common stock is convertible in the merger;

at an exercise price per share of Cogent common stock (rounded to the nearest whole cent) equal to:

  •
  the exercise price per share of Allied Riser common stock for such option immediately prior to the merger, divided by

  •
  the number of shares of Cogent common stock into which each share of Allied Riser common stock is convertible in the merger.

  Restricted Stock

    At the effective time of the merger each share of Allied Riser common stock subject to a repurchase option, risk of forfeiture, or other condition or restriction will be converted into the same number of shares of Cogent common stock into which shares of unrestricted Allied Riser common stock convert. All shares of Cogent common stock issued in exchange for shares of restricted Allied Riser common stock will retain any such condition or restriction, except to the extent provided otherwise in any agreement between Allied Riser and any holder of shares of restricted Allied Riser common stock.

  Warrants

    At the effective time of the merger, each warrant to purchase Allied Riser common stock will automatically be converted into a warrant to purchase, on the same terms and conditions as were applicable under such warrant immediately prior to the merger, the number of shares of Cogent common stock (rounded to the nearest whole number) equal to the product of:

  •
  the number of shares of Allied Riser common stock that could have been obtained prior to the merger upon exercise of such warrant; and

  •
  the number of shares of Cogent common stock into which each share of Allied Riser common stock is convertible in the merger;

at an exercise price per share of Cogent common stock (rounded to the nearest whole number) equal to:

  •
  the exercise price per share of Allied Riser common stock for such warrant immediately prior to the merger; divided by

  •
  the number of shares of Cogent common stock into which each share of Allied Riser common stock is convertible in the merger.

Representations and Warranties

    In the merger agreement, Allied Riser represents and warrants to Cogent, and each of Cogent and the merger subsidiary represent and warrant to Allied Riser, that:

  •
  it is duly organized, validly existing, and in good standing as a Delaware corporation, and its capital stock is as stated in the merger agreement;

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  it is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or license is required, except as would not have a material adverse affect on it;

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  it has properly authorized, executed, and delivered the merger agreement;

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  the merger agreement is enforceable against it, and required material consents, approvals, orders, and authorizations of governmental authorities and third parties relating to the merger agreement have been obtained except as contemplated by the merger agreement;

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  it will not contravene in a material manner other agreements as a result of the merger agreement;

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  the information it supplied for inclusion in this proxy statement/prospectus is accurate; and

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  the votes of its stockholders that are required in connection with the merger are as stated in the merger agreement.

    In addition, Allied Riser represents and warrants to Cogent that:

  •
  documents it filed with the SEC do not contain untrue statements of material fact or omit material facts;

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  financial statements it filed with the SEC fairly present in all material respects its financial condition;

  •
  except as disclosed in its filings with the SEC or as permitted by, or as disclosed in, the merger agreement, no material changes or events have occurred with respect to Allied Riser or its subsidiaries since June 30, 2001;

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  except as disclosed, there is no material suit or action filed or threatened against Allied Riser or its subsidiaries;

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  Allied Riser and its subsidiaries have complied with all applicable laws and permits, except as would not cause a material adverse effect on it; and

  •
  no broker or financial advisor, other than Houlihan Lokey, is entitled to any fee or commission in connection with the merger based on arrangements made by Allied Riser or its subsidiaries.

    In addition, Cogent and the merger subsidiary represent and warrant to Allied Riser that:

  •
  annual financial statements for the years ended December 31, 2000 and 1999, and financial statements for the six months ended June 30, 2001, fairly present in all material respects the financial condition of Cogent and its subsidiaries;

  •
  except as permitted by, or as disclosed in, the merger agreement, no material changes or events have occurred with respect to Cogent or its subsidiaries since June 30, 2001;

  •
  except as disclosed, there is no material suit or action filed or threatened against Cogent or its subsidiaries;

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  Cogent and its subsidiaries have complied with all applicable laws and permits, except as would not cause a material adverse effect on it;

  •
  Cogent's employee benefit matters, intellectual property matters, environmental matters, tax matters, and insurance matters all are as stated in the merger agreement;

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  Cogent and its subsidiaries are not in breach of their material contracts and debt instruments, except as disclosed;

  •
  except as disclosed, neither Cogent nor any of its subsidiaries have engaged in any transaction with affiliates described in the merger agreement;

  •
  no broker or financial advisor is entitled to any fee or commission in connection with the merger based on arrangements made by Cogent or its subsidiaries; and

  •
  Cogent does not intend to consummate a Rule 13e-3 transaction or otherwise acquire, directly or indirectly, more than 80% of the shares of Cogent common stock issued in the merger for at least six months after consummation of the merger.

    The representations and warranties are of no further force or effect after the effective time of the merger.

Conduct of the Business Prior to the Merger

    Each of Cogent and Allied Riser has agreed to operate its business in the ordinary course of business prior to the merger, except as disclosed, and except as consented to in writing by the other party. Neither party can unreasonably withhold or delay a requested consent to an exception to this covenant.

    Cogent has also agreed that:

  •
  it and its subsidiaries will not take any actions that delay the filing of or require any amendment or supplement to Cogent's Form S-4 registration statement, or recirculation of this proxy statement/prospectus;

  •
  the Cogent board of directors will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Allied Riser, its approval or recommendation of the merger; and

  •
  it and its subsidiaries will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any material business or any person, other than purchases of supplies in the ordinary course of business; provided, however, that it is not prohibited from completing certain specified intercompany transactions.

    Allied Riser has also agreed that it and each of its subsidiaries will not do any of the following:

  •
  incur any expenses or make any payments in excess of, or take any action materially inconsistent with, the statement of authorized cash expenditures to which it has agreed with Cogent;

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  declare, set aside, or pay dividends on, or make any other distributions with respect to, any of its capital stock, except for dividends by a wholly owned subsidiary of Allied Riser to its parent and dividends by its other subsidiaries of which it receives its proportionate share;

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  split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for its capital stock;

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  purchase or redeem any shares of its capital stock or other securities thereof;

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  issue or sell, or grant options to acquire, any shares of its capital stock or any securities convertible into, or exercisable for, such capital stock, except for the issuance of shares of Allied Riser common stock upon the exercise of currently outstanding options or warrants or the conversion of Allied Riser's convertible notes, in each case in accordance with the governing plan or agreement, as the case may be;

  •
  amend its certificate of incorporation or bylaws or other comparable organizational documents;

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  acquire, other than for cash consistent with the authorized cash expenditures, by merger or acquisition of stock or assets, any business or entity, except for supplies in the ordinary course of business consistent with past practice;

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  incur any material debt or guaranty any such indebtedness for another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or enter into any arrangement having a similar economic effect, except for intercompany debt and short-term borrowings incurred in the ordinary course of business consistent with past practice;

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  make any material loans, advances, or capital contributions to, or investments in, any other person;

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  pay, discharge, settle, or satisfy, other than for cash consistent with the authorized cash expenditures, any claims, liabilities, obligations, or litigation, other than payment, discharge, settlement, or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with its terms, of any liability that is recognized or disclosed in its most recent consolidated financial statements filed with the SEC or that was incurred since the date of those statements for an amount not to exceed the specific reserve for such liability set forth in those statements, except that Allied Riser is permitted to settle its obligations to Cisco System Capital

    Corporation and terminate certain agreements, contracts and leases in accordance with the terms of the merger agreement;

  •
  waive or modify any standstill or similar agreement to which it is a party;

  •
  except as required by law or contemplated by the merger agreement:

  •
  enter into, adopt, amend in any material respect, or terminate any benefit plan or benefit arrangement or

  •
  materially change any assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

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  except as disclosed, enter into or terminate any contract or commitment, or violate, amend, or otherwise modify or waive any of the terms of any of its contracts;

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  materially reduce the amount of any material insurance coverage under existing insurance policies;

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  make any changes in accounting methods, principles, or practices unless required by changes in the Generally Accepted Accounting Principles, Regulation S-X promulgated by the SEC, or applicable statutory accounting principles;

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  agree to take any of the foregoing actions; or

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  make any materially adverse tax election.

No Solicitation

    The merger agreement provides that, except as described below, Allied Riser may not, directly or indirectly:

  •
  solicit, initiate, encourage (including by furnishing information), or take any other action designed to facilitate, any takeover proposal or related inquires or

  •
  participate in any discussion or negotiation regarding any takeover proposal.

    Allied Riser must immediately notify Cogent orally and in writing of any takeover proposal or any related inquiry. Allied Riser's notice must identify the person making the proposal or inquiry and describe the material terms and conditions of the proposal or inquiry. Allied Riser must keep Cogent informed of the status and material details of—including amendments and proposed amendments to—any proposal or inquiry.

    If Allied Riser receives an unsolicited superior proposal and the Allied Riser board of directors determines, upon consultation with outside legal counsel, that the failure to negotiate in response to the superior proposal would result in a breach of their fiduciary duties, Allied Riser may, after giving Cogent the required notice:

  •
  furnish information to any person making a superior proposal in accordance with a customary confidentiality agreement and

  •
  negotiate regarding the superior proposal.

    A "takeover proposal" is broadly defined to include any inquiry, proposal, or offer from any third person relating to:

  •
  any direct or indirect acquisition of a business or asset that constitutes 15% or more of Allied Riser's consolidated net revenues, net income, or assets

  •
  any direct or indirect acquisition of 15% or more of any class of Allied Riser's or any of its subsidiaries' equity securities;

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  any tender offer or exchange offer that, if completed, would result in any person beneficially owning 15% or more of any class of Allied Riser's or any of its subsidiaries' equity securities; or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Allied Riser or any of its subsidiaries.

    A "superior proposal" is defined as any offer to acquire, directly or indirectly, more than 50% of the combined voting power of the then-outstanding shares of Allied Riser's common stock, or all or substantially all of its assets:

  •
  that in the good faith judgment of the Allied Riser board—after consultation with its independent financial advisors and legal counsel—would, taking into account all terms and conditions of the proposal, be more favorable to Allied Riser's stockholders than the merger and

  •
  for which financing, to the extent required, is then committed or which, in the good faith judgment of the Allied Riser board, is reasonably capable of being obtained by the offeror.

    Except as set forth below, the Allied Riser board may not:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cogent, its approval or recommendation of the merger;

  •
  approve, recommend, or remain neutral to, or propose publicly to approve, recommend, or remain neutral to, any takeover proposal; or

  •
  cause Allied Riser to enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement related to any takeover proposal.

    Regardless of these restrictions, the Allied Riser board may terminate the merger agreement in response to a superior proposal:

  •
  which was not solicited by Allied Riser and which otherwise did not result from Allied Riser's breach of its related obligations and

  •
  after the second business day following Cogent's receipt of notice from Allied Riser advising Cogent that Allied Riser is prepared to accept a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal.

    In addition, regardless of these restrictions, Allied Riser may participate in discussions and negotiations with its noteholders, but it may not enter any agreement with, or make any payment to, its noteholders without Cogent's prior written consent.

Additional Agreements

  Employee Benefits

    After the merger, Cogent will provide for the continuation of healthcare benefits for those employees and former employees identified in a schedule to the merger agreement. These healthcare benefits will continue from each identified employee's termination date for the number of weeks specified in the relevant schedule. These healthcare benefits will be substantially similar to the benefits of each such employee prior to the effective time of the merger.

    Prior to the effective time of the merger, Allied Riser will fully vest all remaining active participants in its 401(k) plan, and terminate this plan.

  Insurance and Indemnification

    After the merger, the surviving corporation will indemnify each person who is, or has been, a director or officer of Allied Riser with respect to all acts or omissions taken by them before the merger to the extent each such person, prior to the merger, was entitled to the benefit of indemnification agreements or the provisions of Allied Riser's certificate of incorporation and bylaws relating to indemnification.

    For six years after the merger, the surviving corporation will maintain in effect (1) Allied Riser's and its subsidiaries' current directors' and officers' liability insurance covering acts or omissions occurring before the merger, and covering each person currently covered by this insurance, and (2) Allied Riser's and its subsidiaries' current fiduciary liability insurance covering acts or omissions occurring before the merger for employees who served as fiduciaries with respect to any of Allied Riser's employee benefits plans, in each case on terms with respect to coverage and amounts no less favorable than those in effect on August 28, 2001. The surviving corporation will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current total annual premium Allied Riser pays for its existing coverage prior to the merger. If the annual premiums exceed that amount, the surviving corporation will be obligated to obtain a policy with coverage that may be obtained for that amount.

  Fees and Expenses

    Whether or not the merger is completed, we will share the expense of this proxy statement/prospectus and the SEC registration statement of which it is a part, and we will each pay all of our own other costs and expenses incurred in connection with the merger and the merger agreement, subject to the expense reimbursement and termination fee provisions described under "—Termination Fee."

  Listing or Nasdaq Quotation

    Cogent and Allied Riser will use their reasonable best efforts to cause the shares of Cogent common stock issuable in the merger to be approved for quotation on the Nasdaq National Market or listing on a national securities exchange.

  Affiliates

    Allied Riser has agreed to deliver to Cogent a letter identifying all persons who may be, at the time of the special meeting, "affiliates" for purposes of Rule 145 under the Securities Act of 1933, as amended, or the Securities Act, and to use its reasonable best efforts to cause each of those affiliates to enter into a written agreement not to offer, sell, or otherwise dispose of any of the shares of Cogent common stock issued to them in the merger in violation of the Securities Act or the rules promulgated thereunder.

  Director Designation

    Cogent will appoint Michael R. Carper to its board of directors, subject to approval by Norwest Venture Partners VII, LP; Telecom Partners II and certain of its affiliates; and Crescendo World Fund, LLC and certain of its affiliates, immediately prior to the effective time of the merger.

  Going Private Transaction

    Cogent will not, for six months after the consummation of the merger, consummate a Rule 13e-3 transaction or acquire, directly or indirectly, more than 80% of the shares of Cogent common stock issued in the merger.

  Reasonable Best Efforts

    The merger agreement also contains additional covenants, including a covenant to use reasonable best efforts to take all actions, and to do all things, necessary, proper, or advisable to complete the merger, and the other transactions contemplated by the merger agreement, as promptly as practicable, including, among other things:

  •
  causing certain Allied Riser stockholders to enter into voting agreements with Cogent;

  •
  obtaining all necessary waivers, consents, or approvals by governmental entities;

  •
  obtaining all necessary waivers, consents, or approvals from third parties;

  •
  defending any lawsuits or legal proceedings that challenge the merger agreement; and

  •
  executing and delivering any additional instruments.

Conditions to Completion of the Merger

    Each party's obligation to complete the merger is subject to satisfaction or waiver of the following conditions:

  •
  no court issues an order and no law is enacted which would make the completion of the merger illegal or otherwise prohibited;

  •
  the SEC declares effective Cogent's Form S-4 registration statement, of which this proxy statement/prospectus is a part;

  •
  the Nasdaq National Market or a national securities exchange, has approved for quotation or listing the shares of Cogent common stock to be issued in the merger, subject to official notice of issuance;

  •
  the representations and warranties made by the other party are true and correct in all material respects (except for representations and warranties qualified by materiality, which must be true and correct) as of the closing date—except to the extent expressly made as of an earlier date, in which case as of that date;

  •
  the other party has performed in all material respects all agreements and covenants that it must perform under the merger agreement before the closing date; and

  •
  each has received an opinion from its legal counsel that (1) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each party will constitute a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

    Cogent's obligation to complete the merger is subject to the further conditions that:

  •
  it has received any required approval of its stockholders;

  •
  Allied Riser has obtained material consents required in connection with the merger; and

  •
  except as described in a schedule to the merger agreement, no litigation by or on behalf of holders of Allied Riser's securities that is reasonably likely to have a material adverse effect on the surviving corporation shall be pending or threatened against Allied Riser, its subsidiaries, or their respective officers or directors.

    Allied Riser's obligation to complete the merger is subject to the further conditions that:

  •
  it has received the required approval of its stockholders;

  •
  Cogent has obtained material consents required in connection with the merger; and

  •
  Cogent has issued at least $62 million of Series C preferred stock for cash on substantially the terms set forth in the merger agreement.

    Cogent and Allied Riser currently believe that it is likely that all of the conditions to the merger will be fulfilled. In the unlikely event that a condition is not fulfilled, the parties may, but would not be required to, waive the condition and complete the merger. If the waiver were to result in a material change in the terms of the merger, then Allied Riser would resolicit the votes of its stockholders to approve the merger.

Termination of the Merger Agreement

    The merger agreement may be terminated, whether before or after receiving any stockholder approval:

  •
  by mutual written consent of Cogent and Allied Riser;

  •
  by either Cogent or Allied Riser:

  •
  if we do not complete the merger on or before December 7, 2001 or, if the SEC informs Cogent or Allied Riser that the SEC will review this proxy statement/prospectus, the earlier of January 31, 2002 and the 25th day after the effective date of this proxy statement/prospectus, except that a party may not terminate the agreement if its failure to fulfill its obligations results in the merger not being completed by that date;

  •
  if the Allied Riser stockholders do not adopt the merger agreement;

  •
  if Cogent does not obtain any authorization of stockholders required to consummate the transactions contemplated by the merger agreement;

  •
  if a law makes the merger illegal or a court or other government authority issues a final non-appealable ruling that permanently prohibits the completion of the merger, unless the party seeking to terminate the merger agreement has not used reasonable best efforts to prevent such law or ruling from becoming final and non-appealable;

  •
  if the other party has breached any of its representations, warranties, covenants, or agreements contained in the merger agreement, and the breach would result in the failure to satisfy one or more of the conditions to the merger, and the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice; or

  •
  if Cogent did not issue at least $62 million of its Series C preferred stock for cash on substantially the terms set forth in the merger agreement by October 17, 2001.

  •
  by Cogent, if Allied Riser or its subsidiaries or any of their respective directors or officers:

  •
  participates in discussions or negotiations in violation of its obligations not to solicit or encourage takeover proposals;

  •
  withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Cogent, its approval or recommendation of the merger;

  •
  approves, recommends, or remains neutral to, or proposes publicly to approve, recommend, or remain neutral to, any takeover proposal; or

  •
  causes Allied Riser to enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement related to any takeover proposal; and

  •
  by Allied Riser, if it has received a superior proposal and has complied with its obligations described in "—No Solicitation," and has paid the termination fee described immediately below in "—Termination Fee."

Termination Fee

    Allied Riser must pay Cogent a $5,000,000 termination fee if:

  •
  Cogent terminates the merger agreement due to the fact that Allied Riser's breach of any of its covenants or agreements contained in the merger agreement would result in the failure to satisfy one or more of the conditions to the merger, and the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice;

  •
  Cogent terminates the merger agreement after Allied Riser or its subsidiaries or any of their respective directors or officers:

  •
  participates in discussions or negotiations in violation of its obligations not to solicit or encourage takeover proposals;

  •
  withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Cogent, its approval or recommendation of the merger;

  •
  approves, recommends, or remains neutral to, or proposes publicly to approve, recommend, or remain neutral to, any takeover proposal; or

  •
  causes Allied Riser to enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement related to any takeover proposal.

  •
  the merger has not been completed due to Allied Riser's failure to obtain a material consent it was required to obtain, and Cogent terminates the merger agreement because the merger has not been completed by December 7, 2001 or, if the SEC informs Cogent or Allied Riser that the SEC will review this proxy statement/prospectus, the earlier of January 31, 2002 and the 25th day after the effective date of this proxy statement/prospectus;

  •
  Cogent terminates the merger agreement because Allied Riser's stockholders have not approved the merger at their stockholder meeting or any adjournment thereof; or

  •
  Allied Riser terminates the merger agreement in response to a superior proposal.

    Cogent must pay Allied Riser a $5,000,000 termination fee if:

  •
  Allied Riser terminates the merger agreement due to the fact that Cogent's breach of any of its covenants or agreements contained in the merger agreement would result in the failure to satisfy one or more of the conditions to the merger, and the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice;

  •
  the merger has not been completed due to Cogent's failure to obtain a material consent it was required to obtain, and Allied Riser terminates the merger agreement because the merger has not been completed by December 7, 2001 or, if the SEC informs Cogent or Allied Riser that the SEC will review this proxy statement/prospectus, the earlier of January 31, 2002 and the 25th day after the effective date of this proxy statement/prospectus;

  •
  Allied Riser terminates the merger agreement because any required approval of Cogent's stockholders in connection with this transaction has not been obtained; or

  •
  Allied Riser terminates the merger agreement due to Cogent's failure to satisfy the condition that it raise at least $30,000,000 in a private placement of Series C preferred stock.

Amendments, Extensions and Waivers

  Amendments

    The merger agreement may be amended by the parties at any time prior to the effective time of the merger. However, after Allied Riser stockholders approve the merger agreement and the merger or Cogent stockholders approve the merger agreement and the merger, no amendment may be made that requires further approval by stockholders under applicable law or the rules of any relevant stock exchange, without obtaining the required approval. All amendments to the merger agreement must be in writing and signed by each party.

  Extensions and Waivers

    At any time prior to the effective time of the merger, any party to the merger agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

  •
  except as required by law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

    All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

OTHER AGREEMENTS

Voting Agreements

    Prior to the consummation date of the merger, certain significant holders of Allied Riser common stock who own, in the aggregate, approximately 26.6% of Allied Riser's common stock, specifically Norwest Venture Partners VII, LP, Telecom Partners II, LP, and Crescendo World Fund, LLC, executed and delivered agreements that each holder agrees to:

  •
  attend Allied Riser's stockholder meeting in person or by proxy; and

  •
  vote all Allied Riser shares it owns or has the right to vote in favor of adoption of the merger agreement and approval of the merger, and any other matters necessary to complete the merger.

    In addition, until the termination of the merger agreement, its subsequent amendment in a material manner, or the consummation of the merger, each such holder of Allied Riser shares has agreed not to sell or pledge any such shares or voting interests therein.

MANAGEMENT OF COGENT FOLLOWING THE MERGER AND OTHER INFORMATION

    Following the merger, the directors, executive officers, and other key employees of Cogent and their ages as of October 10, 2001 will be as follows:

Name	Age	Titles
David Schaeffer	45	Chairman and Chief Executive Officer
William Currer	53	President and Chief Operating Officer
H. Helen Lee	29	Chief Financial Officer and Director
Robert Beury	48	General Counsel
Barry Morris	42	Vice President of Sales
Scott Stewart	38	Vice President of Real Estate
Bradley Kummer	53	Chief Technology Officer and Vice President of Optical Transport
Neale D'Rozario	40	Chief Information Officer
Timothy O'Neill	45	Vice President of Engineering Construction
Mark Schleifer	32	Vice President of IP Engineering
Thaddeus Weed	40	Vice President, Controller
Edward Glassmeyer	60	Director
Erel Margalit	40	Director
James Wei	34	Director
Michael R. Carper	40	Director

    We have listed below biographical information for each person who is expected to be a director, executive officer, or key employee following the merger.

    David Schaeffer founded Cogent in August 1999 and is the Chairman and Chief Executive Officer. Prior to founding Cogent, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. On April 2, 2001, Pathnet, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code.

    William Currer joined Cogent in June 2000 as President and Chief Operating Officer. From 1991 to 1999, Mr. Currer served as Group President, Communication Systems for Andrew Corp., a wireless communications infrastructure technology company.

    H. Helen Lee, the Company's Chief Financial Officer and a director, joined Cogent in November 2000. Prior to joining Cogent, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings.

    Robert Beury joined Cogent in September 2000 as General Counsel. Prior to joining Cogent, Mr. Beury served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

    Barry Morris joined Cogent in April 2000 as Vice President of Sales. Mr. Morris has over 19 years of experience in the sale and complex integration of large data communication networks. From 1997 to 2000, Mr. Morris served as Senior Director of Sales for Nortel Networks where he managed a staff of pre- and post-sales engineers, account executives, and regional managers, and performed marketing and sales consulting duties. Preceding its acquisition by Nortel, Mr. Morris served as the Vice President of Sales for Bay Networks from 1994 to 1997 and as District Sales Manager for Synoptics prior to its acquisition by Bay Networks.

    Scott Stewart joined Cogent in May 2000 as the Vice President of Real Estate. He is responsible for leading a team of professionals to build Cogent's nationwide network of multi-tenant office buildings. From 1999 to 2000, Mr. Stewart was a Vice President at Carlyle Realty, a division of The Carlyle Group, a multi-national private equity group based in Washington, D.C. From 1995 to 1999, Mr. Stewart directed the east-coast development program for Homestead Village, an extended stay hotel company and subsidiary of Security Capital Group. While there, Mr. Stewart was responsible for leading a team of 25 development professionals in the construction of 72 hotels in 18 cities. From 1993 to 1995, Mr. Stewart was the President and Founder of Potomac Land and Development Company, a Washington, D.C. metropolitan area real estate investment and consulting firm. From 1991 to 1993, Mr. Stewart was a Vice President and managed the Real Estate Owned properties of a Virginia based bank. Prior to then, Mr. Stewart served as a residential community developer in suburban Washington, D.C.

    Bradley Kummer joined Cogent in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining Cogent at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

    Neale D'Rozario joined Cogent in July 2000 and currently serves as Chief Information Officer. He is responsible for the Network Operations Center and Corporate Technology. From 1996 to 2000, Mr. D'Rozario was the Chief Information Officer for SunTrust Bank's investment banking division. While at SunTrust, Mr. D'Rozario was responsible for technology supporting equity and debt capital raising and trading activities. From 1991 to 1996, D'Rozario was the Global Managing Director of Technology for Barclays Bank, BZW Debt Capital Markets. There he was responsible software development, third party package integration network infrastructure. From 1986 to 1991 Mr. D'Rozario served as the Information Systems Manager at Salomon Brothers, Inc.

    Timothy O'Neill joined Cogent in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks where he served as Chief Network Officer. While at @Link, Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for NEXTLINK. His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

    Mark Schleifer joined Cogent in October, 2000 and currently serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

    Thaddeus Weed joined Cogent in February 2000 as Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

    Edward Glassmeyer has served on Cogent's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. In 1973, he became a founding director of the National Venture Capital Association (NVCA). In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer serves on the board of directors of a number of Oak portfolio companies supplying network equipment and services, including Apogee Networks, Movaz, Telica, and Tellium.

    Erel Margalit has served on Cogent's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Paradigm Geophysical Ltd., Bridgewave Communications, Inc., CyOptics, Inc. First Access, Ltd., InLight Communications, Inc., KereniX, Inc., SANGate Systems, Inc., and Teleknowledge Group, Inc.

    James Wei has served on Cogent's board of directors since 2000. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei currently also serves on the boards of directors for Caly Networks, CommVerge Solutions, Edge2Net, iWorld Networking, Movaz Networks, Tensilica, 3ParData, Triton Network Systems, and Wellspring Solutions. He is also a General Partner of Meritech Capital Partners, a late stage venture capital fund with $1.8 billion under management.

    Michael R. Carper has served as senior vice president and general counsel of Allied Riser since June 1999. From August 1995 to June 1999, Mr. Carper was assistant general counsel and assistant secretary of Nextel Communications. From August 1993 until July 1995, Mr. Carper was vice president and general counsel of OneComm Communications, which merged with Nextel. Prior to August 1993, Mr. Carper worked for Jones, Day, Reavis & Pogue, an international law firm, in its communications practice area. It is expected that Mr. Carper will serve as a director of Cogent and may also serve as a consultant to or employee of Cogent following the merger of Cogent and Allied Riser.

Board Composition

    Our board of directors currently consists of six directors. Upon consummation of the merger, we will increase the board of directors by one member and we will divide the board of directors into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The initial Class I directors will be Helen Lee, the individual designated by the Series C Preferred Stockholders and the individual designated by Allied Riser prior to the effective time of the merger, the initial Class II directors will be James Wei and Edward Glassmeyer, and the initial Class III directors will be Erel Margalit and David Schaeffer. At each annual meeting of the stockholders beginning in 2002, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of Cogent's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting.

Board Committees

    Our board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Glassmeyer, Margalit, and Wei. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

  •
  recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

  •
  reviews the scope and results of the audit with the independent accountants;

  •
  reviews with management and the independent accountants our annual operating results;

  •
  considers the adequacy of the internal accounting control procedures; and

  •
  considers the independence of our accountants.

    The compensation committee consists of Messrs. Glassmeyer, Margalit, and Wei. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan and our employee stock purchase plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Committee Interlocks and Insider Participation

    The compensation committee currently consists of Messrs. Glassmeyer, Margalit, and Wei. No current member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors, nor has such a relationship existed in the past.

Director Compensation

    We generally do not compensate our board members for their participation on our board of directors. However, Ms. Lee received options to purchase 24,000 shares of Cogent common stock on February 8, 2000, as compensation for her service as a director prior to becoming chief financial officer.

Executive Compensation

    Summary Compensation Table.  The following table sets forth summary information concerning the compensation we paid during the fiscal year ended December 31, 2000 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2000 and whose compensation exceeded $100,000 for fiscal year 2000. We refer to these individuals as our named executive officers.

	Annual Compensation for Fiscal Year 2000		Long-Term Compensation for Fiscal Year 2000
			Awards
Name and Principal Position	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)
David Schaeffer Chairman and CEO	$218,827	$—	—
William Currer President & COO	$227,500	$—	600,000
Barry Morris VP Sales	$131,250	$45,000	300,000
Scott Stewart VP Real Estate	$115,318	$29,970	187,890

    Option grants during Fiscal Year 2000.  The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2000. We recommend caution in interpreting the financial significance of the figures in the following table representing the potential realizable value of stock options. They are calculated by multiplying the number of options granted by the difference between potential realizable value of the fair market value of a share of our common stock based upon assumptions as to an annual rate of appreciation of the fair market value for the term of the option, and the option exercise price, and are shown pursuant to the rules of the SEC. They are not intended to forecast possible future appreciation, if any, of the stock price or establish a present value of options. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

					Potential Realizable Value At Assumed Annual Rates of Stock Appreciation for Option Term
		Percent of Total Options Granted to Employees In 2000
Name	Options Granted(1)		Exercise Price Per Share	Expiration Date
					5%	10%
William Currer	600,000	9.5%	$1.00	06/19/2010	$377,337	$956,245
Barry Morris	300,000	4.7%	$0.25	04/03/2010	$47,167	$119,531
Scott Stewart	185,000	2.9%	$0.25	05/23/2010	$29,086	$73,711
	2,890	—	$1.50	11/30/2010	$2,726	$6,909

(1)
Mr. Currer's options vest quarterly over four years. Mr. Morris' options vested 16.7% on date of grant and the remainder vest quarterly over four years. Mr. Stewart has 14,452 options that vested on the date of grant and the remaining options vest quarterly over four years.

    Aggregate Option Exercises in Fiscal Year 2000 and Year-end Option Values.  The following table provides information about options held by named executive officers as of December 31, 2000. The value realized and the value of unexercised in-the-money options at year-end is based on the assumed price of $1.50, less the exercise price per share, multiplied by the number of shares underlying the options.

			Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
William Currer	—	—	112,500	487,500	$56,250	$243,750
Barry Morris	50,000	$37,500	31,250	218,750	$39,063	$273,438
Scott Stewart	34,687	$43,359	14,452	138,751	$14,453	$173,439

Employment Agreements

    David Schaeffer Employment Agreement.  Dave Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the company's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, his right in the stockholder agreement, constitutes a material breach of his employment agreement.

    William Currer Employment Agreement.  William Currer's employment agreement provides for an annual salary of $300,000 for his services as Chief Operating Officer. The agreement entitles him to $300,000 and continuation of benefits for six months in the event that his employment with Cogent is terminated without cause or is constructively terminated. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

    Barry Morris Employment Agreement.  Barry Morris's employment agreement provides for an annual salary of $175,000 plus a bonus of $60,000 payable based on performance targets that are mutually agreeable to him and Cogent. In the event of his termination, other than by resignation, he is entitled to receive $87,500 and continuation of benefits for six months. In the event of his termination as a result of a change of control, 75% of his then unvested stock options will vest immediately.

    Scott Stewart Employment Agreement.  Scott Stewart's employment agreement provides for an annual salary of $145,000 plus a bonus of $45,000 payable based upon performance targets that are mutually agreeable to him and Cogent. In the event of his termination, other than by resignation, he is entitled to receive $108,750 and continuation of benefits for nine months. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

2000 Equity Plan

    Our board of directors has adopted The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose of the equity plan is to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, and stock purchase rights. A total of 14,900,000 shares of common stock are reserved for issuance under the equity plan, of which 5,364,981 shares have been granted, as of

September 30, 2001. We plan to increase the number of shares of stock reserved under the 2000 Equity Incentive Plan by 5 million shares before we consummate the merger.

    Our board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The directors serving on our Compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code. The full board administers the equity plan with respect to options granted to independent directors, if any.

    The Compensation Committee sets the exercise price of the options it grants to employees at the perceived fair market value of the underlying Cogent common stock at the time of grant based upon the most recent round of equity financing completed by Cogent and the preferences and rights conferred to the investors in that financing, if any.

    The equity plan provides that the Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the equity plan with respect to employees or consultants.

    The committee and the board are authorized to adopt, amend, and rescind rules relating to the administration of the equity plan, and to amend, suspend, and terminate the equity plan. We have attempted to structure the equity plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of shares of Cogent's capital stock as of December 31, 2001 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of December 31, 2001 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of December 31, 2001, there were 109,681,326 shares of capital stock outstanding, of which 14,098,142 shares of common stock were outstanding, 26,000,000 shares of Class A preferred stock were outstanding, 19,809,783 shares of Class B preferred stock and 49,773,401 shares of Class C preferred stock were outstanding.

    Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Preferred A		Preferred B		Preferred C
Name and Address	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Percent Voting Control(10)
Entities affiliated with Jerusalem Ventures Partners Building One Mahla, Jerusulum 91487	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.6%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	20.0%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.6%
Entities affiliated with Boulder Ventures III, LP 4750 Ownings Mills Blvd. Ownings Mill, MD 21117	—	—	2,000,000	7.7%	659,340	3.3%	1,203,176	2.4%	3.5%

Entities affiliated with Broadview Capital Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.5%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.8%	2,205,823	4.4%	3.6%
ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.5%	—	—	1.2%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.5%	4,973,129	10.0%	5.5%
Cisco Systems Capital Corporation(11)	7,102,156	30.5%	—	—	—	—	—	—	5.8%
David Schaeffer(1)	15,195,667	65.3%	—	—	—	—	1,604,235	3.2%	14.5%
H. Helen Lee(2)	382,666	1.7%	—	—	—	—	—	—	*
Erel Margalit(3)	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.6%
James Wei(4)	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	20.0%
Edward Glassmeyer(5)	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.6%
William Currer(6)	300,000	1.3%	—	—	21,978	*	—	—	*
Barry Morris(7)	167,144	*	—	—	2,637	*	—	—	*
Scott Stewart(8)	107,145	*	—	—	4,396	*	—	—	*
Directors and named executive officers as a group (8 persons)(9)	23,254,778	100%	23,500,000	90.4%	11,018,023	55.6%	36,855,298	74.0%	77.4%

*
Less than 1%

(1)
Includes 1,350,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 1,595,667 shares underlying currently exercisable options.

(2)
Includes 341,333 shares underlying currently exercisable options.

(3)
Includes 28,589,056 shares of preferred stock held by: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP, entities affiliated with Jerusalem Venture Partners, of which, Mr. Margalit is Managing General Partner. Mr. Margalit disclaims beneficial ownership of such shares.

(4)
Includes 22,172,115 shares of preferred stock held by: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP, entities affiliated with Worldview Technology Partners, of which, Mr. Wei is a general partner. Mr. Wei disclaims beneficial ownership of such shares.

(5)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(6)
Common shares include 300,000 shares underlying currently exercisable options.

(7)
Common shares include 117,144 shares underlying currently exercisable options.

(8)
Common shares include 49,334 shares underlying currently exercisable options.

(9)
See footnotes (1) through (8) above. Consists of David Schaeffer, William Currer, H. Helen Lee, Barry Morris, Scott Stewart, Erel Margalit, James Wei, and Edward Glassmeyer.

(10)
Based on beneficial ownership of shares, with preferred shares converted in accordance with the voting provisions of Cogent's Certificate of Incorporation, and assuming that all beneficially-owned shares only of the stockholder in question represent present voting interests.

(11)
Constitutes the number of shares of common stock subject to warrants issued in connection with the credit facility described in "Information about Cogent—Material Contracts."

CERTAIN TRANSACTIONS

Cogent Headquarters Lease

    We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $368,000 and the lease expires August 31, 2002. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Allied Riser

    Allied Riser common stock is listed on the Nasdaq National Market and traded under the symbol "ARCC." The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Allied Riser common stock on the Nasdaq National Market reporting system. Allied Riser completed the initial public offering of its common stock in October 1999. Prior to October 29, 1999, no established public trading market for the common stock existed.

	Stock Price
Calendar Year
	High	Low
2001
Fourth Quarter	$0.29	$0.06
Third Quarter	0.65	0.06
Second Quarter	1.59	0.40
First Quarter	4.50	1.25
2000
Fourth Quarter	6.94	1.06
Third Quarter	16.00	4.56
Second Quarter	34.50	9.03
First Quarter	48.75	18.75
1999
Fourth Quarter	26.13	15.12
Third Quarter	—	—
Second Quarter	—	—
First Quarter	—	—

    There were approximately 567 owners of record of Allied Riser common stock as of January 1, 2002.

    On August 28, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for Allied Riser common stock as reported on the Nasdaq National Market were $0.13 and $0.10, respectively. On January 3, 2002, the high and low sale prices per share for Allied Riser common stock as reported on the Nasdaq National Market were $0.18 and $0.16, respectively.

    Allied Riser's common stock is traded on the Nasdaq National Market. In order for its common stock to continue to be listed on the Nasdaq National Market, Allied Riser must satisfy various listing requirements established by Nasdaq. On July 23, 2001, Allied Riser received a letter from Nasdaq advising Allied Riser that the minimum bid price of its stock had failed to comply with the continued listing standards of Nasdaq. On August 21, 2001, Allied Riser received a letter from Nasdaq advising Allied Riser that it had failed to comply with the minimum net tangible asset and the minimum stockholder's equity requirements for continued listing on Nasdaq. On September 5, 2001, Allied Riser transmitted a letter to Nasdaq addressing the issues raised in the July 23 and August 21 letters. On September 27, 2001, Nasdaq announced a moratorium on the minimum bid price and minimum market value of public float listing requirements until January 2, 2002, however, this announcement did not suspend Nasdaq's minimum net tangible asset and stockholder's equity listing requirements. On October 9, 2001, Allied Riser received a letter from Nasdaq citing the moratorium and declaring the matter initiated by the July 23 letter closed. With regard to the remaining issues, in response to the letter and materials submitted by Allied Riser on September 5, 2001, Allied Riser received a letter from Nasdaq on October 22, 2001, stating that Nasdaq would not initiate delisting proceedings for failure to comply with the minimum net tangible asset and the minimum stockholder's equity requirements, so long as Allied Riser completes its proposed merger with Cogent on or before January 2, 2002 and, in connection therewith, requests a delisting from Nasdaq. If the merger is not completed by January 2, 2002, Allied Riser expects that Nasdaq will commence proceedings to delist Allied Riser's common stock. Allied Riser may appeal such decision, which, if properly and timely filed, would temporarily stay any delisting action, however, there is no assurance that Allied Riser's stock will remain listed. On January 3, 2002, Allied Riser requested that Nasdaq delay initiating any delisting proceedings until a date following the date the merger is expected to be consummated.

    If Allied Riser's common stock is delisted and the trading price therefor continues to be less than $5.00 per share, trading in such common stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving "penny stock". The additional burdens imposed by broker-dealers may discourage broker-dealers from effecting transactions in Allied Riser's common stock. Delisting also could reduce the ability of the holders of Allied Riser's common stock to purchase or sell shares as quickly and inexpensively as they have done in the past. This lack of liquidity would make it more difficult for Allied Riser to raise cash in the future.

    Allied Riser has not paid any dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Allied Riser board of directors and will be dependent upon then existing conditions, including Allied Riser's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors its board of directors deems relevant. See "Information About Allied Riser—Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussions of the factors or restrictions that may affect Allied Riser's ability to pay dividends on its common stock.

Cogent

    The capital stock of Cogent is not publicly traded, and no market information relating to its capital stock is available. Cogent will apply to have the Cogent common stock issued in the merger approved for quotation on the Nasdaq National Market or listing on a national securities exchange.

    Cogent has not paid any dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Cogent board of directors and will be dependent upon then existing conditions, including Cogent's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors its board of directors deems relevant and is subject to the prior payment of 8% dividend to Series C preferred stock. See "Information About Cogent—Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussions of the factors or restrictions that may limit Cogent's ability to pay dividends on its common stock.

INFORMATION ABOUT COGENT

Description of Business

Overview

    We provide high speed Internet access and data communications to businesses, other telecommunications providers, application service providers, and Internet service providers located in large commercial office buildings in central business districts of major metropolitan markets. We offer Internet access at speeds of 100 megabits per second (Mbps) and 1 gigabit (or 1,000 megabits) per second (Gbps). We also offer other similar data communications products for point-to-point communication along our network. We currently have facilities for provision of our services in the following cities: Washington D.C., Philadelphia, New York, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco, Houston, Miami, Santa Clara, Atlanta, Orlando, Tampa, San Diego, Sacramento, Jacksonville, Kansas City and Seattle. We are currently serving customers in 16 of those cities.

    We provide our services using a state of the art nationwide network that connects our customer's local area networks, or LANs, to our network and the Internet at speeds of 100 Mbps and 1Gbps. We have created our own nationwide inter-city facilities based network by acquiring rights to unlit fiber optic strands, or "dark fiber," connecting large metropolitan areas in the United States and metropolitan dark fiber rings within the cities we intend to serve. We have primarily used equipment from Cisco to "light," or activate, these dark fibers so that they are capable of carrying data at very high speeds. We physically connect our network to our customers by acquiring or constructing a connection between our metro rings and our customers' premises. As of November 15, 2001, Cogent had its broadband data network operating or constructed inside approximately 131 office buildings with more than 48 million rentable square feet and had agreements with real estate owners to install and operate its network in more than 900 office buildings totaling approximately 276 million rentable square feet.

    Our network has been designed and created solely for the purpose of transmitting data packets using Internet protocol. This means that our network does not require elaborate and expensive equipment to route and manage voice traffic and data traffic using other transmission protocols, such as ATM and Frame Relay. In addition, we charge our customers a flat monthly rate without regard to the origination or destination of their data traffic. As a result, we are not required to purchase, install and operate the complex and expensive billing equipment and systems that are used in voice grade networks. Finally, our network interfaces with our customers using Ethernet technology, which is widely used within corporate LANs.

Our Solution

    We believe that our network solutions effectively address many of the unmet communications needs of small- and medium-sized business customers by offering quality, performance, attractive pricing and service. Cogent allows customers to connect their corporate LANs to the public Internet at the same speeds and with the same Ethernet interface that they use within their LANs. Our solution is differentiated by:

    Attractive price/performance alternative:  Our network architecture allows us to offer Internet access to our customers in Cogent-served buildings at attractive prices. Our service provides customers with substantially more bandwidth at a lower cost than traditional high speed internet access.

    Reliable service:  We believe our network provides reliability at all levels through use of highly reliable optical technology. We use a ring structure in the majority of our network, which enables us to route customer traffic simultaneously in both directions around the network rings both at the metro and national level. The availability of two data transmission paths around each ring acts as a backup, thereby minimizing loss of service in the event of equipment failure or damage.

    Direct Customer Interface:  Our solution does not require us to use existing local infrastructure controlled by the local incumbent telephone companies. We generally do not rely upon the local telephone company to provide connections to our customers and thereby have more control over our services and pricing. We expect that this effort reduces both our costs and the amount of time that it takes to connect customers to our network.

    Deployment of cost effective and flexible technology:  The 100 Mbps and 1 Gbps services can be deployed at comparatively lower incremental cost than other available technologies. We believe that our network infrastructure provides us with a competitive advantage over operators of existing networks that need to be upgraded to provide similar interactive bandwidth-intensive services. Ethernet represents the lowest cost interface available for data connectivity.

Our Network

    Cogent's inter-city backbone network consists of two strands of optical fiber that Cogent has acquired from Williams Communications under a pre-paid indefeasible right of use (IRU). Cogent has the right to use the fiber for 20 years and may extend the term for two five-year periods without additional payment. Cogent pays Williams to maintain the fiber during the period of the IRU. The fiber route is 12,484 miles in length and runs through the metropolitan areas served by Cogent. As of November 15, 2001, all of the 12,484 miles of the route had been delivered by Williams to Cogent. Certain portions of Cogent's backbone network are currently provided by means of transmission capacity provided by Williams Communications. Cogent intends to replace this transmission capacity with fiber obtained under the IRU arrangement.

    In each metropolitan area in which Cogent provides service the backbone network is connected to a router (purchased from Cisco Systems) that provides a connection to one or more metropolitan networks. The metropolitan networks also consist of dark fiber that runs from the backbone router into buildings served by Cogent. The metropolitan fiber in most cases runs in a ring through the buildings served. The ring provides redundancy so that if the fiber is cut data can still be transmitted to the backbone router by directing traffic in the opposite direction around the ring. Each building served by Cogent has a Cisco router connected to the metropolitan fiber. The router in the building provides the connection to each customer of Cogent in the building. In addition to connecting customers to Cogent's network the metropolitan networks are used to connect Cogent's network to the networks of other Internet service providers.

    Inside its networked buildings, Cogent installs and manages a broadband data infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. Service for customers is initiated by connecting a broadband data cable from a customer's local area network to the infrastructure in the vertical utility shaft. The customer then has dedicated and secure access to our network using Ethernet connections.

Market Opportunity

    Increasing Internet usage is radically changing the way we obtain information, communicate, and conduct business. The demand for data and Internet services is projected to grow at a substantially greater pace than the voice market.

    According to Dun & Bradstreet, there are approximately 1.8 million small and medium-sized businesses in the United States, which typically employ between 10 and 500 employees. While most large enterprises build or lease dedicated high speed networks and complex communications equipment, most small and medium-sized businesses, due to cost and network infrastructure constraints, are not able to enjoy the levels of service and functionality that such facilities and equipment can provide. For example, the majority of small and medium-sized businesses access the Internet through relatively slow dial-up connections, often at speeds of 56,000 bits per second or less, or they may access this Internet through a dedicated private line typically transmitting data at 1.5 megabits per second. We believe that dedicated high speed connections to the Internet for small and medium-sized businesses will grow significantly over the next two years.

    We are targeting this growing market segment by constructing our fiber- optic broadband networks in the office buildings in which many small and medium-sized businesses are located. We estimate that there are more than 2,800 office buildings sized larger than 100,000 square feet which host at minimum 20 unique tenants with an average of more than 40 tenants in the building, and within servable distance (a quarter of a mile) from a planned Cogent intra-city fiber ring.

Our Strategy

    We intend to become a leading provider of high-capacity broadband access to our customers in large multi-tenanted buildings in commercial business districts of the 20 largest MSAs. To achieve this objective, we intend to:

    Focus on most attractive markets and customers:  We intend to build our customer base rapidly in our target markets. We target buildings that have high tenant count and limited broadband network access alternatives in dense commercial areas, which we believe will shorten the payback period on our investments. The value of Cogent's network and its ability to function both as a LAN-to-Internet and as a LAN-to-LAN network is enhanced by the number of cities which are connected to Cogent's network. However, Cogent must select markets in which network construction cost and customer acquisition costs provide for an attractive return based upon Cogent's product offering and pricing. The Cogent solution will not be available to all customers throughout the U.S. but rather will be offered on a selected basis.

    Maintain a Simple pricing model:  We offer our services at prices that are competitive with traditional Internet service providers. Pricing for T1 Internet access today is comprised of two components: (1) the local loop, which is purchased generally from the incumbent local exchange carrier (ILEC), or a competitive local exchange carrier (CLEC) and (2) the Internet port connection, which is typically provided by the Internet service provider. Our 100 megabits per second network access speed is substantially faster than typical connections offered by existing cable and telecommunications operators. We offer our 100 Mbps service at prices that can be lower than current prices for 1.5 Mbps service from traditional Internet service providers.

    Target small- and medium-sized businesses with direct sales channel:  The direct sales force is comprised of individuals who are geographically dispersed throughout each of Cogent's targeted markets. The retail sales effort is supported by an active program of direct mail and telesales, which is used to qualify potential leads for the field sales force. We directly market our services to our potential customers.

    Pursue Aggressive peering strategy:  In order to connect to the public Internet, Cogent today utilizes a combination of settlement free peering and purchased transit capacity. Cogent expects to reduce its transit purchase requirements as it accelerates its settlement free peering strategy. Cogent's network connects to other networks at 15 geographically dispersed points.

Our Competitors

    We face competition from many established competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We also face competition from more recent entrants to the communications services market. Many of these companies offer products and services that are similar to our products and services, and we expect the level of competition to intensify in the future. We believe that competition will be based on many factors, including price, transmission speed, ease of access and use, breadth of service availability, reliability of service, customer support and brand recognition.

    In each market we serve, we face, and expect to continue to face, significant competition from the incumbent carriers, which currently dominate the local telecommunications markets. We compete with the incumbent carriers in our markets for local exchange services on the basis of product offerings, quality, capacity and reliability of network facilities, state-of-the-art technology, price, route diversity, ease of ordering and customer service. However, the incumbent carriers have long-standing relationships with their customers and provide those customers with various transmission and switching services that we, in many cases, do not currently offer. Because our fiber optic networks have been recently installed compared to those of the incumbent carriers, our state-of-the-art technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks.

In-building Competitors

    Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband and eLink, are attempting to gain access to office buildings in our target markets. Some of these competitors are seeking to develop exclusive relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use utility shaft space within buildings are generally not exclusive. An owner of any of the buildings in which we have rights to install a network could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It will take a substantial amount of time to build networks in all the buildings in which we intend to exercise our rights under our license agreements and master license agreements. Each building in which we do not build a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, there will likely be substantial price competition.

Local telephone companies

    Incumbent local telephone companies, including regional Bell operating companies such as Verizon and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include an established brand name and reputation and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. Competitive local telephone companies often market their services to tenants of buildings within our target markets and selectively construct in-building facilities.

Long distance companies

    Many of the leading long distance companies, such as AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

Competitive local telephone companies.

    Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

Fixed wireless service providers

    Fixed wireless service providers, such as MCI WorldCom, XO Communications, Sprint, Terabeam, Teligent and Winstar, provide high speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops.

Internet service providers

    Internet service providers, such as Concentric Networks, EarthLink, Genuity, Prodigy, PSINet, the UUNET subsidiary of MCI WorldCom, and Verio, provide traditional and high speed Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Providers, such as America Online, Microsoft Network, Prodigy and WebTV, generally target the residential market and provide Internet connectivity, ease-of-use and a stable environment for modem connections.

Cable-based service providers

    Cable-based service providers, such as Excite@Home and its @Work subsidiary, High Speed Access, RCN Telecom Services and Road Runner, use cable television distribution systems to provide high capacity Internet access.

Other high-speed Internet service providers

    We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet service. These include Yipes and Teleson, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have a strategy similar to ours.

Material Contracts

Agreements with Metromedia Fiber Networks

    Cogent's largest supplier of intra-city fiber is Metromedia Fiber Networks, or MFN. Through an agreement with MFN, Cogent is required to purchase a minimum number of metropolitan fiber networks, located in many of Cogent's markets, and lateral fiber connections, which connect the metropolitan fiber networks to the buildings Cogent services. These metropolitan fiber networks connect to Cogent's metropolitan hub sites, providing the connection to Cogent's long-haul fiber backbone. Cogent's agreement with MFN has a term from 20 to 25 years, depending upon when certain minimum commitments are fulfilled, and can be extended for an additional term to be negotiated in good faith by MFN and Cogent. Through a recent amendment to their lease agreement, Cogent and MFN established a program whereby the parties expect to jointly fund the construction of new laterals into buildings and share in the proceeds from the sale of fiber strands in such laterals. This amendment also provides certain rights for Cogent to connect laterals constructed by Cogent to the MFN fiber rings. Under the agreement MFN also provides fiber maintenance and support of the metropolitan fiber networks. Through MFN's AboveNet facilities, Cogent has purchased a limited amount of transit capacity to gain connectivity to Internet service providers with whom Cogent does not currently have settlement-free peering.

Agreements with Williams Communications

    Cogent's long-haul fiber backbone consists of two strands of optical fiber that Cogent has acquired from Williams Communications under a pre-paid indefeasible right of use ("IRU"). The IRU gives Cogent the right to use the fiber strands for 20 years and the right to extend the term for two five-year periods. Cogent will pay Williams to maintain the fiber during the period of the IRU. The fiber route is 12,484 miles in length and runs through all of the metropolitan areas served by Cogent. As of November 15, 2001 Williams had delivered all of the 12,484 miles of the route to Cogent. Cogent has also contracted with Williams Communications for:

  •
  interim transmission capacity while it awaits delivery of certain segments of its fiber under the IRU agreement;

  •
  services related to the installation of Cogent's equipment along the fiber route; and

  •
  maintenance services.

Credit Agreement with Cisco Systems Capital Corporation

    In October 2001, Cogent entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409 million credit facility with Cogent. This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. For loans outstanding prior to entering into the new facility, the applicable interest rate is LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the new facility, the applicable interest rate is LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon Cogent's EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio of consolidated funded debt to EBITDA.

    In connection with this agreement, Cogent granted to Cisco Capital rights which, together with the warrant issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of the fully diluted common stock of Cogent. The $409 million credit facility will mature on December 31, 2008.

    The credit facility is secured by the pledge of all of Cogent's assets and requires Cogent to comply with certain conditions, restrictions, and covenants, including revenue and other financial and operational targets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of debt or equity securities of Cogent and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

    In connection with this agreement, Cogent agreed to pay Cisco the following fees:

  •
  on or before the closing under the new facility, a closing fee equal to $1,980,000;

  •
  a commitment fee equal to 1.00% per annum on the average daily unused portion of the then-available aggregate commitment; and

  •
  a facility fee equal to $30,000 per quarter in which any amount of principal, interest or fees under the facility is payable.

Product and Service Agreement with Cisco Systems

    Cogent has entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270 million of networking equipment for Cogent's network. As of September 30, 2001, Cogent had purchased $107.6 million against this commitment. Under this Cisco supply agreement, Cogent is obligated to purchase all of its networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, Cogent may purchase those products from the other supplier, and such purchases will not be included in determining Cogent's compliance with Cisco minimum purchase obligations. The majority of Cogent's equipment has been obtained from Cisco.

    The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires that Cogent meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and Cogent. Cogent has satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, Cogent must meet minimum purchase requirements of $29,500,000, $42,400,000 and $45,500,000, respectively. In addition, Cogent purchases from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement.

Regulation

    Cogent is subject to numerous local regulations such as building and electrical codes, licensing requirements, and construction requirements. These regulations vary on a city-by-city and county-by-county basis.

    The FCC regulates common carriers' interstate services and state public utilities commissions exercise jurisdiction over intrastate basic telecommunications services. The FCC and most state public utility commissions do not regulate Internet service providers. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

    There is no current legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, although the FCC does prohibit carriers from entering contracts that restrict the right of commercial multiunit property owners to permit any other common carrier to access and serve the property's commercial tenants.

    There have been various statutes, regulations, and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Risk Factors—Legislation and government regulation could adversely affect us."

Employees

    As of November 16, 2001, we had 151 employees.

Description of Properties

    We own no material real property. Cogent is headquartered in facilities consisting of approximately 15,350 square feet in Washington, D.C., which it occupies under a lease that expires on August 31, 2002. Cogent also leases approximately 70,000 square feet of space in the metropolitan areas served to house the equipment that provides the connection between Cogent's backbone network and its metropolitan networks. These metropolitan hub sites average 3,000 square feet in size. The terms of their leases generally are for 10 years with two 5 year renewal options, at annual rents ranging from $13.50 to $75.00 per square foot. We believe that our facilities are generally in good condition and suitable for our operations.

Legal Proceedings

    Cogent is not a party to any material legal proceedings.

Management's Discussion and Analysis of Financial Condition and Results of Operations

    You should read the following discussion together with the financial statements and related notes included elsewhere in the proxy statement/prospectus. The results below are not necessarily indicative of the results to be expected in any future period. Certain matters discussed below are forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Statements."

General Overview

    Cogent was formed on August 9, 1999 as a Delaware corporation. Our primary activities to date have included recruiting employees, obtaining financing, branding and marketing our products, obtaining customer orders, obtaining office building access rights, designing and constructing our fiber-optic network and facilities, and providing our services to customers.

    We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers for a fixed monthly fee. We recognize service revenue in the month in which the service is provided. Cash received in advance of revenue earned is recorded as deferred revenue and recognized over the service period or, in the case of installation charges, over the estimated customer life.

    As Cogent began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from the other networks that compose the Internet.

Recent Developments

    Proposed Merger with Allied Riser Communications Corporation.  On August 28, 2001, Cogent entered into an agreement to merge with Allied Riser Communications Corporation. Allied Riser is a facilities-based provider of broadband data, video and voice communication services to small- and medium-sized businesses in North America, including Canada. Under the terms of the merger agreement as amended on October 13, 2001, Cogent is expected to issue approximately 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders. The merger, if consummated, would require Cogent to assume the outstanding obligations of Allied Riser as of the closing date. As of September 30, 2001, these obligations include, among other things, $123.6 million of Allied Riser's convertible notes and approximately $107.6 million in commitments for operating and capital lease obligations. We expect this merger to close in the first quarter of 2002.

    Acquisition of NetRail Inc. Assets.  On September 6, 2001, Cogent acquired for approximately $12.0 million the major assets of NetRail, Inc. through a sale conducted under Chapter 11 of the United States Bankruptcy Code. The assets include certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering arrangements with Tier-1 Internet service providers. We are in the process of integrating NetRail's facilities and traffic with our network. Cogent anticipates reduced costs of network operations from the availability of the Tier-1 peering arrangements of NetRail.

    Reduction in Employment.  On October 9, 2001, Cogent reduced its staff by approximately 50 employees and re-aligned portions of its organizational structure to streamline its operations and better focus its activities.

    Sale of Series C Preferred Stock.  On October 15, 2001, Cogent sold $62.0 million of its Series C preferred stock in a private transaction. Cogent issued approximately 49.7 million (pre-reverse split) shares of its Series C preferred stock in connection with this sale. In connection with the Series C preferred stock issuance, the conversion price of our Series B preferred stock was adjusted pursuant to the antidilution provisions of our amended and restated certificate of incorporation. The result will be that Series B preferred stock will be converted into approximately 5.8 million (pre-reverse split) additional shares of common stock of Cogent.

Results of Operations

Nine Months Ended September 30, 2001 Compared to the Nine Months Ended September 30, 2000

    Revenue.  Revenue for the nine-month period ending September 30, 2001 was $0.7 million compared to no revenue for the nine-month period ending September 30, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $0.2 million for the period from September 7, 2001 to September 30, 2001.

    Network Operations.  Network operations costs for the nine-month period ended September 30, 2001 were primarily comprised of five elements:

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  temporary leased transmission capacity incurred for certain segments until its nationwide fiber-optic intercity network is placed in service;
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  the cost of leased network equipment sites and facilities;
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  salaries and related expenses of employees directly involved with Cogent's network activities;
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  building access agreement fees paid to landlords; and
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  maintenance charges related to Cogent's nationwide fiber-optic intercity network.

    Cost of network operations was $15.5 million for the nine-month period ended September 30, 2001 compared to $0.6 million for the nine-month period ended September 30, 2000. Cogent believes that cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service its customers. The cost of temporary leased transmission capacity was $3.9 million for the nine-month period ended September 30, 2001 compared to $0 in the nine-month period ended September 30, 2000. Certain of these costs will continue until the remaining segments of Cogent's nationwide fiber-optic intercity network are placed in service. Cogent anticipates that it will cancel the one remaining leased-line segment by December 2001. As these leased-line segments of the network were replaced with Cogent's dark fiber IRUs under capital leases, the related cost of network operations was replaced by an increase in depreciation and amortization expense. As of September 30, 2001 approximately 11,832 route miles of the 12,484 route miles had been delivered to Cogent.

    Selling, General, and Administrative Expenses.  Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $21.8 million for the nine-month period ended September 30, 2001 from $5.0 million for the nine-month period ending September 30, 2000. SG&A expenses increased primarily from an increase in employees and related expenses required to support Cogent's growth. We had 224 employees at September 30, 2001 versus 116 employees at September 30, 2000. Cogent capitalizes the salaries and related benefits of employees directly involved with its construction activities. Cogent began capitalizing these costs in July 2000 and will continue to capitalize these costs while its network is under construction. Cogent believes that SG&A expenses will increase primarily due to the expected growth in the number of employees and related costs required to support its operations and customers.

    Depreciation and Amortization.  Depreciation and amortization expense increased to $6.0 million for the nine-month period ended September  30, 2001 from $0.09 million for the nine-month period ended September 30, 2000. These expenses represent the depreciation of the capital equipment required to support Cogent's network and increased because Cogent had more capital equipment in the nine-month period of 2001 than in the same period in 2000. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service. Cogent believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of Cogent's capital lease IRUs.

    Interest Income and Expense.  Interest income decreased to $1.6 million for the nine-month period ended September 30, 2001 from $2.1 million for the nine-month period ended September 30, 2000. Interest income relates to interest earned on Cogent's marketable securities. Cogent's marketable securities consisted of money market accounts and commercial paper all with original maturities of three months or less.

    Interest expense increased to $4.8 million for the nine-month period ended September 30, 2001 from $0.4 million for the nine-month period ended September 30, 2000. For the nine-month period ended September 30, 2001, interest expense relates to interest charged on Cogent's borrowing on its vendor financing facility and its capital lease agreements. For the nine-month period ended September 30, 2000 interest expense relates to interest on its capital lease agreements and borrowing on its vendor financing facility. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $136.6 million at September 30, 2001. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Cogent capitalized $4.1 million of interest for the nine-month period ended September 30, 2001 and $1.0 million for the nine-month period ended September 30, 2000. Cogent began capitalizing interest in July 2000 and will continue to capitalize interest expense while its network is under construction.

    Income Taxes.  Cogent recorded no income tax expense or benefit for the nine-month period ended September 30, 2001 or the nine-month period ended September 30, 2000. The federal and state net operating loss carryforwards of approximately $55.0 million at September 30, 2001 expire between 2019 and 2021. Due to the uncertainty surrounding the realization of this and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. For federal and state tax purposes, Cogent's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities.

    Earnings Per Share.  Basic and diluted net loss per common share increased to $(3.23) for the nine-month period ended September 30, 2001 from $(0.29) for the nine-month period ended September 30, 2000. The weighted average shares of common stock outstanding increased to 14.0 million shares at September 30, 2001 from 13.9 million shares at September 30, 2000, due to exercises of options of Cogent's common stock. For the nine-months ended September 30, 2001 and 2000 options to purchase 6,121,481 and 4,185,991 shares of common stock at weighted average exercise prices of $1.05 and $0.82 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. As of September 30, 2001, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, and warrants exercisable for 866,250 shares of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. As of September 30, 2000, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2000 Compared to the Period from Inception (August 9, 1999)
to December 31, 1999

    Revenue.  We began recognizing revenue and invoicing our customers in April 2001. Therefore, there was no reported revenue for the year ended December 31, 2000 and the period from inception (August 9, 1999) to December 31, 1999.

    Network Operations.  Network operations costs for 2000 primarily included five elements:

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  temporary leased transmission capacity costs;
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  the cost of leased network equipment sites and facilities;
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  salaries and related expenses of employees directly involved with Cogent's network activities;
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  access agreement fees paid to landlords multi-tenant office buildings; and
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  maintenance charges related to Cogent's nationwide fiber-optic intercity network.

    The cost of network operations was $3.0 million in 2000 and there were no such costs in 1999. Cogent believes that cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service its customers. The cost of temporary leased private-line transmission capacity was $0.9 million for 2000 and there were no such costs in 1999. Cogent anticipates canceling all of these leased-line segments by November 2001. As these leased-line segments of the network are replaced with Cogent's dark fiber IRUs under capital leases, the related cost of network operations is replaced by an increase in depreciation and amortization expense. As of December 31, 2000 approximately 5,100 route miles of the 12,484 route miles had been delivered to Cogent.

    Selling, General, and Administrative Expenses.  SG&A expenses increased from $0.08 million for the period from inception on August 9, 1999 to December 31, 1999 to $10.8 million in 2000. SG&A expenses increased primarily due to an increase in employees and related expenses required to support Cogent's growth. Cogent had 186 employees at December 31, 2000 versus three employees at December 31, 1999.

    Depreciation and Amortization.  Depreciation and amortization expense was $0.3 million in 2000 and there was no depreciation and amortization expense in 1999. These expenses represent the depreciation of the capital equipment required to support Cogent's network and there was no capital equipment in 1999. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service and it believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of Cogent's capital lease IRUs.

    Interest Income and Expense.  Interest income was $3.4 million in 2000 and there was no interest income in 1999. Interest income relates to interest earned on Cogent's marketable securities. Marketable securities at December 31, 2000 consisted of money market accounts and commercial paper all with original maturities of three months or less.

    Interest expense was $1.1 million in 2000 and there was no interest expense in 1999. Interest expense relates to interest charged on Cogent's borrowing on a financing facility provided by Cisco Capital and capital lease agreements. Cogent began borrowing under its vendor credit facility in August 2000 and had borrowed $67.2 million at December 31, 2000. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Cogent incurred $47.9 million of capital lease obligations in 2000 related to its 30-year IRUs to a nationwide fiber optic intercity network. Cogent capitalized $3.0 million of interest expense in 2000. Cogent will continue to capitalize interest expense while its network is under construction.

    Income Taxes.  Cogent recorded no income tax expense or benefit for 2000 or 1999. Cogent's federal and state net operating loss carryforwards of $9.6 million at December 31, 2000 expire between

2019 and 2020. Due to the uncertainty surrounding the realization of this and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities. For federal and state tax purposes, Cogent's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

    Earnings Per Share.  Basic and diluted net loss per common share increased to $(0.85) for 2000 from $(0.01) in 1999. The weighted average shares of common stock outstanding increased to 13.8 million shares at December 31, 2000 from 13.6 million shares at December 31, 1999, due to exercises of options for Cogent's common stock. For the years ended December 31, 2000 and 1999, options to purchase 6.9 million and 469,500 shares of common stock at weighted average exercise prices of $0.97 and $0.01 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. There was no preferred stock outstanding in 1999.

Liquidity and Capital Resources

    Since inception, we have primarily funded our operations and capital expenditures through private equity financing, long-term debt, and equipment financing arrangements. As of October 31, 2001, we have raised $178 million of private equity funding, obtained a credit facility for borrowings of up to $409 million and have capital lease obligations outstanding at September 30, 2001 of approximately $19.5 million. Our current cash and cash equivalents position is an additional source of our liquidity.

    Net Cash Provided by (Used in) Operating Activities.  Net cash used in operating activities increased to $30.3 million for the nine-month period ending September 30, 2001 as compared to a use of $9.0 million for the nine-month period ending September 30, 2000. This increase is primarily due to an increase in the net loss to $45.4 million for the nine-month period ended September 30, 2001 from a net loss of $4.0 million for the nine-month period ended September 30, 2000. These net losses are offset by depreciation and amortization and changes in assets and liabilities of a positive $15.1 million and negative $5.0 million for the nine-month periods ended September 30, 2001 and September 30, 2000, respectively.

    Net Cash Provided by (Used in) Investing Activities.  Investing activities includes the purchases of property and equipment and for the nine-month period ended September 30, 2001, the purchase of the NetRail assets for $11.7 million. Purchases of property and equipment increased to $72.2 million for the nine-month period ending September 30, 2001 as compared to $36.7 million for the nine-month period ending September 30, 2000. The increase is primarily due to purchases of network equipment under the Cisco credit facility of $40.4 million and network construction costs of $30.0 million for the nine-month period ended September 30, 2001.

    In March 2000, Cogent entered into a five-year commitment to purchase from Cisco minimum annual amounts of equipment, professional services and software. In June 2000, the agreement was amended to increase Cogent's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. In October 2001, the commitment was amended to increase Cogent's previous commitment to purchase $270 million until December 31, 2004. As of September 30, 2001, Cogent has purchased approximately $107.6 million, towards this commitment.

    Net Cash Provided by (Used in) Financing Activities.  Financing activities provided $59.1 million for the nine-month period ending September 30, 2001 compared to $137.0 million for the nine-month period ending September 30, 2000. Cogent received proceeds from borrowing $40.4 million in equipment loans and $29.0 million in a working capital loan under the credit facility for the nine-month period ended September 30, 2001. This working capital loan resulted in granting Cisco Capital warrants for 866,250 shares of common stock. The warrants have an exercise price of $3.04, and are exercisable for eight years. Borrowings under the credit facility for the nine-month period ended September 30, 2000 was $32.0 million of equipment loans. For the nine-month period ending September 30, 2000, Cogent received net proceeds of $116.0 million from the issuance of preferred stock. This included net proceeds of $25.9 million for the issuance of Series A preferred stock in February 2000 and $90.1 million from the proceeds of Series B preferred stock in June and July 2000. There were no issuances of preferred stock during the nine-month period ending September 30, 2001. The liquidation preferences at September 30, 2001 of the Series A and Series B preferred stock were $28.1 million and $95.7 million, respectively. Principal repayments of capital lease obligations was $10.3 million for the nine-month period ending September 30, 2001 as compared to $20.0 million for the nine-month period ended September 30, 2000.

    On October 15, 2001, Cogent sold $62.0 million of its Series C preferred stock in a private transaction. In connection with the Series C preferred stock issuance, the conversion price of our of Series B preferred stock was adjusted pursuant to the antidilution provisions of our amended and restated certificate of incorporation. The result will be that Series B preferred stock will be converted into approximately 5.8 million (pre-reverse split) additional shares of common stock of Cogent.

    Credit Facility.  In October 2001, Cogent entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409 million credit facility with Cogent. This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time.

    Changes to these covenants are currently being renegotiated between Cisco and Cogent, and will be agreed upon prior to the completion of the merger. The final covenants will be consistent with vendor financing between comparable parties in the current market. The current covenants are described in detail in Exhibit 10.3 to this registration statement and include the following:

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  Beginning on September 30, 2003, Cogent's ratio of consolidated funded debt to EBITDA must not exceed a maximum threshold. This maximum ratio begins at 52.6:1 on September 30, 2003 and declines by March 31, 2008 to 0.3:1.

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  Cogent must meet minimum revenue thresholds. From January 31, 2002 to May 31, 2002, Cogent must meet monthly revenue thresholds beginning at $755,000, and increasing to $1,855,000. Beginning on June 30, 2002, Cogent must meet quarterly thresholds of annualized revenue. These targets begin at $22,400,000 and gradually increase to $622,300,000 by December 31, 2007, and $556,700,000 thereafter.

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  Beginning June 30, 2002, Cogent must meet minimum EBITDA thresholds for the trailing four quarters. These thresholds begin at $(47,400,000) as of June 30, 2002, peaking at $227,000,000 as of June 30, 2005, before decreasing to $129,900,000 as of March 31, 2008 and thereafter.

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  Beginning December 31, 2003, Cogent's ratio of EBITDA to interest expense, measured as described in the agreement, must meet a minimum threshold for each quarter. This minimum ratio begins at 0.9:1 on September 30, 2003 and increases to 3.5:1 by September 30, 2004, before decreasing to 1.2:1 by June 30, 2006. After June 30, 2006, this threshold varies between 1.2:1 and 1.1:1.

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  Beginning June 30, 2002, Cogent's ratio of consolidated funded debt to capitalization must not exceed a maximum percentage, which starts at 71% as of June 30, 2002, and decreases to 50% as of June 30, 2007 and thereafter.

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  Cogent must meet minimum thresholds for customers—counting as separate customers offices of any individual customers that are located in separate buildings. This threshold is 231 as of January 31, 2002, increasing to 22,370 by March 31, 2008.

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  Cogent must maintain minimum cash reserves, starting with $14,700,000 as of June 30, 2002. This minimum threshold varies each quarter until March 31, 2004, when it begins to increase gradually from $9,000,000 to $184,700,000 by March 31, 2008.

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  Cogent must meet minimum requirement for nodes connected to its network. This threshold is 162 as of January 31, 2002, increasing to 2,340 by March 31, 2008.

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  Cogent may not make capital expenditures on an annualized basis in excess of a maximum amount that varies for each year. This maximum amount is $63,100,000 for the year ending December 31, 2002, increasing to $106,700,000 by the year ending December 31, 2005, before decreasing to $70,400,000 for the year ended December 31, 2007 and thereafter.

    For loans outstanding prior to entering into the new facility, the applicable interest rate is LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the new facility, the applicable interest rate is LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon Cogent's EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio or consolidated funded debt to EBITDA.

    In connection with this agreement, Cogent granted to Cisco Capital rights which, together with the warrant issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of the fully diluted common stock of Cogent. The $409 million credit facility will mature on December 31, 2008.

    The credit facility is secured by the pledge of all of Cogent's assets and requires Cogent to comply with certain conditions, restrictions, and covenants, including revenue and other financial and operational targets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of debt or equity securities of Cogent, and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

    Cogent is currently in compliance with all conditions, restrictions, and covenants contained in the Cisco credit facility. Cogent expects to be in compliance with the Cisco Credit Facility at the time of the merger with Allied Riser, however, we anticipate that we will negotiate changes to the covenants with Cisco prior to the merger in order to obtain Cisco's consent to the merger. We anticipate that any changes to the covenants will be consistent with standard commercial terms for vendor financing provided to telecommunications and broadband carriers. The facility is only partially available until June 30, 2002 and, assuming we remain in compliance with the covenants on that date, the entire facility will be available, enabling us to fund our anticipated level of operations through the end of 2002. If the Cisco facility becomes unavailable we will not have sufficient funds to fund current or anticipated levels of operation through December 2002.

    Product and Service Agreement with Cisco Systems  Cogent has entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270 million of networking equipment for Cogent's network. As of September 30, 2001, Cogent had purchased $107.6 million against this commitment. Under this Cisco supply agreement, Cogent is obligated to purchase all of its networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, Cogent may purchase those products from the other supplier, and such purchases will not be included in determining Cogent's compliance with Cisco minimum purchase obligations. The majority of Cogent's equipment has been obtained from Cisco.

    The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires that Cogent meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and Cogent. Cogent has satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, Cogent must meet minimum purchase requirements of $29,500,000, $42,400,000 and $45,500,000, respectively. In addition, Cogent purchases from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement.

    Future Capital Requirements  Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out of our network regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. We believe our available liquidity resources, assuming the availability of our Cisco credit facility, will be sufficient to fund our operating needs at least through the end of our next fiscal year. We have based this estimate on assumptions that may prove wrong. For example, future capital requirements will change from current estimates to the extent to which we acquire or invest in businesses, assets, products and technologies. Our forecast of the period of time through which our financial resources will be adequate to support our operations and capital expenditures is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those discussed in "Cautionary Statement Concerning Forward-Looking Statements." Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for several years, we will continue to rely on equity financing and our credit facility to provide us with our cash needs. We cannot assure you that this financing will be available on terms favorable to us or our stockholders. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

Recent Pronouncements

    In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this Statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this Statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting unit level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The proposed merger transaction with Allied, if consummated, will be accounted for in accordance with SFAS No. 141 and No. 142.

Quantitative and Qualitative Disclosures About Market Risk

    Cogent has no financial instruments entered into for trading purposes. Cogent's primary market risk exposure is related to its marketable securities and credit facility. Cogent places its marketable securities investments in instruments that meet high credit quality standards as specified in Cogent's investment policy guidelines. Marketable securities were approximately $10.5 million at September 30, 2001, all of which are considered cash equivalents and mature in 90 days or less.

    Cogent's credit facility provides for secured borrowings at the 90-day LIBOR rate plus a specified margin based upon Cogent's leverage ratio, as defined in the agreement. The interest rate resets on a quarterly basis and was 8.2% for the three-month period ended September 30, 2001. Interest payments are deferred and begin in 2005. Borrowings are secured by a pledge of all of Cogent's assets. The weighted average interest rate on all borrowings for the nine-month period ending September 30, 2001, was approximately 9.5%. The credit facility matures on December 31, 2008. Borrowings may be repaid at any time without penalty subject to minimum payment amounts.

    If market rates were to increase immediately and uniformly by 10% from the level at September 30, 2001, the change to Cogent's interest sensitive assets and liabilities would have an immaterial effect on Cogent's financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted average interest rate for the nine-month period ended September 30, 2001 (from 9.5% to 10.5%) would increase interest for the period by approximately $650,000.

INFORMATION ABOUT ALLIED RISER

Description of Business

    Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in North America, including Canada. Allied Riser suspended its retail services in most of its markets in the United States on September 21, 2001. Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network.

    The predecessor of Allied Riser, RCH Holdings, Inc., was formed in 1996. Allied Riser was formed on November 2, 1998, as a Delaware corporation. Immediately following the incorporation of Allied Riser, a reorganization of RCH Holdings, Inc. occurred. The wholly owned subsidiaries of RCH Holdings, Allied Riser Communications, Inc., and Carrier Direct, Inc., both Texas corporations, distributed their assets and liabilities to RCH Holdings in a complete liquidation and dissolution. Thereafter, RCH Holdings transferred all of its assets and liabilities to Allied Riser in exchange for shares of common stock. Allied Riser then contributed these assets and liabilities to its wholly owned subsidiary, Allied Riser Operations Corporation. In June 1997, Allied Riser began installing its network and began operating its first in-building network in January 1998. In 1998 Allied Riser sold equity to several sponsors and, in 1999, completed another round of private equity financing and signed agreements with owners and managers of significant real estate portfolios. In October 1999, Allied Riser completed an initial public offering of its common stock. During the third quarter of 2000, Allied Riser, through its wholly owned subsidiary, Allied Riser Canada, acquired 68% of the common stock of Shared Technologies of Canada, Inc (STOC). Pursuant to a shareholders agreement dated July 26, 2000 between Allied Riser and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause Allied Riser to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. Such amount is not material to the financial position or results of operations of Allied Riser.

    The principal executive office of Allied Riser is currently located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201 and its telephone number is (214) 210-3000.

Facilities and Operations

    Inside its constructed buildings, Allied Riser has installed a broadband data infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. This broadband data infrastructure is designed to carry data and voice traffic for all the building's tenants. Service for customers is initiated by connecting a broadband data to the infrastructure in the vertical utility shaft.

    Inside the building, usually in the basement, Allied Riser also establishes a building point-of-presence. In each building point-of-presence, it connects the broadband data cables to routers or other electronic equipment that enable transmission of data and video traffic to and from those cables. Allied Riser has obtained the right to use a small amount of space in the basement of buildings to establish the building point-of-presence.

    Allied Riser's typical lease or license agreement with a real estate owner is for a term of ten or more years. The agreement provides for the development of the network installation design and the approval of the construction plans and arrangements by the real estate owner as well as ongoing reporting to the real estate owner of network expansion as Allied Riser adds customers and revenue sharing or fixed monthly rent.

    Allied Riser, through its 68% owned subsidiary, Shared Technologies of Canada, Inc., continues to provide voice as well as retail high speed Internet access in Canada through its in-building network.

Competition

    Allied Riser's market is extremely competitive and it faces competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. Allied Riser expects significant competition from a variety of telecommunications companies including local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile, and satellite data service providers. Because of their resources, some of Allied Riser's competitors may be able to offer services to customers at prices that are below the prices it can offer for comparable services, which impedes its ability to become profitable. Allied Riser will continue to face competition from other in- building service providers such as Cypress Communications, Intermedia Communications, RCN Communications, XO Communications, Teligent, Eureka/GGN, Everest, Winstar and Advanced Radio Telecom. These entities are all attempting to gain access to office buildings in its target markets. Allied Riser also faces competition from incumbent local and interexchange telephone companies that have competitive strengths, including an established brand name and reputation, significantly more capital, existing inter-building connections, and service offerings that include data and voice services. These competitive strengths may place Allied Riser at a competitive disadvantage.

    Allied Riser faces competition for access to buildings, pricing for services, technological change, and demand for its services, all of which could adversely affect its operations. See "Risk Factors—The sector in which we operate is highly competitive, and we may not be able to compete effectively."

Regulation

    Allied Riser is subject to numerous local regulations such as building and electrical codes, licensing requirements, and construction requirements. These regulations vary on a city-by-city and county-by-county basis. There is no current legal requirement in a large majority of states that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, but such laws and regulations have been proposed in the past and may be adopted in the future. The FCC issued its first order in a multi-phase regulatory proceeding on a number of issues related to utility shaft access in multiple tenant environments. Among other things, this order, which is the subject of a pending appeal:

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  prohibits carriers from entering into contracts to serve commercial properties that restrict the property owner's ability to permit access by competing carriers;

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  established procedures to facilitate the building owner's exercise of its option to acquire from the incumbent local telephone company inside wiring beginning where the wiring first enters the building;

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  concluded that utilities (including local telephone companies) must afford telecommunications carriers, excluding incumbent local telephone companies and cable service providers reasonable and nondiscriminatory access to conduits and rights-of-way located in customer buildings and campuses and owned or controlled by the utility; and

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  prohibits restrictions that impair the use of fixed wireless antennae on property within the exclusive use or control of an antenna user having a direct or indirect ownership or leasehold interest in the property.

The order also introduced the second phase of this proceeding, which seeks to determine a number of additional issues that could have an effect on our business. These issues include:

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  whether the FCC should require nondiscriminatory access to multi-tenant office buildings (and whether it has the legal ability to do so);

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  whether the FCC should enjoin the enforcement of exclusivity provisions in contracts entered into prior to its order; and

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  whether the FCC should prohibit carriers from entering into contracts with building owners that give the carriers preferences other than exclusive access, such as exclusive marketing assistance.

    The FCC has not released a decision on its proposed rulemaking. In addition, legislation has been introduced in the U.S. Congress that addresses issues relating to telecommunications access to buildings owned or used by the federal government and other building access issues. We cannot predict the outcome of the appeal of the FCC's first order, or the content of any future orders in the FCC proceedings, or any other federal or state proceeding, or of any federal or state legislation that may be applicable to us, or to our competitors, suppliers, or customers, nor what effect, if any, it may have on our business.

    The FCC regulates common carriers' interstate services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services, but we believe do not regulate most enhanced services, which involve more than the pure transmission of customer-provided information. The FCC has preempted certain inconsistent state regulation of, and does not itself regulate, enhanced services. We believe that all of the communications services that we currently provide are enhanced services and therefore not subject to direct regulation. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

    Through subsidiaries, we are in the process of applying for, and have received in some states, authority from various state regulatory commissions and the FCC to provide basic telecommunications services, such as voice telephony service. These subsidiaries are or will be subject to direct state and federal regulation upon approval of their applications. We do not expect to encounter substantial legal barriers to entry into regulated telecommunications services. We also do not expect to face significant regulatory restrictions on the pricing or terms of any regulated telecommunications service offerings we might choose to offer that would have a material adverse effect on our business. Changes in the regulatory environment, however, could have a material adverse effect on our business.

    The Telecommunications Act of 1996 substantially altered the federal and state regulatory environment for telecommunications services, including by removing legal barriers to entry, requiring incumbent local telephone companies to provide their competitors with interconnection, unbundled network elements, access to rights-of-way, conduit and ducts, and opportunities for resale of their services, all pursuant to detailed requirements that have been specified, and continue to be specified, by the FCC. Many of the FCC proceedings implementing the Telecommunications Act of 1996 remain pending or are the subject of appeals. The FCC has ruled on and is continuing to consider a number of proceedings related to the provision of advanced telecommunications services. In many cases, the FCC rules that have been enacted or are being considered in these proceedings are intended to spur the deployment of broadband transmission capabilities and advanced services, including digital subscriber line service. We believe the net result of these proceedings is and will be to enhance our competitors' ability to provide broadband services. The rules adopted by the FCC in this area, and the outcome of pending appeals, could have a material effect on our competitive position with regard to incumbent local telephone and other telecommunications companies.

    The Telecommunications Act of 1996 also specified a procedure by which Bell companies could be allowed to provide in-region long distance services, something they were prohibited from doing prior to its passage. The FCC has granted Verizon's applications to provide long distance service in Connecticut, Massachusetts, New York, and Pennsylvania and SBC's applications to provide long distance services in Texas, Oklahoma, and Kansas. Similar applications are currently pending. In addition, legislation has been introduced to allow the Bell companies to provide long distance Internet and high-speed data services. We anticipate that eventually the Bell companies will be able to provide long distance services throughout all of their service areas.

    There have been various statutes, regulations, and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Risk Factors—Legislation and government regulation could adversely affect us."

    We may in the future decide to provide voice services over the Internet. We believe that, under United States law, based on specific regulatory classifications and recent regulatory decisions, voice communications over the Internet currently constitute enhanced services (as opposed to regulated basic telecommunications services). As such, any such services we may provide are not currently regulated by the FCC or state agencies charged with regulating telecommunications carriers. Several efforts have been made in the United States to enact federal legislation that would either regulate or exempt from regulation communications services provided over the Internet. Several state regulatory authorities have initiated proceedings to examine the regulation of such services and Colorado's Public Utilities Commission has ruled that the use of the Internet to provide certain intrastate services does not exempt a carrier from paying intrastate access charges. Others could initiate proceedings to regulate or require access charges or other charges on the provision of voice services over the Internet. We cannot predict the outcome of any such proceedings or the effect it would have on our business should we decide to provide voice services over the Internet.

Employees

    As of January 1, 2002, Allied Riser had 52 employees, including 35 employees of Shared Technologies of Canada, Inc., a 68% owned subsidiary of Allied Riser.

Description of Properties

    Allied Riser is headquartered in facilities consisting of approximately 68,000 square feet in Dallas, Texas, which it occupies under a lease that expires in December 2003. In addition, Allied Riser is currently negotiating to terminate leases for space in which its engineering department, customer care center, and network operations center were located.

Legal Proceedings

    On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18,775,000, attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Allied Riser believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. Allied Riser intends to vigorously contest this lawsuit.

    Allied Riser announced on December 12, 2001 that certain holders of the Allied Riser 7.50% convertible subordinated notes due 2007 filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. Allied Riser believes that these claims are without merit.

Supplementary Financial Information (Unaudited)

    The quarterly financial information for the calendar quarters in 1999, 2000, and 2001 set forth below has been derived from the unaudited consolidated financial statements of Allied Riser. The information should be read in connection with, and is qualified in its entirety by reference to Allied Riser's financial statements and the notes included elsewhere in this proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of Allied Riser, are necessary to present fairly such information for the interim periods. The results of operations of the quarterly periods are not necessarily indicative of the results expected for a full year or any interim period.

	Three Months Ended
	Mar. 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001
	(In thousands, except per share data)
Total revenue	$146	$401	$442	$881	$1,358	$1,972	$4,403	$6,599	$7,929	$8,573	$7,725
Operating income (loss)	(5,742)	(14,589)	(16,162)	(24,284)	(41,194)	(46,933)	(49,347)	(44,809)	(42,689)	(307,104)	(37,323)
Net income (loss)	(5,327)	(14,635)	(16,030)	(21,496)	(37,025)	(44,068)	(47,217)	(45,098)	(43,310)	(291,154)	(39,649)
Net income (loss) applicable to common stock	$(6,977)	$(16,285)	$(18,270)	$(22,408)	$(37,025)	$(44,068)	$(47,217)	$(45,098)	$(43,310)	$(291,154)	$(39,649)

Net income (loss) per common share	$(.31)	$(.71)	$(.68)	$(.48)	$(.69)	$(.81)	$(.87)	$(.81)	$(.75)	$(4.82)	$(.66)

Weighted average number of shares outstanding	22,396	22,886	26,809	46,534	53,318	54,272	54,565	55,644	58,121	60,372	59,978

Management's Discussion and Analysis of Financial Condition and Results of Operations

    Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses. Allied Riser suspended its retail services in most of its markets in the United States on September 21, 2001. Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network.

    On July 24, 2001, Allied Riser announced a number of additional initiatives to further reduce its operating costs and refocus its business plan. These initiatives were completed as of September 21, 2001, and included the suspension of retail sales of broadband data applications and services in most markets in the United States, the transition of its current retail customers to other service providers, the closure of its sales offices, and a further reduction in the number of employees by approximately 290 persons, or approximately 75% of its total workforce. Additionally, Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network. As a result of the initiatives discussed above, Allied Riser expects revenue and related network costs and expenses to decline through the second quarter of 2002.

    In connection with the initiatives described above, during the third and fourth quarters of 2001, Allied Riser sold four of the five data and communication service providers acquired by it in 2000. On August 7, 2001, Allied Riser sold its subsidiary, Winterlink, Inc. On September 14, 2001, Allied Riser sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc. Allied Riser does not expect these transactions to have a material impact on the results of its ongoing operations.

    On August 28, 2001, Allied Riser entered into a merger agreement with Cogent, which was subsequently amended on October 13, 2001, under which agreement all outstanding shares of Allied Riser common stock would be exchanged for shares of Cogent common stock. The merger is conditioned upon, among other things, approval by the stockholders of Allied Riser, the approval for listing or quotation of the shares of Cogent common stock to be issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

Recent Developments

    On October 3, 2001, Allied Riser sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, Allied Riser sold all of the membership interests of its subsidiary, Netrox, L.L.C. Allied Riser does not expect these transactions to have a material impact on the results of its ongoing operations.

    Allied Riser's common stock is traded on the Nasdaq National Market. In order for its common stock to continue to be listed on the Nasdaq National Market, Allied Riser must satisfy various listing requirements established by Nasdaq. On July 23, 2001, Allied Riser received a letter from Nasdaq advising Allied Riser that the minimum bid price of its stock had failed to comply with the continued listing standards of Nasdaq. On August 21, 2001, Allied Riser received a letter from Nasdaq advising Allied Riser that it had failed to comply with the minimum net tangible asset and the minimum stockholder's equity requirements for continued listing on Nasdaq. On September 5, 2001, Allied Riser transmitted a letter to Nasdaq addressing the issues raised in the July 23 and August 21 letters. On September 27, 2001, Nasdaq announced a moratorium on the minimum bid price and minimum market value of public float listing requirements until January 2, 2002, however, this announcement did not suspend Nasdaq's minimum net tangible asset and stockholder's equity listing requirements. On October 9, 2001, Allied Riser received a letter from Nasdaq citing the moratorium and declaring the matter initiated by July 23 letter closed. With regard to the remaining issues, in response to the letter and materials submitted by Allied Riser on September 5, 2001, Allied Riser received a letter from Nasdaq on October 22, 2001, stating that Nasdaq would not initiate delisting proceedings for failure to comply with the minimum net tangible asset and the minimum stockholder's equity requirements, so long as Allied Riser completes its proposed merger with Cogent on or before January 2, 2002 and, in connection therewith, requests a delisting from Nasdaq. If the merger is not completed by January 2, 2002, Allied Riser expects that Nasdaq will commence proceedings to delist Allied Riser's common stock. Allied Riser may appeal such decision, which, if properly and timely filed, would temporarily stay any delisting action, however, there is no assurance that Allied Riser's stock will remain listed. On January 3, 2002, Allied Riser requested that Nasdaq delay initiating any delisting proceedings until a date following the date the merger is expected to be consummated.

    If Allied Riser's common stock is delisted and the trading price therefor continues to be less than $5.00 per share, trading in such common stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving "penny stock". The additional burdens imposed by broker-dealers may discourage broker-dealers from effecting transactions in Allied Riser's common stock. Delisting also could reduce the ability of the holders of Allied Riser's common stock to purchase or sell shares as quickly and inexpensively as they have done in the past. This lack of liquidity would make it more difficult for Allied Riser to raise cash in the future.

    On October 9, 2001, Allied Riser and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by Allied Riser to the lessor, the lessor released Allied Riser and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and under various maintenance agreements with respect to equipment leased by Allied Riser or its subsidiaries from the lessor. As of September 30, 2001, such obligations including all future interest were approximately $64,800,000. The title to the equipment subject to the capital lease agreements was transferred to Allied Riser pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

    On October 24, 2001, Allied Riser announced that it had notified 19 employees that their employment would be terminated within the next 60 days in contemplation of its pending merger with Cogent. The employees, who comprised approximately 26% of Allied Riser's workforce were terminated.

    Allied Riser announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% convertible subordinated notes due 2007 (the "notes") at a discount from the face value of the notes in limited open market or negotiated transactions. Allied Riser also announced that certain holders of the notes filed notices with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent as a group, and alleging default by Allied Riser under the indenture related to the notes. Allied Riser believes that these claims are without merit.

Results of Operations

Three Months and Nine Months Ended September 30, 2001 Compared to Three Months and Nine Months Ended September 30, 2000.

    Network Services Revenue.  Network services revenue for the three months ended September 30, 2001, increased to $6,110,000 as compared to $3,351,000 for the three months ended September 30, 2000. Network services revenue for the nine months ended September 30, 2001, increased to $18,547,000 as compared to $6,161,000 for the nine months ended September 30, 2000. The increase in revenues is attributable to growth in the number of customers resulting from contributions of the businesses acquired in the second and third quarters of 2000, an increase in the number of buildings served, sales efforts concentrated in Allied Riser's networked properties and increased penetration of its broadband data network into new buildings, in each case, prior to the suspension of most of Allied

Riser's retail sales on September 21, 2001 and prior to the disposition of the acquired businesses in 2001. The acquired businesses accounted for approximately 34% and 37% of network services revenue for the three and nine month periods ended September 30, 2001, respectively. The majority of the network services revenue for the three and nine month periods ended September 30, 2001 was attributable to retail operations, and the disposed businesses accounted for approximately 14% and 18% of network services revenue for the three and nine month periods ended September 30, 2001.

    Value Added Services Revenue.  Value added services revenue for the three months ended September 30, 2001, increased to $1,615,000 as compared to $1,052,000 for the three months ended September 30, 2000. Value added services revenue for the nine months ended September 30, 2001, increased to $5,680,000 as compared to $1,572,000 for the nine months ended September 30, 2000. This increase is attributable to the contributions of the businesses acquired in the second and third quarters of 2000 and the expansion of Allied Riser's network and product offerings, in each case, prior to the suspension of most of its retail sales on September 21, 2001 and prior to the disposition of the acquired businesses in 2001. The acquired businesses accounted for approximately 85% and 82% of value added services revenue for the three and nine month periods ended September 30, 2001, respectively. The majority of the value added services revenue for the three and nine month periods ended September 30, 2001 was attributable to retail operations, and the disposed businesses accounted for approximately 81% and 76% of value added services revenue for the three and nine month periods ended September 30, 2001.

    Network Operations.  Network operations expense was $18,980,000 for the three months ended September 30, 2001, and $14,359,000 for the three months ended September 30, 2000. Network operations expense was $57,050,000 for the nine months ended September 30, 2001, and $30,365,000 for the nine months ended September 30, 2000. This increase is consistent with the expansion of Allied Riser's network and the resulting increase in transport, licensing, and customer costs.

    Network operations expense includes net deferred compensation expense of $(157,000) for the three months ended September 30, 2001, and $194,000 for the three months ended September 30, 2000. Network operations expense includes net deferred compensation of $477,000 for the nine months ended September 30, 2001, and $707,000 for the nine months ended September 30, 2000. This decrease is attributable to the expense reduction previously recognized related to forfeited options and shares as a result of the reductions in force that were announced in October 2000, and February, May and July 2001.

    Cost of Value Added Services.  Cost of value added services was $1,399,000 for the three months ended September 30, 2001, and $716,000 for the three months ended September 30, 2000. Cost of value added services was $4,013,000 for the nine months ended September 30, 2001, and $1,101,000 for the nine months ended September 30, 2000. This increase is consistent with the increased growth in the number of customers utilizing these services and the acquisitions of businesses in the second and third quarters of 2000.

    Selling Expense.  Selling expense was $3,256,000 for the three months ended September 30, 2001, and $11,197,000 for the three months ended September 30, 2000. Selling expense was $19,062,000 for the nine months ended September 30, 2001, and $36,005,000 for the nine months ended September 30, 2000. This decrease is attributable to the more targeted approach Allied Riser used for its marketing and selling efforts focusing primarily at the specific buildings Allied Riser serves and the reduction of its sales efforts in anticipation of the suspension of most of its retail operations. In addition, Allied Riser adopted a more selective approach in its spending for development of brand awareness and promotional materials and for the establishment of sales demonstration centers.

    Selling expense includes net deferred compensation expense of $(628,000) for the three months ended September 30, 2001, and $796,000 for the three months ended September 30, 2000. Selling expense includes net deferred compensation of $1,484,000 for the nine months ended September 30, 2001, and $1,580,000 for the nine months ended September 30, 2000. This decrease is attributable to the expense reduction previously recognized related to forfeited options and shares as a result of the reductions in force that occurred in July 2001.

    General and Administrative Expenses.  General and administrative expenses were $14,833,000 for the three months ended September 30, 2001, and $16,993,000 for the three months ended September 30, 2000. General and administrative expenses were $36,397,000 for the nine months ended September 30, 2001, and $52,696,000 for the nine months ended September 30, 2000. This decrease reflects the reductions in force that were announced in October 2000 and February, May and July 2001 offset by the disposition of Allied Riser's subsidiaries during 2001. Allied Riser's number of general and administrative employees decreased to 63 at September 30, 2001, as compared to 416 at September 30, 2000.

    General and administrative expense includes net deferred compensation expense of $(772,000) for the three months ended September 30, 2001, and $2,552,000 for the three months ended September 30, 2000. General and administrative expense includes net deferred compensation of $(616,000) for the nine months ended September 30, 2001, and $7,968,000 for the nine months ended September 30, 2000. This decrease is attributable to the expense reduction previously recognized related to forfeited options and shares as a result of the reductions in force that were announced in October 2000, and February, May and July 2001.

    Depreciation and Amortization.  Depreciation and amortization for the three months ended September 30, 2001, decreased to $6,580,000 as compared to $10,485,000 for the three months ended September 30, 2000. This decrease was primarily due to the asset write-down in the second quarter of 2001 offset by the accelerated depreciation for the discontinued use of certain software. Depreciation and amortization for the nine months ended September 30, 2001, increased to $32,484,000 as compared to $25,041,000 for the nine months ended September 30, 2000. This increase was primarily due to the increase in system infrastructure and system equipment placed in service, prior to the asset write-down in the second quarter of 2001.

    Other Income (Expense).  Other income (expense) was $(2,326,000) for the three months ended September 30, 2001, and $2,130,000 for the three months ended September 30, 2000. Other income (expense) was $(4,753,000) for the nine months ended September 30, 2001, and $9,165,000 for the nine months ended September 30, 2000. This change in other income (expense) is primarily due to the decrease in short-term investments and the interest expense resulting from the issuance of Allied Riser's 7.50% convertible subordinated notes due 2007 in the second quarter of 2000.

    Income Tax Benefit.  A tax benefit of $6,037,000 was recognized for the nine months ended September 30, 2001. The recognized benefit resulted from reversing a portion of Allied Riser's tax valuation allowance in connection with the realization of deferred net operating loss carryforwards as a result of the early extinguishment of a portion of the aggregate principal amount of its 7.50% convertible subordinated notes due 2007. Allied Riser expects to generate significant net losses for the foreseeable future which should generate net operating loss carry forwards all of which continue to be offset by a valuation allowance.

    Extraordinary Item.  An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of its 7.50% convertible subordinated notes due 2007.

    Asset write-down.  An asset write-down of $262,336,000 was recognized for the nine months ended September 30, 2001. This write-down is described further in Liquidity and Capital Resources.

Year Ended December 31, 2000, Compared to Year Ended December 31, 1999

    Network Services Revenue.  Network services revenue for the year ended December 31, 2000, increased to $10,969,000 as compared to $1,422,000 for the year ended December 31, 1999. The increase in revenues is attributable to growth in the number of customers resulting from increased sales and marketing efforts concentrated in Allied Riser's networked properties, the increased penetration of its broadband date network into new buildings, and the acquisition of two high-speed data communication companies. Additionally, the operations of Allied Riser Communications Corporation of Canada, Inc. ("ARC Canada"), a wholly owned subsidiary, resulted in increased network services revenue of $1,903,000 for the year ended December 31, 2000.

    Value Added Services Revenue.  Value added services revenue for the year ended December 31, 2000, increased to $3,363,000 as compared to $448,000 for the year ended December 31, 1999. This increase in revenue is attributable to growth in the number of customers resulting from increased sales and marketing efforts concentrated in Allied Riser's networked properties and the increased penetration of its broadband data network into new buildings, with the majority of the increase in revenue being the result of the acquisition of two professional services and data communication companies.

    Network Operation Expense.  Network operations expense was $43,389,000 for the year ended December 31, 2000, and $7,554,000 for the year ended December 31, 1999. This increase is consistent with the expansion of Allied Riser's network and the resulting increase in transport, licensing, and customer costs and the network operation expenses resulting from ARC Canada and the acquisition of two high-speed data communication companies.

    Cost of Value Added Services.  Cost of value added services was $2,356,000 for the year ended December 31, 2000, and $128,000 for the year ended December 31, 1999. The majority of this increase is the result of the acquisition of two professional services and data communication companies.

    Selling Expense.  Selling expense was $44,535,000 for the year ended December 31, 2000, and $9,296,000 for the year ended December 31, 1999. This increase is attributable to the expansion of sales and marketing efforts including commissions, development of corporate identification, promotional and advertising materials, the establishment of sales demonstration centers, market launch events and hiring sales personnel.

    General and Administrative Expenses.  General and administrative expenses were $60,763,000 for the year ended December 31, 2000, and $25,981,000 for the year ended December 31, 1999. This increase is consistent with the growth of Allied Riser's development activities and operating infrastructure construction. The number of general and administrative employees increased to 401 as of December 31, 2000, as compared to 283 at December 31, 1999.

    Depreciation and Amortization.  Depreciation and amortization for the year ended December 31, 2000, increased to $36,155,000 as compared to $5,007,000 for the year ended December 31, 1999. This increase was primarily due to the increase in system infrastructure and system equipment placed in service.

    Amortization of Deferred Compensation.  Amortization of deferred compensation was $9,418,000 for the year ended December 31, 2000, and $14,681,000 for the year ended December 31, 1999. This decrease is attributable to the accelerated amortization that occurred in 1999 as a result of employee equity awards vesting upon Allied Riser's initial public offering and the reduction in force that occurred in October 2000.

    Other Income.  Other income was $8,876,00 for the year ended December 31, 2000, and $3,289,000 for the year ended December 31, 1999. This change in other income is primarily due to an increase in interest income generated by the proceeds Allied Riser received from its initial public offering and its convertible debt offering.

    Provision for Income Taxes.  For the years ended December 31, 2000, and December 31, 1999, no provision for taxes was recognized as Allied Riser operated at a loss throughout both periods. Allied Riser expects to generate significant net losses for the foreseeable future which should generate net operating loss carry forwards. No benefit for net operating carry forwards is being recognized.

Year Ended December 31, 1999, Compared to Year Ended December 31, 1998

    Network Services Revenue.  Network services revenue for the year ended December 31, 1999, increased to $1,422,000 as compared to $212,000 for the year ended December 31, 1998. The increase in revenues is attributable to growth in the number of customers resulting from increased sales and marketing efforts concentrated in Allied Riser's networked properties and the increased penetration of its broadband data network into new buildings.

    Value Added Services Revenue.  Value added services revenue was $448,000 for the year ended December 31, 1999, and $0 for the year ended December 31, 1998. This increase is attributable to the expansion of Allied Riser's broadband data network and product offerings.

    Network Operations Expense.  Network operations expense was $7,554,000 for the year ended December 31, 1999, and $2,358,000 for the year ended December 31, 1998. This increase is consistent with the expansion of Allied Riser's broadband date network and resulting increase in related costs.

    Cost of Value Added Services.  Cost of value added services was $128,000 for the year ended December 31, 1999, and $0 for the year ended December 31, 1998. This increase is attributable to the expansion of Allied Riser's broadband data network and product offerings.

    Selling Expense.  Selling expense was $9,296,000 for the year ended December 31, 1999, and $1,623,000 for the year ended December 31, 1998. This increase was attributable to the continued identification, establishment of sales demonstration centers, promotional and advertising materials and hiring sales personnel.

    General and Administrative Expenses.  General and administrative expenses were $25,981,000 for the year ended December 31, 1999, and $9,736,000 for the year ended to December 31, 1998. This increase is consistent with Allied Riser's development activities and is attributable to growth it experienced in the number of employees as a result of building its operating infrastructure. The number of general and administrative employees increased to 283 as of December 31, 1999, as compared to 85 at December 31, 1998.

    Depreciation and Amortization.  Deprecation and amortization for the year ended December 31, 1999, increased to $5,007,000 as compared to $499,000 for the year ended December 31, 1998. This increase was primarily due to the increase in system infrastructure and system equipment placed in service.

    Amortization of Deferred Compensation.  Amortization of deferred compensation was $14,681,000 for the year ended December 31, 1999, and $0 at December 31, 1998. This increase is attributable to amortization that occurred in 1999 as a result of Allied Riser's initial public offering.

    Other Income (Expense).  Other income (expense) was $3,289,000 for the year ended December 31, 1999, and $(606,000) for the year ended December 31, 1998. This change in other income (expense) is primarily attributable to an increase in interest income generated by the proceeds of Allied Riser's initial public offering.

    Provision for Income Taxes.  For the years ended December 31, 1999 and 1998, no provision for taxes was recognized as Allied Riser operated at a loss throughout both years. Allied Riser expects to generate significant net losses for the foreseeable future which should generate net operating loss carry forwards. No benefit for the net operating carry forwards is being recognized.

Year Ended December 31, 1998, Compared to Period From Inception (December 19, 1996)
to December 31, 1997

    Network Services Revenue.  Network services revenue for the year ended December 31, 1998, was $212,000. Allied Riser's fiber-optic network began operation in January 1998. Accordingly, no revenue was recognized for the period from inception to December 31, 1997.

    Network Operations Expense.  Network operations expense was $2,358,000 for the year ended December 31, 1998, and $80,000 for the period from inception to December 31, 1997. This increase is consistent with the expansion of Allied Riser's fiber-optic network and resulting increase in related costs.

    Selling Expense.  Selling expense was $1,623,000 for the year ended December 31,1998. This expense was attributable to the initial deployment of Allied Riser's network and the related sales and marketing efforts, including development of its logo, establishment of sales demonstration centers, promotional and advertising materials and hiring sales personnel. Consistent with the initial deployment of its network in January 1998, Allied Riser had no selling expense in the period from inception to December 31, 1997.

    General and Administrative Expenses.  General and administrative expenses were $9,736,000 for the year ended December 31, 1998, and $1,348,00 for the period from inception to December 31, 1997. This increase is consistent with Allied Riser's development activities and is attributable to growth it experienced in the number of employees as a result of building its operating infrastructure. Allied Riser's number of general administrative employees increased to 85 as of December 31, 1998, as compared to 13 at December 31, 1997.

    Depreciation and Amortization.  Depreciation and amortization for the year ended December 31, 1998, was $499,000 as compared to $10,000 for the corresponding period of the prior year. This increase was attributable to the deployment of Allied Riser's system infrastructure and system equipment which commenced in January 1998.

    Other Income (Expense).  Other income (expense) was $(606,000) for the year ended December 31, 1998, and $(59,000) for the period from inception to December 31, 1997. The change in other income (expense) is primarily due to an increase in interest expense as a result of increased borrowing throughout 1998.

    Provision for Income Taxes.  For the year ended December 31, 1998, and the period from inception to December 31, 1997, no provision for taxes was recognized as Allied Riser operated at a loss throughout both periods. Allied Riser expects to generate significant net losses for the foreseeable future which should generate net operating loss carry forwards. No benefit for net operating carry forwards is being recognized.

Liquidity and Capital Resources

    As of September 30, 2001, Allied Riser had cash and cash equivalents of $28,482,000 and short-term investments of $86,241,000.

    Cash used in operating activities totaled $(61,679,000) and $(95,257,000) for the nine months ended September 30, 2000 and 2001, respectively. The expansion of Allied Riser's personnel, the growth of its leased network, office space costs, and other growth-driven operating expenses were the principal contributors to the increase in the net cash outflow between the periods. Allied Riser expects this outflow to decrease as it implements its revised business plan and reduces the scope of its operations.

    Cash (used in) provided by investing activities was $(98,545,000) and $118,663,000 for the nine months ended September 30, 2000 and 2001, respectively. During the nine months ended September 30, 2001, cash provided by investing activities was due to net proceeds from the sale of $125,865,000 in short-term investments and net proceeds from the sale of $121,000 in assets. These increases were offset by capital expenditures of $7,159,000, and $164,000 in acquisition costs for purchased companies. During the nine months ended September 30, 2000, cash used in investing activities was the result of capital expenditures of $79,748,000, the purchase of $4,099,000 in short-term investments, and $14,698,000 in acquisition costs for purchased companies.

    Historically, Allied Riser has required significant capital to fund the construction and installation of its network within buildings and to purchase electronic equipment for installation in buildings and metropolitan points of presence. During the third quarter of 2001 and pursuant to its revised business plan, Allied Riser made capital expenditures of $161,000 as compared to capital expenditures of $36,354,000 in the third quarter of 2000. During the nine months ended September 30, 2001, Allied Riser made capital expenditures of $9,273,000 as compared to capital expenditures of $124,548,000 for the nine months ended September 30, 2000. Allied Riser's capital expenditures have totaled $204,380,000 since inception.

    Cash provided by (used in) financing activities was $141,726,000 and $(24,342,000) for the nine months ending September 30, 2000 and 2001, respectively. Cash used by financing activities during the nine months ended September 30, 2001 was primarily for the payment of capital lease obligations and for the repurchase of certain of Allied Riser's 7.50% convertible subordinated notes due 2007. During the nine months ended September 30, 2000, cash provided by financing activities was primarily from Allied Riser's issuance and sale in a private placement of $150,000,000 aggregate principal amount of its 7.50% convertible subordinated notes due 2007, for net offering proceeds of approximately $145,003,000.

    As of September 30, 2001, Allied Riser had operating lease obligations of $48,567,000, of which $11,200,000 is current and due during the next twelve months. During the third quarter, Allied Riser paid $705,000 to settle certain operating leases prior to their expiration, which terminated $2,962,000 in future obligations. Subsequent to September 30, Allied Riser paid $118,000 to settle additional operating leases prior to their expiration, which terminated $524,000 in future obligations. Allied Riser is continuing its efforts to terminate operating leases that are not needed in connection with its ongoing business as a result of initiatives commenced in the third quarter.

    As of September 30, 2001, Allied Riser had capital lease obligations of $59,072,000, of which $35,883,000 is current and due during the next twelve months. On October 9, 2001, Allied Riser and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by it to the lessor, the lessor released Allied Riser and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and under various maintenance agreements with respect to equipment leased by Allied Riser or its subsidiaries from the lessor. As of September 30, 2001, such obligations including all future interest were approximately $64,800,000. The title to the equipment subject to the capital lease agreements was transferred to Allied Riser pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment. Allied Riser has no written commitments for additional lease financing.

    As of September 30, 2001, Allied Riser had committed to pay over the next five years to carriers under its existing connectivity contracts approximately $9,712,000, of which $5,685,000 is due during the next twelve months. During the third quarter, Allied Riser paid $565,000 to settle certain connectivity contracts prior to their expiration, which terminated $2,392,000 in future obligations. Subsequent to September 30, 2001, Allied Riser paid $921,000 to settle additional connectivity contracts prior to their expiration, which terminated $2,114,000 in future obligations. Allied Riser is continuing its efforts to terminate connectivity contracts that are not needed in connection with its ongoing business as a result of initiatives commenced in the third quarter.

    On May 11, 2001, Allied Riser commenced a tender offer to purchase any and all of its 7.50% convertible subordinated notes due 2007 for a purchase price of $280 in cash per $1,000 of principal amount of notes, plus accrued but unpaid interest on the notes up to but excluding the date on which it deposited the funds with the depositary to purchase the accepted notes. On June 12, 2001, Allied Riser announced the completion of its tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of notes outstanding prior to the tender offer. Allied Riser paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of the portion of the notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs. Allied Riser's remaining interest payment in 2001, payable in shares of common stock or cash, will be approximately $4,635,000. Beyond 2001, Allied Riser's annual commitment for interest expense, payable in shares of common stock or cash, will be approximately $9,270,000.

    During the second quarter of 2001, numerous adverse changes in Allied Riser's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to Allied Riser's caused Allied Riser to conclude that its prospects for future cash flows had weakened and its operating risks had increased. Additionally, during the second quarter of 2001, Allied Riser made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. As a result of its review, in the second quarter of 2001, Allied Riser recorded a write-down in the values of its building and network-related assets, real estate access rights, property and equipment, and goodwill.

Liquidity Assessment

    As of September 30, 2001, cash and marketable securities totaled $114,723,000. As a result of the implementation of Allied Riser's revised business plan and additional cost savings initiatives announced on July 24, 2001, Allied Riser expects its future use of cash for capital expenditures, network sales and operations, and general and administrative expenses will be significantly lower than historical capital expenditures. The additional initiatives include the suspension, as of September 21, 2001, of retail sales of broadband data applications and services in most markets in the United States and the pursuit by Allied Riser of the provision of in-building wholesale services of its broadband data network. As a result of the suspension of retail operations and the current lack of significant sales of its wholesale services, operating revenues and related network costs and expenses will decline significantly after the third quarter. Allied Riser anticipates operating at a loss for the foreseeable future. The remaining cash, marketable securities and funds generated in its operations will be available to fund its operating expenses, debt service, and reduced capital requirements. Allied Riser believes that with the implementation of the additional cost savings initiatives, its cash and marketable securities on hand and funds generated from operations will be sufficient to fund its revised business plan through 2002, although there can be no assurance in this regard. The current business plan does not contemplate the use of cash for construction of Allied Riser's network in additional buildings, the acquisition of additional real estate access rights, the repurchase of debt securities prior to due dates or for acquisitions of businesses. If Allied Riser's current business plan changes, additional funding may be required to fund Allied Riser's operations through 2002. Allied Riser periodically evaluates various equity and debt financing options, although Allied Riser has no commitments for additional financing and is unsure of its ability to obtain such additional financing at the times required and on terms and conditions acceptable to it. Allied Riser's future capital requirements are dependent on numerous factors, many of which it cannot control. These factors include (but are not limited to):

  •
  its ability to provide wholesale services of its broadband data network and the margin on those services;

  •
  its ability to suspend retail operations and manage its remaining operations in a cost efficient manner;

  •
  the demand for wholesale services of its network and its remaining retail services;

  •
  its ability to reduce expenses as part of its business plan without adversely affecting the delivery of its remaining network services;

  •
  its ability to successfully negotiate the early termination of certain operating lease obligations and connectivity contracts;

  •
  its ability to create internally or partner with others for new products or services and the ultimate demand for and margin on those products or services;

  •
  its decision to use cash for early retirement of commitments and contingencies;

  •
  its decision to make interest payments on any outstanding convertible subordinated notes in cash rather than equity;

  •
  its decision to use cash to repurchase its debt securities;

  •
  regulatory changes; and

  •
  changes in technology and competitive developments.

Quantitative and Qualitative Disclosures About Market Risk

    Allied Riser had $86,241,000 in short-term investments at September 30, 2001. The majority of its short-term investments are highly liquid, fixed-rate securities consisting primarily of U.S. Government and corporate securities with original maturities at date of purchase beyond three months and less than twelve months and are subject to interest rate risk. The value of these securities would decline in the event of increases in market interest rates. Allied Riser intends to hold these securities until maturity and may thus avoid the losses resulting from sudden changes in interest rates. Allied Riser does not have any derivative instruments nor does it attempt to hedge its market exposure because a majority of its investments are fixed-rate, short-term securities. Further declines in interest rates or other adverse market factors would reduce its interest income over time.

    The convertible subordinated notes of Allied Riser provide a fixed 7.50% rate of interest. The fair value of the notes is sensitive to changes in interest rates.

    Allied Riser conducts business in Canada through its Canadian subsidiary, for which the Canadian dollar is the functional currency. Accordingly, it is subject to exchange rate exposures arising from the translation and consolidation of the financial results of its Canadian subsidiary. Revenue from the

Canadian subsidiary represented approximately 17% of its total revenues for the nine months ended September 30, 2001. Exchange rate movements upon the consolidation of its Canadian subsidiary could affect its revenues, expenses, equity, and overall profitability (loss). There can be no assurance that future changes in currency exchange rates will not have an affect on its future cash collections or operating results. Allied Riser does not currently use derivative financial instruments to manage or hedge foreign currency exchange rate fluctuations.

Security Ownership of Principal Stockholders and Management

    The following table sets forth information as of January 1, 2002, regarding the beneficial ownership of common stock by each director and executive officer of Allied Riser, and all directors and executive officers of Allied Riser as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. The percentage of beneficial ownership is based on 62,707,596 shares of common stock outstanding as of January 1, 2002.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Telecom Partners II (2) 4600 South Syracuse, Suite 1000 Denver, Colorado 80237	5,854,227	9.4%
Crescendo (3) c/o Crescendo Venture Management 800 LaSalle Avenue, Suite 2250 Minneapolis, Minnesota 55402	5,165,495	8.3%
Norwest Venture Partners VII, LP 245 Lytton Avenue, Suite 250 Palo Alto, California 94301	5,165,494	8.3%
GAMI Investments, Inc. (4) 3753 Howard Hughes Parkway, Suite 200 Las Vegas, Nevada 89109	3,795,842	6.1%
Quentin E. Bredeweg	—	*
Michael R. Carper (5)(6)	438,518	*
Terri L. Compton (5)(7)	334,435	*
Gerald K. Dinsmore (8)	1,333,833	*
Don Lynch (9)	69,444	*
R. David Spreng (10)	15,035	*
Blair P. Whitaker (11)	5,035	*
All executive officers and directors as a Group (7 persons)	2,195,800	3.4%

*
Less than 1%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of January 1, 2002, by the person indicated and shares underlying options owned by such person on January 1, 2002, that were exercisable within 60 days of that date. Based on a report on Schedule 13D/A filed on December 28, 2001 by certain holders of Allied Riser's 7.50% convertible subordinated notes due 2007, such holders are acting as a "group" for purposes of Rule 13d-3 and have rights to acquire approximately 5,487,374 shares of common stock of Allied Riser by converting the notes into common stock. Such shares of common stock into which the notes are convertible have not been included in determining the ownership percentages of each of the beneficial owners included in the above table.

(2)
Based on a report on Schedule 13G/A filed on February 14, 2001, by Telecom Partners II, LP, its general partner Telecom Management II, LLC, Mr. Stephen W. Schovee, a director of Telecom Partners II and a managing member of Telecom Management II, and Mr. William J. Elsner, a former director of Telecom Partners II and a managing member of Telecom Management II, (a) each of Telecom Partners II and Telecom Management II has sole voting and investment power with respect to all shares reported as beneficially owned and (b) Mr. Schovee has shared voting and investment power with respect to those shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G/A.

(3)
Based on a report on Schedule 13G filed on February 14, 2001, the shares beneficially owned by the Crescendo affilates are held as follows: (a) each of Crescendo World Fund, LLC and Crescendo Ventures—World Fund, LLC has shared voting and investment power as to 985,887 of such shares; (b) Eagle Venture WF, LLC has shared voting and investment power as to 47,213 of such shares; each of Crescendo III, LP and Crescendo Ventures III, LLC has shared voting and investment power with respect to 3,934,421 of such shares; each of Crescendo III Executive Fund, L.P. and Crescendo Ventures III has shared voting and investment power with respect to 116,851 of such shares; and each of Crescendo III GbR, LLC and Crescendo Ventures III has shared voting and investment power with respect to 81,123 of such shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(4)
Based on a report on Schedule 13G filed on November 9, 2001, by GAMI Investments, Inc., GAMI Investments, Inc. has sole voting and investment power with respect to all shares reported as beneficially owned. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(5)
Includes 279,351 shares of restricted stock issued to Mr. Carper as to which the restrictions have not lapsed. Includes 12,684 and 1,102 shares of unrestricted stock that were awarded to Mr. Carper and Ms. Compton, respectively, in the first quarter of 2001. Each of the preceding persons has sole voting and investment power with respect to the shares that he or she owns.

(6)
Includes 159,167 shares underlying currently exercisable options.

(7)
Includes 133,333 shares underlying currently exercisable options.

(8)
Includes 333,333 shares underlying currently exercisable options.

(9)
Includes 69,444 shares underlying currently exercisable options.

(10)
Excludes 5,165,495 shares of common stock beneficially owned by Crescendo of which Mr. Spreng is the managing partner. Based on a report on Schedule 13G filed on February 14, 2001, the shares beneficially owned by the Crescendo affiliates are held as follows: (a) each of Crescendo World Fund, LLC and Crescendo Ventures—World Fund, LLC has shared voting and investment power as to 985,887 of such shares; (b) Eagle Venture WF, LLC has shared voting and investment power as to 47,213 of such shares; each of Crescendo III, LP and Crescendo Ventures III, LLC has shared voting and investment power with respect to 3,934,421 of such shares; each of Crescendo III Executive Fund, L.P. and Crescendo Ventures III has shared voting and investment power with respect 116,851 of such shares; and each of Crescendo III GbR, LLC and Crescendo Ventures III has shared voting and investment power with respect to 81,123 of such shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G. Mr. Spreng has disclaimed beneficial ownership of these shares. Includes 4,688 shares underlying currently exercisable options.

(11)
Excludes 5,165,494 shares of common stock beneficially owned by Norwest Venture Partners VII, LP, of which Mr. Whitaker is the general partner. Mr. Whitaker has disclaimed beneficial ownership with respect to these shares. Includes 4,688 shares underlying currently exercisable options.

DESCRIPTION OF COGENT CAPITAL STOCK

    As a result of the merger, Allied Riser stockholders will become Cogent stockholders. Your rights as a Cogent stockholder will be governed by Delaware law, Cogent's Second Amended and Restated Certificate of Incorporation, and Cogent's bylaws. The following description of Cogent's capital stock, including the Cogent common stock to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

    The description summarizes the material terms of Cogent's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, Cogent's certificate of incorporation, and bylaws.

General

    Cogent's authorized capital stock after the merger will consist of 211,000,000 shares of common stock, par value $.001 per share, 98,137,643 shares of preferred stock, par value $.001 per share, 26,000,000 of which shall be designated as Series A participating convertible preferred stock, 20,000,000 of which shall be designated as Series B participating convertible preferred stock, and 52,137,643 of which shall be designated as Series C participating convertible preferred stock.

Cogent Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Cogent, the holders of common stock are entitled to receive ratably the net assets of Cogent available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock including the Series A, B, and C preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights. The shares of Cogent common stock that will be issued in the merger will be duly authorized, validly issued, fully paid, and nonassessable.

Cogent Preferred Stock

  Voting

    Holders of preferred stock are entitled to vote together with holders of common stock at annual or special meetings of stockholders and may act by written consent in the same manner as holders of common stock upon the following basis: each holder of a share of preferred stock will be entitled to one vote for each share of common stock such holder would receive upon conversion of such share of preferred stock into common stock. Notwithstanding the foregoing, holders of Series A preferred stock shall have the authority to elect two of the members of Cogent's board of directors, holders of Series B preferred stock shall have the authority to elect one of the members of Cogent's board of directors, and holders of Series C preferred stock shall have the authority to elect one of the members of Cogent's board of directors.

    So long as 29,441,293 shares of preferred stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of preferred stock, voting together as a single class, is required for certain corporate actions including the declaration of any dividends, the merger, consolidation, dissolution, liquidation, or sale of the company, and the increase or decrease in the aggregate number of authorized shares of common or preferred stock.

  Liquidation and Dividend Preferences

    Upon any liquidation of Cogent, holders of Cogent's Series A, B, and C preferred stock are entitled to receive certain preferences to holders of Cogent common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series A, B, and C preferred stock will receive payments particular to each series as set forth in the certificate of incorporation.

    Holders of Series C preferred stock shall be entitled to receive, when and as declared by the board of directors, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum on each outstanding share of Series C preferred stock. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock by Cogent pursuant to agreements which permit the company to repurchase such shares at cost upon termination of services to the company or acquisitions of common stock in exercise of Cogent's right of first refusal to repurchase such shares, Cogent may not declare any dividends or make any other distribution on any other Cogent stock, called junior stock, until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, Cogent shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount equal per share (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

  Conversion and Antidilution Rights

    Shares of preferred stock may be converted to common stock at any time. In order to determine the number of shares of common stock received in the conversion, the number of shares of preferred stock held by the converting holder is multiplied by the conversion rate applicable to those shares as calculated pursuant to the certificate of incorporation. All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation of Cogent is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

    If Cogent engages in a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased, as the case may be. If Cogent declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If Cogent declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, recapitalization, or capital reorganization.

    If Cogent issues or sells additional shares of common stock for a price which is less than the then-effective Series A applicable conversion price in the case of Series A preferred stock, the Series B applicable conversion price in the case of Series B preferred stock, or the Series C applicable conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the certificate of incorporation.

  Preemptive, Co-Sale and Voting Rights

    Cogent, David Schaeffer and the holders of Cogent's preferred stock entered into an Amended and Restated Stockholders Agreement that governs the sale and transfer of the company's capital stock and which sets forth agreements relating to the nomination and election of Cogent's directors. The Stockholders Agreement will terminate upon (1) the completion of an offering of Cogent common stock in which (a) the pre-money valuation of the company is at least $500,000,000 and (b) the gross proceeds are at least $50,000,000, or (2) the sale of the company, whether by merger, sale, or transfer of more the ninety percent of its capital stock, or sale of substantially all of its assets.

    Pursuant to the Stockholders Agreement, Cogent has agreed that, with certain exceptions, it shall not issue, sell, or exchange any common stock, preferred stock, debt securities with equity features, or options or warrants unless it has first offered to sell such securities to Cogent's preferred stockholders who hold, individually or together with their affiliates at least 2,500,000 shares of the preferred stock. Mr. Schaeffer shall also be entitled to this participation right so long as he holds at least fifty percent of the common stock held by him on the date of the Stockholders Agreement.

    Mr. Schaeffer may not, while employed by Cogent, sell, assign, or otherwise transfer any shares of common stock held by him until February 7, 2003. The foregoing restriction is subject to certain exceptions, including transfers by gift or bequest. If Mr. Schaeffer is no longer an employee of Cogent, the foregoing transfer restrictions shall be lifted as to a portion of his common stock. Mr. Schaeffer's transfer restrictions terminate upon the completion of (1) an offering described above, (2) the sale of the company, whether by merger, sale, or transfer of more than ninety percent of its capital stock, or sale of substantially all of its assets, or (3) conversion into common stock of all the then outstanding shares of preferred stock.

    If Mr. Schaeffer wishes to sell, assign, transfer, or otherwise dispose of any or all of his common stock to a third party who makes a purchase offer to Mr. Schaeffer, he must first offer to sell the shares to Cogent's preferred stockholders on terms at least as favorable as those of the proposed sale to the third party. If Mr. Schaeffer's sale or disposition of common stock, together with prior sales, transfers, or dispositions by Mr. Schaeffer, result in the transfer of more than twenty-five percent of the total number of shares of Mr. Schaeffer's common stock, each Cogent preferred stockholder will have the right to require, as a condition of the sale, that the third party purchase at the same price per share the same percentage of shares of common stock beneficially owned by them as is being purchased from the Mr. Schaeffer.

    Finally, the parties to the Stockholders Agreement have agreed to vote to elect as directors two people designated by the holders of a majority of the shares of the common stock, two people designated by the holders of a majority in interest of the then outstanding Series A preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series B preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series C preferred stock, and one person who shall be a person highly knowledgeable about the industry in which Cogent operates and who is unaffiliated with the management of the company. The parties to the Stockholders Agreement agree that the initial designees for election to the board of directors are David Schaeffer and Helen Lee, designees of the holders of common stock; Erel Margalit and James Wei, designees of the holders of Series A preferred stock; Edward Glassmeyer, and designee of the holders of Series B preferred stock.

  Registration Rights

    According to the terms of the Amended and Restated Registration Rights Agreement, the holders of Restricted Stock have rights to require registration of such stock. Restricted Stock means the common stock acquired by the conversion of preferred stock and the common stock which would be issuable to a holder of preferred stock upon the conversion of all the shares of preferred stock then held by such holder. At any time after the third anniversary of the date of the Amended and Restated Registration Rights Agreement, the holders of more than one-third of the total number of shares of restricted stock, or a lesser percent if the anticipated offering price less underwriting discounts and commissions would be at least $5,000,000, may request that Cogent register all or any portion of their shares of restricted stock under the Securities Act.

    When Cogent receives a registration request, it will notify all holders of restricted stock of the registration request and allow them thirty days to request that their stock be included in the registration. Cogent shall then use its best efforts to register the shares for public sale under the Securities Act. Cogent may include in the registration shares of common stock to be sold for its own account so long as that inclusion does not adversely affect the marketing of the restricted stock. In addition, if the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, Cogent may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together. If Cogent proposes to register any of its securities under the Securities Act for sale to the public, it will give written notice to all holders of restricted stock and shall, upon receiving the written request of any such holder, use its best efforts to include that holder's restricted stock in the registration. If the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, Cogent may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together.

Cisco Warrant

    In connection with our credit facility, Cisco Systems Capital Corporation currently is entitled to purchase up to 5% of the shares of Cogent common stock. In addition, we have granted to Cisco Systems Capital registration rights with respect to the common stock it obtains through the exercise of the warrant.

COMPARISON OF STOCKHOLDER RIGHTS

    The rights of Allied Riser and Cogent stockholders are currently governed by Delaware General Corporation Law, and the respective certificates of incorporation and bylaws of Allied Riser and Cogent. Upon completion of the merger, the rights of Allied Riser stockholders who become stockholders of Cogent in the merger will be governed by the Delaware General Corporation Law, Cogent's certificate of incorporation, and Cogent's bylaws.

    The following description summarizes the material differences that may affect the rights of stockholders of Allied Riser and Cogent but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Cogent's certificate of incorporation and bylaws, and Allied Riser's amended and restated certificate of incorporation and amended and restated bylaws.

Authorized Capital Stock

Allied Riser		Cogent
•	1,000,000,000 shares of Allied Riser common stock	•	211,000,000 shares of Cogent common stock
•	100,000 shares of Allied Riser preferred stock	•	26,000,000 shares of Cogent Series A Preferred Stock
		•	20,000,000 shares of Cogent Series B Preferred Stock
		•	52,137,643 shares of Cogent Series C Preferred Stock

Size of Board of Directors

Allied Riser	Cogent
Allied Riser's bylaws provide for a board of directors consisting of not fewer than three nor more than fifteen persons. The number of directors of Allied Riser currently is fixed at four.	Cogent's bylaws provide for a board of directors consisting of six directors. The size of the board of directors may be increased or decreased in conformity with Cogent's certificate of incorporation or any stockholders agreement, the execution of which is approved by the board of directors, (an "approved stockholders agreement"). Upon consummation of the merger, Cogent will increase the size of the board of directors to seven.

Classes of Directors

Allied Riser	Cogent
Allied Riser's certificate of incorporation provides for its board of directors to be divided into three classes, of equal size as practicable, with three-year terms.	Cogent's bylaws provide for its board of directors to be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Except for the initial term of service, each class shall serve a three year term. The initial term of Class I directors shall terminate on the earlier of the first anniversary of the effective date of the merger and the date of the next meeting of Cogent's stockholders. The initial term of Class II directors shall terminate on the earlier of the second anniversary of the effective date of the merger and the date of the next meeting of Cogent's stockholders. The initial term of Class III directors shall terminate on the earlier of the third anniversary of the effective date of the merger and the date of the next meeting of Cogent's stockholders. The preferred stockholders have the right to designate four of these directors.

Filling Vacancies on the Board

Allied Riser	Cogent
Allied Riser's certificate of incorporation and bylaws provide that vacancies due to increase in the number of directors may be filled by a majority of the directors then in office, provided that there is a quorum, and that vacancies for any other reason may be filled by a majority of the directors then in office, even though less than a quorum.	Cogent's bylaws provide that any vacancies on Cogent's board of directors may be filled by majority vote of the remaining directors, even though less than a quorum, or by a sole director, in each case only after any stockholders entitled to designate nominees to the board of directors under an approved stockholders agreement have been given adequate opportunity to do so.

Removal of Directors

Allied Riser	Cogent
Allied Riser's certificate of incorporation and bylaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the outstanding shares of voting stock.	Cogent's bylaws provide that unless otherwise restricted by Cogent's certificate of incorporation, an approved stockholders agreement, or bylaw, any director, or the entire board of directors, may be removed from office, either with or without cause, at any meeting of Cogent's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting. In addition, Cogent's bylaws provide that the term of any director who is also an officer of Cogent shall automatically end if such director ceases to be an officer.

Nomination of Directors for Election

Allied Riser		Cogent
Under Allied Riser's bylaws, nominations for the Allied Riser board of directors may be made by the Allied Riser board of directors or by any stockholder of record on the date of the giving of the notice described in the section of the bylaws entitled Nomination of Directors, who is entitled to vote at the meeting where election of directors will be held. Stockholder nominations must comply with the notice procedures described in Allied Riser's bylaws. These procedures require the stockholder's written notice to be received by Allied Riser:		Neither Cogent's certificate of incorporation nor its bylaws contain provisions with respect to procedures for the nomination of individuals for election to the board of directors.
•	for an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;
•
if the date of the annual meeting is more than 30 days before or after that anniversary date, then notice must be received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever is first; and
•
for a special meeting called for the purpose of electing directors, not later than the close of business on the fifteenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever is first.
The notice must include information on the nominee required by the proxy rules of the SEC.

Transactions with Interested Stockholders

    Delaware law provides that, subject to certain exceptions, a corporation may not engage in any business combination with any "interested stockholder" (generally defined to mean any beneficial owner of more that 15 percent of the corporation's voting stock) for a three-year period following the date that stockholder becomes an interested stockholder unless the corporation's certificate of incorporation expressly provides, or its bylaws or certificate of incorporation are amended by the stockholders to provide, that the corporation is not governed by this provision of Delaware law, which is set forth at section 203 of the Delaware General Corporation Law.

Allied Riser	Cogent
Allied Riser is governed by section 203 of the Delaware General Corporation Law.	Cogent has not elected not to be governed by section 203 of the Delaware General Corporation Law. Neither Cogent's certificate of incorporation nor its bylaws restrict transactions with interested stockholders.

Stockholder Action Without a Meeting

Allied Riser	Cogent
Allied Riser's certificate of incorporation prohibits stockholder action by written consent and mandates that any action required or permitted to be taken by Allied Riser stockholders must be effected at a duly called annual or special meeting.	Cogent's certificate of incorporation and bylaws allow stockholder action by written consent, without prior notice and without a vote, if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting at which all shares entitled to vote thereon were present and voted.

Calling Special Meetings of Stockholders

Allied Riser	Cogent
Allied Riser's certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President, or the board of directors. Allied Riser stockholders do not have the ability to call a special meeting of stockholders.	Cogent's bylaws provide that a special meeting of stockholders may be called by Cogent's President, and must be called by either the President or the Secretary of Cogent at the written request of (1) a majority of the board of directors or (2) stockholders owning at least 10% of the issued and outstanding capital stock of Cogent entitled to vote thereon.

Submission of Stockholder Proposals

Allied Riser	Cogent
Allied Riser's bylaws specify advance notice requirements that conform to the requirements of Delaware law. Notice of a proposal to be considered at an annual meeting must be received by Allied Riser not less than 90 days prior to the anniversary of the previous year's annual meeting.	Neither Cogent's certificate of incorporation nor its bylaws contain provisions addressing submission of stockholder proposals.

If the date of the annual meeting is not within 30 days before or after such anniversary date, then such notice must be received by Allied Riser not later than 15 days after the day on which notice of the date for such meeting was mailed or public announcement of such date, whichever is earlier.
The notice must include a description of the stockholder proposal, the reasons for conducting the business desired to be brought before the meeting and other information.

Notice of Stockholder Meetings

Allied Riser	Cogent
Allied Riser's bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.	Cogent's bylaws provide for written notice to those stockholders entitled to vote not less than 10 nor more than 60 days prior to an annual or special meeting.

Stockholder Vote Required for Mergers

    Under Delaware law, a merger, consolidation, or sale of all or substantially all of a Delaware corporation's assets must be approved by the board of directors of the corporation and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation of the corporation, if: (1) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (2) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (3) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

Allied Riser	Cogent
Allied Riser's certificate of incorporation does not deviate from Delaware law.	Cogent's certificate of incorporation provides that so long as 29,441,293 shares of preferred stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of preferred stock, voting together as a single class, is required for any merger or consolidation. In the event that there are fewer than 29,441,293 shares of preferred stock outstanding, Cogent's certificate of incorporation does not deviate from Delaware law.

Dividends

    Under Delaware law, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Allied Riser	Cogent
Allied Riser's bylaws provide that the board of directors has full discretion to declare dividends.	Cogent's certificate of incorporation provides that the board of directors has full discretion to declare dividends on the Series C Preferred Stock at the annual rate of 8%. Except in certain specified events, no dividends on the other capital stock of Cogent can be paid or declared until all dividends on the Series C Preferred Stock have been paid or declared and set apart, in which case Cogent's certificate of incorporation further provides that so long as 29,441,293 shares of preferred stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of preferred stock, voting together as a single class, is required for the declaration of dividends. In the event that less than 29,441,293 shares of preferred stock are outstanding, Cogent's certificate of incorporation provides that, subject to any preferential dividend rights of any outstanding common stock, the board of directors has full discretion to declare dividends. See "Description of Cogent Capital Stock" for a discussion of dividend preferences among the different classes of Cogent's capital stock.

Stockholder Preemptive Rights

    Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.

Allied Riser	Cogent
Allied Riser's certificate of incorporation does not provide for preemptive rights for Allied Riser common stockholders.	Cogent's certificate of incorporation does not provide for preemptive rights for Cogent stockholders. Pursuant to the Stockholders Agreement, however, Cogent has agreed that, with certain exceptions, it shall not issue, sell, or exchange any common stock, preferred stock, debt securities with equity features, or options or warrants unless it has first offered to sell such securities to certain holders of Cogent preferred stock. This right shall exist for so long as David Schaeffer holds at least fifty percent of the common stock held by him on the date of the Stockholders Agreement.

Stockholder Class Voting Rights

    Delaware law requires voting by separate classes of shares only with respect to amendments to a Delaware corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Allied Riser	Cogent
Allied Riser has only one class of shares outstanding.	Except with respect to certain events set forth in the certificate of incorporation or by statute, holders of Cogent's capital stock vote together as a single class, with each share of common stock entitled to one vote, and each share of preferred stock entitled to one vote per share of common stock to be received upon conversion of such preferred stock. See "Description of Cogent Capital Stock" for a discussion of instances where holders of Cogent capital stock vote by separate classes.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

    The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the merger and Cogent's September 2001 acquisition of certain assets of NetRail, Inc., using the purchase method of accounting for business combinations. The unaudited condensed combined pro forma financial statements also reflect the issuance by Cogent of $62.0 million of its Series C preferred stock and the impact of Cogent's October 2001 credit facility. The merger and acquisition of certain NetRail, Inc. assets are being accounted for as purchase business combinations as defined by SFAS No. 141. Cogent is the acquiring enterprise for purposes of accounting for the merger and NetRail asset acquisition. The pro forma financial statements also reflect the modification of certain of Allied Riser's capital leases and maintenance obligations.

    In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet ("the pro forma balance sheet") as of September 30, 2001, and unaudited condensed combined pro forma statements of operations ("the pro forma statements of operations") for the nine months ended September 30, 2001, and the year ended December 31, 2000, have been prepared to reflect, for accounting purposes, the merger of Allied Riser and Cogent, the issuance by Cogent of $62.0 million of its Series C preferred stock, the impact of Cogent's October 2001 credit facility, the modification of Allied Riser's capital leases and maintenance obligations, and, for purposes of the September 30, 2001 and December 31, 2000 statements of operations, the acquisition by Cogent of certain assets of NetRail, Inc. For both the pro forma balance sheet and all periods included in the pro forma statements of operations, the average number of common and common equivalent shares gives effect to the exchange ratio of one share of Allied Riser for 0.0321679 shares of Cogent.

    The following pro forma financial statements have been prepared based upon the historical financial statements of Cogent, Allied Riser and NetRail, respectively. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of Cogent as of December 31, 2000 and 1999, for the year ended December 31, 2000, and for the period from inception (August 9, 1999) to December 31, 1999, and the unaudited condensed consolidated financial statements as of September 30, 2001, and for the nine month periods ended September 30, 2001 and 2000, included in this registration statement; and (b) the historical consolidated financial statements and related notes thereto of Allied Riser and NetRail included in this proxy statement/prospectus. See "Index to Financial Statements."

    The pro forma balance sheet assumes that the merger was completed on September 30, 2001. The pro forma balance sheet includes historical unaudited consolidated balance sheet data of Cogent and Allied Riser as of September 30, 2001, with Cogent's balance sheet adjusted to reflect the issuance of $62.0 million of Series C preferred stock ("the Series C financing") and the impact of Cogent's October 2001 credit facility and Allied Risers' settlement of its capital lease and maintenance obligations to a vendor. The Series C financing closed in October 2001. Cogent's credit facility with Cisco Capital was obtained on October 9, 2001.

    The pro forma statements of operations assume the merger and Cogent's acquisition of certain assets of NetRail, Inc. occurred on January 1, 2000. The pro forma statements of operations for the year ended December 31, 2000, include the historical consolidated statement of income data of Cogent, NetRail, and Allied Riser for the year ended December 31, 2000. The pro forma statements of operations for the nine-month period ended September 30, 2001, include the historical consolidated unaudited statement of operations data of Cogent, NetRail, and Allied Riser for the nine-month period ended September 30, 2001. These pro forma statements assume that the merger, Cogent's acquisition of certain assets of NetRail, the Series C financing, and the closing of both Cogent's credit facility with Cisco Capital and the settlement and termination of Allied Riser's capital lease and maintenance committments to a vendor occurred on January 1, 2000.

    The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations. Cogent and Allied Riser are currently developing plans to integrate the operations of the companies, which will involve costs including, among others, severance and settlement of operating and capital commitments, which are material. The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated in the future.

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2001
(DOLLARS IN THOUSANDS)

	Historical Cogent	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied Riser	Allied Riser Pro Forma Acquisition Adjustments		Cogent & Allied Riser Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,528	$61,802	(a)	$72,330	$28,482	$(1,450	)(f)	$99,362
Short-term investments	—	—		—	86,241	60	(d)	86,301
Accounts receivable, net	823	—		823	1,093	—		1,916
Prepaid expenses and other current assets	2,320	—		2,320	2,301	—		4,621

Total current assets	13,671			75,473	118,117			192,200
PROPERTY AND EQUIPMENT, net	214,105	—		214,105	33,191	(33,191	)(g)	214,105
REAL ESTATE ACCESS RIGHTS, net	—	—		—	8,557	(8,557	)(h)	—
GOODWILL AND OTHER INTANGIBLE ASSETS, net	11,740	—		11,740	—	—		11,740
OTHER ASSETS, net	8,252	6,901	(b)	15,153	8,623	(3,940	)(i)	19,836

Total assets	$247,768			$316,472	$168,488			$437,882

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,524	$—		$5,524	$7,047	$(5,775	)(k)	$6,796
Accrued liabilities	5,806	—		5,806	22,712	22,353	(j)	50,871
Current maturities of capital lease obligations	1,734	—		1,734	35,883	(23,517	)(k)	14,100
Current maturities of credit facility	—	—		—	—	—		—
Current maturities of debt	—	—		—	604	—		604

Total current liabilities	13,064	—		13,064	66,246			72,371
CAPITAL LEASE OBLIGATIONS, net of current maturities	17,756	—		17,756	23,189	(23,091	)(k)	17,854
LONG-TERM LIABILITIES:
Credit facility	107,625	1,980	(c)	109,605	—	—		109,605
Credit facility — working capital	28,990	—		28,990	—	—		28,990
Deferred equipment discount	20,915	—		20,915	—	—		20,915
Long-term debt, net of current maturities	—	—		—	749	—		749
Convertible notes	—	—		—	123,600	(84,666	)(l)	38,934

Total liabilities	188,350			190,330	213,784			289,418

STOCKHOLDERS' EQUITY:
Convertible preferred stock, Series A	25,892	—		25,892	—	—		25,892
Convertible preferred stock, Series B	90,009	—		90,009	—	—		90,009
Convertible preferred stock, Series C	—	61,802	(a)	61,802	—	—		61,802
Common stock	14	—		14	6	(6	)(m)	14
Additional paid-in capital	194	—		194	509,294	(497,978	)(n)	11,510
Warrants	583	4,921(e	)	5,504	71,127	(71,127	)(o)	5,504
Deferred compensation	—	—		—	(3,340)	3,340	(o)	—
Accumulated other comprehensive loss	—	—		—	(859)	859	(o)	—
Accumulated deficit	(57,274)	—		(57,274)	(621,524)	632,530	(p)	(46,268)

Total stockholders' equity	$59,418			126,142	(45,296)			148,464

Total liabilities and stockholders' equity	$247,768			$316,472	$168,488			$437,882

See Notes to Unaudited Condensed Combined Pro Forma Balance Sheet

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2001

(a)
Represents the issuance of 49.7 million shares of Series C preferred stock for net proceeds of $61.8 million.
(b)
Represents (1) the $4.9 million valuation of warrants for 6.2 million shares of Cogent's common stock issued to Cisco Capital in connection with Cogent's October 2001 credit facility and (2) the debt issuance cost of $2.0 million accrued related to Cogent's October 2001 credit facility.
(c)
Represents the commitment fee of $2.0 million accrued in connection with Cogent's October 2001 credit facility.
(d)
Represents the adjustment necessary to record Allied Riser's short term investments at their fair market value.
(e)
Represents the valuation of warrants for 6.2 million shares of Cogent's common stock issued to Cisco Capital in connection with Cogent's October 2001 credit facility.
(f)
Represents Cogent's estimated transaction costs associated with the merger.
(g)
Represents (1) the decrease of $12.1 million in the historical cost basis of Allied Riser's property and equipment not expected to be used by Cogent to its estimated fair value of $21.0 million and (2) the allocation of $21.0 million of negative goodwill.
(h)
Represents (1) the increase of $2.4 million in the historical cost basis of Allied Riser's real estate access rights to their estimated fair value of $11.0 million less (2) the allocation of $11.0 million of negative goodwill.
(i)
Represents the allocation of negative goodwill to non-monetary long term assets.
(j)
Represents (1) the estimated liability for Allied Riser's operating lease commitments not expected to be used by Cogent of $6.0 million and (2) the estimated liability for Allied Riser's real estate access agreements not expected to be used by Cogent of $8.9 million and (3) the estimated liability for Allied Riser's commitments under leased circuits with carriers not expected to be used by Cogent of $4.8 million and (4) additional severance and health care obligations of $2.6 million that will be payable to Allied Riser's employees as a result of the merger. Cogent has determined that $6.0 million, $8.9 million, $4.8 million and $2.6 million of Allied Riser's commitments for operating leases, real estate access agreements, circuit commitments, and severance and health care obligations, respectively, qualify as "costs of a plan to exit an activity of an acquired company" under EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."
(k)
Represents (1) the impact of the settlement of certain of Allied Riser's capital lease and maintenance obligations totaling $62.9 million for $12.5 million and (2) the adjustment required to record Allied Riser's remaining capital leases at their estimated fair value using Cogent's effective borrowing rate. On October 9, 2001, Allied Riser entered into a settlement and mutual release agreement for certain of its capital lease agreements with a vendor. The book value of these obligations was $62.9 million and they were settled for $12.5 million. Of the $50.4 million adjustment, $22.3 million was recorded against current maturities of capital lease obligations, $22.3 million was recorded against capital lease obligations, and $5.8 million was recorded against accounts payable.
(l)
Represents the adjustment required to record Allied Risers' convertible notes at their fair value using their trading price of the convertible notes on October 19, 2001.
(m)
Represents (1) the elimination of Allied Riser's historical equity balance and (2) the par value for the 2.2 million shares of Cogent common stock to be issued in the merger.
(n)
Represents (1) the elimination of Allied Riser's historical equity balance and (2) the additional paid in capital resulting from the issuance of 2.2 million shares of Cogent common stock to be issued in the merger. The fair value of the common stock included in the pro forma determination of the purchase price was determined by using the average closing price of Allied's common stock during the period from October 8, 2001 to October 19, 2001, in accordance with SFAS 141 "Business Combinations."
(o)
Represents the elimination of Allied Riser's historical equity balance.
(p)
Represents the elimination of Allied Riser's historical accumulated deficit balance of $621.5 million and (2) the extraordinary gain of $11.0 million resulting from the excess of the net assets acquired over the purchase price pursuant to SFAS No. 141.

Merger Consideration

    The determination of the purchase price for Allied Riser Corporation by Cogent in accordance with SFAS 141 is not necessarily indicative of and could differ significantly from the value of the merger consideration to be issued to the Allied Riser stockholders. The purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

Allied Riser	Amounts in Thousands
Fair value of equity securities issued as merger consideration:
Common stock	$10,170
Stock options, warrants and deferred stock units	1,146
Transaction expenses	1,450

Total purchase price	$12,766
Estimated fair value of net assets acquired	$59,803

Estimated fair value in excess of purchase price—negative goodwill	$(47,037)

Negative goodwill allocated to:
Property and equipment	$21,091
Real estate access rights	11,000
Other assets	3,940
Extraordinary gain	11,006

$47,037

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical NetRail	NetRail Pro Forma Acquisition Adjustments		Cogent & NetRail Pro Forma Combined	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied	Allied Pro Forma Acquisition Adjustments		Cogent & Allied Pro Forma Combined
REVENUE:
Network services	$—	$9,524	$(8,294	)(a)	$1,230			$1,230	$10,969	$(964	)(h)	$11,235
Value added services	—	—	—		—			—	3,363			3,363

Total revenue	—	9,524			1,230			1,230	14,332			14,598
OPERATING EXPENSES:
Network operations	3,040	30,960	(29,737	)(b)	4,263			4,263	43,389	(964	)(h)	46,688
Cost of value added services	—		—		—			—	2,356			2,356
Selling, general and administrative expenses	10,844	18,711	(18,711	)(c)	10,844			10,844	105,298			116,142
Depreciation and amortization	338	1,023	2,915	(d)	4,276	283	(f)	4,558	36,155	(36,155	)(i)	4,558
Amortization of deferred compensation	—		—		—	—		—	9,418			9,418
Asset write-down		11,946	(11,946	)(c)	—			—				—

Total operating expenses	14,222	62,640			19,383			19,665	196,616			179,162

OPERATING LOSS	(14,222)	(53,116)			(18,153)			(18,435)	(182,284)			(164,564)

OTHER INCOME (EXPENSE):
Interest expense	(1,105)	(3,082)	3,082	(c)	(1,105)	(703	)(g)	(1,808)	(9,348)	(9,630	)(j)	(20,786)
Interest and other income	3,566	2,187	(2,900	)(e)	2,853			2,853	18,224			21,077

Total other income (expense)	2,461	(895)			1,748			1,045	8,876			290

LOSS BEFORE INCOME TAXES	(11,761)	(54,011)			(16,405)			(17,391)	(173,408)			(164,274)
PROVISION FOR INCOME TAXES	—	—	—		—			—	—			—

NET LOSS	$(11,761)	$(54,011)			$(16,405)			$(17,391)	$(173,408)			$(164,274)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(0.85)				$(1.19)				$(3.18)			$(45.96)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	13,824,000				13,824,000				54,472,000	2,191,531	(k)	3,573,931 (m)

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the year ended December 31, 2000.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

(a)
Represents the elimination of revenue generated by customers whose contracts were not acquired by Cogent.
(b)
Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totalled approximately $1.2 million in network costs for the year ended December 31, 2000. This $29.7 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.2 million.
(c)
Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling general and administrative expenses by NetRail. This adjustment eliminates $18.7 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.
(d)
Represents (1) the elimination of the historical depreciation and amortization of $1.0 million plus (2) the increase in amortization and depreciation of $2.9 million from the amortization of assets acquired.

Amounts in Thousands
NetRail
Purchase consideration
Cash paid	$11,886
Transaction expenses	204

Total purchase price	$12,090

Estimated fair value of assets acquired:
Tangible assets	350
Peering agreements	$11,036
Customer contracts	704

$12,090

  The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

  The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	3 years
Tangible assets	3-7 years
(e)
Represents (1) the elimination of historical interest income of $2.2 million plus (2) the estimated reduction to interest income from the reduction in cash of $12.0 million.
(f)
Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.
(g)
Represents the amortization of debt issuance costs associated with warrants for 6.2 million shares of Cogent's common stock valued at $4.9 million amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.
(h)
Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.
(i)
Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.
(j)
Represents (1) increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount less (2) the reduction to interest expense from the settlement of certain capital lease obligations below their recorded value. The adjustment required to record Allied Riser's convertible notes at their fair value results in an amortization of the discount resulting in an additional $14.5 million of interest expense. The settlement of $44.6 million of capital lease obligations results in reduced interest expense of $5.1 million. The adjustment to Allied Riser's remaining capital lease obligations at appropriate current interest rates results in an increase to interest expense of $0.2 million.

(k)
Represents the effect of issuing 2.2 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock, after the impact of a ten-for-one reverse split of Cogent common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis, including the issuance of 5.0 million shares of Series C preferred stock.
(l)
Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive. The historical Cogent amounts do not reflect the impact of a ten-for-one reverse split of Cogent common stock.
(m)
Adjusted to reflect the impact of a proposed ten-for-one reverse split of Cogent common stock.

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical NetRail	NetRail Pro Forma Acquisition Adjustments		Cogent & NetRail Pro Forma	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied	Allied Pro Forma Adjustments		Pro Forma Combined
REVENUE:
Network services	$747	$8,594	$(6,936	)(a)	$2,405			$2,405	$18,547	$(1,222	)(h)	$19,730
Value added services	—	—	—		—			—	5,680			5,680

Total revenue	747	8,594			2,405			2,405	24,227			25,410
OPERATING EXPENSES:
Network operations	15,473	19,128	(17,818	)(b)	16,783			16,783	57,050	(1,222	)(h)	72,611
Cost of value added services	—	—	—		—			—	4,013			4,013
Selling, general and administrative expenses	21,756	9,113	(9,113	)(c)	21,756			21,756	55,459			77,215
Depreciation and amortization	5,955	1,360	1,593	(d)	8,908	212	(f)	9,120	32,484	(32,484	)(i)	9,120
Amortization of deferred compensation	—	—	—		—			—	—			—
Asset write-down	—	—	—		—			—	262,336			262,336

Total operating expenses	43,184	29,601			47,447			47,659	411,342			425,295

OPERATING LOSS	(42,437)	(21,007)			(45,042)			(45,254)	(387,115)			(399,885)

OTHER INCOME (EXPENSE):
Interest expense	(4,756)	(1,040)	1,040	(c)	(4,756)	(527	)(g)	(5,283)	(11,533)	(3,372	)(j)	(20,188)
Interest and other income	1,763	139	(496	)(e)	1,406			1,406	6,780			8,186

Total other income (expense)	(2,993)	(901)			(3,350)			(3,877)	(4,753)			(12,002)

LOSS BEFORE INCOME TAXES	(45,430)	(21,908)			(48,392)			(49,131)	(391,868)			(411,887)
PROVISION FOR INCOME TAXES	—	—	—		—			—	—			—

NET LOSS	$(45,430)	$(21,908)			$(48,392)			$(49,131)	$(391,868)			$(411,887)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(3.23)				$(3.44)				$(6.59)			$(114.53)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	14,047,813				14,047,813				59,493,000	2,191,531	(k)	3,596,312 (m)

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the nine months ended September 30, 2001.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

(a)
Represents the elimination of revenues generated by customers whose contracts were not acquired by Cogent.
(b)
Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totalled approximately $1.3 million in network costs for the nine months ended September 30, 2001. This $17.8 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.3 million.
(c)
Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling, general and administrative expenses by NetRail. This adjustment eliminates $9.1 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.
(d)
Represents (1) the elimination of the historical depreciation and amortization of $1.4 million plus (2) the increase in amortization and depreciation of $4.0 million from the amortization of assets acquired.

Amounts in Thousands
NetRail
Purchase consideration
Cash paid	$11,886
Transaction expenses	204

Total purchase price	$12,090

Estimated fair value of assets acquired:
Tangible assets	350
Peering agreements	$11,036
Customer contracts	704

$12,090

  The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

  The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	3 years
Tangible assets	3-7 years
(e)
Represents (1) the elimination of historical interest increase of $0.1 million plus (2) the estimated reduction to interest income of $0.4 million from the reduction in cash of $12.0 million.
(f)
Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.
(g)
Represents the amortization of warrants for 6.2 million shares of Cogent's common stock valued at $4.9 million amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.
(h)
Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.
(i)
Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.
(j)
Represents (1) increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount less (2) the reduction to interest expense from the settlement of certain capital lease obligations below their recorded value.
(k)
Represents the effect of issuing 2.2 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock, after the impact of a ten-for-one reverse split of Cogent common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

(l)
Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive. The historical Cogent amounts do not reflect the impact of a ten-for-one reverse split of Cogent common stock.
(m)
Adjusted to reflect the impact of a proposed ten-for-one reverse split of Cogent common stock.

LEGAL MATTERS

    Legal matters relating to the validity of the shares of Cogent's common stock offered by this proxy statement/prospectus and federal income tax matters relating to the merger will be passed upon for Cogent by Latham & Watkins, Washington, D.C. Federal income tax matters relating to the merger will be passed upon for Allied Riser by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

EXPERTS

    The audited financial statements of Cogent Communications Group, Inc. and Subsidiaries and Allied Riser Communications Corporation and Subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The December 31, 2000 audited financial statements of NetRail, Inc. and Subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Habif, Arogeti & Wynne, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The 1999 financial statements of NetRail, Inc. included in this proxy statement/prospectus and in the Registration Statement on Form S-4 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contain an explanatory paragraph regarding NetRail, Inc.'s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement on Form S-4, and is included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

    Allied Riser plans to hold an annual meeting in 2002 only if the merger is not completed. If an annual meeting of Allied Riser stockholders is held in 2002, proposals of Allied Riser stockholders intended to be presented at the 2002 annual meeting must be received by the Secretary of Allied Riser at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201 no later than December 31, 2001, in order to be considered for inclusion in Allied Riser's 2002 proxy materials, and stockholder proposals submitted outside the process of Rule 14a-8 under the Securities Exchange Act must be received by Allied Riser as provided in Allied Riser's bylaws no later than March 16, 2002, to be eligible for consideration at the 2002 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

    Cogent has filed a registration statement on Form S-4 to register with the SEC the Cogent common stock to be issued to Allied Riser stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cogent, in addition to being a proxy statement of Allied Riser for the Allied Riser special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Allied Riser and Cogent common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this proxy statement/prospectus of the contents of any agreement or other document referred to in this proxy statement/prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

    In addition, Allied Riser files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any such reports, statements, or other information filed by Allied Riser at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Allied Riser are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

    Cogent has supplied all information contained in this proxy statement/prospectus relating to Cogent, and Allied Riser has supplied all the information relating to Allied Riser.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

F–1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

  Vienna, Virginia
  March 15, 2001

F–2

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1999 AND 2000

	1999	2000
Assets
Current assets:
Cash and cash equivalents	$343	$65,593,324
Prepaid expenses and other current assets	25,000	3,281,060

Total current assets	25,343	68,874,384
Property and equipment:
Property and equipment	—	128,843,820
Accumulated depreciation and amortization	—	(338,008)

Total property and equipment	—	128,505,812
Other assets	—	7,213,457

Total assets	$25,343	$204,593,653

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$—	$2,600,528
Accrued liabilities	7,633	2,954,665
Capital lease obligations	—	10,697,395

Total current liabilities	7,633	16,252,588
Cisco credit facility	—	67,239,085
Deferred equipment discount	—	16,853,400

Total liabilities	7,633	100,345,073

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2000; none in 1999; liquidation preference of $27,882,357	—	25,891,957
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding in 2000; none in 1999; liquidation preference of $93,693,925	—	90,009,445
Common stock, $0.001 par value; 49,500,000 and 70,000,000 shares authorized; 13,600,000 and 14,006,977 shares issued and outstanding	13,600	14,007
Additional paid-in capital	86,400	176,179
Accumulated deficit	(82,290)	(11,843,008)

Total stockholders' equity	17,710	104,248,580

Total liabilities and stockholders' equity	$25,343	$204,593,653

The accompanying notes are an integral part of these consolidated balance sheets.

F–3

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000

	1999	2000
Operating expenses:
Network operations	$—	$3,040,100
Selling, general, and administrative	82,290	10,844,425
Depreciation and amortization	—	338,008

Total operating expenses	82,290	14,222,533
Operating loss	(82,290)	(14,222,533)
Interest income	—	3,432,532
Interest expense	—	(1,104,696)
Other income	—	133,979

Net loss	$(82,290)	$(11,760,718)

Basic and diluted net loss per common share	$(0.01)	$(0.85)

Weighted-average common shares (basic and diluted)	13,600,000	13,823,598

The accompanying notes are an integral part of these consolidated statements.

F–4

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999 AND FOR THE YEAR ENDED TO DECEMBER 31, 2000

				Convertible preferred stock—Series A		Convertible preferred stock—Series B
	Common stock
			Additional paid-in capital					Accumulated deficit	Total stockholders' equity
	Shares	Amount		Shares	Amount	Shares	Amount
Balance, August 9, 1999 (date of inception)	—	$—	$—	—	$—	—	$—	$—	$—
Issuance of common stock	13,600,000	13,600	86,400	—	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	(82,290)	(82,290)

Balance, December 31, 1999	13,600,000	13,600	86,400	—	—	—	—	(82,290)	17,710
Issuances of common stock pursuant to exercises of stock options	406,977	407	89,779	—	—	—	—	—	90,186
Issuance of Series A convertible preferred stock, net	—	—	—	26,000,000	25,891,957	—	—	—	25,891,957
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	19,809,783	90,009,445	—	90,009,445
Net loss	—	—	—	—	—	—	—	(11,760,718)	(11,760,718)

Balance, December 31, 2000	14,006,977	$14,007	$176,179	26,000,000	$25,891,957	19,809,783	$90,009,445	$(11,843,008)	$104,248,580

The accompanying notes are an integral part of these consolidated statements.

F–5

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999,
AND FOR THE YEAR ENDED DECEMBER 31, 2000

	1999	2000
Cash flows from operating activities:
Net loss	$(82,290)	$(11,760,718)
Adjustments to reconcile net loss to net cash used in operating activities —
Depreciation and amortization	—	338,008
Changes in assets and liabilities:
Prepaid expenses and other current assets	—	(3,281,060)
Other assets	—	(7,213,457)
Accounts payable and accrued liabilities	7,633	5,547,560

Net cash used in operating activities	(74,657)	(16,369,667)

Cash flows from investing activities:
Purchases of property and equipment	—	(80,988,863)
Cash flows from financing activities:
Borrowings under Cisco credit facility	—	67,239,085
Collection of note from stockholder	—	25,000
Proceeds from issuance of common stock	75,000	—
Proceeds from option exercises	—	90,186
Repayment of capital lease obligations	—	(37,157,562)
Deferred equipment discount	—	16,853,400
Issuances of preferred stock, net of issuance costs	—	115,901,402

Net cash provided by financing activities	75,000	162,951,511

Net increase in cash and cash equivalents	343	65,592,981
Cash and cash equivalents, beginning of period	—	343

Cash and cash equivalents, end of period	$343	$65,593,324

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,736,341
Cash paid for income taxes	—	—
Noncash financing activities —
Capital lease obligations incurred	—	47,854,957

The accompanying notes are an integral part of these consolidated statements.

F–6

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 2000

1.  Description of the business and summary of significant accounting policies:

Description of business

    Cogent Communications, Inc. (Cogent), was formed on August 9, 1999 (inception) as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider (ISP), providing Internet access to multi-tenant office buildings in 11 major metropolitan areas in the United States. In 2001, Cogent formed Cogent Communications Group, Inc., (the Company), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. All of Cogent's options for shares of common stock were also converted to options of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that will be accounted for by the Company at Cogent's historical cost. Accordingly, the accompanying financial statements as of and for the periods ended December 31, 2000 and 1999, reflect the historical operating results and assets and liabilities of Cogent.

    The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use (IRUs) to a nationwide fiber-optic intercity network of 12,484 route miles (24,968 fiber miles) of dark fiber from Williams Communications, Inc. (Williams). These IRUs are configured in two rings that connect certain major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into a leased fiber agreement with Metromedia Fiber Network Services, Inc. (MFN), to obtain intracity fiber under 25-year IRUs.

    The Company's primary activities to date have included recruiting employees, obtaining financing, branding and marketing its products, obtaining customer orders and building access rights, and designing and constructing its fiber-optic network and facilities.

Segments

    The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Development stage status, business risk, and liquidity

    Until February 2001, when the Company began providing service to customers, the Company was in the development stage.

    The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to network capacity, the availability and performance of the Company's network equipment, the availability of additional capital, the Company's ability to successfully market its products and services, and the Company's ability to manage its growth. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

    In February 2000, the Company obtained $26 million in venture-backed funding through the issuance of Series A preferred stock. In March 2000, the Company secured a $280 million credit facility

F–7

from Cisco Systems Capital Corporation (Cisco Capital). In June 2000, the Company raised an additional $90 million in venture-backed funding through the issuance of Series B preferred stock. In January 2001, the credit facility with Cisco Capital was amended and increased to $310 million. Substantial time may pass before significant revenues are realized, and additional funds will be required to implement the Company's business plan. Management expects that the proceeds from the issuance of preferred stock and the availability under the Cisco credit facility will be sufficient to fund the Company's operations for 2001.

Principles of consolidation

    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

    The Company recognizes service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

Network operations

    Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

Financial instruments

    The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2000, the Company's marketable securities consisted of money market accounts and commercial paper, all with original maturities of three months or less.

    In the ordinary course of business with its vendors, the Company is party to letters of credit totaling $900,000 as of December 31, 2000. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

    At December 31, 1999 and 2000, the carrying amount of cash and cash equivalents approximated fair value because of the short maturity of these instruments. The interest rate on the Company's Cisco credit facility resets on a quarterly basis; accordingly, as of December 31, 2000, the fair value of the Company's long-term debt approximated the carrying amount.

Credit risk

    The Company's assets that are exposed to credit risk consist of its cash equivalents. The Company places its cash equivalents in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines.

F–8

Property and equipment

    Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with the construction activities. Expenditures for maintenance and repairs are expensed as incurred. The assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

    Long-lived assets, include property and equipment, goodwill and identifiable intangible assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is determined by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends and other available information in assessing whether the carrying value of the assets is impaired. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models as appropriate. The Company believes that no such impairment existed as of December 31, 1999 and 2000.

    The Company's estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competition. As a result, the carrying amount of long-lived assets could be reduced materially in the future.

    Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Use of estimates

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F–9

Comprehensive Income

    During the periods presented, the Company has not had any transactions that are required to be reported in comprehensive income.

Income taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

    The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Common Share

    Basic net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

    The following is a calculation of the numerators and the denominators of the basic and diluted loss per common share computations.

	1999	2000
Net loss	$(82,290)	$(11,760,718)
Weighted-average shares of common stock outstanding	13,600,000	13,823,598
Basic and diluted net loss per common share	$(0.01)	$(0.85)

    For the year ended December 31, 2000 and the period from inception to December 31, 1999, options to purchase 6,892,950 and 469,500 shares of common stock at weighted average exercise prices of $0.97 and $0.01 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45,809,783 shares of preferred stock, which were convertible into 45,809,783 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

F–10

2.  Property and equipment:

    Property and equipment consisted of the following:

	December 31,
	1999	2000
Owned assets:
Network equipment	$—	$67,389,954
Software	—	1,971,431
Office and other equipment	—	1,554,593
Leasehold improvements	—	64,047
Construction in progress	—	10,008,838

	—	80,988,863
Less — Accumulated depreciation and amortization	—	(324,428)

	—	80,664,435
Assets under capital leases:
IRUs		47,854,957
Less — Accumulated depreciation and amortization	—	(13,580)

	—	47,841,377

Property and equipment, net	$—	$128,505,812

Capitalized interest

    In 2000, the Company capitalized $2,963,303 of interest that is included in construction in progress.

Indefeasible rights of use agreement

    In April 2000, the Company entered into a dark fiber IRU contract with Williams for 12,484 fiber miles of fiber-optic cable at a cost of approximately $27.5 million. The Company paid approximately $20.6 million in 2000 and will pay approximately $6.9 million toward this IRU in 2001. In June 2000, the Company exercised its option to lease an additional 12,484 route miles for approximately $22.5 million. In 2000, the Company paid approximately $18.0 million toward this IRU (the Second IRU) and will pay an additional $4.5 million in 2001. These IRUs are for an initial 20-year period with, under certain conditions, two renewal terms of five years each. Under this agreement, Williams also provides co-location services and maintenance on both fibers for monthly fees.

3.  Long-term debt:

    In March 2000, the Company entered into a $280 million credit facility (the Facility) with Cisco Capital. In March 2001, the Facility was increased to $310 million. The Facility is divided into two categories of borrowings. Under the first category, up to $238 million is available to finance purchases of Cisco network equipment, software, and related services from either Cisco or a reseller or distributor of Cisco products (Equipment Loans). The second category provides up to $72 million of funding available for working capital and general corporate purposes (Working Capital Loans). Working Capital Loans are limited to 35 percent of outstanding Equipment Loans. Borrowings under the Facility are available for up to five years.

    The Facility requires compliance with certain subjective (i.e., material adverse change clauses) and financial covenants, among other conditions and restrictions, and required the payment of a 2 percent commitment fee ($6.2 million) that the Company has paid. The commitment fee is recorded in other assets in the accompanying consolidated balance sheet and is being amortized to interest expense over

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a period of eight years. The Facility also includes a 1.0 percent per annum unused facility fee, payable quarterly. Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Repayments are made quarterly with repayment periods ranging from four to six years. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a margin of 4.5 percent per annum. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced down to as low as 1.5 percent. Interest is payable quarterly. Borrowings are secured by a pledge of all of the Company's assets. The Facility provides for the issuance of warrants to Cisco Capital to purchase the Company's common stock in connection with Working Capital Loans. The warrants enable Cisco Capital to acquire 30,937.5 shares of the Company's common stock for each $1.0 million of Working Capital Loans made. The exercise price of the warrants is based upon the most recent significant equity transaction, as defined in the Facility. The Company has not utilized the Working Capital Loan availability under the Facility.

    As of December 31, 2000, the Company had violated certain debt covenants related to minimum customers and revenues. In March 2001, the Company obtained an amendment to the credit facility and the Company was in compliance with the amended agreement. The Company is subject to similar covenants in the future.

    The Company began entering into Equipment Loans in August 2000. At December 31, 2000, there was $67.2 million of Equipment Loans outstanding accruing interest at 11.16 percent. The weighted-average interest rate for the period from August 2000 to December 31, 2000, was approximately 11.20 percent. Borrowings under these Equipment Loans are to be repaid beginning in March 2002 and ending in March 2008. Subsequent to year-end, and through March 15, 2001, the Company borrowed an additional $4.9 million of Equipment Loans to finance additional equipment purchases.

    Maturities of borrowings under the Facility are as follows:

For the year ending December 31
2002	$5,031,973
2003	6,711,954
2004	6,732,874
2005	11,772,817
Thereafter	36,989,467

$67,239,085

4.  Deferred equipment discount:

    In June 2000, the Company amended its product purchase agreement with Cisco (see Note 6). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million to be paid in 2001. These payments are recorded as a deferred equipment discount and will be amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

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5.  Income taxes:

    The net deferred tax asset comprised the following:

	December 31
	1999		2000
Net operating loss carryforwards		$—	$3,888,649
Depreciation		—	(190,544)
Start-up expenditures		33,393	760,070
Accrued liabilities		—	344,236
Valuation allowance		(33,393)	(4,802,411)

Net deferred tax asset	$		$—

    Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carryforwards of $9.6 million expire in 2019 and 2020. For federal and state tax purposes, the Company's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

    The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	1999	2000
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6
Effective income tax rate	—%	—%

6.  Commitments and contingencies:

Fiber lease agreements

    In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intracity fiber-optic rings and to provide the Company access for providing its service to certain multi-tenant office buildings. Each product order includes a lease of an intracity fiber-optic ring for a period of up to 25 years and access to certain specified buildings for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date. In the event of early termination of the lease agreement, a termination charge would be assessed. The termination charge declines from $23 million in Year 1 to $7.7 million if the agreement is terminated in Years 6-20. Under the agreements, MFN also provides installation, maintenance, restoration, and network monitoring services at no additional cost. Through March 15, 2001, the Company has submitted orders to MFN for approximately 2,425 fiber miles and 256 buildings. Each lease of an intracity fiber-optic ring will be treated as a capital lease and recorded

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once the Company has accepted the related fiber route. The future minimum commitment, including building access fees, under this agreement is as follows:

For the year ending December 31
2001	$588,000
2002	588,000
2003	588,000
2004	588,000
2005	3,588,000
Thereafter	73,950,000

Total	$79,890,000

Equipment purchase commitment

    In March 2000, the Company entered into a five-year commitment to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. As of December 31, 2000, the Company had purchased approximately $67.2 million toward this commitment, and approximately $44 million of purchase orders are outstanding. The annual commitment, as amended, is as follows:

Year	Amount
Year 1	$71,100,000
Year 2	44,000,000
Year 3	48,400,000
Year 4	34,900,000
Year 5	13,800,000

Total	$212,200,000

Operating leases and license agreements

    The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi-tenant office buildings. Future minimum annual commitments under these arrangements are as follows:

Year ending December 31
2001	$4,671,844
2002	4,725,913
2003	4,625,166
2004	4,622,581
2005	4,488,872
Thereafter	24,065,304

$47,199,680

    Rent expense was $722,602 in 2000. There was no rent expense in 1999.

Connectivity and transit agreements

    In order to provide its service, the Company connects its customers and the buildings it serves to its national fiber-optic backbone and for its transit service to the Internet. The Company has secured

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contracts that range from monthly charges to 36-month terms to provide this connectivity and to provide its service while certain segments of its fiber-optic backbone are under construction. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers.

    Future minimum obligations as of December 31, 2000, related to these arrangements are as follows:

Year ending December 31
2001	$7,021,358
2002	5,306,098
2003	4,848,525
2004	3,576,993
2005	3,648,532
Thereafter	64,357,504

$88,759,010

Trademark

    In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Commercial paper investment

    The Company has a $600,000 investment in a commercial paper issue of Pacific Gas and Electric Company (PG&E). When purchased in November 2000, this investment met the Company's investment guidelines. Subsequent to December 31, 2000, the borrowings of PG&E have been downgraded by rating agencies, and the investment no longer meets the Company's investment criteria. The current market price of this commercial paper investment was approximately $480,000 at March 15, 2001.

7.  Stockholders' equity:

    The Company has authorized 70,000,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Participating Convertible Preferred Stock (Series A), and 20,000,000 shares of Series B Participating Convertible Preferred Stock (Series B). The Company has reserved 46,000,000 shares of its common stock for the conversion of the Series A and Series B preferred stock, 9,900,000 shares of its common stock for issuance under its Equity Incentive Plan, and 2,227,500 shares of its common stock for the issuance of warrants under the Facility.

    In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series A, subject to adjustment, and automatically converts under certain conditions, as defined in the certificate of incorporation.

    In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted, adjusted for dilutive issuances, as defined. The Series B is senior to the common stock and includes a stated liquidation preference of the

F–15

original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series B, subject to adjustment, and automatically converts under certain conditions, as defined in the certificate of incorporation.

    The participation terms of the Series A and Series B provide that under a liquidation, as defined, after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all preferred shares are considered redeemed and are canceled.

8.  Stock option plan:

    In 1999, the Company adopted its Equity Incentive Plan (the Plan) for granting of options to employees, directors, and consultants. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2000, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at inception (August 9, 1999)	—	$—
Granted	469,500	0.01
Exercised	—	—
Cancellations	—	—

Outstanding at December 31, 1999	469,500	0.01
Granted	6,323,550	1.00
Exercised	(406,977)	0.22
Cancellations	506,877	0.83

Outstanding at December 31, 2000	6,892,950	$0.97

    Options exercisable as of December 31, 1999, were 234,750 with a weighted-average exercise price of $0.01. The weighted-average remaining contractual life of the outstanding options at December 31, 1999, was approximately 9.7 years. Options exercisable as of December 31, 2000, were 369,458 with a weighted-average exercise price of $0.75. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years.

    Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method and results in a pro forma net loss of $11,953,354 for 2000 and $83,387 for 1999. The weighted-average per share grant date fair value of options granted was $0.40 in 2000 and $0.005 in 1999. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years, and for the year ended December 31, 1999—an average risk-free rate of 6.5 percent, a dividend yield of 0 percent, and an expected life of 10 years.

9.  Related party:

    The Company's headquarters is located in an office building owned by a partnership in which the Company's chief executive officer is the general partner. The Company was not charged for the use of this office space in 1999. The Company paid $333,366 in rent to this entity in 2000. In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholders' 1999 purchase of common shares.

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COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE DATA)

As of September 30, 2001 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,528
Accounts receivable, net	823
Prepaid expenses and other current assets	2,320

Total current assets	13,671

Property and Equipment:
Property and equipment	220,840
Accumulated depreciation and amortization	(6,735)

Total property and equipment	214,105

Other Assets:
Deposits and other assets	2,133
Deferred financing costs — Cisco credit facility	6,119
Intangible assets	11,740

Total other assets	19,992

Total assets	$247,768

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	5,524
Accrued liabilities	2,725
Accrued interest	3,081
Capital leases — current portion	1,734

Total current liabilities	13,064
Cisco credit facility — equipment loans	107,625
Cisco credit facility — working capital loan	28,990
Capital leases, net of current portion	17,756
Deferred equipment discount	20,915

Total liabilities	188,350

Commitments and contingencies:
Stockholders' Equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized; issued and outstanding; liquidation preference of $28,154	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding; liquidation preference of $95,735	90,009
Common stock, $0.001 par value; 70,000,000 shares authorized; 14,086,142 shares issued and outstanding	14
Additional paid-in capital	194
Stock purchase warrants	583
Accumulated deficit	(57,274)

Total stockholders' equity	59,418

Total liabilities and stockholders' equity	$247,768

The accompanying notes are an integral part of this condensed consolidated balance sheet.

F–17

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Nine Months Ended September 30, 2000 (unaudited)	Nine Months Ended September 30, 2001 (unaudited)
Revenues
Service revenue	$—	$747
Operating expenses:
Network operations	626	15,473
Selling, general, and administrative	5,010	21,756
Depreciation and amortization	85	5,955

Total operating expenses	5,721	43,184
Operating income (loss)	(5,721)	(42,437)
Interest income	2,103	1,565
Interest expense	(434)	(4,756)
Other income	83	198

Net income (loss)	$(3,969)	$(45,430)

Basic and diluted net loss per common share	$(0.30)	$(3.23)

Weighted-average common shares (basic and diluted)	13,913,416	14,047,813

The accompanying notes are an integral part of these condensed consolidated statements.

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COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30, 2000 (unaudited)	Nine Months Ended September 30, 2001 (unaudited)
Cash flows from operating activities:
Net loss	$(3,969)	$(45,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85	5,955
Changes in assets and liabilities	(5,123)	9,184

Net cash used in operating activities	(9,007)	(30,291)

Cash flows from investing activities:
Purchases of property and equipment	(36,745)	(72,157)
Purchase of NetRail assets	—	(11,740)

Net cash used in investing activities	(36,745)	(83,897)

Cash flows from financing activities:
Repayment of capital lease obligations	(19,974)	(10,268)
Collection of note from stockholder	25	—
Proceeds from credit facility — equipment loans	31,992	40,386
Proceeds from credit facility — working capital loan	—	28,990
Proceeds from option exercises	19	15
Deferred equipment discount	8,988	—
Issuances of preferred stock, net of issuance costs	115,901	—

Net cash provided by financing activities	136,951	59,123

Net increase (decrease) in cash and cash equivalents	91,199	(55,065)
Cash and cash equivalents — beginning of period	—	65,593

Cash and cash equivalents — end of period	$91,199	$10,528

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$6,669
Cash paid for income taxes	—	—
Non-Cash Financing Activities —
Capital lease obligations incurred	$47,854	$18,955
Issuance of warrants in connection with borrowings on working capital credit facility	—	583

The accompanying notes are an integral part of these condensed consolidated statements.

F–19

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001
(UNAUDITED)

1.  Description of the Business and Summary of Significant Accounting Policies:

Description of Business

    Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to multi-tenanted office buildings in approximately 20 major metropolitan areas in the United States. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

    The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRU's") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications, Inc. ("Williams"). These IRU's are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber with Metromedia Fiber Network Services, Inc. ("MFN") and other providers. These agreements are primarily under 25 year IRU's.

    The Company's primary activities to date have included recruiting employees, obtaining financing, branding and marketing its products, obtaining customer orders and building access rights, and designing and constructing its fiber-optic network and facilities.

Acquisitions

Allied Riser Communications Corporation

    In August 2001, the Company entered into an agreement to merge with Allied Riser Communications Corporation ("ARCC"). Under the terms of the merger agreement as amended in October 2001, the Company is expected to issue approximately 13.36% of its common stock, on a fully diluted basis, to the existing ARCC stockholders. The merger is subject to the approval of the stockholders of both companies, the registration of the Company's common stock to be issued in the merger, the approval for trading of the Company's shares on the NASDAQ or a national securities exchange, and other conditions.

NetRail Inc.

    On September 6, 2001, the Company paid approximately $12 million for major assets of NetRail, Inc, (NetRail) a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. Tier-1 service providers purchase Internet capacity from the major communications carriers and resell it to smaller service providers and other entities. The purchased

F–20

assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers.

    The acquisition of the assets of NetRail, Inc. was recorded in the accompanying September 30, 2001 financial statements under the purchase method of accounting. Substantially all of the purchase price was allocated to the settlement-free peering agreements acquired from NetRail, Inc., which had an estimated fair value of $11.5 million. These contracts are being amortized over their average estimated contractual life of 3 years. The remainder of the purchase price was allocated to other current and noncurrent assets. The purchase price allocation for these acquisitions is preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. have been included in the consolidated statements of operations from the date of acquisition. If the acquisition had taken place at the beginning of 2000 the unaudited pro forma combined results of the Company for the nine months ended September 30, 2000 and 2001 would have been as follows.

	Nine Months Ended September 30, 2000	Nine Months Ended September 30, 2001
Revenue	$630	$2,405
Net Loss	(7,849)	(48,392)
Net loss per diluted share	$(0.56)	(3.44)

    In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Inc. asset acquisition had been effective at the beginning of 2000.

Business Risk and Liquidity

    The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to network capacity, the availability and performance of the Company's network equipment, the availability of additional capital, the Company's ability to successfully market its products and services, and the Company's ability to manage its growth. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

    The Company has obtained $178 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock and the availability under the Facility will be sufficient to fund the Company's current business plan through fiscal 2002.

Basis of Presentation

    The unaudited condensed consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the

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entire year. While, the Company believes that the disclosures made are adequate to not make the information misleading, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes of Cogent as of December 31, 2000, included in this registration statement.

Segments

    The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Comprehensive Income

    Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income", reported net loss is the same as "comprehensive loss" for the periods presented.

Stock-Based Compensation

    The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro-forma net income disclosures as if the fair-value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Share

    Net income (loss) per share is presented in accordance with the provisions of SFAS No.128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

    The following is a calculation of the numerators and the denominators of the basic and diluted loss per common share computations (in thousands except share and per share data). All of the Company's common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

	Nine Months Ended September 30, 2000	Nine Months Ended September 30, 2001
Net loss	$(3,969)	$(45,430)
Weighted-average shares of common shares outstanding	13,913,416	14,047,813
Basic and diluted net loss per common share	$(0.30)	$(3.23)

F–22

    For the nine-months ended September 30, 2000 and 2001 options to purchase 4,185,991 and 6,121,481 shares of common stock at weighted-average exercise prices of $0.82 and $1.05 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. As of September 30, 2000 and 2001, 45,809,783 shares of preferred stock, which were convertible into 45,809,783 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. As of September 30, 2001, warrants exercisable for 866,250 shares of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this Statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this Statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting unit level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The proposed merger transaction with ARCC, if consummated, will be accounted for in accordance with SFAS No. 141 and No. 142. The NetRail transaction was accounted for in accordance with SFAS No. 141 and No. 142.

2.  Indefeasible Right of Use Agreement

    In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, and $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRU's are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements, Williams also provides co-location services and maintenance on both fibers for additional monthly fees. The Company's $22.5 million cost of the Second IRU is offset by $22.5 million of payments from Cisco Systems, Inc. (See Note 4). Under these arrangements, Cisco paid the Company $21.4 million through June 2001 and will pay an additional $1.1 million to the Company in December 2001.

3.  Long Term Debt

    In March 2000, Cogent entered into a $280 million credit facility (the "Facility") with Cisco Systems Capital Corporation. In March 2001, the Facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million. In connection with the October 2001 agreement, the Company issued Cisco Capital warrants for an additional 6.2 million shares of its common stock and incurred a $2.0 million closing fee. The warrants are exercisable for

F–23

eight years from the grant date at an exercise prices of $3.04 and $1.25 per share. The October 2001 agreement matures on December 31, 2008.

    This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Borrowings under the credit facility for the purchase of products and working capital will be available until December 31, 2004.

    The Facility requires compliance with certain financial, subjective, and operational covenants, among other conditions and restrictions. During the nine-months ended September 30, 2001, Cogent violated certain debt covenants. However, Cogent is in compliance with the October 2001 agreement. Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. The Facility is classified on the accompanying September 30, 2001 balance sheet in accordance with the October 2001 agreement. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

    Warrants to purchase the Company's common stock were issued in connection with Working Capital Loans under the March 2001 agreement. The warrant exercise price was based upon the most recent significant equity transaction, as defined in the Facility. In June 2001, the Company borrowed $29.0 million of Working Capital Loans. This borrowing resulted in granting Cisco Capital warrants for 866,250 shares of common stock. The warrants have an exercise price of $3.04, and are exercisable for eight years. These warrants have been valued at $583,000 using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying September 30, 2001 balance sheet. The debt discount will be amortized to interest expense over the term of the Facility.

    The weighted average interest rate on all borrowings for the nine-month period ending September 30, 2001, was approximately 9.5% and 11.2% for the nine-month period ended September 30, 2000.

4.  Deferred Equipment Discount

    In June 2000, the Company amended its product purchase agreement with Cisco (See Note 6). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million to be paid in 2001. The final payment of $1.1 million is due in December 2001. These payments are recorded as a deferred equipment discount and will be amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

5.  Income taxes

    The Company has approximately $55.0 million of net operating loss carryforwards available to offset future taxable income, if any, through 2021. Due to the uncertainty surrounding the realization of this deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, the net operating loss carryforward and the Company's other deferred tax assets may be available to offset future income tax liabilities. For federal and state tax purposes, the Company's net operating loss carryforwards could be subject to

F–24

certain limitations on annual utilization if certain changes in ownership were to occur, as defined by federal and state tax laws.

    The following is a reconciliation of the normal expected statutory Federal income tax rate to the effective rate reported in the financial statements.

	September 30, 2000	September 30, 2001
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6
Effective income tax rate	—%	—%

6.  Commitments and Contingencies:

Fiber Lease Agreements

    In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intra-city fiber-optic rings and to provide the Company access to provide its service to certain multi-tenant office buildings. Each product order includes a lease of an intra-city fiber-optic ring for a period of up to 25 years and access to certain specified buildings in exchange for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date and penalties for early termination. Under the agreement, MFN also provides installation, maintenance, restoration, and network monitoring services for no additional cost. Each lease of an intra-city fiber-optic ring is treated as a capital lease and recorded once the Company has accepted the related fiber route.

Equipment Purchase Commitment

    In March 2000, the Company entered into a five-year commitment to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. In October 2001, the commitment was amended to increase the Company's previous commitment to purchase $270 million until December 2004. As of September 30, 2001, the Company has purchased approximately $107.6 million towards this commitment.

Trademark

    In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

7.  Stockholders' Equity.

    The Company has authorized 211,000,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock (Series A), and 20,000,000 shares of Series B Convertible Preferred Stock (Series B) and 52,137,643 shares of Series C Participating Convertible Preferred Stock (Series C).

    In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per

F–25

share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

    In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each share of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below.

    The participation terms of the Series A and Series B provide that under a liquidation or other transaction deemed to be a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all preferred shares are considered redeemed and are canceled.

    In October 2001, the Company issued 49,773,401 shares of Series C preferred stock for approximately $62 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted.

    Upon liquidation of Cogent, or other transaction deemed to be a liquidation, holders of Cogent's Series C preferred stock are entitled to receive certain preferences to holders of Cogent common stock. In the event of a liquidation, or other transaction deemed to be a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

    The participation terms of the Series C provide that under a liquidation or other transaction deemed to be a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of the preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

    Holders of Series C preferred stock shall be entitled to receive, when and as declared by the board of directors, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum on each outstanding share of Series C preferred stock. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock by Cogent pursuant to agreements which permit the company to repurchase such shares at cost upon termination of services to the company or acquisitions of common stock in exercise of Cogent's right of first refusal to repurchase such shares, Cogent may not declare any dividends or make any other distribution on any other Cogent stock, called junior stock, until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, Cogent shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount equal per share (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

F–26

    Shares of preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each share of Series C, subject to adjustment. All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation of Cogent is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

    If Cogent engages in a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased, as the case may be. If Cogent declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If Cogent declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, recapitalization, or capital reorganization.

    If Cogent issues or sells additional shares of common stock for a price which is less than the then-effective Series A applicable conversion price in the case of Series A preferred stock, the Series B applicable conversion price in the case of Series B preferred stock, or the Series C applicable conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the certificate of incorporation.

8.  Related Party

    The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $200,000 and $353,000 in rent to this entity for the nine months ended September 30, 2000 and September 30, 2001, respectively. In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

F–27

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
Allied Riser Communications Corporation:

We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                        ARTHUR ANDERSEN LLP

Dallas, Texas,

    January 24, 2001 (except with respect to the matter discussed in Note 14, as to which the date is February 23, 2001)

F–28

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	1999	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152,564	$29,455
Short-term investments	162,013	212,107
Accounts receivable, net of reserve of $19 and $196 in 1999 and 2000, respectively	259	3,912
Prepaid expenses and other current assets	5,454	5,606

Total current assets	320,290	251,080
PROPERTY AND EQUIPMENT, net	46,577	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $2,036 and $16,003 in 1999 and 2000, respectively	107,099	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 1999 and 2000, respectively	—	12,118
OTHER ASSETS, net	1,088	11,060

Total assets	$475,054	$589,703

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,693	$17,904
Accrued liabilities	4,219	21,037
Current maturities of capital lease obligations	3,049	32,229
Current maturities of debt	—	713

Total current liabilities	17,961	71,883
CAPITAL LEASE OBLIGATIONS, net of current maturities	4,679	41,290
CONVERTIBLE NOTES (7.50% interest payable in stock or cash)	—	150,000

Total liabilities	22,640	263,173
COMMITMENTS AND CONTINGENCIES (see Note 7)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 56,569,000 and 58,561,000 outstanding as of December 31, 1999 and 2000, respectively (net of 96,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	434,930	460,137
Warrants, authorizing the issuance of 6,336,000 and 7,377,000 shares as of December 31, 1999 and 2000, respectively	109,135	127,846
Deferred compensation	(17,654)	(13,501)
Accumulated other comprehensive income (loss)	—	(547)
Accumulated deficit	(74,003)	(247,411)

Total stockholders' equity	452,414	326,530

Total liabilities and stockholders' equity	$475,054	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

F–29

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	1998	1999	2000
REVENUE:
Network services	$212	$1,422	$10,969
Value added services	—	448	3,363

Total revenue	212	1,870	14,332
OPERATING EXPENSES:
Network operations	2,358	7,554	43,389
Cost of value added services	—	128	2,356
Selling expense	1,623	9,296	44,535
General and administrative expenses	9,736	25,981	60,763
Depreciation and amortization	499	5,007	36,155
Amortization of deferred compensation	—	14,681	9,418
Total operating expenses	14,216	62,647	196,616

OPERATING INCOME (LOSS)	(14,004)	(60,777)	(182,284)

OTHER INCOME (EXPENSE):
Interest expense	(724)	(1,275)	(9,348)
Interest and other income	118	4,564	18,224

Total other income (expense)	(606)	3,289	8,876

INCOME (LOSS) BEFORE INCOME TAXES	(14,610)	(57,488)	(173,408)
PROVISION FOR INCOME TAXES	—	—	—

NET INCOME (LOSS)	(14,610)	(57,488)	(173,408)
ACCRUED DIVIDENDS ON PREFERRED STOCK	(452)	(6,452)	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(15,062)	$(63,940)	$(173,408)

NET INCOME (LOSS) PER COMMON SHARE	$(8.09)	$(2.15)	$(3.18)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,862,000	29,736,000	54,472,000

The accompanying notes are an integral part of these consolidated financial statements.

F–30

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Common Stock			Warrants
								Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit		Equity Total	Comprehensive Income
BALANCE, December 31, 1997	241,000	$—	$163	—	$—	$—	$(1,905)	$—	$(1,742)	$
Net income (loss)	—	—	—	—	—	—	(14,610)	—	(14,610)		(14,610)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—		—

Comprehensive income											(14,610)

Issuance of common stock, net of issuance costs	25,475,000	3	(316)	—	—	—	—	—	(313)
Capital contribution	—	—	980	—	—	—	—	—	980
Accrued cumulative dividends on preferred stock	—	—	(452)	—	—	—	—	—	(452)

BALANCE, December 31, 1998	25,716,000	3	375	—	—	—	(16,515)	—	(16,137)
Net income (loss)	—	—	—	—	—	—	(57,488)	—	(57,488)		(57,488)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—		—

Comprehensive income											(57,488)

Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681		—	14,681

BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net income (loss)	—	—	—	—	—	—	(173,408)	—	(173,408)		(173,408)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)		(547)

Comprehensive income											$(173,955)

Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418

BALANCE, December 31, 2000	58,561,000	$6	$460,137	7,377,000	$127,846	$(13,501)	$(247,411)	$(547)	$326,530

The accompanying notes are an integral part of these consolidated financial statements.

F–31

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS)

	1998	1999	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,610)	$(57,488)	$(173,408)
Adjustments to reconcile net income (loss) to net cash used in operating activities —
Depreciation and amortization	499	19,688	45,573
Changes in assets and liabilities, net of the effect of acquisitions
Increase in accounts receivable, net	(20)	(239)	(2,260)
(Increase) decrease in prepaid expenses	(128)	(5,316)	515
(Increase) decrease in other assets	(992)	1,299	(4,673)
Increase in accounts payable and accrued liabilities	2,454	11,799	15,718

Net cash used in operating activities	(12,797)	(30,257)	(118,535)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,738)	(28,790)	(79,815)
Purchases of short-term investments, net	—	(162,013)	(50,094)
Acquisition of businesses, net of cash acquired	—	—	(14,745)

Net cash used in investing activities	(9,738)	(190,803)	(144,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	15,100	—	145,003
Payments on capital lease obligations	(373)	(2,167)	(6,023)
Payments of debt	(17,668)	—	(391)
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	(321)	284,770	1,728
Proceeds from issuance of preferred stock	66,000	51,000	—
Credit facility origination fee	—	(1,350)	—
Capital contribution	980	—	—

Net cash provided by financing activities	63,718	332,253	140,317

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(237)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,183	111,193	(123,109)
CASH AND CASH EQUIVALENTS, beginning of period	188	41,371	152,564

CASH AND CASH EQUIVALENTS, end of period	$41,371	$152,564	$29,455

SUPPLEMENTARY CASH FLOW DISCLOSURES:
Payments for interest	$113	$569	$6,836
Noncash investing and financing activities — Equipment acquired under capital leases	$2,515	$7,754	$67,501
Accrued dividends and interest on preferred stock and convertible notes	$452	$6,452	$500
Warrants issued	$—	$109,135	$33,375
Deferred compensation	$—	$32,335	$5,265
Conversion of preferred stock	$—	$123,904	$—
Common stock issued for business acquisitions (129,000 shares)	$—	$—	$4,011

The accompanying notes are an integral part of these consolidated financial statements.

F–32

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

    Allied Riser Communications Corporation ("ARC Corporation") (collectively including all predecessors, the "Company") is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in 54 major metropolitan statistical areas in North America. The Company's services, which today include high-speed Internet access and other broadband data services, are typically delivered to the Company's customers over its broadband data network built inside multi-tenant commercial office buildings. In addition to selling services to the commercial tenants of buildings in which the Company owns and operates this broadband data network, the Company leverages its existing customer relationships by offering end-to-end connectivity on a resold basis to businesses located outside these buildings.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

    The accompanying financial statements include all wholly owned subsidiaries and a 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All inter-company accounts and activity have been eliminated. Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100 percent of the losses of STOC.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

    The cash balance at December 31, 2000, includes $1,716,000 in escrow which relates to acquisitions made during 2000 (see Note 10). This escrowed amount is restricted as to use by the Company.

  Short-term Investments

    Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. These securities comprise less than 2% of total short-term investments. Unrealized gains and losses on these securities are not significant. As of December 31, 2000, investments are carried at their original cost, which approximates fair market value.

LONG-LIVED ASSETS

  Property and Equipment

    Property and equipment are stated at cost and depreciated when placed in service using the straight-line method. Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Equipment held under capital lease obligations amounted to approximately $9,169,000 and

F–33

$73,769,000, net of accumulated amortization of approximately $1,100,000 and $8,404,000, for the years ended December 31, 1999 and 2000, respectively. Repair and maintenance costs are expensed as incurred.

REAL ESTATE ACCESS RIGHTS

    The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years.

  Goodwill and Other Intangible Assets

    The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. The Company is amortizing goodwill and intangible assets over a three-year period.

  Realization of Long-Lived Assets

    The Company periodically evaluates its long-lived assets, including property and equipment and real estate access rights, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. No such impairments have been recorded as of December 31, 2000.

  Self-insurance Reserves

    The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

  Treasury Stock

    Pursuant to a stockholders' agreement, the Company periodically repurchases shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

REVENUE RECOGNITION

    Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring fees for access to the Company's network. Service

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revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Deferred service fees were approximately $0 and $1,166,000 at December 31, 1999 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

    Value added service revenue includes web design and consulting, professional services and web hosting. Such services are recognized upon completion of services.

    During 2000, the Company adopted Staff Accounting Bulletin (SAB) No. 101. "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2000.

NETWORK OPERATIONS

    Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes and content licensing costs. All expenses related to network services are recognized as incurred.

  Cost of Value Added Services

    Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services and web hosting. All expenses related to value added services are recognized as incurred.

SELLING EXPENSE

    Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing and promotional expenses and costs associated with leasing and operating sales demonstration centers.

INCOME TAXES

    Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (see Note 11).

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

  Net Income (Loss) Per Share

    Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128). SFAS 128 requires a

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presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

    Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 2,447,000, 2,315,000 and 859,000 as of December 31, 1998, 1999 and 2000, respectively.

    Options to purchase approximately 0, 1,504,000 and 8,738,000 shares of common stock, were outstanding as of December 31, 1998, 1999 and 2000, respectively. Warrants to purchase 0, 6,336,000 and 7,377,000 shares of common stock, were outstanding as of December 31, 1998, 1999 and 2000, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (see Note 8).

    Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 1998, 1999 and 2000.

  Segments

    The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

  International Operations

    The Company recognized a total of $1,992,000 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the year ended December 31, 2000. Long-lived assets of ARC Canada were $18,676,000 as of December 31, 2000.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

  Reclassifications

    Certain 1998 and 1999 balances have been reclassified to conform to the current year presentation.

  Foreign Currency Translation

    For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

  New Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS No. 133 also requires an entity that elects to apply hedge accounting to

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establish the method to be used in accessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. SFAS No. 133 is effective for the Company as of January 1, 2001. SFAS No. 133 is not expected to have an effect on the Company, as the Company has historically not invested in derivatives or participated in hedging activities.

3.  PROPERTY AND EQUIPMENT, NET:

    Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	1999	2000
Office equipment and information systems	4	$13,789,000	$38,526,000
Furniture and fixtures	7	2,207,000	4,292,000
Leasehold improvements	5	1,768,000	3,419,000
System infrastructure	10	9,028,000	30,573,000
System equipment	5	7,180,000	43,468,000
Construction-in-progress		16,062,000	82,783,000

		50,034,000	203,061,000
Less — Accumulated depreciation and amortization		(3,457,000)	(20,619,000)

Property and equipment, net		$46,577,000	$182,442,000

    Capitalized interest for the years ended December 31, 1998, 1999 and 2000, was approximately $221,000, $0 and $1,150,000, respectively.

4.  OTHER ASSETS, NET:

    Other assets primarily include deferred debt issuance costs and long term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. The balance as of December 31, 2000, was approximately $4,639,000, net of accumulated amortization of $358,000. Deposits required by lease agreements were approximately $5,202,000 and are refundable upon expiration of the related agreements.

5.  ACCRUED LIABILITIES:

    Accrued liabilities as of December 31 consist of the following:

	1999	2000
Property and equipment additions	$2,863,000	$334,000
General operating expenses	1,129,000	15,707,000
Due to former stockholders of an acquired company	0	1,168,000
Deferred revenue	0	1,166,000
Interest	227,000	2,662,000

Accrued Liabilities	$4,219,000	$21,037,000

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6.  DEBT:

    In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 1999 and 2000. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

    On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions included in the intenture related to the Notes. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes and the shares of common stock issuable upon conversion of the Notes and as payment-in kind interest on the Notes. Total interest expense incurred during 2000 related to the Notes was approximately $5,719,000, of which $5,219,000 was paid in cash and $500,000 is included in accrued liabilities in the accompanying balance sheet.

    In connection with the Company's acquisition of businesses, the Company recognized notes of approximately $713,000 which are currently payable.

7.  COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    The Company has entered into various operating lease agreements, with expirations through 2010, for leased space and equipment. Future minimum lease obligations as of December 31, 2000, related to the Company's operating leases are as follows:

2001	$11,107,000
2002	12,037,000
2003	12,409,000
2004	10,012,000
2005	6,143,000
Thereafter	5,591,000

Total minimum lease obligations	$57,299,000

    Total operating lease expenses for the years ended December 31, 1998, 1999 and 2000, was approximately $586,000, $1,946,000 and $9,321,000, respectively.

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CAPITAL LEASES

    The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2000, related to the Company's capital leases are as follows:

2001	$39,484,000
2002	28,832,000
2003	15,263,000
2004	754,000
2005	33,000
Total minimum lease obligations	84,366,000
Less — Amounts representing interest	(10,847,000)

Present value of minimum lease obligations	73,519,000
Current maturities	(32,229,000)

Capital lease obligations, net of current maturities	$41,290,000

CONNECTIVITY CONTRACTS

    In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

    Future minimum obligations as of December 31, 2000, related to the Company's connectivity contracts are as follows:

2001	$14,956,000
2002	2,509,000
2003	1,062,000
2004	215,000
2005	181,000

Total minimum lease obligations	$18,923,000

    Total connectivity expense for the years ended December 31, 1998, 1999 and 2000, was approximately $463,000, $2,144,000 and $19,557,000, respectively.

LITIGATION

    The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

ACQUISITION COMMITMENTS

    During 2000, the Company completed five acquisitions as described in Note 10. Additional amounts are potentially payable to the former owners of the acquired companies and are contingent upon the achievement of certain performance levels. The performance levels relate to various

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employment and financial targets that extend into 2003 and that may or may not be achieved. Payment of all these contingent amounts would result in additional goodwill and/or compensation expense. If all performance targets are achieved the Company would be obligated to pay up to $540,000 in cash, issue up to 861,000 shares of common stock of the Company, release from restriction warrants underlying 250,000 shares of common stock of the Company, release from restriction 759,000 shares of restricted stock and issue shares of common stock (in addition to the 861,000 shares previously discussed) equivalent to $1,100,000 as of the date of issuance. Additional goodwill and/or compensation expense will be recorded as it becomes probable that such amounts will be paid to the former owners of the acquired companies.

8.  EQUITY:

COMMON STOCK

    Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

    During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

    In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

    In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred investment. (See Preferred Stock, August 1999 transaction below)

    On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

    During the years ended December 31, 1999 and 2000, the Company repurchased 96,000 and 579,000 shares of unvested restricted common stock. During the year ended December 31, 2000, warrants underlying 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2000, 1,791,000 shares of common stock were issued in connection with acquisitions, of which 759,000 shares are restricted and subject to forfeiture if certain performance targets are not achieved over the next three years. Of these 1,791,000 shares of common stock, 129,000 shares were purchase consideration while 1,662,000 shares were compensation to employees of the acquired companies. During the year ended December 31, 2000, 52,000 shares of common stock were issued in connection with the Company's employee stock purchase plan. Stock options underlying 347,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 1999 and 2000, respectively.

PREFERRED STOCK

    In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

    In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

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    The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

    Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

WARRANTS

    The Company has issued and plans to continue to issue to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

    The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company will measure the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

    During the year ended December 31, 1999, the Company entered into warrant acquisition agreements for the issuance of 7,004,000 shares of common stock. The performance obligations underlying 6,336,000 shares of common stock had been completed as of December 31, 1999. The value of the telecommunication license agreements (TLA's) related to these 6,336,000 warrants at December 31, 1999, was $109,135,000.

    During the year ended December 31, 2000, the Company entered into warrant agreements for the issuance of 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements. The performance obligations related to 1,353,000 warrants were completed during 2000. The value of the TLA's related to these 1,353,000 warrants at December 31, 2000, was $30,979,000. Warrants underlying 712,000 shares of common stock, valued at $14,664,000, were exercised during the year ended December 31, 2000.

    During the year ended December 31, 2000, the Company issued warrants underlying 150,000 shares of common stock in exchange for services which resulted in an expense of $2,396,000.

    During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants are contingent upon future events (see Note 7).

9.  STOCK COMPENSATION:

RESTRICTED STOCK AWARDS

    During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide

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that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee subscriber for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

    The following table presents the activity related to restricted stock for the years presented.

	Granted	Vested	Repurchased	Outstanding
1998	4,610,000	2,163,000	—	2,447,000
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	953,000	503,000	859,000

    The vesting schedule for the outstanding shares that have been issued or subscribed through December 31, 2000, for the years ending is:

2001	409,000
2002	387,000
2003	63,000

    During the year ended December 31, 2000, the Company issued 759,000 shares of restricted stock (see Compensation Charge discussion below). These shares are subject to certain contingencies based on future events and are not included in the schedules above (see Note 7).

EQUITY BASED COMPENSATION PLANS

    Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vests over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2000, there were 4,694,000 share available for future grants. No options were granted outside of the Plans.

    During June 1999, the Company granted 347,000 stock options to employees under the 1999 Plan. Each of the options granted included a provision for exercise through July 26, 1999. All options were exercised prior to that date. Shares issued upon the exercise of the stock options were restricted and shall vest on a monthly basis over a four-year period.

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    The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) applicable to common stock and net income (loss) per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	1999	2000
Net income (loss):
As reported	$(63,940)	$(173,408)
Pro forma	(66,167)	(195,244)
Net income (loss) per common share:
As reported	$(2.15)	$(3.18)
Pro forma	(2.23)	(3.58)

    No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

    The weighted average fair market value of options granted during each of the years ended December 31, 1999 and 2000, were $13.25 and $6.81, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	1999	2000
Expected dividend yield	—	—
Expected stock price volatility	107%	106%
Average risk-free interest rate	5.30%	6.02%
Expected life of options (years)	6	6

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    The following table summarizes stock option activity for the year ended December 31, 1999 and 2000:

	Options Outstanding	Range of Price Per Share	Weighted Average Price Exercise
Balance at 1/1/99	—	—	$—
Granted —
Option Price Equal to Fair Market Value	1,566,095	$0.0015 - $22.500	$8.8581
Total Granted	1,566,095	$0.0015 - $22.500	$8.8581
Exercised	(22,656)	$0.0015 - $0.3336	$0.1169
Canceled	(39,022)	$0.0015 - $18.000	$6.8522

Balance at 12/31/99	1,504,417	$0.0015 - $22.500	$9.0532

Granted —
Option Price Equal to Fair Market Value	6,146,769	$1.3750 - $41.250	$9.3198
Option Price Greater Than Fair Market Value	1,151,414	$4.9063 - $26.875	$5.4631
Option Price Less Than Fair Market Value	1,388,000	$0.0000 - $26.625	$1.6520
Total Granted:	8,686,183	$0.0000 - $41.250	$7.5745
Exercised	(45,805)	$0.3336 - $0.3336	$0.3336
Canceled	(1,407,258)	$0.0015 - $41.250	$13.1782

Balance at 12/31/00	8,737,537	$0.0000 - $41.250	$6.9645

    As of December 31, 2000, 735,601 of options outstanding were exercisable. No options outstanding were exercisable at December 31, 1999. The remaining options will become exercisable over the next three to four years based on vesting percentages.

    The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2000:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/00	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable as of 12/31/00	Weighted- Average Exercise Price
$0.0000— 4.1250	4,740,990	9.6	$1.9706	87,948	$0.7828
4.1251— 8.2500	1,738,572	8.8	5.3747	230,553	5.1224
8.2501—12.3750	158,907	9.6	10.3827	50,000	10.2500
12.3751—16.5000	298,052	9.4	14.2789	0	0.0000
16.5001—20.6250	1,411,343	7.6	18.0243	362,244	17.9964
20.6251—24.7500	37,678	8.6	22.8407	4,856	22.5000
24.7501—28.8750	250,041	8.2	25.3271	0	0.0000
28.8751—33.0000	52,036	9.2	31.1039	0	0.0000
33.0001—37.1250	2,300	9.2	34.7500	0	0.0000
37.1251—41.2500	47,618	9.2	40.7246	0	0.0000

Total	8,737,537	9.1	$6.9656	735,601	$11.4065

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2000 EMPLOYEE STOCK PURCHASE PLAN

    Beginning July 1, 2000, the Company has established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 52,700 and 183,400 shares of common stock for the third and fourth fiscal quarters of 2000 at an average price per share of $5.64 and $1.73, respectively.

COMPENSATION CHARGE

    The Company completed an initial public offering ("IPO") of its securities on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. Therefore, the Company has recorded compensation of $32,335,000 for the excess of the IPO price over the pre-IPO stock option grant and restricted stock grant price. During the year ended December 31, 1999, $14,681,000 was recorded as compensation expense and as of December 31, 1999, $17,654,000 was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced when employees terminate prior to vesting.

    During 2000, certain employees were terminated which resulted in a reduction of $7,982,000 to the deferred compensation recorded upon the IPO. Amortization related to this deferred compensation was $6,022,000, net of adjustments for terminated employees, for the year ended December 31, 2000. As of December 31, 2000, the balance of unamortized deferred compensation recorded upon the IPO was $3,650,000 and is being amortized over the remaining estimated employee service period.

    In connection with acquisitions of businesses during 2000, the Company has entered into various employment agreements with former owners and employees of the acquired companies. The Company recorded deferred compensation of $9,266,000 related to restricted stock granted to employees of the acquired companies. Amortization related to this deferred compensation was $3,184,000 for the year ended December 31, 2000. As of December 31, 2000, $6,082,000 is being deferred and amortized over the remaining estimated employee service period.

    During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, the Company has recognized approximately $3,981,000 of deferred compensation and has recorded approximately $212,000 of amortization of deferred compensation related to these issuances. As of December 31, 2000, $3,769,000 is being deferred and amortized over the remaining vesting period.

10. ACQUISITIONS:

    During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

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    The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (see Note 6). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets. The Company is amortizing goodwill and other intangible assets over a three-year period. Real estate access rights are being amortized over the life of the related telecommunication license agreements. The Company's purchase price allocation of the acquisitions is preliminary and may be adjusted as additional information is obtained and as contingencies discussed above are resolved. The five acquisitions accounted for $6,733,000 of the total revenues generated by the Company in 2000.

    The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 1999 and 2000, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended
	December 31, 1999	December 31, 2000
	(Unaudited)
Revenues	$13,018,000	$23,034,000
Net income (loss) before extraordinary items	(64,840,000)	(178,207,000)
Net income (loss) applicable to common stock	(71,292,000)	(178,207,000)
Net income (loss) per share, basic and diluted	(2.40)	(3.27)

11. INCOME TAXES:

    The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	1998	1999	2000
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	—	8.7%	1.9%
Other nondeductible expenses	0.1%	0.1%	0.4%
Non-book income	2.3%	—	—

Valuation allowance	31.6%	25.2%	31.7%

    Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

F–46

    The following table discloses the components of the deferred tax amounts at December 31:

	1998	1999	2000
Deferred tax assets —
Temporary difference for basis in and depreciation of property and equipment	$158,000	$674,000	$1,682,000
Start-up costs	3,896,000	3,104,000	2,329,000
Real estate access rights	—	692,000	5,832,000
Net operating loss	812,000	14,846,000	63,240,000
Other	76,000	98,000	1,270,000

Total deferred tax assets	4,942,000	19,414,000	74,353,000
Deferred tax liability	—	—	—

Net deferred tax asset	4,942,000	19,414,000	74,353,000
Less — Valuation allowance	(4,942,000)	(19,414,000)	(74,353,000)

Net deferred tax amount	$—	$—	$—

    The Company had approximately $186,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2000. The net operating loss carry forward will begin to expire in 2018, if not previously utilized. Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

    A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

12. RELATED PARTIES:

    The Company has entered into telecommunication license agreements with numerous real estate owners and managers to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners and managers received warrants in connection with this access and nine of these entities purchased equity in the Company (see Note 8). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $156,000, $1,047,000, and $4,216,000 for rent and fees during the years ended December 31, 1998, 1999 and 2000, respectively.

    One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and has historically, prior to 2000, purchased insurance and legal services. For the years ended December 31, 1998, 1999 and 2000, the Company had purchases of approximately $2,319,000, $2,451,000 and $8,809,000, respectively, for fiber-optic cable and $387,000, $192,000 and $0 for insurance and legal services, respectively.

    One of the underwriters for the initial public offering described in Note 9 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

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13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000
	(In thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating income (loss)	(41,194)	(46,933)	(49,347)	(44,809)
Net income (loss)	(37,025)	(44,068)	(47,217)	(45,098)
Net income (loss) applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)

Net income (loss) per common share	$(.69)	$(.81)	$(.87)	$(.81)

Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

	Three Months Ended
	Mar. 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999
	(In thousands, except per share data)
Total revenue	$146	$401	$442	$881
Operating income (loss)	(5,742)	(14,589)	(16,162)	(24,284)
Net income (loss)	(5,327)	(14,635)	(16,030)	(21,496)
Net income (loss) applicable to common stock	$(6,977)	$(16,285)	$(18,270)	$(22,408)

Net income (loss) per common share	$(.31)	$(.71)	$(.68)	$(.48)

Weighted average number of shares outstanding	22,396	22,886	26,809	46,534

14. SUBSEQUENT EVENT:

    In connection with employee changes initiated during the first quarter of 2001, the Company has made preliminary estimates that the related severance benefits will cost approximately $970,000. As a result of these changes, the Company anticipates a net reduction in deferred compensation charges previously recognized of approximately $3,062,000, of which approximately $2,236,000 has already been expensed and approximately $826,000 remained to be expensed.

F–48

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2000	September 30, 2001
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,455	$28,482
Short-term investments	212,107	86,241
Accounts receivable, net of reserve of $196 and $2,599, respectively	3,912	1,093
Prepaid expenses and other current assets	5,606	2,301

Total current assets	251,080	118,117
PROPERTY AND EQUIPMENT, net	182,442	33,191
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $16,003 and $246, respectively	133,003	8,557
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $2,592 and $0, respectively	12,118	—
OTHER ASSETS, net	11,060	8,623

Total assets	$589,703	$168,488

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,904	$7,047
Accrued liabilities	21,037	22,712
Current maturities of capital lease obligations	32,229	35,883
Current maturities of debt	713	604

Total current liabilities	71,883	66,246
CAPITAL LEASE OBLIGATIONS, net of current maturities	41,290	23,189
LONG TERM LIABILITIES:
Long term debt, net of current maturities	—	749
Convertible notes (7.50% interest payable in stock or cash)	150,000	123,600

Total liabilities	263,173	213,784
COMMITMENTS AND CONTINGENCIES (see note 10)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 58,561,000 and 60,819,000 outstanding as of December 31, 2000 and September 30, 2001, respectively (net of 675,000 and 1,874,000 treasury shares, respectively)	6	6
Additional paid-in capital	460,137	509,294
Warrants, authorizing the issuance of 7,377,000 and 4,496,000 shares as of December 31, 2000 and September 30, 2001, respectively	127,846	71,127
Deferred compensation	(13,501)	(3,340)
Accumulated other comprehensive income (loss)	(547)	(859)
Accumulated deficit	(247,411)	(621,524)

Total stockholders' equity (deficit)	326,530	(45,296)

Total liabilities and stockholders' equity	$589,703	$168,488

The accompanying notes are an integral part of these consolidated financial statements.

F–49

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Three Months Ended September 30, 2000 and 2001
(In thousands, except share and per share data)

	2000	2001
	(Unaudited)
REVENUE:
Network services	$3,351	$6,110
Value added services	1,052	1,615

Total revenue	4,403	7,725
OPERATING EXPENSES:
Network operations (including $194 and $(157) amortization of deferred compensation, respectively)	14,359	18,980
Cost of value added services	716	1,399
Selling expense (including $796 and $(628) amortization of deferred compensation, respectively)	11,197	3,256
General and administrative expenses (including $2,552 and $(772) amortization of deferred compensation, respectively)	16,993	14,833
Depreciation and amortization	10,485	6,580
Asset write-down	—	—

Total operating expenses	53,750	45,048

OPERATING LOSS	(49,347)	(37,323)
OTHER INCOME (EXPENSE):
Interest expense	(3,323)	(3,836)
Interest and other income (expense)	5,453	1,510

Total other income (expense)	2,130	(2,326)

INCOME (LOSS) BEFORE INCOME TAXES	(47,217)	(39,649)

INCOME TAX BENEFIT	—	—

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(47,217)	(39,649)

EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net	—	—

NET INCOME (LOSS)	$(47,217)	$(39,649)

NET INCOME (LOSS) PER COMMON SHARE:
Loss before extraordinary item	(.87)	(.66)
Extraordinary gain, net	—	—

NET INCOME (LOSS) PER COMMON SHARE	$(.87)	$(.66)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	54,565,000	59,978,000

The accompanying notes are an integral part of these consolidated financial statements.

F–50

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Nine Months Ended September 30, 2000 and 2001
(In thousands, except share and per share data)

	2000	2001
	(Unaudited)
REVENUE:
Network services	$6,161	$18,547
Value added services	1,572	5,680

Total revenue	7,733	24,227
OPERATING EXPENSES:
Network operations (including $707 and $477 amortization of deferred compensation, respectively)	30,365	57,050
Cost of value added services	1,101	4,013
Selling expense (including $1,580 and $1,484 amortization of deferred compensation, respectively)	36,005	19,062
General and administrative expenses (including $7,968 and $(616) amortization of deferred compensation, respectively)	52,696	36,397
Depreciation and amortization	25,041	32,484
Asset write-down	—	262,336

Total operating expenses	145,208	411,342

OPERATING LOSS	(137,475)	(387,115)
OTHER INCOME (EXPENSE):
Interest expense	(4,632)	(11,533)
Interest and other income	13,797	6,780

Total other income (expense)	9,165	(4,753)

INCOME (LOSS) BEFORE INCOME TAXES	(128,310)	(391,868)

INCOME TAX BENEFIT	—	6,037

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(128,310)	(385,831)

EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net	—	11,718

NET INCOME (LOSS)	$(128,310)	$(374,113)

NET INCOME (LOSS) PER COMMON SHARE:
Loss before extraordinary item	(2.38)	(6.49)
Extraordinary gain, net	—	.20

NET INCOME (LOSS) PER COMMON SHARE	$(2.38)	$(6.29)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	53,911,000	59,493,000

The accompanying notes are an integral part of these consolidated financial statements.

F–51

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2000 and 2001
(In thousands)

	2000	2001
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(128,310)	$(374,113)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	35,296	33,829
Extraordinary gain from extinguishment of debt, net	—	(11,718)
Deferred income taxes	—	(6,037)
Write-down of assets	—	262,336
Loss on sale of assets, net	—	1,914
Other non-cash expenses	—	1,799
Changes in assets and liabilities, net of the effect of acquisitions
Increase in accounts receivable, net	(1,989)	(158)
Decrease in prepaid expenses	247	2,639
(Increase) decrease in other assets	(4,946)	1,590
Increase (decrease) in accounts payable, accrued liabilities and deferred revenue	38,023	(7,338)

Net cash used in operating activities	(61,679)	(95,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(79,748)	(7,159)
Purchase of short-term investments, net	(4,099)	—
Proceeds from sale of short-term investments, net	—	125,865
Proceeds from sale of assets, net	—	121
Acquisition of businesses, net of cash acquired	(14,698)	(164)

Net cash (used in) provided by investing activities	(98,545)	118,663

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	145,000	—
Payments on capital lease obligations	(4,477)	(16,336)
Payments on debt	(351)	(1,159)
Payments on principal for convertible notes	—	(7,392)
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	1,554	545

Net cash provided by (used in) financing activities	141,726	(24,342)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3)	(37)
DECREASE IN CASH AND CASH EQUIVALENTS	(18,501)	(973)
CASH AND CASH EQUIVALENTS, beginning of period	152,564	29,455

CASH AND CASH EQUIVALENTS, end of period	$134,063	$28,482

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$783	$9,393
Noncash investing and financing activities
Equipment acquired under capital leases	$45,264	$2,198
Accrued interest on convertible notes	$2,843	$2,730
Warrants issued	$33,292	$95
Deferred compensation	$15,857	$(3,405)
Treasury shares issued for bonus payments (425,000 shares)	$—	$1,138

The accompanying notes are an integral part of these consolidated financial statements.

F–52

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2000 and 2001
(Unaudited)

1.  Organization:

    Allied Riser Communications Corporation ("ARC Corporation") (collectively including all predecessors, the "Company") is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses. The Company suspended its retail services in most of its markets in the United States on September 21, 2001. The Company is pursuing the provision of in-building wholesale services of its broadband data network.

2.  Presentation:

    In the opinion of the Company's management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of September 30, 2001. The results of operations for the three and nine months ended September 30, 2000 and 2001, and cash flows for the nine months ended September 30, 2000 and 2001, are not necessarily indicative of the results of operations or cash flows to be expected for the full year. The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2000, and the notes thereto included in the Company's Annual Report on Form 10-K. The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries and a 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All inter-company accounts and activity have been eliminated. The minority interest in STOC is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100 percent of the losses of STOC. All results are reported in United States dollars. Pursuant to a shareholders agreement dated July 26, 2000 between Allied Riser and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause Allied Riser to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. Such amount is not material to the financial position or results of operations of Allied Riser.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

3.  Proposed Merger:

    On August 28, 2001, the Company entered into a merger agreement with Cogent Communications Group, Inc., which was subsequently amended on October 13, 2001, under which agreement each share of its common stock would be exchanged for Cogent common stock. The merger is conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of

F–53

the shares of Cogent common stock to be issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

4.  Comprehensive Income (Loss):

    Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net loss and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net loss, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of comprehensive income impacting the Company. Set forth below is the effect on the Company of currency translation for the indicated periods:

	Three months ended		Nine months ended
	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001
Net income (loss)	$(47,217,000)	$(39,649,000)	$(128,310,000)	$(374,113,000)
Comprehensive income adjustments:
Foreign currency translation adjustment	(595,000)	(106,000)	(595,000)	(312,000)

Comprehensive income (loss)	$(47,812,000)	$(39,755,000)	$(128,905,000)	$(374,425,000)

5.  International Operations:

    The Company recognizes revenue from operations in Canada through its wholly owned subsidiary, ARC Canada. All revenue is reported in United States dollars. Revenue for ARC Canada was $815,000 and $1,282,000 for the three months ended September 30, 2000 and 2001, respectively. Revenue for ARC Canada was $815,000 and $4,036,000 for the nine months ended September 30, 2000 and 2001, respectively. Long-lived assets of ARC Canada were $18,676,000 and $5,219,000 as of December 31, 2000 and September 30, 2001, respectively.

6.  Net Loss Per Share:

    Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share" ("EPS"). SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

    Shares issued to employees subject to repurchase by the Company are not included in the weighted average number of common shares outstanding for the period. Options and warrants to purchase 4,897,000 and 4,496,000 shares of common stock, respectively, were outstanding at September 30, 2001.

    Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the three and nine months ended September 30, 2000 and 2001.

7.  Asset Write-down:

    During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive

F–54

telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's current evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down.

    The total amount of write down by category is as follows:

Amount of Asset Write-down
Property and equipment:
System infrastructure	$58,108,000
Other assets	78,051,000

Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000

Total	$262,336,000

    In addition, on July 24, 2001, the Company announced a number of initiatives to further reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services, the transition of its current retail customers to other service providers, the closure of the Company's sales offices, and a further reduction in the number of employees by approximately 75% of the Company's workforce. The Company also announced its intention to pursue a business plan that contemplates the provision of in-building wholesale services of its broadband data network.

    In connection with the implementation of announced cost-cutting measures, the Company may in the future recognize accelerated depreciation for discontinued use of software. During the three and nine months ended September 30, 2001, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $3,679,000 and $4,715,000, respectively, in accelerated depreciation. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

F–55

8.  Property and Equipment:

    Property and equipment as of September 30, 2001, consist of the following:

	Average Estimated Useful Lives (Years)
Office equipment and information systems	4	$29,580,000
Furniture and fixtures	7	2,294,000
Leasehold improvements	5	4,005,000
System infrastructure	10	7,682,000
System equipment	5	7,003,000

Property and equipment, gross		50,564,000

Less – accumulated depreciation and amortization		(17,373,000)

Property and equipment, net		$33,191,000

    Capitalized interest for the nine months ended September 30, 2000 and 2001, was approximately $300,000 and $1,143,000, respectively.

9.  Debt:

    On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the intenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering some of the Notes for resale, the shares of common stock issuable upon conversion of the Notes and as payment-in kind interest on the Notes.

    On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

    The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the proposed merger, as set forth in the Agreement and Plan of Merger dated August 28, 2001, as

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amended, by and among the Company, Cogent Communications Group, Inc. and Augustus Caesar Merger Sub, Inc., will be deemed a change in control as defined in the Indenture.

10. Commitments and Contingencies:

    Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not needed in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

    The Company has entered into various operating lease agreements, with expirations through 2010, for leased space and equipment. Future minimum lease obligations related to the Company's operating leases, net of settled leases as discussed below, are as follows for the twelve months ended September 30:

2002	$11,200,000
2003	12,140,000
2004	10,460,000
2005	7,282,000
2006	3,548,000
Thereafter	3,937,000

Total minimum lease obligations	$48,567,000

    During the third quarter, the Company paid $705,000 to settle certain operating leases prior to their expiration, which terminated $2,962,000 in future obligations. Subsequent to September 30, the Company paid $118,000 to settle additional operating leases prior to their expiration, which terminated $524,000 in future obligations. Total operating lease expenses for the nine months ended September 30, 2000 and 2001, were approximately $6,020,000 and $6,641,000 (including $705,000 of termination fees), respectively.

F–57

Capital Leases

    The Company has entered into various capital leases for equipment. Future minimum lease obligations related to the Company's capital leases are as follows for the twelve months ended September 30:

2002	$42,066,000
2003	22,365,000
2004	1,921,000
2005	89,000

Total minimum lease obligations	66,441,000
Less – amounts representing interest	(7,369,000)

Present value of minimum lease obligations	59,072,000
Current maturities	(35,883,000)

Capital lease obligations, net of current maturities	$23,189,000

    On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. See note 14 below for a further discussion of such settlement.

Connectivity Contracts

    In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national inter-city transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

    Future minimum obligations related to the Company's connectivity contracts, net of settled contracts as discussed below, are as follows for the twelve months ended September 30:

2002	$5,685,000
2003	2,656,000
2004	671,000
2005	590,000
Thereafter	110,000

Total minimum obligations	$9,712,000

    During the third quarter, the Company paid $565,000 to settle certain connectivity contracts prior to their expiration, which terminated $2,392,000 in future obligations. Subsequent to September 30, 2001, the Company paid $921,000 to settle additional connectivity contracts prior to their expiration, which terminated $2,114,000 in future obligations.

Legal Proceedings

    On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the

F–58

Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the September 30, 2001 financial statements in connection with this litigation.

Acquisition Commitments

    During 2000, the Company completed five acquisitions as described in note 12. In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. In connection with the disposition of four of the acquired companies (see note 12 and 14), the Company terminated certain of the employment agreements that provided for such additional contingent payments.

    During the three months ended September 30, 2001, the Company paid $524,000 in cash in settlement of a previously recorded liability, the Company released from restriction 245,000 shares of common stock valued at $51,000, and 1,179,000 shares of restricted stock were forfeited in connection with the termination of these employment agreements. Additionally, as of September 30, 2001, the Company has accrued $256,000 to be paid in cash, of which $212,000 was previously accrued and was expected to be paid in shares of common stock.

    During the nine months ended September 30, 2001, warrants underlying 250,000 shares of common stock, recorded with a fair value of zero, and 346,000 shares of restricted stock, were released from restriction. Subsequent to September 30, 2001, warrants underlying 250,000 shares of common stock, recorded with a fair value of zero, were forfeited.

Retention Plan

    During the third quarter of 2001, the board of directors established a retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. As of September 30, 2001, the Company has accrued $3,258,000 for such payments and substantially all of the remainder will be accrued during the fourth quarter of 2001.

11. Equity:

Common Stock

    During the three and nine months ended September 30, 2001, the Company repurchased 1,268,000 and 1,624,000 shares of unvested restricted common stock, respectively. During the three and nine months ended September 30, 2001, the Company has issued 0 and 425,000 shares of common stock from treasury, respectively, in lieu of cash bonus payments for services rendered in 2000.

    Warrants underlying 0 and 3,009,000 shares of common stock were exercised during the three and nine months ended September 30, 2001, respectively (see Warrants). During the three and nine months ended September 30, 2001, the Company has issued 0 and 32,000 shares of common stock, respectively, in connection with obligations related to prior acquisitions. During the three and nine months ended September 30, 2001, 98,000 and 409,000 shares of common stock were issued, respectively, in connection with the Company's employee stock purchase plan. Also, during the three and nine months ended September 30, 2001, stock options underlying 0 and 7,000 shares of common stock, respectively, were exercised by employees.

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Warrants

    The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events set forth in the warrant acquisition agreements.

    The number of warrants the Company is obligated to issue may be adjusted if certain telecommunications license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunications license agreements are signed and delivered (the "measurement date"), and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as set forth in the warrant acquisition agreement.

    As of September 30, 2001, the Company has entered into warrant acquisition agreements for the issuance of 8,217,000 shares of common stock. Performance obligations relating to all of these warrant acquisition agreements had been completed as of September 30, 2001. At September 30, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

Compensation Charge

    The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $7,418,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

    During the three and nine months ended September 30, 2001, certain employees were terminated, resulting in a reduction of $537,000 and $1,791,000, respectively, of the deferred compensation recorded upon completion of the IPO. During the three and nine months ended September 30, 2001, deferred compensation expense was reduced by $1,945,000 and $5,199,000, respectively, for previously recognized expense related to forfeited options and shares. Deferred compensation expense related to continuing employee service was $370,000 and $2,296,000 for the three and nine months ended September 30, 2001, respectively. As of September 30, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $3,331,000 and is being deferred and amortized over the remaining estimated employee service period.

    In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the three and nine months ended September 30, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $5,000 and $1,825,000, respectively, to reflect the termination of certain of the employment agreements and the stock price as of September 30, 2001. During the three and nine months ended September 30, 2001, amortization related to this deferred compensation was $0 and $4,248,000, respectively. As of September 30, 2001, $9,000 is being deferred and amortized over the remaining estimated employee service period.

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12. Acquisitions:

    During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada. The following table presents the unaudited pro forma results of operations of the Company for the three and nine months ended September 30, 2000 as if the acquisitions made during 2000 had been consummated as of January 1, 2000, as compared to actual results of operations for the three and nine months ended September 30, 2001, respectively. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the period presented or the results which may occur in the future.

	Three months ended		Nine months ended
	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001
	(Proforma)	(Actual)	(Proforma)	(Actual)
Revenues	$5,624,000	$7,725,000	$16,434,000	$24,227,000
Income (loss) before extraordinary items	(48,842,000)	(39,649,000)	(132,994,000)	(385,831,000)
Net income (loss) applicable to common stock	(48,842,000)	(39,649,000)	(132,994,000)	(374,113,000)
Net income (loss) per share, basic and diluted	(.89)	(.66)	(2.46)	(6.29)

    On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. and on September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc., two of the data and communication service providers acquired in 2000. The Company recorded a $1,500,000 loss (included in general and administrative expenses) in connection with the disposition of these subsidiaries. In addition, the Company recognized an expense of $479,000 to reflect the net settlement amount of net liabilities related to the disposition of Rockynet.com, Inc. and Netrox, L.L.C. (see note 14). The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

13. Recent Accounting Pronouncements:

    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on the Company's financial position or results of operations.

    On August 16, 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. On October 3, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact of SFAS No. 143 and 144 on its financial position and results of operations.

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14. Subsequent Events:

    On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C., two of the data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

    On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. As of September 30, 2001, such obligations including all future interest were approximately $64,800,000. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

    On October 24, 2001, the Company announced that it had notified 19 employees that their employment would be terminated within the next 60 days in contemplation of the Company's pending merger with Cogent Communications Group, Inc. The employees, who comprise approximately 26% of the Company's workforce, will remain with the Company through December 21, 2001 unless the merger is completed before that date.

    The Company's common stock is traded on the Nasdaq National Market. In order for its common stock to continue to be listed on the Nasdaq National Market, it must satisfy various listing requirements established by Nasdaq. During the third quarter the Company was notified by Nasdaq that the Company failed to meet continued listing requirements regarding minimum bid price, minimum net tangible assets, and minimum stockholders' equity. On September 27, 2001, Nasdaq announced a moratorium on the minimum bid price and minimum market value of public float listing requirements until January 2, 2002, however, this announcement did not suspend Nasdaq's listing requirements with respect to minimum net tangible assets and stockholder's equity. On October 9, 2001, the Company received a letter from Nasdaq citing the moratorium and closing the matter initiated with respect to the minimum bid price of the Company's common stock. With regard to the remaining issues, the Company received a letter from Nasdaq on October 22, 2001, stating that Nasdaq would not initiate delisting proceedings for failure to comply with the minimum net tangible asset and the minimum stockholder's equity requirements, so long as the Company completes its proposed merger with Cogent on or before January 2, 2002 and, in connection therewith, requests a delisting from Nasdaq. If the merger is not completed by January 2, 2002, the Company expects that Nasdaq will commence proceedings to delist the Company's common stock. The Company may appeal such decision, which, if properly and timely filed, would temporarily stay any delisting action, however there is no assurance that its stock will remain listed. On January 3, 2002, the Company requested that Nasdaq delay initiating any delisting proceedings until a date following the date the merger is expected to be consummated.

    The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% convertible subordinated notes due 2007 (the "notes") at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company also announced that certain holders of the notes filed notices with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent as a group, and alleging default by the Company under the indenture related to the notes. Allied Riser believes that these claims are without merit.

F–62

Report of Independent Certified Public Accountants

The Board of Directors
NetRail, Inc.
Atlanta, Georgia

    We have audited the accompanying balance sheet of NetRail, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      BDO SEIDMAN, LLP

Atlanta, Georgia
March 24, 2000

(except for Note 12 which
is as of August 31, 2000)

F–63

NETRAIL, INC.

BALANCE SHEET

DECEMBER 31, 1999

Assets (Notes 2, 4 and 12)
Current
Cash and cash equivalents	$185,007
Receivables:
Trade, net of allowance of $119,000	207,697
Shareholder	107,580
Subscriptions receivable for debentures	225,000
Advances to employee	125,000
Prepaid line costs	495,668
Other prepaid expenses	93,906

Total current assets	1,439,858

Property and equipment (Note 5)
Leasehold improvements	704,619
Computer equipment	1,039,482
Capitalized equipment leases	13,319,716
Furniture and equipment	73,385

15,137,202
Less accumulated depreciation	(3,032,822)

12,104,380

Goodwill, net	1,430,000
Deposits	434,822
Other	93,750

$15,502,810

See accompanying notes to financial statements.

F–64

NETRAIL, INC.

BALANCE SHEET

DECEMBER 31, 1999

Liabilities and Stockholders' Equity (Capital Deficit)
Current
Subordinated convertible debentures (Note 3)	$9,500,000
Convertible notes payable due JAFCO (Note 4)	1,782,334
Accounts payable	1,373,822
Accrued interest	1,533,439
Accrued other	216,172
Current maturities of notes payable due Ascend (Note 5)	1,228,500
Current maturities of capitalized lease obligations (Note 8)	1,702,044

Total current liabilities	17,336,311
Notes payable due Ascend, less current maturities (Note 5)	3,771,500
Capitalized lease obligations, less current maturities (Note 8)	11,137,793

Total liabilities	32,245,604

Commitments (Note 8)
Series A convertible redeemable preferred stock (Notes 4, 6, and 12) 10% cumulative; $0.01 par value; 7,500,000 shares authorized
Class I — 1,136,438 shares outstanding	4,067,166
Class II — no shares issued or outstanding	—
Class III — no shares issued or outstanding	—

4,067,166

Stockholders' equity (capital deficit) (Note 7)
Common stock, $.01 par value, 45,000,000 shares authorized; 6,912,546 shares issued and outstanding (Note 12)	69,125
Additional paid-in capital	1,884,157
Accumulated deficit	(22,763,242)

Total stockholders' equity (capital deficit)	(20,809,960)

$15,502,810

See accompanying notes to financial statements.

F–65

NETRAIL, INC.

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999

Revenues (Note 2)	$1,715,711

Operating expenses:
Network operations	9,663,343
Selling, general and administrative	4,333,037
Depreciation and amortization	2,997,995

16,994,375

Operating loss	(15,278,664)
Interest expense	2,100,326

Net loss	(17,378,990)
Accretive dividend (Note 6)	48,000
Cumulative dividend (Note 6)	317,000

Net loss available to common shareholders	$(17,743,990)

See accompanying notes to financial statements.

F–66

NETRAIL, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
(CAPITAL DEFICIT)

YEAR ENDED DECEMBER 31, 1999

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, at December 31, 1998	6,912,546	$69,125	$1,609,157	$(5,336,252)	$(3,657,970)
Issuance of stock warrants	—	—	275,000	—	275,000
Accretion of liquidation preference (Note 6)	—	—	—	(48,000)	(48,000)
Net loss	—	—	—	(17,378,990)	(17,378,990)

Balance, at December 31, 1999	6,912,546	$69,125	$1,884,157	$(22,763,242)	$(20,809,960)

See accompanying notes to financial statements.

F–67

NETRAIL, INC.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 1999

Operating activities
Net loss	$(17,378,990)
Adjustments to reconcile loss to cash used by operating activities:
Depreciation and amortization	2,997,995
Allowance for doubtful accounts	77,000
Imputed interest expense	100,000
Other	31,250
Change in operating assets and liabilities:
Accounts receivables	(174,598)
Other receivables	7,037
Advances to employee	(250,000)
Prepaid expenses and other	(578,023)
Accounts payable	574,032
Accrued expenses	1,688,355

Cash used by operating activities	(12,905,942)

Investing activities
Property and equipment additions	(859,074)
Deposits	(387,642)

Cash used by investing activities	(1,246,716)

Financing activities
Proceeds from debt	14,668,200
Repayment of debt	(487,000)
Principal payments on capitalized leases	(146,020)

Cash provided by financing activities	14,035,180

Net change in cash and cash equivalents	(117,478)
Cash and cash equivalents, beginning of period	302,485

Cash and cash equivalents, end of period	$185,007

See accompanying notes to financial statements.

F–68

NETRAIL, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

    NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") is a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company is based in Atlanta, Georgia and is in the process of completing the build-out of its national network. The Company currently offers service in approximately 40 cities throughout the United States.

    The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks

    The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

    Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally one to three years in length. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

    Advertising costs are expensed as incurred and amounted to $182,100 in 1999.

Cash and Cash Equivalents

    All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

F–69

Concentrations of Credit Risk and Significant Customers

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

    During 1999, one customer accounted for approximately $290,000 or 17% of aggregate revenue.

Property and Equipment

    Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

    The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Goodwill

    Goodwill represents the excess of cost over the fair value of assets acquired (refer to Nature of Operations and Basis of Presentation). The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon discounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. Goodwill is amortized over seven years.

Long-lived Assets

    The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. When any such impairment exists, the related assets will be written down to fair value.

Income Taxes

    The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not that such assets will not be realized.

Stock Compensation

    The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Pro forma information regarding net income as calculated under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," is disclosed herein. (See Note 9).

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2. Future Prospects

    The Company has incurred significant operating losses and absorbed significant cash in its operating activities in 1999 and has a working capital deficiency and a net capital deficiency at December 31, 1999. These operating losses and operating cash flow deficiencies are expected to continue in the foreseeable future until such time as the build-out of the Company's national network is completed and the Company is able to fully implement its business plan. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans include raising additional financing to fund the completion of the Company's national network, repay short-term obligations, fund current operating losses and provide working capital. There can be no assurances, however, that the Company will obtain the necessary financing or, with such financing, will achieve profitability.

    The accompanying financial statements do not include any adjustments relating to the recoverability and classifications of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Subordinated Convertible Debentures

    In August and November 1999, the Company issued, in four separate closings, an aggregate of $9,500,000 in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes are subordinated in payment of principal and interest to the Company's obligations to its senior lender, Ascend Communications, Inc. (Note 5).

    The Notes issued in August 1999 (the "August Notes") aggregated $6,000,000 and bear interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. The August Notes are convertible into the Company's Series A Preferred Stock, Class II at a rate of either $1.50 per share (for two Note holders who are members of the Company's Board) or $1.38 per share (for other Note holders, as adjusted).

    The Notes issued in November 1999 (the "November Notes") aggregated $3,500,000 and bear interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. The November Notes are convertible into the Company's Series A Preferred Stock, Class II at a variable conversion rate to be determined upon the completion of an anticipated venture capital offering in 2000.

    In connection with the issuance of the Notes, warrants to acquire an aggregate of 436,455 shares of the Company's common stock were granted to noteholders at various exercise prices approximating the then fair value of the common stock. A total of $275,000 was assigned to the value of the common stock warrants, which is being reflected as additional interest cost during the term of the Notes.

4. Convertible Notes Payable Due JAFCO

    On May 13, 1998, the Company received $495,000 in proceeds from the issuance of a 10% secured convertible promissory note payable to JAFCO. Upon the Company's receipt and issuance of at least $2 million in preferred stock, the $495,000 convertible note automatically converts into preferred stock on the same terms and conditions and at the same per share rate as the preferred stock issued, otherwise, all principal and interest was scheduled to become due and payable on August 14, 1998. The convertible note is collateralized by substantially all assets of the Company. In August 1999, the $495,000 note was converted to Series A preferred stock.

F–71

    During 1999, JAFCO advanced $2,792,000 in cash to the Company, of which $1,009,666 was converted to Series A preferred stock. At December 31, 1999, $1,782,334 of such advances remain outstanding. These advances are payable upon demand and bear interest at 8%.

5. Notes Payable Due Ascend

    On June 26, 1998, The Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Note") from Ascend Communications, Inc. ("Ascend"), the Company's principal supplier of data communications equipment. The terms of the Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999.

    Interest on the advances accrues at the prime rate of interest and is payable monthly. Principal on the $3 million advance is payable in 30 monthly installments, based on a five-year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal on the $2 million advance is payable in 24 monthly installments, based on a five year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal and accrued interest becomes immediately due and payable on the earlier of the effective date of an Initial Public Offering or the date of a Change of Control, as defined. The advances under the Note are collateralized by a security interest in all goods and equipment financed by the lender under the Note. At December 31, 1999, the Company had advances outstanding of $5 million.

    In connection with entering into the Note, the Company issued 180,000 warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. An additional 120,000 warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value has been assigned to the warrants for financial reporting purposes.

    At December 31, 1998, the Company was in default of the Note and, separately, in default of its capital lease obligations with Ascend. On October 19, 1999, the Company entered into a forebearance agreement with Ascend whereby Ascend agreed to restructure the payment terms under the Note to defer the commencement of the scheduled due dates for principal and interest payments until June 1, 2000. In connection with the foregoing, the Company will be required to make a single lump sum payment of $1.5 million to Ascend in May 2000, which is to be applied first to outstanding interest in arrears, second to outstanding capital lease obligations in arrears, and finally to future installments due under the Note.

    Future minimum principal payments under the terms of the restructured note are as follows:

Year	Amount
2000	$1,228,500
2001	878,000
2002	2,893,500

$5,000,000

    The Company is currently in negotiations with Ascend regarding the nature, amount and repayment terms of the existing financing arrangements as well as possible future financing arrangements.

6. Series A Convertible Redeemable Preferred Stock

    The Company is authorized to issue up to 22,500,000 shares of its convertible redeemable preferred stock under three designated classes as follows: Series A Preferred Stock Class I — 7,500,000

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shares authorized; Series A Preferred Stock Class II — 7,500,000 shares authorized; Series A Preferred Stock Class III — 7,500,000 shares authorized.

Series A Preferred, Class I

    On December 30, 1997, the Company issued 2,058,000 shares of Series A Convertible Redeemable Preferred Stock ("Redeemable Preferred Stock") at a price of $1.10 per share (liquidation value of $1.26 per share) for aggregate proceeds of $2,264,000. This Redeemable Preferred Stock was subsequently designated as Series A Preferred, Class I. Each preferred share is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. Dividends are payable only when, as and if declared by the Board of Directors at a rate of 10%, as amended, and are cumulative. The Redeemable Preferred Stock may be redeemed, at the option of the holder, in three annual installments beginning on the fifth anniversary of the original issue date.

    In August 1999, the Company issued an additional 1,351,314 shares of its Series A Preferred, Class I Redeemable Preferred Stock in exchange for the conversion of $1,707,166 of notes payable.

    At December 31, 1999, the aggregate liquidation value of the Series A, Class I Preferred Stock amounted to $4,898,100 including cumulative dividends-in-arrears of $591,000.

Series A Preferred, Class II

    At December 31, 1999, none of the Series A Preferred, Class II stock has been issued. These shares are being reserved for issuance in the event the holders of the Subordinated Convertible Debentures exercise their conversion rights (Note 3).

Series A Preferred, Class III

    At December 31, 1999, none of the Series A Preferred, Class III stock has been issued (Note 12).

7. Equity Transactions

    During 1999, the Company issued an aggregate of 1,606,455 common stock warrants, including 1,050,000 issued to a senior officer of the Company (Notes 3, 5, and 9).

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8. Commitments

(a) Leases

    The Company leases certain office facilities and equipment. Commitments for minimum rentals under non-cancelable leases at the end of 1999 are as follows:

	Capitalized Leases	Operating Leases
2000	$3,127,370	$300,488
2001	6,647,944	305,932
2002	4,781,922	307,390
2003	1,144,875	314,040
2004	—	159,678
Thereafter	—	175,432

Total minimum lease payments	15,702,111	$1,562,960

Less amount representing interest	2,862,274

Present value of net minimum lease payments	$12,839,837

    Rent expense for 1999 was approximately $554,000.

(b) Reseller Agreement

    In November 1999, the Company entered into a reseller agreement, which provides the Company with certain DSL internet access. The Company has committed to provide a total of 25,000 customer DSL circuits through December 31, 2000, with minimum quarterly commitment goals. To the extent that such commitment goals are not met, the Company is required to pay $20 per month for each additional circuit required to meet the minimum circuit level. The maximum amount payable under the minimum commitment requirement is approximately $2,250,000.

(c) Employment Agreements

    The Company has entered into employment agreements with certain executives which provide for, among others things, base salary, incentive compensation, stock options and severance considerations.

9. Stock Based Compensation

    During 1998, the Company adopted The 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting to key employees of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock reserved for issuance under the 1998 Plan.

    Under the 1998 Plan, 4,500,000 shares of common stock of the Company have been reserved for option grants. The exercise price of all options shall be the fair market value of the common stock as of the option grant date. Options vest 25% after twelve full months of continuous service and ratably thereafter with full vesting after 57 months.

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    A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 1998	519,000	0.48
Granted	1,597,200	1.63
Exercised	—	—
Cancelled	(90,000)	0.48

Outstanding as of December 31, 1999	2,026,200	$1.39

    During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

    The weighted average fair value of options and warrants granted during the year ended December 31, 1999 was $0.81. The weighted average remaining life of options and warrants outstanding at December 31, 1999 was 4 years. The range of exercise prices was $0.48 to $1.67. As of December 31, 1999, options and warrants of 866,700 shares were exercisable.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 1998 and 1999, consistent with the provisions of the Standard, the Company's pro forma net loss would have been increased by $540,000 to $17,918,000.

    The fair value of stock options used to compute pro forma net loss applicable to common shareholders is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, expected volatility of 60%; a risk free interest rate of 6.2%; expected option life of 5 years; and dividend yield of 0.00%.

10. Income Taxes

    The Company has incurred significant operating losses and tax losses in all periods presented, accordingly, no income taxes have been incurred during any of the reporting periods. As of December 31, 1999, the Company has available approximately $20 million of net operating loss carryforwards available to offset future taxable income, which expire in 2014, and which give rise to a notional deferred tax asset of approximately $8 million. The Company has provided a 100% valuation allowance against this deferred tax asset as management is unable to determine that it is more likely than not that such deferred tax asset will be realized.

11. Supplemental Cash Flow Information

    During 1999, debt was converted to Series A Preferred Stock in the amount of $1,707,166 and capitalized lease obligations were assumed in the amount of $12,474,105.

    Cash paid for interest was $703,512 in 1999.

12. Subsequent Events

    During February 2000, the Company issued approximately $10 million of its Series A Preferred Stock, Class III, at a price of $10 per share. The preferred stock is convertible at the option of the holder, into common stock, at a price per share equal to the greater of (a) $5 per share or (b) $1 per

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share less than the price at which the Company sells its common stock in its next sale of such securities including the sale of at least $10 million liquidation amount. The preferred stock is redeemable, at the option of the holders of at least two-thirds of the outstanding shares of preferred stock, beginning five years from the date of issuance.

    In August 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of NetRail, Inc.
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheet of NetRail, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. and Subsidiaries at December 31, 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a capital deficiency and is in Chapter 11 bankruptcy. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      HABIF, AROGETI & WYNNE, LLP

Atlanta, Georgia
November 14, 2001

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NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2000
(In thousands, except share amounts)
Assets
Current
Cash and cash equivalents, including $2,600 of restricted cash	$15,430
Receivables:
Trade, net of allowance of $1,213	1,547
Prepaid and other	5

Total current assets	16,982

Property and equipment:
Capitalized equipment leases	28,025
Less: accumulated depreciation	(8,611)

19,414

Other	14

Total Assets	$36,410

Liabilities and Stockholders' Equity
Current
Accounts payable and accrued liabilities	$4,937
Line of credit	2,500
Capital lease obligations	25,685
Current maturities of notes payable	1,834

Total current liabilities	$34,956

Commitments and contingencies
Stockholders' Equity
Series A convertible preferred stock 10% non-cumulative; $0.01 par value; 11,000,000 shares authorized 4,056,222 shares outstanding; liquidation preference of $26,941	41
Series B convertible preferred stock 10% non-cumulative; $0.01 par value; 8,000,000 shares authorized 4,850,000 shares issued and outstanding; liquidation preference of $52,500	49
Other preferred stock; 6,000,000 shares authorized zero shares issued and outstanding	—
Common stock, $.01 par value, 225,000,000 shares authorized; 8,406,237 shares issued and outstanding	84
Additional paid-in capital	78,102
Accumulated deficit	(76,822)

Total stockholders' equity	1,454

Total liabilities and stockholders' equity	$36,410

See auditors' report and accompanying notes.

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NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(In thousands)
Revenues	$9,524

Operating expenses:
Network operations	30,960
Selling, general and administrative	18,711
Impairment of long-lived assets	11,946
Depreciation and amortization	1,023

Total operating expenses	62,640
Operating loss	(53,116)
Other income (expenses)
Interest expense	(3,082)
Gain on disposal of fixed assets	1,119
Interest income	1,068

(895)

Net loss before tax	(54,011)
Provision for income tax	—

Net loss	$(54,011)

See auditors' report and accompanying notes.

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NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2000
(In thousands, except share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Series A Preferred Stock Shares	Series A Preferred Stock Amount		Series B Preferred Stock Shares	Series B Preferred Stock Amount		Accumulated Deficit	Total Stockholders' Equity
Balance December 31, 1999	6,912,546	$69	$1,884	1,136,438	$			$		$(22,763)	$(20,810)
Issuance of Series A Class II Preferred Stock				260,844							$—
Issuance of Series A Class III Preferred Stock				1,000,000							$—
Issuance of Series A Class IV Preferred Stock				1,162,940							$—
Issuance of Series A Class V Preferred Stock				496,000							$—
Issuance of Series B Preferred Stock			47,767				4,850,000		49		$47,816
Amendment to articles of incorporation			24,861			41					$24,902
Exercise of stock options	76,500	—	37								$37
Issuance of common stock	1,417,191	15	3,755								$3,770
Accretion of dividends			48							(48)	$—
Repurchase of Ascend Warrants			(250)								$(250)
Net loss										(54,011)	$(54,011)

Balances December 31, 2000	8,406,237	$84	$78,102	4,056,222		$41	4,850,000		$49	$(76,822)	$1,454

See auditors' report and accompanying notes.

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NETRAIL, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

Year Ended December 31, 2000
(in thousands, except share amounts)
Operating activities
Net loss	$(54,011)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	7,051
Gain on retirement	(1,119)
Impairment of long-lived assets	11,946
Allowance for doubtful accounts	(1,171)
Change in operating assets and liabilities:
Receivables	(168)
Prepaid and other	1,223
Accounts payable & accrued liabilities	1,874

Cash used by operating activities	(34,375)

Investing activities
Property and equipment additions	(8,462)
Investment in related party	(2,500)

Cash used by investing activities	(10,962)

Financing activities
Proceeds from line of credit	2,500
Proceeds from borrowings of debt, net	1,693
Proceeds from common stock issued	37
Proceeds from preferred stock issued, net	59,101
Principal payments on capitalized leases	(2,749)

Cash provided by financing activities	60,582

Net change in cash and cash equivalents	15,245
Cash and cash equivalents, beginning of Year	185

Cash and cash equivalents, end of year	$15,430

Cash paid for interest $4 million
Supplemental Disclosure of Non-Cash Activities
Issuance of 1.8 million shares of Series A preferred stock in exchange for retirement of $9.5 million of debt.
Issuance of 1.4 million shares of common stock in exchange for retirement of $3.5 million of debt and $220 of accrued interest.
Capital lease obligations incurred — $17.3 million

See auditors' report and accompanying notes.

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NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000

1.  Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

    During 2000, NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") was a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company was based in Atlanta, Georgia. The Company offered service in approximately 40 cities throughout the United States. In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code.

    The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks, Chapter 11 Bankruptcy Filing and Asset Impairment

    The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

    The Company has incurred significant operating losses and absorbed significant cash in its operating activities and has a working capital deficiency and a net capital deficiency at December 31, 2000. These operating losses and operating cash flow deficiencies continued into 2001. The foregoing matters raised substantial doubt about the ability of the Company to continue as a going concern. Management's plans included obtaining additional financing to fund the Company's operating losses and working capital requirements and were planning on completing a merger with 360 Networks, Inc. ("360").

    In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code. In September 2001, certain of the Company's assets (including selected accounts receivable and equipment), and contracts, (including peering arrangements and selected customer contracts), were sold to Cogent Communications Group, Inc. ("Cogent") for approximately $12 million in cash. The Company ceased operations in September 2001 and the NetRail estate began distributing the remaining assets to the Company's creditors under the supervision of the bankruptcy court.

    The Company has two wholly-owned subsidiaries, NetRail Colocation Co., and NetRail Leasing Company. The stock of these subsidiaries was sold to Cogent in September 2001.

Segments

    The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

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Principles of Consolidation

    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

    Revenue is recognized as the related services are provided. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

    Advertising costs are expensed as incurred and amounted to $304,000 in 2000.

Cash and Cash Equivalents

    All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. The Company's cash balances at each financial institution exceed the FDIC insured limitation or are held at institutions that are uninsured. Cash in excess of FDIC insurance limitation was approximately $13.5 million at December 31, 2000. The accounting loss due to credit risk on the accounts receivable is the balance of the accounts receivable less the allowance for doubtful accounts.

Restricted cash

    As of December 31, 2000, $2.6 million of cash was restricted as collateral to the Company's $2.5 million line of credit.

Economic dependency:

    During 2000, two customers accounted for approximately $2.9 million or 30% of aggregate revenue.

Property and Equipment

    Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

    The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Use of Estimates

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that

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affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Comprehensive Income

    During the period presented the Company has not had any transactions that are required to be reported in comprehensive income.

Intangible Assets

    Intangible assets consisted of goodwill resulting from the excess of cost over fair value of assets acquired in previous years and was being amortized over seven years. The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon undiscounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. In 2000, the Company determined that the carrying value of goodwill was unrecoverable because the assets acquired were no longer being used and wrote off the net book value of $1.1 million as an asset impairment charge.

Impairment of Long-lived Assets

    The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." When any such impairment exists, the related assets are written down to fair value. In 2000, due to its deteriorating financial condition, the Company determined that its long-lived assets including its investment in a privately held company, goodwill and certain of its property and equipment had been impaired.

    In 2000 the Company acquired preferred stock of a privately held company for $2.5 million. The privately held company has never generated income and continues to use rather than provide cash from operating activities. As a result the investment was written down to the estimated future cash flows of $0.

    The Company had goodwill on books from an acquisition in 1997. The balance of goodwill was written down to zero which is the estimated undiscounted cash flow expected from this asset.

    The Company had property and equipment consisting of computer equipment, office furniture and fixtures, and leasehold improvements with a net book value of $8.3 million. The Company used the undiscounted cash flow method to determine the fair value of the property and equipment which was estimated to be zero.

    The net book value of its assets under capital lease obligations at December 31, 2000 was $19.4 million (cost of $28.0 million less accumulated depreciation of $8.6 million) and in excess of the related obligations totaling $25.7 million. Accordingly, since these assets were returned to the respective vendors to settle these obligations under the July 2001 bankruptcy filing, these assets are reflected at their cost less their related accumulated depreciation on the accompanying December 31, 2000 consolidated balance sheet.

Income Taxes

    The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets, and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not those such assets will not be realized.

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Stock Compensation

    The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees".

Stock Split

    During 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the beginning balances of the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

2.  Debt

Subordinated Convertible Notes

    In August and November 1999, the Company issued, in four separate closings, an aggregate of $9.5 million in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes were subordinated in payment of principal and interest to the Company's obligations to its Senior Lender.

    The Notes issued in August 1999 (the "August Notes") aggregated $6.0 million and bore interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. In June 2000, $4.8 million of the August Notes were converted into 1,162,940 shares of Series A Class IV preferred stock and $1.2 million of the August Notes were converted into 260,844 shares of Series A Class II preferred stock.

    The Notes issued in November 1999 (the "November Notes") aggregated $3.5 million and bore interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. In June 2000, the notes were converted into 1.4 million shares of common stock.

    In connection with the issuance of the Notes, warrants to acquire an aggregate of 459,306 shares of the Company's common stock were granted to noteholders at prices between $1.67 and $2.66 per share. All warrants were outstanding and exercisable at December 31, 2000.

Vendor Note

    In 1998, the Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Vendor Note") from a vendor. The terms of the Vendor Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999. In 1998, the Company was in default of the Vendor Note and, separately, in default of its capital lease obligations with the vendor. In October 1999, the Company entered into a forbearance agreement and the vendor agreed to restructure the payment terms under the Vendor Note to defer the commencement of the scheduled due dates for principal and interest payments until June 2000. In connection with entering into the Vendor Note, the Company issued warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. Additional warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Vendor Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value was assigned to the warrants for financial reporting purposes.

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    In 2000, $1.2 million was repaid with cash and $2.2 million was retired as a vendor credit on exchange for the return of certain network equipment. The Company also agreed to repurchase warrants issued to the vendor for 300,000 shares of its common stock for $250,000. These transactions resulted in net reduction to the balance outstanding on the Vendor Note of $1.9 million. At December 31, 2000, $1.8 million of such advances remained outstanding. Due to the Company's July 2001 bankruptcy filing, this amount is recorded as a current liability on the accompanying balance sheet. The note bears interest at 7.5% per annum.

    The vendor claims that the Vendor Note is secured by all of the Company's assets, however, support for this assertion has not been located. This matter is being resolved by the bankruptcy court.

Demand Obligations

    During 1999, an investor advanced $2.8 million in cash to the Company of which $1.0 million was converted into Series A Class I preferred stock. At December 31, 1999, $1.8 million of such advances remained outstanding. These advances are payable upon demand and bore interest at 8%. During 2000, the Company repaid $582,000 of these advances and converted the remaining $1.2 million of principal into 120,000 shares of Series A Class V preferred stock.

    During January and February 2000, the Company borrowed a total of $2.35 million from certain individuals in the form of demand notes. These notes were due on demand and accrued interest at 8%. In March 2000, these notes were converted into 235,000 shares of Series A Class III preferred stock.

Line of Credit

    In 2000, the Company entered into a $2.5 line of credit agreement and borrowed $2.5 million under the agreement. This borrowing is secured by $2.6 million of cash equivalents held by the lender. The line of credit was paid subsequent to year-end.

3.  Commitments and Contingencies

Litigation

    The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

    A former employee has sued the Company for damages in excess of $200,000 claiming breach of an employment contract. The Company disputes this claim. The Company filed for bankruptcy prior to the beginning of discovery. This matter is being resolved by the bankruptcy court.

    One of the Company's vendors has filed a $1.0 million claim against the Company for breach of contract. This claim was in the initial stages of discovery when the Company filed for bankruptcy.

Leases and commitments

    In 2000, the Company entered into several equipment leases accounted for as capital lease obligations totaling approximately $17.3 million. The obligations at December 31, 2000 for these leases and those entered into in prior years totaled $25.7 million. These obligations are secured by the related equipment and are recorded as current liabilities due to the Company's July 2001 bankruptcy filing and the return of the related equipment to retire these obligations.

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    Minimum lease payments are as follows:

Total payments	$29.8 million

less: amount representing interest	$4.1 million

$25.7 million

    The Company leases certain office facilities and equipment and has contractual commitments for leasing circuits. Commitments for minimum rentals under these obligations at the end of 2000 were as follows:

Operating Leases
2001	$3,585,000
2002	1,778,000
2003	678,000
2004	526,000
2005	502,000
Thereafter	842,000

Total minimum payments	$7,911,000

Certain of these leases were assumed by Cogent in September 2001.

4.  Stockholder's Equity

    During 1998, the Company adopted the 1998 Stock Option Plan. During 2000 the Company adopted the 2000 Stock Option Plan. There are a total of 7.3 million shares of common stock reserved for issuance under these plans, Options granted under these plans vest 25% after one year and vest ratably thereafter with full vesting after 57 months. A summary of stock option activity under these plans is as follows:

	Shares	Weighted Avg Exercise Price
Outstanding as of December 31, 1999	2,026,200	$1.39
Granted	4,865,565	2.59
Exercised	(76,500)	0.58

Outstanding as of December 31, 2000	6,815,265	$2.23

    During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

    The weighted average fair value of options granted during the year ended December 31, 2000 was approximately $1.52. The weighted average remaining life of options and warrants outstanding at December 31, 2000 was approximately 4 years.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 2000 consistent with the provisions of the Standard, the Company's net loss would not have been materially different than the amount reported in the accompanying statement of operations. The fair value of stock options used to compute pro forma net loss applicable to common shareholders was

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determined using the Black-Scholes option-pricing model with the following assumptions; expected volatility of 60%, a risk free rate of 6%, expected life of 5 years and no dividend yield.

    The following summarizes the stockholder equity transactions during 2000.

    In March 2000, the Company sold 765,000 shares of Series A Class III preferred stock for net proceeds of $7.5 million in cash. In May 2000, the Company sold 376,000 shares of Series A Class V preferred stock for net proceeds of $3.7 million in cash. In June 2000, the Company sold 4.8 million shares of Series B preferred stock for net proceeds of $47.8 million in cash.

    In 2000, the Company retired a total of $13 million of its debt in exchange for issuances of common and Series A preferred stock. The Company issued 260,844 shares of Series A Class II preferred stock in exchange for the retirement of $1.2 million of debt. The Company issued 235,000 shares of Series A Class III preferred stock in exchange for the retirement of $2.35 million of debt. The Company issued 1.2 million share of Series A Class IV preferred stock in exchange for the retirement of $4.8 million of debt. The Company issued 120,000 shares of Series A Class V preferred stock in exchange for the retirement of $1.2 million of debt. The Company also issued warrants to purchase 75,000 shares of common stock at $3.17 per share in exchange for the accrued interest on the related notes. The warrants were valued at $60,000 which approximates the accrued interest on the related notes. The Company also issued 1.4 million shares of common stock in exchange for the retirement of $3.5 million of debt and $220,000 of accrued interest.

    All classes of Series A preferred and the Series B preferred stock (collectively, the "Preferred Stock") are convertible into common stock at the option of the holder at specified prices and carry a liquidation preference based upon the original issue price plus a non-cumulative dividend of 10% per annum. The holders of Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Preferred Stock converts. The Series A Preferred Shares are convertible into common shares at the following conversion rates:

  •
  Series A — Class I — 3 for 1

  •
  Series A — Class II — 3 for 1

  •
  Series A — Class III — 3.33 for 1

  •
  Series A — Class IV — 3 for 1

  •
  Series A — Class V — 3.16 for 1

  •
  Series B — 3 for 1

    The holders of Preferred Stock are entitled to receive, when declared, non-cumulative cash dividends of 10% per annum of the original issue price of each class of Preferred Stock. The original issue prices per share of each class of Preferred Stock were as follows:

  •
  Series A — Class I — $3.79

  •
  Series A — Class II — $4.50

  •
  Series A — Class III — $10.00

  •
  Series A — Class IV — $4.15

  •
  Series A — Class V — $10.00

  •
  Series B — $10.27

    The redemption rights of the Series A Preferred Stock were eliminated when the Articles of Incorporation were restated on June 7, 2000. As a result of the restatement, all Preferred Stock is included in the equity section of the financial statements.

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    Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily, before any distributions or payment shall be made to the holders of Common stock, the holders of Series A and Series B Preferred Stock are entitled to liquidation rights before any of the Common stockholders on an equivalent basis.

5.  Income Taxes

    The Company has incurred significant operating losses and tax losses. As of December 31, 2000, the Company had available approximately $71.2 million of net operating loss carry forwards available to offset future taxable income. The deferred tax assets as a result of this net operating loss is $26.8 million and the Company has provided a 100% valuation allowance against this deferred tax asset. The losses will begin to expire in 2017.

6.  Related Party Transactions

    In 2000, the Company invested $2.5 million in a company affiliated with the Company via common management. In 2000, the Company recorded revenue of $122,000 from this affiliate and had accounts receivable of $92,000 outstanding at December 31, 2000.

7.  Subsequent Events

    In February 2001, the Company entered into an agreement to merge with 360Networks, Inc. in an all-stock transaction. 360Networks, Inc. loaned the Company approximately $3.6 million in connection with this transaction. In June 2001, the agreement was terminated.

    In July 2001, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In September 2001, Cogent Communications Group, Inc. purchased certain contracts and assets from the NetRail Inc. estate for approximately $12 million in cash. The Company has since ceased operations and the distributions of the remaining assets are under the supervision of the bankruptcy court.

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Appendix A

AGREEMENT AND PLAN OF MERGER

Dated as of August 28, 2001

By and Among

ALLIED RISER COMMUNICATIONS CORPORATION,

COGENT COMMUNICATIONS GROUP, INC.

And

AUGUSTUS CAESAR MERGER SUB, INC.

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LIST OF EXHIBITS

Exhibit A	Form of Restated Certificate of Incorporation of Parent
Exhibit B	Form of Restated Bylaws of Parent
Exhibit C	Conversion Ratio
Exhibit D	Form of Rule 145 Letter
Exhibit E	Form of Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is dated as of August 28, 2001, by and among Allied Riser Communications Corporation, a Delaware corporation (the "Company"), Cogent Communications Group, Inc., a Delaware corporation ("Parent"), and Augustus Caesar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").

RECITALS:

    A.  The respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement and declared advisable the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Merger is in the best interests of each corporation and its respective stockholders;

    B.  Upon any necessary approval by the stockholders of Parent and effective immediately prior to the Effective Time (as defined herein), Parent will effect a reverse stock split with respect to its then-outstanding shares of common stock, par value $.001 per share (the "Parent Common Stock"), such that each share of Parent Common Stock shall be converted into 0.1 of a share of Parent Common Stock (the "Reverse Stock Split"). Any fractional share which results from the Reverse Stock Split will be rounded up to the next whole share;

    C.  Parent intends to issue shares of Series C Preferred Stock, substantially on the terms set forth in the Parent Restated Certificate (as defined herein) and Section 3.01(b) of Parent Disclosure Schedule (as defined herein) (such stock, "Series C Preferred Stock"), in a private placement to occur prior to the Effective Time;

    D.  Each of the respective Boards of Directors of the Company, Parent and Merger Sub has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and goals;

    E.  The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    F.  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and that this Agreement constitute a plan of reorganization.

    Now, Therefore, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1.

The Merger

    Section 1.01  The Merger.  pon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    Section 1.02  Reverse Stock Split.  Immediately prior to the Effective Time, subject to Parent Stockholder Approval (as defined herein), Parent shall effect the Reverse Stock Split.

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    Section 1.03  Closing.  The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day (as defined herein) after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Parent's counsel, Latham & Watkins, 555 Eleventh Street, N.W., Washington, D.C. 20004.

    Section 1.04  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, Merger Sub shall file a certificate of merger pursuant to Section 251(c) of the DGCL (in any such case, the "Certificate of Merger") executed in accordance with Section 103 of the DGCL and shall make all other filings or recordings as may be required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    Section 1.05  Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.06  Certificates of Incorporation and Bylaws.

      (a) The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation at the Effective Time and thereafter until changed or amended as provided therein or by applicable law.

      (b) The Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation at the Effective Time and thereafter until changed or amended as provided therein or by applicable law.

      (c) The Amended and Restated Certificate of Incorporation of Parent, substantially in the form attached hereto as Exhibit A, shall be the Certificate of Incorporation of Parent (the "Parent Restated Certificate") at the Effective Time and thereafter until changed or amended as provided therein or by applicable law.

      (d) The Amended and Restated Bylaws of Parent, substantially in the form attached hereto as Exhibit B, shall be the Bylaws of Parent (the "Parent Bylaws") at the Effective Time and thereafter until changed or amended as provided therein or by applicable law.

    Section 1.07  Board of Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their respective resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors and officers of the Company shall cease to have any powers in respect of the Surviving Corporation at the Effective Time.

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ARTICLE 2.
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

    Section 2.01  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, Parent or the Company:

      (a)  Conversion Generally.  Each share of common stock, par value $.0001 per share, of the Company ("Company Common Stock" or "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)), subject to Section 2.02(e), shall be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock (that have been registered in the Merger with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act")), equal to the Conversion Ratio (as defined in Exhibit C) (such shares of Parent Common Stock, together with any fractional share issued pursuant to Section 2.02(e), the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing the Merger Consideration. Certificates previously representing Shares shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02.

      (b)  Treasury Shares; Shares Held by Parent or Merger Sub.  At the Effective Time, each Share held by Parent or its Subsidiaries (as defined herein) or in the treasury of the Company immediately prior to the Effective Time shall be automatically canceled and extinguished and shall cease to exist without any conversion thereof, and no payment shall be made with respect thereto.

      (c)  Merger Sub.  Each share of common stock, par value $.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      (d)  Adjustment to Conversion Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, other than as a result of the Reverse Stock Split, or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend thereon or any subdivision, reclassification, recapitalization, split, combination or exchange thereof, the Conversion Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

    Section 2.02  Exchange of Certificates.

      (a)  Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 2, through the Exchange Agent, (i) certificates representing the Merger Consideration and (ii) any dividends or distributions with respect thereto (collectively, the "Exchange Fund") issuable and pursuant to this Section 2.02 in exchange for outstanding Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and any such dividends or distributions in accordance with this Section 2.02.

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      (b)  Exchange Procedures.  Parent shall instruct the Exchange Agent to, as soon as reasonably practicable after the Effective Time, mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the Merger Consideration in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), including any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing the Merger Consideration, including any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

      (c)  Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions with respect to Parent Common Stock with a record date on or after the date of the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock, represented thereby until such holder shall surrender such Certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Article 2 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the date of the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

      (d)  No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to

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  the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2 except as otherwise provided by law.

      (e)  No Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall be entitled to receive an additional fraction of a share of Parent Common Stock to create a whole share such that no such holder will receive any fractional share of Parent Common Stock.

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Shares on the date that is one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Section 2.02 shall thereafter look only to Parent for (i) the shares of Parent Common Stock representing Merger Consideration, including any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and (ii) any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

      (g)  Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under applicable law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

      (h)  No Liability.  None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date that is three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, including any fractional share of Parent Company Stock issuable pursuant to Section 2.02(e), or any dividends or distributions payable to the holder of such Certificate pursuant to this Article 2, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration or dividends or distributions in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

      (i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, including any fractional share of Parent Common Stock issuable pursuant to Section 2.02(e), and any unpaid dividends and distributions in respect thereof, in each case pursuant to this Agreement.

    Section 2.03  Stock Options.  At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock ("Company Stock Options") then outstanding, under any stock option plan of the Company, including the Company's 1999 Amended and Restated Stock Option and Equity Incentive Plan, 2000 Stock Option and Equity Incentive Plan, and any other plan, agreement or arrangement (the "Company Stock Option Plans"), whether or not then exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have,

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and be subject to, the same terms and conditions applicable to such holder's Company Stock Option set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option assumed will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded to the nearest whole cent. The conversion of any Company Stock Options to which Section 421(a) of the Code applies into options to purchase Parent Common Stock shall be made in a manner consistent with Section 424(a) ofthe Code so as not to constitute a "modification" of such Company Stock Options within the meaning of Section 424 of the Code.

    Section 2.04  Restricted Stock; ESPP.  If any Shares that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition ("Company Restricted Stock") providing that such Shares may be forfeited or repurchased by the Company upon any termination of the stockholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such Shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The Company shall take all action necessary to cause any current offer period under the Company 2000 Employee Stock Purchase Plan (the "Company ESPP") to end no later than the earlier of September 30, 2001 or the date immediately preceding the Effective Time (the "ESPP Termination Date") and any outstanding options to purchase Company Common Stock under the Company ESPP shall be exercised as of the ESPP Termination Date pursuant to Section 7(h) of the Company ESPP. The Company shall take all actions necessary to provide that the Company ESPP shall terminate as of the ESPP Termination Date as permitted under Section 10 of the Company ESPP, and that as of the Effective Time there are no options or other rights to purchase Company Common Stock outstanding under the Company ESPP or any other plan, program or arrangement intended to qualify as an "employee stock purchase plan" within the meaning of Code Section 423(b).

    Section 2.05  Warrants.  At the Effective Time, by virtue of the Merger and without the need for any further corporate action, each warrant to acquire Shares ("Company Warrant") outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant by the Conversion Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant; provided, however, that such exercise price shall be rounded to the nearest whole cent. The Company shall use its reasonable best efforts to cause each Company Warrant to be amended prior to the Effective Time so as to comply with this Section 2.05.

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    Section 2.06  Appraisal Rights.  Notwithstanding Section 2.01, if for any reason appraisal rights under Section 262 of the DGCL become available to holders of Shares in connection with the Merger, Shares outstanding immediately prior to the Effective Time and held by a holder who properly exercises and perfects appraisal rights for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company.

ARTICLE 3.

Representations and Warranties

    Section 3.01  Representations and Warranties of Parent and Merger Sub.  Except as expressly set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      (a)  Organization, Standing and Power.  Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and bylaws of Parent and its Subsidiaries, in each case as amended to date.

      (b)  Capital Structure.  As of the date hereof, the authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock, and 46,000,000 shares of Preferred Stock, of which 26,000,000 shares are designated Series A Preferred Stock ("Series A Preferred Stock") and 20,000,000 shares are designated Series B Preferred Stock ("Series B Preferred Stock"). As of August 20, 2001, (i) 14,086,142 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 26,000,000 shares of Series A Preferred Stock were issued and outstanding, (iv) 19,809,783 shares of Series B Preferred Stock were issued and outstanding, (v) no shares of Series C Preferred Stock were outstanding; (vi) 2,227,500 shares of Parent Common Stock were reserved for issuance pursuant to warrants to purchase Parent Common Stock (the "Parent Warrants"), and (vii) 5,848,481 shares of Parent Common Stock were reserved for issuance pursuant to options outstanding under Parent's stock option plans (such plans, collectively, the "Parent Stock Plans"). Prior to the Closing Date, shares of Series C Preferred Stock with an aggregate purchase price of at least $30,000,000 will be issued, together with the additional Parent Warrants described in Section 3.01(b) of the Parent

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  Disclosure Schedule. There are no rights (other than outstanding stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, the "Parent Stock Options")) to receive shares of Parent Common Stock on a deferred basis granted under the Parent Stock Plans or otherwise. No notes, bonds, debentures, or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued in connection with Parent Warrants, Parent Stock Options, and Series C Preferred Stock will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(b) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance, or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Parent or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, and no obligation of Parent or any Subsidiary of Parent to issue, any capital stock or other voting securities of, or other ownership interests in any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of Parent or any of its Subsidiaries and (y) as of the date hereof, there are not any outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Parent is not a party to any voting agreement with respect to the voting of any such securities.

      (c)  Authority; Noncontravention.  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to the Parent Stockholder Approval (as defined herein), if required. The execution and delivery of this Agreement by each of Parent and Merger Sub and, subject to Parent Stockholder Approval, if required, the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of Parent or any of Parent's Subsidiaries under, (i) the certificate of incorporation or bylaws of Parent or the comparable organizational documents of any of Parent's Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory

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  or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to Parent or any of Parent's Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) if necessary, the filing of a premerger notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (such registration statement, as amended or supplemented from time to time, the "Form S-4"), (B) a proxy statement in conformance with Rule 14a-101 relating to the Company Stockholder Meeting (as defined herein) (such proxy statement, as amended or supplemented from time to time, the "Company Proxy Statement") and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (4) such filings with and approvals of the Nasdaq National Market System, the American Stock Exchange or, in Parent's reasonable discretion after consultation with the Company, another national stock exchange, to permit the shares of Parent Common Stock that are to be issued in the Merger to be traded on the Nasdaq National Market System or any such exchange; and (5) such other consents, approvals, orders or authorizations the failure of which to be made or obtained is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Surviving Corporation. All consents, approvals, orders, authorizations and filings (collectively, the "Consents") that are (i) referred to in the immediately preceding sentence or (ii) disclosed or required to be disclosed on Section 3.01(c) of the Parent Disclosure Schedule, are referred to herein as the "Parent Material Consents".

      (d)  Information Supplied.  None of the information supplied or to be supplied by Parent and Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. The information provided by Parent and Merger Sub specifically for inclusion in the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied by any other party specifically for inclusion or incorporation by reference in the Form S-4 or the Company Proxy Statement.

      (e)  Subsidiaries.  Section 3.01(e) of the Parent Disclosure Schedule lists each Subsidiary of Parent and its jurisdiction of organization. All outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly by Parent, free and clear of all Liens. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens. Merger Sub does not have any issued or outstanding options, warrants,

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  subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of its capital stock. Merger Sub does not have any notes, bonds, debentures or other indebtedness outstanding.

      (f)  Financial Statements.  Section 3.01(f) of the Parent Disclosure Schedule includes the unaudited consolidated balance sheet of Parent and its Subsidiaries (the "Balance Sheet") as of June 30, 2001 (the "Balance Sheet Date") and the related statements of operations, cash flows and changes in stockholders' equity for the six months ended June 30, 2001. Prior to the execution of this Agreement, Parent has provided complete and correct copies of (i) the audited consolidated balance sheet of Parent and its Subsidiaries as of the fiscal years ended December 31, 2000 and December 31, 1999, (ii) the audited related statements of operations, cash flows and changes in stockholders' equity for the years then ended, (iii) the related notes to such financial statements as and for the years ended December 31, 1999 and 2000, and (iv) the reports of Arthur Andersen LLP, Parent's independent public accountants ("Parent's Accountants"), related to such financial statements (all of the balance sheets and statements of operations, cash flows and changes in stockholders' equity, notes and reports referred to in Section 3.01(f) being hereinafter referred to as the "Financial Statements"). The Financial Statements: (a) are complete and correct in all material respects and were prepared in accordance with the books and records of Parent and its Subsidiaries; (b) present fairly in all material respects the financial condition of Parent and its Subsidiaries and the results of their operations and cash flows at the dates and for the respective periods indicated; and (c) have been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods covered by such statements, except as set forth in the notes or reports of Parent's Accountants accompanying such financial statements and except with respect to the Financial Statements at, and for the six months ended, June 30, 2001, which interim Financial Statements are subject to normal year end adjustments and do not include notes as required by GAAP.

      (g)  Absence of Undisclosed or Contingent Liabilities.  Except as and to the extent fully reflected or reserved against in the Balance Sheet, as of the Balance Sheet Date, neither Parent nor any of its Subsidiaries had any liability or obligation, secured or unsecured (whether accrued, absolute or contingent, known or unknown or otherwise), of a type required by GAAP to be reflected in a balance sheet. Since the Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any liability or obligation, of a type required by GAAP to be reflected in the Balance Sheet had such liability or obligation existed as of the Balance Sheet Date that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

      (h)  Absence of Certain Changes or Events.  As of the date of this Agreement, except for liabilities incurred in connection with or expressly permitted by this Agreement, since the Balance Sheet Date the business of Parent has been conducted in the ordinary course consistent with past practice and there has not been (i) any Material Adverse Change in Parent, (ii) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of Parent or (iii) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Parent or any of its Subsidiaries or any settlement or compromise of any material income tax liability.

      (i)  Title to Properties; Absence of Liens; Entire Assets.  Parent has good and valid title to, or valid and subsisting leasehold interests in, all of its properties and assets, real or personal, reflected on the Balance Sheet (except for property and assets disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens that do not materially interfere with the present use by Parent or any of its Subsidiaries of the property subject thereto or affected thereby, and (iii) Liens for taxes,

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  assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being contested in good faith.

      (j)  Litigation.  There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      (k)  Compliance with Applicable Laws.  Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Parent and its Subsidiaries taken as a whole (the "Parent Permits"), except where the failure to have any such Parent Permits is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

      (l)  Contracts.

        (i)  Neither Parent nor any of its Subsidiaries are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries are a party to or bound by any non-competition agreement or any other similar agreement or obligation which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Surviving Corporation.

        (ii) Each of Parent and its Subsidiaries (A) has performed in all respects the obligations required to be performed by it under each of the contracts to which it is a party and (B) is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except in any case where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there is no default by any of the other parties under any commitment, contract or agreement to which Parent or any of its Subsidiaries is a party that is reasonably likely to have a Material Adverse Effect on Parent.

      (m)  Brokers and Intermediaries.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

      (n)  Tax Matters.

        (i)  Each of Parent and its Subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct, or to have extensions granted that remain in effect are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Parent and

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    each of its Subsidiaries has paid or caused to be paid (or Parent has paid on its behalf) all taxes shown as due on such returns.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

        (iii) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (iv) Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (o)  Employee Benefits.  Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of all of its "employee benefit plans", as defined in Section 3(3) of ERISA, and any other material employee benefit arrangements, severance, termination pay, consulting, change in control, compensation and death benefit agreements, material compensation agreements, retirement, deferred compensation, bonus, stock option, stock purchase, hospitalization, medical insurance, retiree post-employment health insurance, life insurance, programs or contracts covering employees or former employees of Parent or any of its Subsidiaries and maintained by or contributed to by Parent or any of its Subsidiaries and all "employee pension plans", as defined in Section 3(2) of ERISA (the "Pension Plans") that are: maintained by (A) Parent or any of its Subsidiaries or (B) any Affiliate of Parent or any of its Subsidiaries that is a member of a controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which Parent or any of its Subsidiaries are members (the "Controlled Group Member"), (collectively, all the plans set forth in Section 3.01(o) of the Parent Disclosure Schedule are the "Employee Benefit Plans"). The Employee Benefit Plans do not include any "multiemployer plans" as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plans").

        (i)  Neither Parent nor any of its Subsidiaries has any obligation to make any contribution to any Multiemployer Plans.

        (ii) The Pension Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto do so qualify and are exempt from federal income taxation under Section 501 of the Code. To Parent's Knowledge, no fact or set of circumstances has occurred that materially adversely affects the qualification of the Pension Plans. The Pension Plans are in compliance in all material respects with the applicable provisions, if any, of ERISA and the Code, except where such noncompliance has not materially adversely affected the qualification of the Pension Plans.

        (iii) Parent has not sponsored, contributed to, maintained or established a defined benefit Pension Plan for the benefit of its employees.

        (iv) To Parent's Knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Employee Benefit Plans with respect to the operation of such plans (other than

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    routine benefit claims), that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

        (v) All amendments and actions required to bring the Employee Benefit Plans into conformity with the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law (or the Internal Revenue Service in connection with the remedial amendment periods) to be made or taken until a date after the Closing Date.

        (vi) To Parent's Knowledge, the Employee Benefit Plans have been maintained in all material respects in accordance with the provisions of applicable state and federal law.

        (vii) None of Parent or any of its Subsidiaries or any Controlled Group Member maintains a retiree life and retiree health insurance plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA and that provides for continuing benefits or coverage for any participant or any beneficiary of any participant, except as may be required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary.

      (p)  Intellectual Property.  Except as is not reasonably likely to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries owns or possesses, or will own or possess as of the Closing Date, adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, inventions, drawings, designs, proprietary know-how or information or other rights (each, a "Proprietary Right" and collectively, "Proprietary Rights") necessary for the operation of its business as presently conducted (other than the interests, if any, of the grantors of the licenses). Except as is not reasonably likely to have a Material Adverse Effect on Parent, all Proprietary Rights under which any of Parent or any of its Subsidiaries is a licensee are valid and enforceable against it and the other parties thereto in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for licenses and similar rights granted in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has granted any material license or other material right to any third party with respect to the Proprietary Rights. Except as is not reasonably likely to have a Material Adverse Effect on Parent, the consummation of the transactions contemplated hereby will not result in the impairment or termination of any Proprietary Right. To the Knowledge of Parent, there has been no misappropriation of any material trade secrets or other material confidential Proprietary Right of any of Parent or any of its Subsidiaries by any person, and no employee, independent contractor, franchisee, dealer or agent of any of Parent or any of its Subsidiaries has misappropriated any material trade secrets of any other person in the course of such performance as an employee, independent contractor, franchisee, dealer or agent. Except as is not reasonably likely to have a Material Adverse Effect on Parent, no legal proceedings have been asserted, are pending, or to the Knowledge of Parent, are threatened against any of Parent or any of its Subsidiaries (i) based upon or challenging or seeking to deny or restrict the use by such person of any Proprietary Right, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by Parent or any of its Subsidiaries infringe upon or misappropriate intellectual property rights of any third party, or (iii) alleging that any licensed Proprietary Right infringes on the intellectual property right of any third person or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

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      (q)  Environmental Matters.

        (i)  Parent has obtained or applied for all material permits, licenses and other such authorizations required to be obtained by it for the operation of its business under federal, state, local and foreign statutes, laws, regulations, ordinance, rules, or other requirement of any Governmental Entity relating to the protection, investigation or restoration of the environment or human health and safety (the "Environmental Laws").

        (ii) Parent and each of its Subsidiaries, is or has been (A) in compliance with all material terms and conditions of the permits, licenses and authorizations required by Environmental Laws, and (B) is in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements and obligations, contained in the Environmental Laws presently in effect or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder and issued by a governmental entity.

        (iii) There are no civil, criminal or administrative actions, suits, hearings, proceedings, written notices of violation, claims or demands pending or, to the Knowledge of Parent, threatened against any of Parent or its Subsidiaries under the Environmental Laws that are reasonably likely to have a Material Adverse Effect on Parent.

        (iv) There have been no spills, discharges or releases of any hazardous substance by Parent or any of its Affiliates or, to the Knowledge of Parent, by third parties, in, on or under the real property currently or formerly owned, leased, or used by Parent that could result in any investigation or remedial action by any Governmental Entity pursuant to any Environmental Law that are reasonably likely to have a Material Adverse Effect on Parent.

        (v) To Parent's Knowledge, no facility or property of Parent to which Parent transported or arranged for the transportation of any hazardous substance that is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Cleanup and Liability Act ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring investigation or remediation.

      (r)  Insurance.  Parent maintains such policies of general, liability, workers' compensation, life, directors' and officers' liability and other forms of insurance applicable to the business of Parent as are customary for businesses of such type. Such policies are valid and enforceable in accordance with their terms and are in full force and effect. Such policies of insurance are of the type and in amounts reasonably deemed by management of Parent to be sufficient for their purpose. No notice of cancellation with respect to any such policy has been received prior to the date hereof.

      (s)  Books and Records.  The books and records of Parent and each of its Subsidiaries have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements. The books of account and other financial records of Parent and each of its Subsidiaries are each true, correct and complete in all material respects, and accurately reflect the operations of the business and financial condition of Parent and each of its Subsidiaries and the net worth and book value of its properties. All other corporate records of Parent and each of its Subsidiaries, including those relating to employees of Parent and each of its Subsidiaries, furnished to the Company pursuant to this Agreement, are each true, correct and complete in all material respects.

      (t)  Affiliate Transactions.  Neither Parent nor any of its Subsidiaries has engaged in any transaction that would be required to be disclosed pursuant to Item 404 (a), (b) or (c) of

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  Regulation S-K under the Exchange Act had Parent been subject to the reporting requirements of the Exchange Act.

      (u)  Condition and Sufficiency of Assets.  Parent owns or has valid rights to use all of the assets necessary for the operation of the business of Parent as conducted as of the date hereof, except where the failure thereof, individually or in the aggregate, is not reasonably likely to cause a Material Adverse Effect on Parent.

      (v)  Real Property.  To the Knowledge of Parent, (i) each of Parent and its Subsidiaries owns or has leases or rights of access to the real property reasonably necessary to conduct Parent's and such Subsidiaries' businesses as presently conducted; (ii) Parent's and each of its Subsidiaries' use of the same are in material compliance with all applicable laws, ordinances and regulations, including building, zoning, environmental and other laws and ordinances; (iii) all material leases pursuant to which Parent or any of its Subsidiaries leases real property are in writing and a copy of each such lease is in the possession of Parent and (vi) with respect to each parcel of real property leased by Parent or one or more of its Subsidiaries, no person other than Parent or such Subsidiary, as the case may be, as lessee, and the lessor has any real property interest, including any leasehold interest, in such parcel, except where such interests are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Parent.

      (w)  Ownership of the Company Stock.  Neither Parent nor any Subsidiary of Parent owns as of the date hereof or, except as a result of the Merger, will acquire any stock of the Company.

      (x)  Voting Requirements.  The affirmative vote of the holders of (i) a majority of the voting power as a single class of Parent Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, and, upon issuance, the Series C Preferred Stock, on an as converted basis, and (ii) two-thirds of the voting power as a single class of the Series A Preferred Stock, the Series B Preferred Stock, and upon issuance, the Series C Preferred Stock, on an as converted basis, to adopt this Agreement and approve the transactions contemplated by this Agreement ("Parent Stockholder Approval") are the only votes of the holders of any class or series of Parent's capital stock necessary, if any, to approve and adopt this Agreement and the transactions contemplated hereby.

    Section 3.02  Representations and Warranties of the Company.  Except as expressly disclosed in the Company SEC Documents (as defined in Section 3.02(e)) filed and made publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents") or as set forth on the Disclosure Schedule delivered by the Company to Parent in connection with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

      (a)  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to date.

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      (b)  Subsidiaries.  Section 3.02(b) of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company. All of the outstanding shares of capital stock of, or other equity interests in each Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens.

      (c)  Capital Structure.  As of the date hereof, the authorized capital stock of the Company consists of 1,000,000,000 shares of the Company Common Stock, and 100,000 shares of preferred stock, par value $.0001 per share ("Company Preferred Stock"). As of August 19, 2001 (i) 62,027,045 shares of Company Common Stock were issued and outstanding, (ii) 1,846,019 shares of Company Common Stock were held by Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 4,499,051 shares of Company Common Stock were reserved for issuance pursuant to warrants to purchase Company Common Stock (the "Company Warrants") (v) 6,862,508 shares of Company Common Stock were reserved for issuance pursuant to options outstanding under the Company's stock option plans (such plans, collectively, the "Company Stock Plans"), (vi) 9,759,270 shares of Company Common Stock were reserved for issuance upon conversion of the 7.5% Convertible Subordinated Notes due 2007 (the "Notes"), and (vii) 11,892,000 shares of Company Common Stock were reserved as payment for interest on the Notes. There are no rights (other than outstanding Company Stock Options) to receive shares of the Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. As of the date of this Agreement, approximately $123,600,000 in principal amount of the Notes is issued and outstanding and no other bonds, debentures, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued in connection with the Company Warrants and Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.02(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock or other voting securities of, or other ownership interests in any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company or any of its Subsidiaries and (y) as of the date hereof, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

      (d)  Authority; Noncontravention.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and, subject to the Company Stockholder Approval, the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation

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  of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company's Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of the Company's Subsidiaries, (ii) any loan, credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of the Company's Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company's Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the HSR Act; (2) the filing with the SEC of (A) the Form S-4, (B) the Company Proxy Statement under 14a-101 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Surviving Corporation. The Consents referred to in the immediately preceding sentence, together with any Consents disclosed or required to be disclosed in Section 3.02(d) of the Company Disclosure Schedule, are referred to herein as the "Company Material Consents".

      (e)  SEC Documents; Undisclosed Liabilities.  The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since and including October 28, 1999 (collectively, "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting rules and regulations of the SEC ("Accounting Rules"), with respect thereto, are complete and correct in all material respects in accordance with the books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Accounting Rules), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in

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  all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except (i) as reflected in such financial statements, in the notes thereto or elsewhere in the Company Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

      (f)  Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The information provided by the Company specifically for inclusion in the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied by any other party specifically for inclusion or incorporation by reference in the Form S-4 or the Company Proxy Statement.

      (g)  Absence of Certain Changes or Events.  As of the date of this Agreement, except for liabilities incurred in connection with or expressly permitted by this Agreement, since June 30, 2001 the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been (i) any Material Adverse Change in the Company, (ii) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of the Company or (iii) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any of its Subsidiaries or any settlement or compromise of any material income tax liability.

      (h)  Litigation.  There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (i)  Compliance with Applicable Laws.  The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company and its Subsidiaries taken as a whole (the "Company Permits"), except where the failure to have any such Company Permits is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permit and all applicable statutes, laws, ordinances, rules and regulations, except where the failure

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  so to comply is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company.

      (j)  Taxes.

        (i)  Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect are not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid or caused to be paid (or the Company has paid on its behalf) all taxes shown as due on such returns.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that are not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company.

        (iii) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (iv) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (k)  Brokers.  No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      (l)  Ownership of Parent Stock.  Neither the Company nor any Subsidiary of the Company owns as of the date hereof or will acquire, any capital stock of Parent or Merger Sub.

      (m)  Voting Requirements.  The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock at the meeting of stockholders of the Company (the "Company Stockholder Meeting") to adopt this Agreement and to approve the transactions contemplated by this Agreement ("Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

      (n)  Opinion of Financial Advisor.  The Company has received the opinion of Houlihan Lokey, dated the date of this Agreement, to the effect that, as of such date, the Conversion Ratio is fair from a financial point of view to the stockholders and creditors of the Company and its Subsidiaries, a signed copy of which has been or promptly will be delivered to Parent.

      (o)  WARN Compliance.  The Company and its Subsidiaries are, and at all times in the last twelve months have been, in compliance in all material respects with the Work Adjustment and Retraining Notification Act, 29 U.S.C. section 2109 ET SEQ. and the regulations promulgated thereunder in connection with any applicable events.

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ARTICLE 4.

Covenants Relating to Conduct of Business

    Section 4.01  Conduct of Business.

      (a)  Conduct of Business.  Except as set forth in Section 4.01(a) of the Parent Disclosure Schedule, the Company Filed SEC Documents or Section 4.01(a) of the Company Disclosure Schedule, as applicable, or as otherwise expressly permitted by this Agreement (including as expressly permitted pursuant to clauses (i) through (xii) of this Section 4.01(a)) or as consented to in writing by the other party hereto, such consent not unreasonably to be withheld or delayed, during the period from the date of this Agreement to the Effective Time, each of the parties hereto shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. In addition, Parent and its Subsidiaries shall not take any actions that, individually or in the aggregate, delay the filing or require any amendment or supplement, in any material respect, to the Form S-4 or a recirculation of the Company Proxy Statement. In addition, the Company and its Subsidiaries shall not incur any expenses or make any payments that, in the aggregate, exceed the amounts contemplated by, or take any action that is materially inconsistent with, the statement of authorized Company cash expenditures attached to Section 4.01 of the Company Disclosure Schedule (the "Authorized Company Cash Expenditures"). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the Company Filed SEC Documents or Section 4.01(a) of the Company Disclosure Schedule, as applicable, as otherwise contemplated by this Agreement (including Section 4.02(d)), as required by applicable law or a Governmental Entity or as consented to in writing by the Parent, which consent shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

        (i)  other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company, and dividends and distributions by the Company's other Subsidiaries, of which the Company receives its proportionate share, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock in any form, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the purchase, redemption or other acquisition of the Company Stock Options, by such entity, as required by and in accordance with the respective terms of the Company Stock Plans, as applicable, as in effect on the date hereof);

        (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options as of the date of this Agreement in accordance with their terms on the date of this Agreement, (B) the issuance of shares of the Company Common Stock upon the exercise of the Company Warrants outstanding as of the date of this Agreement in accordance with their terms on the date of this Agreement or (C) the issuance

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    of shares of the Company Common Stock upon the conversion of the Notes outstanding as of the date of this Agreement in accordance with their Terms on the date of this Agreement;

        (iii) amend its certificate of incorporation, bylaws or other comparable organizational documents;

        (iv) acquire or agree to acquire, other than for cash, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of supplies in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that this paragraph (iv) shall not prohibit (x) any merger or consolidation of a direct or indirect wholly owned Subsidiary of the Company with and into the Company or another direct or indirect wholly owned Subsidiary of the Company, (y) the sale of a substantial portion of the stock or assets of a direct or indirect wholly owned Subsidiary of the Company to the Company, or another direct or indirect wholly owned Subsidiary of the Company, or (z) the creation of new, wholly owned Subsidiaries of the Company organized to conduct or continue activities expressly permitted under this Agreement;

        (v) (A) incur any material indebtedness for borrowed money or guarantee any such material indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and intercompany indebtedness between the Company and any of its wholly owned Subsidiaries, or between such wholly owned Subsidiaries, or (B) make any material loans, advances or capital contributions to, or investments in, any other person;

        (vi) pay, discharge, settle or satisfy, other than for cash, any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) included in the Company Filed SEC Documents or the Authorized Company Cash Expenditures, or incurred since the date of such financial statements for an amount not to exceed the amount of the specific reserve in respect of such claim, liability, obligation or litigation included in such financial statements in the aggregate for all such claims, liabilities, obligations or litigation, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to the Company, or any of its Subsidiaries is a party;

        (vii)  except as required by law or contemplated hereby enter into, adopt or amend in any material respect or terminate any benefit plan, collective bargaining agreement, employment agreement, deferred compensation agreement, consulting agreement, severance agreement, termination agreement or any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

        (viii) enter into or terminate any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts;

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        (ix) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

        (x) amend or modify in any way its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

        (xi) authorize, commit or agree to take, any of the foregoing actions; or

        (xii) make any tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of a party to this Agreement or any of its Subsidiaries or settle or compromise any material income tax liability;

      (b)  Other Actions.  Except as required by applicable law or as expressly permitted by this Agreement, no party to this Agreement shall, nor shall it permit any of its respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article 6 not being satisfied.

      (c)  Advice of Changes.  Each party to this Agreement shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any event or proposed action that is reasonably likely to cause the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 6 to be satisfied; Provided, However,that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

    Section 4.02  No Solicitation.

      (a) The Company shall not, and shall not permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the date of the Company Stockholder Meeting (the "Applicable Period"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders or the Company's securities holders under applicable law, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making such Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry,

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  proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

      (b) Except as expressly permitted by Section 4.02(c) or Section 4.02(f), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve, recommend, or (in accordance with Rule 14e-2(a)(2) under the Exchange Act) remain neutral to, or propose publicly to approve, recommend, or remain so neutral to, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or (ii) announce, commence or otherwise consummate any action referred to in Section 4.02(d) prior to the receipt of the prior written consent of the Company as set forth in Section 4.02(d).

      (c) Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of the Company may (subject to this Section 4.02(c)) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the second Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of common stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its independent financial advisors and legal counsel) would, if consummated taking into account all the terms and conditions of such proposal, be more favorable to the Company's stockholders than the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

      (d) Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly through another person, consummate any acquisition of capital stock or assets of another person, business combination, recapitalization, merger, consolidation, liquidation, dissolution, similar transaction, or any other action which would delay the filing of or require an amendment or supplement in any material respect to the Form S-4 or a recirculation of the Company Proxy

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  Statement without the prior written consent of the Company as evidenced by a majority vote of the Board of Directors of the Company.

      (e) In addition to the obligations of the Company and Parent set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent informed of the status and material details (including amendments or proposed amendments) of any such request or Takeover Proposal.

      (f)  Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders (including with respect to the delivery by the Company to Parent of a Notice of Superior Proposal) if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

ARTICLE 5.

Additional Agreements

    Section 5.01  Preparation of the Form S-4 and the Company Proxy Statement; Company Stockholders' Meeting.

      (a) As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and file with the SEC a document or documents that will constitute the Company Proxy Statement and the Form S-4. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, including, in the case of the Company, providing all information with respect to the Company to be included in the Form S-4. The Company will use all reasonable efforts to cause the Form S-4 and Company Proxy Statement to be mailed to Company's stockholders, and the Company and Parent will use all reasonable efforts to obtain Company Stockholder Approval and Parent Stockholder Approval, respectively, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Company Proxy Statement will be made by either Parent or the Company, without providing the other a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall promptly inform the other of any request by the SEC for amendments or supplements to the Form S-4 or the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to the Company or Parent, as the case may be, copies of all correspondence and filings with the SEC with respect to the Form S-4 or the Company Proxy Statement, as applicable. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent

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  or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. No amendment or supplement to the information supplied by the Company for inclusion in the Form S-4 shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. For purposes of Sections 5.01, 3.01(d) and 3.02(f), information concerning or related to the Company, its Subsidiaries or their respective Affiliates will be deemed to have been provided by the Company and information concerning or related to Parent, its Subsidiaries or their respective Affiliates will be deemed to have been provided by Parent.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Sections 4.02(b) and 7.01, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

      (c) Parent shall, as soon as practicable following the date of this Agreement, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and take all other action necessary to obtain any necessary Parent Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 7.01, Parent agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

    Section 5.02  Letters of the Company's Accountants.  If requested, the Company shall use reasonable efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 5.03  Letters of Parent's Accountants.  If requested, Parent shall use reasonable efforts to cause to be delivered to the Company two letters from Parent's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 5.04  Access to Information; Confidentiality.  Subject to the existing confidentiality agreement between the Company and Parent (the "Confidentiality Agreement"), upon reasonable

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notice, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, operations, properties and personnel as such other party may reasonably request. Neither the Company nor Parent shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. The Company and Parent shall use reasonable best efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. Each of Parent and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

    Section 5.05  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each party hereto and its Board of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require a party hereto to agree to, or proffer to, divest or hold separate any assets or any portion of any business of such entity, any other party hereto, such party or any of their respective Subsidiaries if the Board of Directors of a party hereto determines that so doing would materially impair the benefit intended to be obtained by such party in the Merger. Without limiting the generality of the foregoing, each party hereto shall give the other party hereto the opportunity to participate in the defense of any litigation against it and/or its

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directors relating to the transactions contemplated by this Agreement. This Section 5.05 shall be deemed not to have been breached by the Company as a result of any action taken by the Company with respect to a Superior Proposal that is expressly permitted under Section 4.02.

    Section 5.06  Employee Benefits.

      (a) Parent shall cause the Surviving Corporation to take all actions and pay any amounts reasonably necessary to provide for the continuation of health care benefits (the "Post-Merger Benefits") to those employees or former employees of the Company set forth on Section 5.06 of the Company Disclosure Schedule (the "Company Employees"). With respect to each terminated Company Employee, the health care benefits to be provided to such employee shall continue from such employee's termination date for the number of weeks equal to the number of weeks of severance such employee receives or is entitled to receive, as set forth in Section 5.06 of the Company Disclosure Schedule, regardless of whether the Company Employee's severance is paid in lump sum. With respect to each Company Employee, the Post-Merger Benefits shall be substantially similar to the benefits that such Company Employee received or was receiving on the date of this Merger Agreement, and the cost of such Post-Merger Benefits and the manner of billing of such costs shall be substantially similar to the cost of health care benefits and manner of billing of such costs to such Company Employee as of the date of this Merger Agreement.

      (b) Prior to the Closing Date, the Company shall take the actions set forth in Section 4.01(a) of the Company Disclosure Schedule with respect to the Company's 401(k) Plan.

    Section 5.07  Indemnification, Exculpation and Insurance.

      (a) The Company and Parent agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, it shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.07.

      (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect (i) the Company's and its Subsidiaries' current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's and its Subsidiaries' directors' and officers' liability insurance policy and (ii) the Company's and its Subsidiaries' current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time for employees who serve or have served as fiduciaries under or with respect to any Company Benefit Plan, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies of the Company with respect to coverage and amount no less favorable to such directors, officers or fiduciaries; provided however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 150% of the amount of the aggregate premiums paid by a party to this Agreement in 2001 on an annualized basis for such

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  purpose, provided that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

      (d) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.07 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    Section 5.08  Fees and Expenses.  Except as provided in this Section 5.08 and in Section 7.02, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 or the Company Proxy Statement, as applicable, (including SEC filing fees) and (b) the filing fees, if any, for the premerger notification and report forms under the HSR Act.

    Section 5.09  Public Announcements.  The Company and Parent will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    Section 5.10  Affiliates.  As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent as of the Closing Date, a written agreement substantially in the form attached as Exhibit D hereto.

    Section 5.11  Listing or Nasdaq Quotation.  The Company and Parent shall use their reasonable best efforts to cause Parent Common Stock issuable in the Merger to be approved for quotation on Nasdaq National Market System or listing on the American Stock Exchange or, in Parent's reasonable discretion after consultation with the Company, another national securities exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

    Section 5.12  Tax Treatment.  Each of the Company and Parent shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

    Section 5.13  Further Assurances.  Each of Parent and the Company shall deliver, or shall cause to be delivered, if required by the terms of any note, indenture, credit agreement, warrant or other financing instrument or preferred stock, as promptly as possible after the date hereof, but in no event less than 15 days prior to the Effective Time, any notice of the Merger or the transactions contemplated by this Agreement.

    Section 5.14  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

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    Section 5.15  Series C Preferred Stock.  Parent shall use reasonable best efforts to cause the consummation of the issuance, as promptly as practicable and in any event at least five Business Days prior to the Effective Time, of at least $65,000,000 of shares of the Series C Preferred Stock on substantially the terms set forth in the Parent Restated Certificate and Section 3.01(b) of the Parent Disclosure Schedule.

    Section 5.16  Certain Insurance.  The Company shall use its reasonable best efforts to maintain in effect at all times from the date of this Agreement until the Closing Date, directors' and officers' liability insurance comparable as to amount and other material terms of coverage with such insurance as in effect on the date of this Agreement.

ARTICLE 6.

Conditions Precedent

    Section 6.01  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a)  HSR Act.  The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      (b)  Governmental Approvals.  All consents, approvals or orders of authorization of, or actions by any required Governmental Entity shall have been obtained.

      (c)  No Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity specifically preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

      (d)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (e)  Listing or Nasdaq Quotation.  The shares of Parent Common Stock issuable pursuant to the Merger as contemplated by this Agreement shall have been approved for quotation on Nasdaq National Market System or listing on the American Stock Exchange or, in Parent's reasonable discretion after consultation with the Company, another national securities exchange, subject to official notice of issuance.

    Section 6.02 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

      (b)  Performance of Obligations of Parent.  Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

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      (c)  Tax Opinions.  The Company shall have received from Jones, Day, Reavis & Pogue, counsel to the Company, an opinion, dated as of the Closing Date, stating that: (i) the Merger will qualify for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Company, Parent, and Merger Sub in form and substance reasonably satisfactory to such tax counsel.

      (d)  Company Stockholder Approval.  Company Stockholder Approval shall have been obtained.

      (e)  Third Party Consents.  Parent shall have obtained the Parent Material Consents.

      (f)  Issuance of Series C Preferred Stock—Termination Fee.  The issuance of the Series C Preferred Stock shall have been consummated substantially on the terms set forth in the Parent Restated Stock Certificate and Section 3.01(b) of the Parent Disclosure Schedule attached hereto and Parent shall have received at least $30,000,000 in gross proceeds in connection therewith.

      (g)  Issuance of Series C Preferred Stock—Generally.  The issuance of the Series C Preferred Stock shall have been consummated substantially on the terms set forth in the Parent Restated Certificate and Section 3.01(b) of the Parent Disclosure Schedule and Parent shall have received at least $65,000,000 in gross proceeds in connection therewith.

    Section 6.03  Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of the Company set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

      (b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

      (c)  Tax Opinions.  Parent and Merger Sub shall have received from Latham & Watkins, counsel to Parent and Merger Sub, an opinion, dated as of the Closing Date, stating that: (i) the Merger will qualify for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Parent, Merger Sub and the Company in form and substance reasonably satisfactory to such tax counsel.

      (d)  Parent Stockholder Approval.  Parent Stockholder Approval shall have been obtained, if required.

      (e)  Third Party Consents.  The Company shall have obtained the Company Material Consents.

      (f)  Lock-Up.  Each of the persons set forth in Section 6.03(f) of the Company Disclosure Schedule shall have executed and delivered to Parent an agreement substantially in the form of Exhibit E to this Agreement.

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      (g)  Litigation.  Except as contemplated in Section 6.03(g) of the Company's Disclosure Schedule, no litigation by or on behalf of any securityholders shall be pending or threatened against the Company, its Subsidiaries, or their respective directors or officers that is reasonably likely to have a Material Adverse Effect on the Surviving Corporation, after taking into account all relevant factors, including the potential availability or lack thereof any insurance coverage in respect of all known claims asserted in such litigation or threatened litigation.

    Section 6.04  Frustration of Closing Conditions.  Neither the Company nor Parent may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.05.

ARTICLE 7.

Termination, Amendment and Waiver

    Section 7.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or, if required, the Parent Stockholder Approval:

      (a) by mutual written consent of the Company and Parent;

      (b) by either the Company or Parent:

        (i)  if the Merger shall not have been consummated by December 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) if Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

        (iii) if Parent Stockholder Approval shall have been required for approval of the Merger and shall not have been obtained;

        (iv) if any Restraint shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used reasonable best efforts to prevent such Restraint from becoming final and nonappealable;

      (c) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clause (a) or (b) of Section 6.02, and (ii) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice from the Company;

      (d) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clause (a) or (b) of Section 6.03, and (ii) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice from Parent;

      (e) by Parent, if the Company or any of its Subsidiaries or any of their respective directors or officers shall participate in discussions or negotiations in breach of Section 4.02 or shall take any action described in Section 4.02(b), whether or not in breach of this Agreement; or

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      (f)  by the Company, in accordance with Section 4.02(c); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with all provisions of Section 4.02, and with applicable requirements of Section 7.02(c).

    Section 7.02  Effect of Termination.

      (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent, other than the provisions of the Confidentiality Agreement, Section 5.04 (last sentence only), Section 5.08, this Section 7.02, and Article 8, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      (b) Parent shall pay to the Company $5,000,000 in the event that the Merger does not close by virtue of any of the following:

        (i)  the Company terminates this Agreement prior to Closing pursuant to a breach of covenant as set forth in Section 7.01(c);

        (ii) the Merger has not closed due to Parent's failure to obtain Parent Stockholder Approval and the Company terminates this Agreement prior to Closing pursuant to Section 7.01(b)(iii);

        (iii) the Merger has not closed due to Parent's failure to obtain a Parent Material Consent and the Company terminates this Agreement prior to Closing pursuant to Section 7.01(b)(i); and

        (iv) the Merger has not closed due to Parent's failure to raise at least $30,000,000 in a private placement of Series C Preferred Stock and the Company terminates this Agreement prior to Closing due to failure to satisfy the condition set forth in Section 6.02(f).

      (c) The Company shall pay to Parent $5,000,000 in the event that the Merger does not close by virtue of any of the following:

        (i)  Parent terminates this Agreement prior to Closing pursuant to a breach of covenant as set forth in Section 7.01(d) or pursuant to Section 7.01(e);

        (ii) the Merger has not closed due to the Company's failure to obtain a Company Material Consent and Parent terminates this Agreement prior to Closing pursuant to Section 7.01(b)(i); and

        (iii) the Merger has not closed due to the Company's failure to obtain the Company Stockholder Approval and Parent terminates this Agreement prior to Closing pursuant to Section 7.01(b)(ii);

        (iv) the Company terminates this Agreement pursuant to Section 7.01(f).

      (d) Any payment to be made pursuant to this Section 7.02 shall be by wire transfer of immediately available funds to an account designated by the party receiving such payment promptly after the notice of termination or valid demand has been delivered by such party to the other party.

      (e) The parties to this Agreement acknowledge that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party hereto fails promptly to pay the amount due pursuant to this Section 7.02 (such party, a

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  "Breaching Party"), and, in order to obtain such payment, the non-Breaching Party commences a suit which results in a judgment against the Breaching Party for the fee set forth in this Section 7.02, such Breaching Party shall pay to the non-Breaching Party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    Section 7.03  Amendment.  This Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that after any Company Stockholder Approval or Parent Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as the case may be, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    Section 7.04  Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or

      (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    Section 7.05  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall require action by the Board of Directors of the Company, Parent and Merger Sub, as applicable, or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE 8.

General Provisions

    Section 8.01  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 8.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Company, to

      Allied Riser Communications Corporation
      1700 Pacific Avenue, Suite 400
      Dallas, Texas 75201
      Telecopy No.: (214) 210-3009
      Attention: Michael R. Carper, Esq.

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        with a copy to:

      Jones, Day, Reavis & Pogue
      2727 N. Harwood Street
      Dallas, Texas 75201
      Telecopy No.: (214) 969-5100
      Attention: Kathleen R. McLaurin, Esq.

      (b) if to Parent or Merger Sub, to

      Cogent Communications Group, Inc.
      1015 31st Street, N.W.
      Washington, D.C. 20007
      Telecopy No.: (202) 342-8269
      Attention: Robert N. Beury, Jr., Esq.

        with a copy to:

      Latham & Watkins
      555 11th Street, N.W.
      Suite 1000
      Washington, D.C. 20004-1304
      Telecopy No.: 202-637-2201
      Attention: William P. O'Neill, Esq.

    Section 8.03  Definitions.  An index of defined terms is attached hereto as Annex I. For purposes of this Agreement:

      (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

      (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in the State of New York generally are closed for regular banking business;

      (c) "Knowledge" of any person that is not an individual means, with respect to any specific matter, the knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case obtained in the conduct of their duties in the ordinary course without special inquiry;

      (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Parent, the Company or the Surviving Corporation, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) preventing or materially delaying the consummation of the Merger, other than any change, effect, event, occurrence or state of facts (x) relating to the economy in general (y) relating to the industries in which such party operates in general and not specifically relating to such party or, (z) relating to the Merger or any announcement thereof;

      (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

      (f)  a "Subsidiary" of any person means a corporation, limited liability company, partnership or other person, more than 50% of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or

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  other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    Section 8.04  Interpretation.  When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement (including Annex I) shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement (including Annex I) are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

    Section 8.05  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.06  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits, Schedules and Annexes attached hereto), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2, are not intended to confer upon any person other than the parties any rights or remedies.

    Section 8.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    Section 8.08  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.09  Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that

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it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    Section 8.10  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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    IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ALLIED RISER COMMUNICATIONS CORPORATION
By:	/s/ GERALD DINSMORE Name: Gerald Dinsmore Title: Chief Executive Officer
COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVE SCHAEFFER Name: Dave Schaeffer Title: Chief Executive Officer
AUGUSTUS CAESAR MERGER SUB, INC.
By:	/s/ DAVE SCHAEFFER Name: Dave Schaeffer Title: President

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Annex I
To the Merger Agreement

Index of Defined Terms

A
Accounting Rules	20
Acquisition Agreement	27
Affiliate	40
Agreement	1
Applicable Period	26
Authorized Company Cash Expenditures	23
B
Balance Sheet	11
Balance Sheet Date	11
Breaching Party	38
Business Day	40
C
CERCLA	16
Certificate of Merger	2
Certificates	4
Closing	2
Closing Date	2
Code	1
Company	1
Company Common Stock	3
Company Disclosure Schedule	18
Company Employees	31
Company Filed SEC Documents	18
Company Material Consents	20
Company Permits	21
Company Preferred Stock	18
Company Proxy Statement	10
Company Restricted Stock	7
Company SEC Documents	20
Company Stock Option Plans	6
Company Stock Options	6
Company Stock Plans	18
Company Stockholder Approval	22
Company Stockholder Meeting	22
Company Warrant	7
Company Warrants	18
Confidentiality Agreement	30
Consents	10
Controlled Group Member	14
D
DGCL	2

A–AI–1

E
Effective Time	2
Employee Benefit Plans	14
Environmental Laws	16
Exchange Act	10
Exchange Agent	4
Exchange Fund	4
F
Financial Statements	11
Form S-4	10
G
GAAP	11
Governmental Entity	10
H
Houlihan Lokey	22
HSR Act	10
K
Knowledge	40
L
Liens	9
M
Material Adverse Change	40
Material Adverse Effect	40
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plans	14
N
Notes	18
Notice of Superior Proposal	27
P
Parent	1
Parent Bylaws	3
Parent Common Stock	1
Parent Disclosure Schedule	8
Parent Material Consents	10
Parent Permits	12
Parent Restated Certificate	2
Parent Stock Options	9
Parent Stock Plans	9
Parent Stockholder Approval	17
Parent Warrants	8

A–AI–2

Parent's Accountants	11
Pension Plans	14
person	40
Post-Merger Benefits	31
Proprietary Right	15
Proprietary Rights	15
R
Restraints	34
Reverse Stock Split	1
S
SEC	3
Securities Act	3
Shares	3
Subsidiary	41
Superior Proposal	27
Surviving Corporation	2
T
Takeover Proposal	26

A–AI–3

Exhibit C

Conversion Ratio

[Superceded by Annex B to Amendment No. 1 to the Merger Agreement]

A–AI–4

Appendix B

AMENDMENT NO. 1

DATED AS OF OCTOBER 13, 2001

TO THE

AGREEMENT AND PLAN OF MERGER

Dated as of August 28, 2001

By and Among

ALLIED RISER COMMUNICATIONS CORPORATION,

COGENT COMMUNICATIONS GROUP, INC.

And

AUGUSTUS CAESAR MERGER SUB, INC.

October 13, 2001

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 1 (this "Amendment"), dated as of October 13, 2001, to the Agreement and Plan of Merger (the "Agreement"), dated as of August 28, 2001, is entered into by and among Allied Riser Communications Corporation, a Delaware corporation (the "Company"), Cogent Communications Group, Inc., a Delaware corporation ("Parent"), and Augustus Caesar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"). Capitalized terms used in this Amendment, and not defined herein, have the meanings set forth in the Agreement.

RECITAL:

    The respective Boards of Directors of the Company, Parent and Merger Sub have approved this Amendment;

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement and this Amendment, the parties hereto agree as follows:

AGREEMENT:

    1.  Exhibit A to the Agreement is hereby amended and restated in its entirety to read as set forth in Annex A to this Amendment.

    2.  Exhibit C to the Agreement is hereby amended and restated in its entirety to read as set forth in Annex B to this Amendment.

    3.  Section 3.01(b) of the Parent Disclosure Schedule is amended and restated in its entirety to read as set forth in Schedule X to this Amendment.

    4.  Section 3.01 is hereby amended by adding the following subsection (y) immediately following subsection (x) thereof:

      "(y) No Going Private. Parent does not intend, prior to six months after the Effective Time, to consummate a "Rule 13e-3 transaction" as defined in Rule 13e-3 promulgated under the Exchange Act or to otherwise acquire, directly or indirectly, more than 80% of the shares of the Parent Common Stock in the Merger."

    5.  Section 4.01 of the Company Disclosure Schedule is hereby amended to increase by $5,000,000 the Authorized Company Cash Expenditures for the fourth quarter of 2001. The Company shall allocate this additional amount of Authorized Company Cash Expenditures in its sole discretion among the categories of expenses and obligations included in Section 4.01 of the Company Disclosure Schedule.

    6.  Section 4.01 of the Agreement is hereby amended by adding the following subsection (d) and (e) immediately following subsection (c) thereof:

      "(d) Exceptions. Notwithstanding anything to the contrary contained in this Section 4.01 or elsewhere in this Agreement, the Company and its Subsidiaries may (i) enter into a settlement agreement on the terms set forth in Section 4.01(d) to the Company Disclosure Schedule; and (ii) terminate their connectivity contracts, telecommunications license agreements, office leases and contracts for access to real estate or circuits to the extent such terminations are consistent with the Authorized Company Cash Expenditures.

B–1

      "(e) No Acquisition by Parent. Except as contemplated by this Agreement, neither Parent nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any material business or any person, other than purchases of supplies in the ordinary course of business; provided, however, that this Section 4.01(e) shall not prohibit (x) any merger or consolidation of a direct or indirect wholly owned Subsidiary of Parent with and into Parent or another direct or indirect wholly owned Subsidiary of Parent, (y) the sale of a substantial portion of the stock or assets of a direct or indirect wholly owned Subsidiary of Parent to Parent, or another direct or indirect wholly owned Subsidiary of Parent, or (z) the creation of new, wholly owned Subsidiaries of Parent organized to conduct or continue activities expressly permitted under this Agreement."

    7.  Section 4.01 of the Company Disclosure Schedule is hereby amended by adding, immediately following subsection (a) thereof, the subsection (d) set forth in Schedule Y to this Amendment.

    8.  Section 4.02 of the Agreement is hereby amended by adding the following subsection (g) immediately following subsection (f) thereof:

      "(g) Notwithstanding anything to the contrary in this Section 4.02 or elsewhere in this Agreement, the Company, and its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives may participate in discussions and negotiations with the Company's noteholders to the extent such discussions relate to the Company's notes or the terms of the related indenture or any restructuring of the Company's obligations under such notes or indenture; provided, however, that the Company may not enter into any agreement with, or make any payment to, such noteholders or their representatives without the prior written consent of Parent."

    9.  The penultimate and last provisos of Section 5.07(c) of the Agreement, which follow the phrase "no less favorable to such directors, officers or fiduciaries;" are hereby amended and restated in their entirety to read as follows:

      "provided, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 200% of the amount of the aggregate premiums paid by a party to this Agreement in 2001 on an annualized basis for such purpose, provided, further, that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount."

    10. Each of Sections 5.15 and 6.02(g) of the Agreement is hereby amended by replacing "$65,000,000" with "$62,000,000."

    11. Article 5 of the Agreement is hereby amended by adding the following Sections 5.17, 5.18 and 5.19 immediately following Section 5.16:

      "Section 5.17  Voting Agreements.  The Company shall use reasonable best efforts to cause each of the persons set forth in Section 6.03(f) of the Company Disclosure Schedule to execute and deliver, on or as soon as reasonably practicable after October 12, 2001, to Parent and the Company an agreement substantially in the form of Exhibit E to this Agreement.

      Section 5.18  Director Designation.  Immediately prior to the Effective Time, Parent shall appoint to Parent's Board of Directors an individual designated by the Company provided that such designee must be satisfactory to each of the persons set forth in Section 6.03(f) of the Company Disclosure Schedule."

      Section 5.19  No Going Private Transaction.  Prior to six months after the Effective Time, Parent shall not (a) consummate a "Rule 13e-3 transaction" as defined in Rule 13e-3 promulgated under the Exchange Act or (b) acquire directly or indirectly, more than 80% of the shares of Parent Common Stock issued in the Merger.

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    12. Annex E of the Agreement is hereby amended and restated in its entirety to read as set forth in Annex C to this Amendment.

    13. Section 6.03(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

      "(f) [Intentionally omitted.]"

    14. Clause (i) of Section 7.01(b) is hereby amended and restated in its entirety to read as follows:

      "(i) if the Merger shall not have been consummated by December 7, 2001 (the "Agreement Termination Date"); provided, however, that (x) if Parent or the Company is informed by the SEC that it will review, and does review, the Form S-4 or the Company Proxy Statement, then the Agreement Termination Date shall be deemed to be the earlier of January 31, 2002 and the 25th day after the effective date of the Form S-4, and (y) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;".

    15. Section 7.01(b) is hereby amended by adding the following clauses (v) and (vi) immediately following clause (iv) thereof:

      "(v) if a document or documents constituting the Company Proxy Statement and Form S-4 shall not have been preliminarily filed with the SEC on or prior to October 16, 2001; or

      (vi) Parent shall not have issued at least $62,000,000 of shares of the Series C Preferred Stock for cash on substantially the terms set forth in the Parent Restated Certificate and Section 3.01(b) of the Parent Disclosure Schedule on or prior to October 17, 2001."

    16. Section 7.02(a) is hereby amended by adding the following sentence as the last sentence thereof:

      "Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to clause (i), (v) or (vi) of Section 7.01(b), this Agreement shall forthwith become void and have no effect, without any liability or obligation under this Agreement on the part of the Company, Parent, or Merger Sub, other than the provisions of the Confidentiality Agreement, Section 5.04 (last sentence only), Section 5.08, this subsection (a) of Section 7.02, and Article 8."

    17. Clause (b) of Section 8.06 is hereby amended and restated in its entirety to read as follows:

      "(b) are not intended to confer upon any person other than the parties any rights or remedies, except for the provisions of Article 2 and of Sections 5.06, 5.07 and 5.19, which are intended to confer a benefit on and be enforceable by the individuals specified therein and their respective legal representatives."

    All other terms and conditions of Article 8 of the Agreement are incorporated into this Amendment by reference.

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    IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ALLIED RISER COMMUNICATIONS CORPORATION
By:	/s/ GERALD DINSMORE Name: Gerald Dinsmore Title: Chief Executive Officer
COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVE SCHAEFFER Name: Dave Schaeffer Title: Chief Executive Officer
AUGUSTUS CAESAR MERGER SUB, INC.
By:	/s/ DAVE SCHAEFFER Name: Dave Schaeffer Title: President

B–4

ANNEX B

Surviving Corporation
Conversion Ratio

	Series C Equity Proceeds or Additional Issuances ($ in million)
	$30.0	$62.0	$90.0	$115.0	$135.0	$150.0
Surviving Corporation
Company Shares Outstanding	2,211,867	2,192,216	2,180,092	2,171,985	2,166,807	2,163,469
Parent Common Equivalent Shares of Surviving Corporation	11,501,708	14,204,313	16,568,449	18,679,285	20,367,954	21,634,455

Fully Diluted Shares Outstanding	13,713,575	16,396,529	18,748,541	20,851,270	22,534,761	23,797,924
Conversion Ratio for Company Shares	0.0324664	0.0321780	0.032000	0.031881	0.031805	0.031756
% Company Ownership of Surviving Corporation	16.13%	13.37%	11.63%	10.42%	9.62%	9.09%
Assumptions
Parent Common Equivalent Total Shares Outstanding	115,017,080	142,043,131	165,684,490	186,792,850	203,679,540	216,344,550
Company Shares Outstanding	68,127,878	68,127,878	68,127,878	68,127,878	68,127,878	68,127,878

    If the gross proceeds actually received by Parent in its issuance of the Series C Preferred Stock (the "Series C Placement"), or in other issuances made in accordance with the following paragraph, are in an amount not stated in the chart above, the Conversion Ratio shall be calculated in the same manner as set forth herein to account for such different amount (provided, however, that if the amount of gross proceeds received by Parent in the Series C Placement or any other equity issuance exceeds $150,000,000 the Conversion Ratio shall not be less than 0.031756).

    Prior to the Effective Time, Parent shall not issue or agree to issue any additional shares of capital stock of Parent or derivatives thereof (a) in any manner inconsistent with Section 4.01(e) of the Agreement, as amended by this Amendment, (b) for less than $1.2467 per share prior to the Reverse Stock Split (on a fully diluted basis), payable in cash (or if payable other than in cash, subject to Parent's providing to the Company an opinion reasonably acceptable to the Company from a nationally recognized investment banking firm that the fair market value of the consideration to be received by Parent for such shares is at least equal to $1.2467 per share), (c) on terms less favorable to the Company and its stockholders than the terms of the Series C Preferred Stock as contemplated in the Parent Restated Certificate and Section 3.01(b) of the Parent Disclosure Schedule, and (d) which, when combined with the numbers of shares of Series C Preferred Stock issued by Parent, would result in the number of common equivalent shares of Parent to exceed 23,797,924 (assuming the Reverse Stock Split). Notwithstanding the above, nothing in this Exhibit C shall permit Parent to take any actions that would, individually or in the aggregate, delay the filing of the Form S-4, require any amendment or supplement, in any material respect, to the Form S-4 or a recirculation of the Company Proxy Statement.

    The data and calculations set forth in this Annex C are based upon the following capitalization assumptions with respect to Parent, which Parent represents shall be true at the Effective Time, without giving effect to the Reverse Stock Split: (i) 13,600,000 outstanding shares of Parent Common Stock, (ii) outstanding options exercisable for a total of 19,900,000 shares of Parent Common Stock,

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(iii) 26,000,000 outstanding shares of Series A Preferred Stock convertible into 26,000,000 shares of Parent Common Stock both prior to and after giving effect to issuance of the Series C Preferred Stock, (iv) 19,809,763 outstanding shares of Series B Preferred Stock convertible into 19,809,763 shares of Common Stock prior to issuance of the Series C Preferred Stock, and convertible into the applicable number of shares of Common Stock according to the provisions of the certificate of incorporation of Parent, (v) outstanding warrants held by Cisco Systems Capital Corporation exercisable for 5% of the Parent Common Stock, and (vi) the sale of Series C Preferred Stock at a price of $1.2467 per share.

    The data and calculations set forth in this Annex B are also based upon the following capitalization assumptions with respect to the Company, which the Company represents shall be true at the Effective Time: (i) 60,846,244 outstanding shares of Company Common Stock, (ii) 1,847,111 treasury shares, (iii) warrants to acquire 2,936,599 shares of Company Common Stock (excluding "out-of-the-money" warrants to acquire 1,562,452 shares of Company Common Stock), (iii) options to acquire (or deferred stock units representing) 4,345,035 shares of Company Common Stock (excluding 2,659,723 options expected to be surrendered for severance payments). The number of fully diluted shares of Company Common Stock assumed for the Conversion Ratio above equals 68,127,878, i.e., outstanding shares, warrants, and options, but excluding treasury shares and the warrants and options set forth above.

B–6

Appendix C

August 28, 2001

The Board of Directors of Allied Riser Communications Corporation
1700 Pacific Avenue, Suite 400
Dallas, TX 75201

Dear Members of the Board of Directors:

    We understand the following regarding Allied Riser Communications Corporation and its subsidiaries (collectively referred to as the "Company") and Cogent Communications Group Inc. ("Cogent"). Cogent is a privately held entity that is engaged in providing Internet access to multi-tenant office buildings. Cogent is currently raising its third round of equity financing, in an amount equal to approximately $130 million, for an implied post-financing valuation of Cogent of approximately $230 million. The Company has negotiated a merger agreement with Cogent pursuant to which the Company shall be merged with a newly created subsidiary of Cogent. The Company shall be the surviving entity in the merger. In connection with such merger, the Company's shareholders shall exchange their Company shares for newly issued shares in Cogent, such that following the merger the Company's shareholders shall collectively hold approximately 8% of Cogent's common stock on a fully diluted basis. We further understand that the final exchange ratio of Company shares for Cogent shares, and resulting ownership of Cogent (post merger) will be subject to a fixed sliding scale, as set forth in the merger agreement (defined below), depending on the gross proceeds of the equity financing that Cogent is currently in the process of closing. The merger of the Company with a subsidiary of Cogent, and exchange of Company shares for Cogent shares in accordance with the fixed sliding scale set forth in the merger agreement, and other related transactions disclosed to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") are referred to collectively herein as the "Transaction."

    You have requested our opinion (the "Opinion") as to the matters set forth below. This Opinion does not address the Company's underlying business decision to effect the Transaction. Houlihan Lokey was not asked to opine on and did not express any opinion as to (i) tax or legal consequences of the Transaction, or any part thereof, including but not limited to tax or legal consequences to the Company or the stockholders of the Company; (ii) the fairness, advisability or desirability of alternatives to the Transaction, or any part thereof; (iii) the fair market value of the Company or any of its assets; (iv) the fairness of the Transaction to any one class of the Company's security holders vis-a-vis any other class of the Company's security holders, or (v) any of the Company's security holders' underlying business decision to participate in the Transaction or (vi) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, this Opinion does not constitute a recommendation to participate in the Transaction. Accordingly, the Transaction participants should each conduct their own due diligence, independent of the Opinion, in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or its assets. Furthermore, we have not negotiated the Transaction.

    In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000 and quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, respectively, which the Company's management has identified as being the most current financial statements available;

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  2.
  reviewed Cogent's audited financial statements for the fiscal year ended December 31, 2000 and Cogent-prepared interim financial statements for the six months ended June 30, 2001, which Cogent's management has identified as being the most current financial statements available;

  3.
  reviewed copies of the following agreements:

  •
  The form of the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company and Cogent and Cogent's wholly owned subsidiary,

  •
  Indenture to the Company's 7.5% Convertible Subordinated Notes due 2007,

  •
  Master Agreement to Lease Equipment with Cisco Systems Capital Corporation,

  •
  various Transit Agreements (e.g., AT&T, Sprint, Qwest, etc.),

  •
  various Telecommunications License Agreements,

  •
  Cogent's Series A Participating Convertible Preferred Stock Purchase Agreement,

  •
  Cogent's Series B Participating Convertible Preferred Stock Purchase Agreement, and

  •
  Cogent's Summary of Terms for Proposed Series C Preferred Stock.

  4.
  met with certain members of the senior management of both the Company and Cogent to discuss the Transaction as well as the operations, financial condition, future prospects and projected operations and performance of the Company and Cogent;

  5.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2001 through 2006;

  6.
  reviewed forecasts and projections prepared by Cogent's management with respect to Cogent for the years ended December 31, 2001 through 2011;

  7.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  8.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

  9.
  reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

  10.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change that has not been disclosed to us in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

    You have requested us to provide an opinion with respect to fairness for the Company's stockholders, as well as to the Company's creditors on an aggregate basis. It is our understanding that the opinion with respect to the creditors is being delivered solely as a condition to the Merger Agreement at the request of Cogent.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company's stockholders and the Transaction is fair to the Company's creditors (on an aggregate basis) from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

C–2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for, among other things:

    a.  permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

    b.  permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

    c.  mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

    d.  that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

    Cogent's Second Amended and Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to its directors and officers. In addition, Cogent shall indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all of the expenses, liabilities, or other matters covered by Section 145, for actions taken in such person's capacity as a director, officer, employee or agent, and then only to the extend such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise. Cogent's bylaws may provide that, except with respect to proceedings to enforce indemnification rights, it shall indemnify any director, officer or person serving at Cogent's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with a proceeding (or part thereof) initiated by such director, officer or person, only if such proceeding (or part thereof) was authorized by Cogent's board of directors.

    Cogent's board of directors may provide indemnification or advance expenses to its employees and agents or other persons only on such terms to only to the extend determined by the board of directors in its sole and absolute discretion.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (attached as Appendix A to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)
2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (attached as Appendix B to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)

II–1

2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co.°
3.1	Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc.
3.2	Amended Bylaws of Cogent Communications Group, Inc.
4.1	Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock
4.2	Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder
4.3	Form of Voting Agreement, dated as of October 12, 2001, signed by three stockholders of Allied Riser Communications Corporation°
5.1	Opinion of Latham & Watkins as to the legality of the securities°
8.1	Tax Opinion of Jones, Day, Reavis & Pogue
8.2	Tax Opinion of Latham & Watkins
10.1	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001†°
10.2
Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001†°
10.3	Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc.°
10.4	Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001†°
10.5	Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc.†°
10.6	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000°
10.7	William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000°
10.8	Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000°
10.9	Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000°
10.10	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000°
10.11	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001°
10.12	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan°

II–2

10.13	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation†°
21.1	Subsidiaries°
23.1	Consent of Arthur Andersen LLP, Vienna, Virginia
23.2	Consent of Arthur Andersen LLP, Dallas, Texas
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)°
23.6	Consent of Jones, Day, Reavis & Pogue (included in opinion filed as Exhibit 8.1)
23.7	Consent of Latham & Watkins (included in opinion filed as Exhibit 8.2)
24.1	Powers of Attorney (included on signature page of registration statement)°
99.1	Form of Proxy for Holders of Allied Riser Common Stock°
99.2	Opinion of Houlihan Lokey Howard & Zukin (attached as Appendix C to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)
99.3	Consent of Houlihan Lokey Howard & Zukin°
99.4	Form of First Supplemental Indenture, by and between Cogent Communications Group, Inc., as successor, and Wilmington Trust Company, as trustee°
99.5	Consent of Michael R. Carper°
99.6	Exhibit D to the Merger Agreement, Form of Rule 145 Letter°
99.7	Annex C to Amendment No. 1 to the Merger Agreement, Form of Voting Agreement°

†
Confidential Treatment Requested. Where indicated in each document, portions have been omitted pursuant to this request.

°
Previously filed.

Item 22. Undertakings.

    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

II–3

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 4th day of January, 2002.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER Name: David Schaeffer Title: Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID SCHAEFFER David Schaeffer	Chairman and CEO	January 4, 2002
* William Currer	President and COO	January 4, 2002
* H. Helen Lee	CFO and Director	January 4, 2002
* Thaddeus G. Weed	Vice President, Controller	January 4, 2002
* Edward Glassmeyer	Director	January 4, 2002
* Erel Margalit	Director	January 4, 2002

II–5

* James Wei	Director	January 4, 2002
*By:	/s/ DAVID SCHAEFFER David Schaeffer Attorney-In-Fact	* Pursuant to Power of Attorney dated October 14, 2001	January 4, 2002

II–6

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (attached as Appendix A to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)
2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (attached as Appendix B to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co.°
3.1	Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc.
3.2	Amended Bylaws of Cogent Communications Group, Inc.
4.1	Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock
4.2	Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder
4.3	Form of Voting Agreement, dated as of October 12, 2001, signed by three stockholders of Allied Riser Communications Corporation°
5.1	Opinion of Latham & Watkins as to the legality of the securities°
8.1	Tax Opinion of Jones, Day, Reavis & Pogue
8.2	Tax Opinion of Latham & Watkins
10.1	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001†°
10.2
Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001†°
10.3	Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc.°
10.4	Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001†°
10.5	Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc.†°
10.6	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000°
10.7	William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000°
10.8	Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000°
10.9	Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000°
10.10	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000°

10.11	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001°
10.12	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan°
10.13	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation†°
21.1	Subsidiaries°
23.1	Consent of Arthur Andersen LLP, Vienna, Virginia
23.2	Consent of Arthur Andersen LLP, Dallas, Texas
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)°
23.6	Consent of Jones, Day, Reavis & Pogue (included in opinion filed as Exhibit 8.1)
23.7	Consent of Latham & Watkins (included in opinion filed as Exhibit 8.2)
24.1	Powers of Attorney (included on signature page of registration statement)°
99.1	Form of Proxy for Holders of Allied Riser Common Stock°
99.2	Opinion of Houlihan Lokey Howard & Zukin (attached as Appendix C to the Proxy Statement/Prospectus included in this amendment no. 4 to registration statement)
99.3	Consent of Houlihan Lokey Howard & Zukin°
99.4	Form of First Supplemental Indenture, by and between Cogent Communications Group, Inc., as successor, and Wilmington Trust Company, as trustee°
99.5	Consent of Michael R. Carper°
99.6	Exhibit D to the Merger Agreement, Form of Rule 145 Letter°
99.7	Annex C to Amendment No. 1 to the Merger Agreement, Form of Voting Agreement°

†
Confidential Treatment Requested. Where indicated in each document, portions have been omitted pursuant to this request.

°
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE MERGER
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIED RISER
SUMMARY UNAUDITED PRO FORMA INFORMATION
COMPARATIVE PER SHARE DATA
RISK FACTORS
Risks Relating to the Merger
Risks Relating to Cogent After the Merger
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
ALLIED RISER SPECIAL MEETING
THE MERGER
COGENT COMMUNICATIONS DCF VALUATION
COGENT COMMUNICATIONS STAND-ALONE VALUATION
MATERIAL TERMS OF THE MERGER AGREEMENT
OTHER AGREEMENTS
MANAGEMENT OF COGENT FOLLOWING THE MERGER AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT COGENT
INFORMATION ABOUT ALLIED RISER
DESCRIPTION OF COGENT CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
Authorized Capital Stock
Size of Board of Directors
Classes of Directors
Filling Vacancies on the Board
Removal of Directors
Nomination of Directors for Election
Transactions with Interested Stockholders
Stockholder Action Without a Meeting
Calling Special Meetings of Stockholders
Submission of Stockholder Proposals
Notice of Stockholder Meetings
Stockholder Vote Required for Mergers
Dividends
Stockholder Preemptive Rights
Stockholder Class Voting Rights
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
COGENT COMMUNICATIONS GROUP, INC. UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001 (DOLLARS IN THOUSANDS)
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999 AND FOR THE YEAR ENDED TO DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999 AND 2000
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2001 (UNAUDITED)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1999 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 (IN THOUSANDS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) For the Three Months Ended September 30, 2000 and 2001 (In thousands, except share and per share data)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) For the Nine Months Ended September 30, 2000 and 2001 (In thousands, except share and per share data)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2000 and 2001 (In thousands)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2000 and 2001 (Unaudited)
Report of Independent Certified Public Accountants
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. NOTES TO FINANCIAL STATEMENTS
  1. Summary of Significant Accounting Policies
  2. Future Prospects
  3. Subordinated Convertible Debentures
  4. Convertible Notes Payable Due JAFCO
  5. Notes Payable Due Ascend
  6. Series A Convertible Redeemable Preferred Stock
  7. Equity Transactions
  8. Commitments
  9. Stock Based Compensation
  10. Income Taxes
  11. Supplemental Cash Flow Information
  12. Subsequent Events
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
NETRAIL, INC. AND SUBSIDIARIES STATEMENT OF CASH FLOWS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000
  Appendix A
TABLE OF CONTENTS
LIST OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE 1. The Merger
ARTICLE 2. Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE 3. Representations and Warranties
ARTICLE 4. Covenants Relating to Conduct of Business
ARTICLE 5. Additional Agreements
ARTICLE 6. Conditions Precedent
ARTICLE 7. Termination, Amendment and Waiver
ARTICLE 8. General Provisions
Exhibit C
Conversion Ratio
  Appendix B
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
RECITAL
AGREEMENT
ANNEX B
Surviving Corporation Conversion Ratio
  Appendix C
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
Exhibit Index